Exhibit 96.4

S-K 1300 Technical Report Summary

Almas Project, Tocantins State, Brazil

Aura Minerals Inc.

Craigmuir Chambers, Road Town, Tortola VAG1110, British Virgin Islands

Prepared by:

SLR Advisory do Brasil Ltda

Rua Antonio de Albuquerque 330, 8º andar. Belo Horizonte, MG. 30112-010 Brazil

SLR Project No.: 305.012406.00001

Effective Date:

December 31, 2025

Signature Date:

March 30, 2026

Revision: 0

Making Sustainability Happen

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Revision Record i Authorized by Checked by Prepared by Date Revision Marcelo Del Giudice Priscila Artioli SLR Consulting March 30, 2026 Rev0

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Table of Contents Table of Contents..................................................................................................................... ... . i 1. Executive Summary .....................................................................................................1 - 1 2. Summary ........................................................................................................................1 - 1 3. Economic Analysis .........................................................................................................1 - 7 4. Technical Summary .....................................................................................................1 - 12 5. Introduction ..................................................................................................................2 - 1 6. Site Visits .......................................................................................................................2 - 1 7. Sources of Information ...................................................................................................2 - 2 8. List of Abbreviations .......................................................................................................2 - 4 9. Property Description....................................................................................................3 - 1 10. Location..................................................................................................................... ... ..3 - 1 11. Land Tenure...................................................................................................................3 - 3 12. Encumbrances ...............................................................................................................3 - 7 13. Royalties and Exploitation Taxes ...................................................................................3 - 7 14. Other Significant Factors and Risks ...............................................................................3 - 8 15. Accessibility, Climate, Local Resources, Infrastructure, and Physiography .........4 - 1 16. Accessibility................................................................................................................ ... .4 - 1 17. Climate ...........................................................................................................................4 - 1 18. Local Resources and Infrastructure ...............................................................................4 - 1 19. Physiography .................................................................................................................4 - 2 20. History ...........................................................................................................................5 - 1 21. Prior Ownership .............................................................................................................5 - 1 22. Exploration and Development History ............................................................................5 - 1 23. Past Production ..............................................................................................................5 - 3 24. Geological Setting, Mineralization, and Deposit .......................................................6 - 1 25. Regional Geology...........................................................................................................6 - 1 26. Local Geology ................................................................................................................6 - 6 27. Property Geology ...........................................................................................................6 - 9 28. Mineralization ...............................................................................................................6 - 14 29. Deposit Types ..............................................................................................................6 - 15 30. Exploration ...................................................................................................................7 - 1 31. Exploration .....................................................................................................................7 - 1 32. Drilling ............................................................................................................................7 - 1 i

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 3. Hydrogeology Data ......................................................................................................7 - 38 4. Geotechnical Data........................................................................................................7 - 42 1. Sample Preparation, Analyses, and Security ............................................................8 - 1 2. Sample Security .............................................................................................................8 - 1 3. Sample Preparation and Analysis ..................................................................................8 - 1 4. Density Determinations ..................................................................................................8 - 4 5. Quality Assurance and Quality Control ..........................................................................8 - 4 6. Data Verification ...........................................................................................................9 - 1 7. SLR Site Verification Procedures ...................................................................................9 - 1 8. SLR Audit of the Drill Hole Database .............................................................................9 - 1 9. Mineral Processing and Metallurgical Testing ........................................................10 - 1 10. Introduction and Historical Background .......................................................................10 - 1 11. Sample Preparation and Head Assays ........................................................................10 - 2 12. Mineralogy..................................................................................................................1 0 - 10 13. Comminution Testing .................................................................................................10 - 11 14. Individual Composites Test Work Program ................................................................10 - 12 15. Blend 3 - Year Composite Test Work Program ............................................................10 - 26 16. February 2025 Leach Test Work................................................................................10 - 39 17. Metallurgical Test Work for Underground (UG) Ore...................................................10 - 39 18. Metallurgical Testing Conclusions..............................................................................10 - 40 19. Mineral Resource Estimates .....................................................................................11 - 1 20. Summary ......................................................................................................................11 - 1 21. Resource Database .....................................................................................................11 - 7 22. Geological Interpretation ............................................................................................11 - 10 23. Resource Assays and Compositing ...........................................................................11 - 19 24. Treatment of High - Grade Assays...............................................................................11 - 21 25. Trend Analysis ...........................................................................................................11 - 24 26. Search Strategy and Grade Interpolation Parameters ...............................................11 - 27 27. Bulk Density ...............................................................................................................11 - 29 28. Block Models ..............................................................................................................11 - 30 29. Cut - off Value ..............................................................................................................11 - 31 30. Classification ..............................................................................................................11 - 33 31. Block Model Validation ...............................................................................................11 - 38 32. Mineral Resource Reporting ......................................................................................11 - 48 ii

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 1. Mineral Reserve Estimates........................................................................................12 - 1 2. Summary ......................................................................................................................12 - 1 3. Open Pit Mineral Reserves Estimation Process ..........................................................12 - 3 4. Underground Mineral Reserves Estimation Process....................................................12 - 7 5. Comparison with Previous Estimate ............................................................................12 - 9 6. Mining Methods ........................................................................................................13 - 11 7. Open Pit .....................................................................................................................13 - 11 8. Underground ................................................................................................................13 - 1 9. Integrated Life of Mine Plan .......................................................................................13 - 17 10. Processing and Recovery Methods .........................................................................14 - 1 11. Overall Process Original Design ..................................................................................14 - 1 12. Mill Process Plant Description......................................................................................14 - 1 13. Reagent Handling and Storage ..................................................................................14 - 11 14. Services and Utilities ..................................................................................................14 - 13 15. Water Supply..............................................................................................................14 - 13 16. Reagent and Consumable Requirements ..................................................................14 - 14 17. Discussion ..................................................................................................................14 - 14 18. Plant Expansion Phases and Design Basis ...............................................................14 - 14 19. Infrastructure ..............................................................................................................15 - 1 20. Access Roads ..............................................................................................................15 - 1 21. Power Supply ...............................................................................................................15 - 1 22. Water........................................................................................................................ ... .15 - 2 23. Support Buildings .........................................................................................................15 - 3 24. Site Infrastructure Views ..............................................................................................15 - 4 25. Market Studies............................................................................................................16 - 1 26. Markets ........................................................................................................................16 - 1 27. Contracts ......................................................................................................................16 - 1 28. Environmental, Social, Permitting and Regulatory Considerations......................17 - 1 29. Environmental and Social Setting ................................................................................17 - 1 30. Environmental and Social Aspects...............................................................................17 - 2 31. Permitting and Compliance ..........................................................................................17 - 5 32. Mine Closure Planning .................................................................................................17 - 8 33. QP Opinion...................................................................................................................17 - 9 18.0 Capital and Operating Costs .....................................................................................18 - 1 iii

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

18.1 Capital Costs 18-1
18.2 Operating Costs 18-2
19.0 Economic Analysis 19-1
19.1 Economic Criteria 19-1
19.2 Cash Flow 19-3
19.3 Sensitivity Analysis 19-7
20.0 Adjacent Properties 20-1
21.0 Other Relevant Data and Information 21-1
22.0 Interpretation and Conclusions 22-1
22.1 Geology and Mineral Resources 22-1
22.2 Mining and Mineral Reserves 22-2
22.3 Mineral Processing 22-2
22.4 Infrastructure 22-3
22.5 Environmental and Social Aspects 22-3
22.6 Capital and Operating Costs and Economics 22-4
23.0 Recommendations 23-1
23.1 Geology and Mineral Resources 23-1
23.2 Mining and Mineral Reserves 23-1
23.3 Mineral Processing 23-2
23.4 Infrastructure 23-2
23.5 Environmental and Social Aspects 23-2
23.6 Capital and Operating Costs 23-2
24.0 References 24-1
25.0 Reliance on Information Provided by the Registrant 25-1
26.0 Date and Signature Page 26-1

Tables

Table 1-1: Almas Cash Flow Metal Prices 1-8
Table 1-2: After-Tax Cash Flow Summary 1-10
Table 1-3: All-in Sustaining Costs Composition 1-11
Table 1-4: Summary of Almas Project Mineral Resources EXCLUSIVE of Mineral Reserves – December 31, 2025 1-15
Table 1-5: Summary of Almas Project Mineral Resources INCLUSIVE of Mineral Reserves – December 31, 2025 1-16

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Table 1-6: Summary of Almas Project Mineral Reserves – December 31, 2025 1-18
Table 3-1: Claim Status, December 31, 2025 3-3
Table 5-1: Summary of Ownership of Almas Project 5-1
Table 5-2: Paiol Historical Mine Production - 1996 to 2001 5-3
Table 5-3: Aura Past Production 5-4
Table 7-1: Summary of Almas Drilling at the Deposits with Mineral Resources 7-2
Table 7-2: Summary of Almas Exploration Drilling at other Prospects from 2021 to 2025 by Target 7-4
Table 7-3: Significant Intercepts from Paiol 2025 Conventional Diamond Drill Program 7-9
Table 7-4: Significant Intercepts from Paiol 2025 Directional Diamond Drill Program 7-10
Table 7-5: Significant Intercepts from the Cata Funda 2025 Diamond Drill Program 7-11
Table 7-6: Significant Intercepts from Vira Saia Drilling 2025 7-17
Table 7-7: Significant Intercepts from Morro do Carneiro Exploration 2021 7-21
Table 7-8: Significant Results from Nova Prata Exploration 2025 7-22
Table 7-9: Significant Results from Lagartixa Target Exploration Program 2022 and 2023 7-26
Table 7-10: Significant Intercepts from Espinheiro Target Exploration 2025 7-29
Table 7-11: Significant Intercepts from Poço do Ouro Exploration 2023 and 2024 7-31
Table 7-12: Significant Intercepts from Jacobina Exploration 2025 7-33
Table 7-13: Geotechnical Investigation for Vira Saia 7-42
Table 7-14: Geotechnical Investigation for Cata Funda 7-42
Table 8-1: Almas Control Sample Insertion Rate and Failure Criteria 8-5
Table 8-2: Almas QC Submittals: 2010 to 2025 8-5
Table 8-3: Almas QC Submittal by Prospect: 2010 to 2025 8-6
Table 8-4: Almas Certified Reference Material Performances 8-7
Table 8-5: Summary of Duplicate Data Performance 8-14
Table 10-1: Composite Weights 10-3
Table 10-2: Comparative Gold Head Assays 10-4
Table 10-3: Individual Samples Gold Head Assays 10-5
Table 10-4: Blend 3-Y Composite Screened Metallic Assays 10-6
Table 10-5: Blend 3-Y Composite Size Fraction Analysis 10-6
Table 10-6: Head Assays – Sulphur, Carbon, ICP Scan, and Hg 10-8
Table 10-7: Head Assays – Whole Rock Analysis (SGS Lakefield) 10-10
Table 10-8: Head Assays – Mineral Mass in Each Sample (SGS Lakefield Report) 10-11
Table 10-9: Bond Ball Work Index Summary 10-12

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Table 10-10: SMC Test® Summary 10-12

Table 10-11: Individual Composites Gravity Separation Test Results....10-14

Table 10-12: Individual Composites Gravity Separation Summary 10-15

Table 10-13: Gravity Tailings Flotation Results – Effect of Grind 10-16

Table 10-14: Paiol SDQX Whole Ore Flotation Results – Effect of Reagents and pH P_{80} 75 µm 10-20

Table 10-15: Gravity Tailings Cyanidation/CIL Test Results 10-21

Table 10-16: Overall Test Results – Comparison of Flowsheets....10-24

Table 10-17: Heap Leach Amenability Test Results 10-26

Table 10-18: GRG Test Summary Blend 3-Y Composite 10-27

Table 10-19: Whole Ore Leach Results 10-29

Table 10-20: CIL Residue Analysis 10-30

Table 10-21: CIL Barren Solution Analysis....10-30

Table 10-22: Gravity Separation-Cyanidation Results....10-32

Table 10-23: Batch Cyanide Destruction Test Conditions and Results 10-34

Table 10-24: Continuous Cyanide Destruction Test Conditions and Results 10-35

Table 10-25: FLS Sedimentation and Rheology Summary for Thickener Type Hi-Rate 10-37

Table 10-26: FLS Recommendations and Sizing Summary for Thickener Type E-Cat....10-37

Table 10-27: Gold Recovery Estimate....10-39

Table 11-1: Summary of Almas Project Mineral Resources EXCLUSIVE of Mineral Reserves – December 31, 2025....11-2

Table 11-2: Summary of Resource Database 11-7

Table 11-3: Description of Resource Database Variables....11-7

Table 11-4: Estimation Domain Grade Thresholds....11-10

Table 11-5: Paiol Resource Database Drill Hole Types 11-19

Table 11-6: Statistics of Domain Intersecting Gold Resource Assays....11-19

Table 11-7: Basic Statistics of Uncapped Gold Assays and Composites....11-20

Table 11-8: Basic Statistics of Capped and Uncapped Gold Composites....11-21

Table 11-9: High Yield Restriction Parameters for Paiol Domains 11-23

Table 11-10: Variogram Models 11-27

Table 11-11: Search Distances (m) for Almas Deposits....11-28

Table 11-12: Composite Selection Plan for Almas Deposits 11-28

Table 11-13: Bulk Density of Saprolite and Weathered Rock from Core Samples....11-29

Table 11-14: Paiol Density Parameters....11-30

Table 11-15: Vira Saia Density Parameters 11-30

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Table 11-16: Cata Funda Density Parameters 11-30
Table 11-17: Block Model Specifications 11-31
Table 11-18: Whittle Inputs and Assumptions 11-31
Table 11-19: Operating Costs 11-32
Table 11-20: DSO Parameters 11-32
Table 11-21 Cut-off Values for the Mining Methods 11-33
Table 11-22: Drill Hole Spacing Parameters for Resource Classification 11-33
Table 11-23: Parallel Estimation Statistics with Capped Composites 11-43
Table 11-24: Summary of Almas Project Mineral Resources EXCLUSIVE of Mineral Reserves – December 31, 2025 11-48
Table 11-25: Summary of Almas Project Mineral Resources INCLUSIVE of Mineral Reserves – December 31, 2025 11-49
Table 11-26: Comparison with 2025 Update 11-52
Table 12-1: Summary of Mineral Reserves – Almas Project - December 31, 2025 12-2
Table 12-2: Material Classification by Au Grade 12-4
Table 12-3: Cut-Off Grade Parameters – Global 12-4
Table 12-4: Cut-Off Grade Parameters – Costs 12-4
Table 12-5: Summary of the Selected nested Pit Shell per Area 12-7
Table 12-6: External Dilution Factors 12-7
Table 12-7: Recovery Factors 12-7
Table 12-8: Cut-off Values for the Mining Methods 12-8
Table 12-9: DSO Parameters 12-8
Table 12-10: Mineral Reserves Comparison to Previous Estimates 12-9
Table 13-1: Geological and Geomechanical Description for the Paiol Pit 13-13
Table 13-2: Final Pit Slope Angles Recommended for Paiol Pit 13-16
Table 13-3: Geological and Geomechanical Description for the Cata Funda Pit 13-16
Table 13-4: Final Pit Slope Angles Recommended for Cata Funda Pit 13-18
Table 13-5: Geological and Geomechanical Description for the Vira Saia Pit 13-18
Table 13-6: Final Pit Slope Angles Recommended for the Vira Saia Pit 13-20
Table 13-7: Slope and Bench Geometric Parameters 13-20
Table 13-8: Loading Equipment 13-31
Table 13-9: Ancillary Mining Fleet 13-32
Table 13-10: Workforce in the Mining Operation / Support 13-32
Table 13-11: Open Pit LOM Production Plan 13-34
Table 13-12: Underground Rock Properties 13-2

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Table 13-13: Assumed Development Profiles and Advance Rates 13-7
Table 13-14: Ventilation Operating Input Parameters 13-12
Table 13-15: LOM Airflow Requirements 13-13
Table 13-16: Mine Equipment List 13-15
Table 13-17: Integrated LOM 13-18
Table 14-1: Production History and Mill Recovery 14-1
Table 14-2: Summary of Key Process Design Criteria 14-3
Table 14-3 Reagent and Consumables 14-14
Table 14-4: Project Design Criteria - Phases Comparison 14-17
Table 15-1: Plant Substations 15-2
Table 16-1: Metal Price Assumptions 16-1
Table 17-1: Environmental Licenses and Permits 17-6
Table 18-1: Expansion Capital Costs Summary 18-1
Table 18-2: Sustaining Capital Costs Summary 18-2
Table 18-3: Operating Cost Estimate 18-3
Table 18-4: Current Workforce in the Mining Operation / Support 18-3
Table 18-5: Process Plant Operation Personnel 18-4
Table 18-6: Process Plant Maintenance Manpower 18-5
Table 19-1: Almas Cash Flow Metal Prices 19-1
Table 19-2: Annual After-Tax Cash Flow Summary 19-4
Table 19-3: All-in Sustaining Costs Composition 19-6
Table 19-4: After-Tax NPV 5% Sensitivity Analyses 19-7

Figures

Figure 3-1: Project Location 3-2
Figure 3-2: Status of Mineral Rights 3-6
Figure 6-1: Regional Geology of Tocantins Province 6-2
Figure 6-2: Tectonic Units of the Brasilia Belt 6-4
Figure 6-3: Geological Map of the Natividade Block Region Adapted from the Tocantins Sheet 6-7
Figure 6-4: Tectono-Stratigraphic Column of Almas Region 6-11
Figure 6-5: Simplified Geological Map of the Almas Region 6-12
Figure 6-6: Hydrothermal Alteration Halos of Paiol Mine 6-13
Figure 6-7: Schematic Section Showing the Main Shear Zone at Paiol and the Surrounding Modelled Hydrothermal Halo 6-17

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Figure 6-8: Schematic Cross Section Showing the Main Deposits of the Almas Project....6-18
Figure 7-1: Regional Soil Sampling 7-2
Figure 7-2: Geological Mapping and Geophysical Study Comparison 7-3
Figure 7-3: Aura Drilling Location Map (Cata Funda, Paiol, Vira Saia)....7-3
Figure 7-4: Aura Drill Targets 2021-2025 7-5
Figure 7-5: Paiol Mine Drill Hole Plan....7-7
Figure 7-6: Representative Cross Section through the Paiol Mine 7-8
Figure 7-7: Cata Funda Drill Hole Plan....7-12
Figure 7-8: Representative Cross Section through the Cata Funda Deposit....7-13
Figure 7-9: Vira Saia Drill Hole Plan 7-15
Figure 7-10: Representative Cross Section through the Vira Saia Deposit 7-16
Figure 7-11: Drill Holes in the Morro do Carneiro Target....7-19
Figure 7-12: Cross Section of Morro do Carneiro Target with Significant Intercepts....7-20
Figure 7-13: Nova Prata Drill Hole Map....7-24
Figure 7-14: Representative Cross Section through the Nova Prata Deposit....7-25
Figure 7-15: Location of Drill Holes for Lagartixa Target 7-27
Figure 7-16: Lagartixa Mineralization with Drilling Results 7-28
Figure 7-17: Location of Drill Holes for Espinheiro Target....7-30
Figure 7-18: Location of Drill Holes for Poço do Ouro Target....7-32
Figure 7-19: Drill Plan for the Jacobina Target 7-34
Figure 7-20: Location of Monitoring Wells and Piezometers in Paiol Area 7-39
Figure 7-21: Evolution of Water in Paiol Mine Wells 2023-2024....7-40
Figure 7-22: Flow Map of Paiol Mine Area with Groundwater Level Data from December 2023 7-41
Figure 8-1: Sample Preparation Process Workflow for SGS Geosol Laboratory....8-3
Figure 8-2: Z-Score for all CRMs in Almas Project....8-8
Figure 8-3: Almas Control Chart for CRM ITAK 530 at SGS: 2011 - 2012....8-9
Figure 8-4: Almas Control Chart for CRM ITAK 531 at SGS: 2011 – 2012 8-10
Figure 8-5: Almas Control Chart for CRM CDN-GS-6G at SGS: 2023 – 2024....8-11
Figure 8-6: Almas Control Chart for CRM CDN-GS-1P5W at SGS: 2024 8-11
Figure 8-7: Almas Control Chart for CRM CDN-GS-P2B at SGS: 2023 – 2024....8-12
Figure 8-8: Coarse Blank SGS: 2010 to 2012 8-13
Figure 8-9: Coarse Blank SGS: 2023 to 2025 8-13
Figure 8-10: DD Field Duplicate HARD Plots and Scatter Plot in SGS: 2010 – 2012 8-15
Figure 8-11: RC Pulp Duplicate HARD Plots and Scatter Plot in SGS-LI: 2022 – 2025....8-16

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Figure 8-12: RC Field Duplicate HARD Plots and Scatter Plot in SGS-LI: 2022 – 2025 8-17
Figure 8-13: Scatter Plots for Gold Pulp External Checks: 2010 – 2011 8-18
Figure 9-1: Drill Core Inspection 9-1
Figure 10-1: Blend 3-Y Composite Size Distribution Analysis 10-7
Figure 10-2: Test Work Program Flowsheet...10-13
Figure 10-3: Effect of Grind: Au Grade vs. Recovery 10-19
Figure 10-4: Cyanidation Gold Recovery versus Grind Size 10-23
Figure 11-1: Paiol Exclusive Resource- Open Pit (top) and Underground (bottom) 11-4
Figure 11-2: Vira Saia Exclusive Resource 11-5
Figure 11-3: Cata Funda Exclusive Resource 11-6
Figure 11-4: Almas Deposit Locations and Mineral Rights – Close-Up 11-9
Figure 11-5: Paiol Mineralization Domains 11-11
Figure 11-6: Cross Section of Central Solid Mineralized Domains 11-12
Figure 11-7: Paiol Weathering Model with Depletion...11-13
Figure 11-8: Vira Saia Mineralization Estimation Domain...11-15
Figure 11-9: Cata Funda Mineralization Estimation Domain 11-17
Figure 11-10: Cross Section of Mineralized Domains..11-18
Figure 11-11: Histograms of Raw Sample Lengths in Metres (m) 11-20
Figure 11-12: Probability Plots of Uncapped and Capped Resource Assays (Top) and Uncapped and Capped Composites (Bottom) for the HG Domain in Paiol and Cata Funda...11-22
Figure 11-13: Probability Plot of Uncapped (Blue) and Capped (Orange) Composites in Vira Saia 11-23
Figure 11-14: Cata Funda Grade Interpolation in HG Domain with Variogram Ellipse 11-25
Figure 11-15: Cata Funda Grade Interpolation in HG Domain with Variogram Ellipse 11-26
Figure 11-16: Resource Classification by Drill Hole Spacing for Paiol (top left), Vira Saia (top right) and Cata Funda (bottom) 11-34
Figure 11-17: Resource Classification for Paiol with Drill Hole Traces 11-35
Figure 11-18: Resource Classification for Vira Saia with Drill Holes Traces 11-36
Figure 11-19: Resource Classification for Cata Funda with Drill Hole Traces 11-37
Figure 11-20: Paiol Swath Plots (X, Y, Z) 11-39
Figure 11-21: Cata Funda Swath Plots (X, Y, Z) 11-40
Figure 11-22: Vira Saia Swath Plots (X, Y, Z)...11-42
Figure 11-23: Grade Interpolation Visual Validation - Paiol 11-45
Figure 11-24: Grade Interpolation Visual Validation – Vira Saia...11-46
Figure 11-25: Grade Interpolation Visual Validation – Cata Funda 11-47

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Figure 12-1: Physical Constraints – Pit Optimization 12-6
Figure 13-1: Paiol Final Pit Design 13-22
Figure 13-2: Vira Saia Final Pit Design 13-23
Figure 13-3: Cata Funda Final Pit Design 13-24
Figure 13-4: Paiol Surface Layout 13-27
Figure 13-5: Vira Saia Surface Layout 13-28
Figure 13-6: Cata Funda Surface Layout 13-29
Figure 13-7: Access Ramp Portal 13-3
Figure 13-8: Access Ramp As-built and Forecast 13-4
Figure 13-9: Longitudinal Stopes Schematic - Isometric View 13-5
Figure 13-10: Transverse Stopes Schematic - Isometric View 13-5
Figure 13-11: Long section of Paiol Underground 13-6
Figure 13-12: Annual Underground Development 13-7
Figure 13-13: Stope Sequence Schematic 13-9
Figure 13-14: Underground Production Schedule 13-10
Figure 13-15: Ventilation Stage Simulations 13-13
Figure 13-16: Dewatering System Schematic 13-14
Figure 13-17: Underground Mine Personnel 13-17
Figure 14-1: Overall Process Flow Diagram 14-9
Figure 14-2: Overall View of the Almas Metallurgical Plant – Perspective 01 14-10
Figure 14-3: Overall View of the Almas Metallurgical Plant – Perspective 02 14-11
Figure 15-1: Overall View of the Almas Project – Perspective 01 15-4
Figure 15-2: Overall View of the Almas Project – Perspective 02 15-5
Figure 19-1: After-Tax NPV 5% Sensitivity Analysis 19-9

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Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 1. Executive Summary 2. Summary SLR Advisory do Brasil Ltda (SLR) was retained by Aura Minerals Inc. (Aura) to prepare an independent Technical Report Summary (TRS) on the Almas Project (Almas or the Project), located in Tocantins State, Brazil. The purpose of this TRS is to support the disclosure of the updated Mineral Resource and Mineral Reserve (MRMR) estimates for the open pits at Almas and for a proposed underground operation. This TRS conforms to United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S - K, Disclosure by Registrants Engaged in Mining Operations (S - K 1300) and Item 601 (b)(96) Technical Report Summary. SLR’s Qualified Persons (QP) visited the property from November 4 to 8, 2024. Aura is a mid - tier gold and copper producer listed on the Toronto Stock Exchange (TSX) under the symbol ORA, the Brazilian Stock Exchange (B3) as AURA33, and the OTC Markets (OTCQX) under ORAAF. Aura operates in Honduras, Brazil, and Mexico. Its exploration projects are located in Brazil, Guatemala, and Colombia. Aura acquired the Project when Aura entered into a merger with the Project’s previous owner, Rio Novo Mineração Ltda. (Rio Novo), in 2018. The Project hosts three gold deposits: Paiol, Cata Funda, and Vira Saia, which are situated along a 15 kilometre (km) corridor of the Almas Greenstone Belt. All three gold deposits are orogenic in nature and employ a combination of open pit and underground mining methods at Paiol and open pit methods only at Vira Saia and Cata Funda. Aura initiated commercial production of the Paiol deposit in 2023. Current plant production targets two million tonnes per annum (Mtpa) and produces gold doré bars from ore processed through a carbon - in - leach (CIL) process with gold electrowinning and smelting. Aura is planning to expand the processing plant to achieve 3 Mtpa of throughput in 2027. In 2025, the mine produced approximately 57,827 ounces (oz) of gold from approximately 2.0 million tonnes (Mt) of mill feed with an average gold head grade of 1.01 grams per tonne (g/t). The Project also includes a historical open pit and a spent heap leach stockpile at Paiol that were in operation from 1996 until 2001, under previous owner Companhia VALE do Rio Doce (VALE), as well as several small - scale artisanal gold mining sites, locally termed garimpos , whose development preceded the exploration activities of Rio Novo. This TRS is an update to Aura’s prior Technical Report Summary for the Property, dated April 10, 2025, and all information presented herein is effective as of December 31, 2025, unless explicitly stated otherwise. 1. Conclusions The SLR QPs offer the following conclusions by area. 1. Geology and Mineral Resources  The main mineralized deposits at Almas are classified as orogenic, shear - hosted mesothermal gold deposits. These mineralized bodies trend north - south and are shear - hosted in Paleoproterozoic rocks, typically metabasalts and metasediments (greenstones). The shear zone has been mapped to extend 15 km and several mineral occurrences on the property lie within and adjacent to the zone. 1 - 1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  Mineral Resources at Almas have been estimated for three deposits across the property: Paiol, Vira Saia, and Cata Funda. The Paiol and Cata Funda Mineral Resources represent the largest proportion of the estimate and were updated in 2025. Vira Saia is unchanged since 2020 apart from a classification update conducted by SLR in 2024. Estimates were completed by Aura and have been audited and adopted by SLR.  Mineral Resources have been classified in accordance with the definitions for Mineral Resources in S - K 1300.  The Mineral Resource estimation for the Paiol and Cata Funda deposits is acceptable and represents a reasonable estimate of the economic potential of the mineral deposit. Improvements are warranted, however, and with adjustments to the estimation approach it may be possible to better reflect the deposit characteristics locally.  The Mineral Resource estimate for the Vira Saia is also acceptable and represents a reasonable estimate of the economic potential of the mineral deposit. Prior to production consideration, the deposit will require an update to incorporate data from planned and completed drill programs.  Open pit Mineral Resources exclusive of Mineral Reserves, as at December 31, 2025, have been estimated as follows: o Measured and Indicated (M&I) Mineral Resources are estimated to total 4,323 thousand tonnes (kt) averaging 0.47 g/t Au and containing 65 kt Au. o Inferred Mineral Resources are estimated to total 3,071 kt averaging 0.76 g/t Au and containing 75 koz Au.  Underground Mineral Resources exclusive of Mineral Reserves, as at December 31, 2025, have been estimated as follows: o Indicated Mineral Resources are estimated to total 2,227 kt averaging 0.88 g/t Au and containing 63 koz Au. o Inferred Mineral Resources are estimated to total 3,744 kt averaging 0.67 g/t Au and containing 81 koz Au.  Sample preparation, security, and analysis adhere to industry standards, ensuring high data quality and integrity. Quality assurance and quality control (QA/QC) results confirm the accuracy and precision of assay data, supporting reliable Mineral Resource estimates.  No significant sample bias was identified in the review of drill data and assays, ensuring the adequacy of the database for Mineral Resource estimation.  Exploration to date has focused on near surface prospects, and the potential for discovery of deeper, underground gold targets with vertical extent is high. 2. Mining and Mineral Reserves  The Mineral Reserve estimates are technically reasonable, economically supportable, and compliant with S - K 1300 . The modifying factors used in reserve determination are appropriate and support the classification of Proven and Probable Mineral Reserves .  Open pit Mineral Reserves, as at December 31 , 2025 , have been estimated as follows : o Proven and Probable Mineral Reserves are estimated to total 24 , 723 thousand tonnes (kt), averaging 0 . 80 g/t Au and containing 634 kt Au . 1 - 2

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  Underground Mineral Reserves, as at December 31 , 2025 , have been estimated as follows : o Probable Mineral Reserves are estimated to total 4 , 817 kt, averaging 1 . 16 g/t Au and containing 180 thousand ounces (koz) Au .  Stockpiles Mineral Reserves, as at December 31 , 2025 , have been estimated as follows : o Proven Mineral Reserves are estimated to total 4 , 338 kt, averaging 0 . 55 g/t Au and containing 77 thousand ounces (koz) Au .  The applied modifying factors, including geotechnical, hydrogeological, metallurgical, economic, and operational inputs, are sufficient and appropriate, and are consistently applied across open - pit, underground, and stockpile reserve categories .  The selected mining methods are well - suited to the deposit geometries and geotechnical conditions. Conventional open pit mining is appropriate for Paiol, Vira Saia, and Cata Funda, while sublevel stoping with backfill is appropriate for the deeper mineralization at Paiol Underground.  The integrated open pit and underground life of mine (LOM) plan is technically achievable, and the transition between mining areas is supported by sequencing, geotechnical design parameters, and operational considerations.  Production schedules, equipment capacities, haulage profiles, and blending strategies are consistent with the reserve base and the processing plant capacity. The combined open pit, underground, and stockpile - supported mining sequence maintains a stable mill feed throughout the planned 12 - year operating period. Toward the end of the mine life, as open pit and underground mining are completed, the processing plant will be supplied exclusively by rehandled stockpiles, in accordance with the Integrated LOM Plan. 3. Mineral Processing  Plant operating results from 2025 indicate that the expanded CIL circuit provided improved process stability and allowed the plant to sustain throughputs close to 2.0 Mtpa, rather than the original capacity of 1.3 Mtpa. Under these operating conditions, the average gold recovery for the year was approximately 88.5%, reflecting the combined influence of increased residence time, increased classification performance, and increased carbon activity on overall metallurgical efficiency.  Although recovery remained below long - term design expectations, the 2025 results show that the plant responds predictably to adjustments in grind size control, carbon management, and operating consistency. Continued optimization of these parameters, together with the process enhancements planned for 2026 in the Phase 3 expansion to a throughput of 3 Mtpa considering an average gold recovery of 89% , is expected to support improvements toward targeted recovery levels as throughput and operating conditions stabilize.  For the transition to underground mining in future years, the absence of domain - specific metallurgical testwork means that the behaviour of underground ore has not yet been confirmed. The currently applied 85.17% recovery assumption for underground material is therefore considered conservative and appropriate for planning purposes until a dedicated test work program is completed. 1 - 3

March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 1.1.1.4 Infrastructure  The Project has operated since 2021 and has developed the necessary infrastructure to support current and planned mining activities. Key components include power supply, water management systems, waste handling facilities, operational support buildings, and access roads.  The Project is connected to the national power grid, which supplies the site's energy needs. No power generator sets are present at the site.  Process water is sourced by direct pumping from local rivers, which provide reliable flows year - round.  Potable water is available at the site via 20 - litre (L) gallons.  Support facilities include warehouses, maintenance workshops, an assay laboratory, and administrative offices.  Almas does not have on - site housing. The company maintains a camp in the city of Almas for visitors and temporary needs.  The site is accessible via paved highways and gravel roads, ensuring year - round access for materials, equipment, and personnel.  The Project maintains radio, telephone, and internet services, ensuring effective coordination across operational areas. Cell phone services are also available at the site.  The Project’s infrastructure has been progressively maintained and adapted to meet operational requirements while ensuring environmental and regulatory standards compliance. 5. Environmental and Social Aspects  In the SLR QP’s opinion, the environmental and social risks at Almas are manageable, and Aura has in place adequate plans and systems to manage these risks and to maintain compliance with applicable environmental legal requirements.  Aura reports that all permits required for its current operations are in good standing. For the Paiol mine, the company plans to consolidate all required permitting updates into a single Environmental Impact Assessment (EIA), to be submitted to the environmental agency in the second half of 2026. This integrated submission will support both the amendment and renewal of the Project’s existing licenses. It will address all planned project modifications, including raising the tailings storage facility (TSF) to 390 meters above the sea level (MASL), the underground mining, and upgrades to the processing plant.  The Cata Funda and Vira Saia deposits also require environmental licensing. Aura has already submitted the necessary documentation for the Vira Saia development. For Cata Funda, the company anticipates submitting an updated EIA later this year. Licensing approvals for Vira Saia and Cata Funda are expected in 2026 and 2027, respectively.  As designed and permitted, the TSF has an ultimate capacity of 15 million cubic metres (Mm 3 ) of tailings . For additional capacity, Aura is planning to raise the crest elevation of the existing TSF to 390 MASL, for a total TSF capacity of 23 . 7 Mm 3 .  Testing of ore, waste rock, and tailings samples indicates low potential for the generation of acid rock drainage (ARD) or metals leaching (ML) . 1 - 4

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  Aura has continued with community engagement activities since initiating construction at Paiol, including updating the stakeholder map and communications plan, and implementing a community investment program focused mainly on the town of Almas.  The Mine Closure Plan (MCP) for Paiol and Cata Funda is dated January 2026 and includes a closure cost estimate of US$20 million. The MCP for Vira Saia is dated November 2025, and includes a closure cost estimate of US$4.3 million. 6. Capital and Operating Costs and Economics  The Almas Project capital and operating cost estimates were prepared based on 2025 actual costs and the current operating budget for 2026 . The SLR QP has reviewed the capital and operating costs and considers them appropriate for the current mine life .  The LOM open pit and underground production schedules are based on the December 31, 2025 Mineral Reserves.  The economic analysis using the production, revenue, and costs estimates presented in this TRS confirms that the outcome is a positive cash flow that supports the statement of Mineral Reserves for a 12 year mine life. At the CIBC Analysts Consensus Commodity Price Forecast Report from March 2026, with a long - term price of US$3,515/oz gold, the Project’s Base Case undiscounted pre - tax net cash flow is approximately US$1,765 million, and the undiscounted after - tax net cash flow is approximately US$1,536 million. The pre - tax net present value (NPV) at a 5% discount rate is approximately US$1,371 million, and the after - tax NPV at a 5% discount rate is approximately US$1,190 million.  The SLR QP confirms that SLR has also completed the economic analysis using reserve metal prices. The analysis demonstrates that Almas’s Mineral Reserves are also economically viable at these prices. 1. Recommendations The SLR QPs offer the following recommendations by area. 1. Geology and Mineral Resources 1 While the estimated Mineral Resources are acceptable, the following process changes are suggested to be tested at the Project: a) Develop and execute a standard protocol for the treatment of missing intervals and analytical values with consideration of the underlying reasons and their impact. Industry standard practice is to assign a low (detection limit or zero) value to unsampled intervals because they were deemed uneconomical by the logging geologist during core processing. Apply the protocol during the compositing routine, and composite intervals to a multiple of the common sample length. b) Support grade restriction approaches using a combination of statistical and visual tools, including probability plots, histograms, percentiles, and a spatial review of high - grade sample location and continuity. Evaluate whether higher gold caps can be combined with a high yield restriction to limit metal loss and preserve high grades locally. c) Develop an interpolation plan which limits visual and statistical grade artifacts. 1 - 5

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 d) Incorporate new drilling results in Vira Saia model. Generate a robust geological framework to guide mineralization model. 2. Mining and Mineral Reserves 1 Conduct close operational follow - up for the Paiol Underground, Cata Funda, and Vira Saia permitting processes to ensure alignment with the planned mine sequencing. Timely approval of the operating licenses is essential to maintain the projected production schedule and avoid disruptions to the LOM plan. 2 Reassess the slope design parameters currently applied to the saprolite and weathered rock domains in specific sectors to ensure consistency with recommended inter - ramp and overall slope angles for weak geological materials in all three open pits. This review should incorporate additional operational data, such as geotechnical mapping, wall performance observations, and monitoring records, to refine slope configurations and support the technical justification for any design adjustments. 3 Conduct ongoing grade control activities, including the short - term operational procedures that reliably differentiate low - , medium - , and high - grade material at the Project. Strengthening these controls will improve feed consistency to the processing plant and enhance metallurgical performance forecasting. 4 To advance the underground rock mechanics model to a feasibility - level standard, complete additional oriented geotechnical drilling through the orebody and wall rock domains, expand domain - specific laboratory testing, conduct targeted structural logging to constrain intermediate - scale features and major fault continuity, and assess excavation orientation relative to D1, D2, and key structures, with the resulting domain - based rock mass properties carried forward into empirical and numerical design studies to define stope geometry, support classes, sequencing, and local ground - support requirements. 3. Mineral Processing 5 Implement a comprehensive underground metallurgical test work program, including comminution testing, whole - ore leach and CIL kinetic studies, carbon adsorption and fouling tests, and preg - robbing evaluation. This work is required to validate the current 85.17% recovery assumption for underground ore. 6 Evaluate bottlenecks in the grinding and classification circuit, with particular emphasis on cyclone performance and grind size variability observed during 2025, to ensure adequate particle size control as throughput approaches the Phase 3 design basis of 2.7 Mtpa. 7 Continue monitoring and optimization of CIL residence time, carbon inventory distribution, and carbon activity, as these parameters were key contributors to the 88.5% recovery achieved in 2025. 8 Complete commissioning and performance verification of the thermal carbon regeneration system prior to full Phase 3 ramp - up to improve adsorption performance and reduce sensitivity to carbon fouling. 9 Conduct mineralogical and diagnostic leach campaigns on 2025 feed and tailings to further quantify loss pathways and support targeted recovery improvements. 1 - 6

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

1.1.2.4 Infrastructure

1 Regularly review the required infrastructure on the site, in consideration of future expansion projects.

2 Monitor the Brazilian energy market, as costs are forecasted to increase.

3 Advance the study of the TSF to the detailed design phase.

1.1.2.5 Environmental and Social Aspects

1 Continue with permitting of the Cata Funda and Vira Saia areas.

2 Formalize management systems for the environmental and social aspects of the Project to incorporate a full "Plan-Do-Check-Act" cycle, common to international management system standards.

3 Continue active community engagement to address any concerns that arise due to the proximity of Cata Funda and Vira Saia to Almas and the Quilombola communities.

1.1.2.6 Capital and Operating Costs

1 Enhance cost tracking and financial planning by monitoring real-time expenditures, periodic cost benchmarking against peer operations, and updating sensitivity analyses for gold price scenarios to ensure economic resilience.

2 Ensure capital and operating expenditures remain aligned with the size of the operation and reserve numbers, avoiding overcapitalization.

1.2 Economic Analysis

The economic analysis contained in this TRS is based on the Almas open pit and underground Mineral Reserves, economic assumptions, and capital and operating costs provided by the Aura technical team and reviewed by SLR. All costs are expressed in Q4 2025 US dollars at an exchange rate of US$1.00 = BRL$5.50. Unless otherwise indicated, all costs in this section are expressed without allowance for escalation, currency fluctuation, or interest.

A summary of the key criteria is provided below.

1.2.1 Economic Criteria

1.2.1.1 Production Physicals

- Mine life: 12 years (2026 to 2037)
  - Open pit mining between years 2026 and Q1 2033
  - Underground mining between years Q4 2026 and 2033
  - Stockpile movement between years 2026 and 2037
- Open pit peak mining rate: 24,000 thousand tonnes per annum (ktpa) between years 2027 and 2031
- Underground peak mining rate: 1,193 ktpa in year 2030
- LOM ore feed to process: 33,878 kt ore at 0.82 g/t Au
- Processing plant peak processing throughput: 3,000 ktpa since year 2027

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

- LOM contained metal: 891 koz Au
- Weighted average LOM process gold recovery: 89.7%
- LOM recovered metal: 799 koz Au

1.2.1.2 Revenue

- Revenue is estimated based on metal prices provided to SLR by Aura, which sourced them from CIBC Analysts Consensus Commodity Price Forecasts from March 2026. The CIBC analyst consensus metal price forecast is presented in Table 1-1:

Table 1-1: Almas Cash Flow Metal Prices

Metal Prices	2026	2027	2028	2029	2030 - Long Term
Gold (US$/oz)	4,648	4,554	4,207	3,971	3,515

- Payable metals are estimated at 99.99% for gold. This rate is based on actual agreement figures.
- Transportation and Refining charges include the following:
  - Gold refining: US$0.30/oz of payable Au
- The Almas property is subject to the following royalties (see further details in 1.2.1.5):
  - Paiol at 1.95% Net Smelter Return (NSR)
  - Cata Funda at 3.25% NSR
  - Vira Saia at 0.75% NSR
- Almas is subject to a Mining Tax over Sales at 1.5% NSR (treated as a royalty)
- LOM net revenue is US$2,976 million (after Selling Charges and Royalties).
- Revenue is recognized at the time of production.

1.2.1.3 Capital Costs

- Exchange rate US$1.00 = BRL$5.50.
- Expansion capital costs: US$95 million, including US$43 million for the plant expansion
- Mine life sustaining capital totals US$136 million.
- Mine closure and reclamation costs in year 2037 total US$24.3 million based on Aura's latest estimates:
  - Paiol and Cata Funda closure estimate is approximately US$20 million from the January 2026 MCP.
  - Vira Saia closure cost estimate is approximately US$4.3 million from the November 2025 MCP.

1.2.1.4 Operating Costs

- Average operating cost over the mine life is US$28.50/t milled.
  - Open pit mining costs: US$12.91/t milled, or US$2.63/t mined from open pit

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Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 o Underground mining costs: US$3.89/t milled, or US$27.34/t mined o Mine capitalized stripping costs: - US$1.83/t milled o Mine stockpile reclaiming costs: US$0.49/t milled o Stockpile Change in Inventory Cost: US$1.05/t milled o Processing costs: US$9.75/t milled o Site support and site general and administration (G&A) and other cash costs: US$2.25/t milled or US$7.3 million per year  LOM site operating costs of $966 million.  Corporate G&A overhead allocation costs of US$2.3 million/year over the LOM. 5. Taxation and Royalties  The property is subject to different third - party royalties NSR for each deposit: o Paiol at 1.95% NSR: 1.20% NSR mining rights and 0.75% surface royalties (50% of Financial Compensation for the Exploitation of Mineral Resources [CFEM]), o Cata Funda at 3.25% NSR: 2.50% mining rights and 0.75% surface royalties (50% of CFEM). o Vira Saia at 0.75% NSR: 0.75% surface royalties (50% of CFEM). SLR notes that Aura acquired the Vira Saia mining rights, which removes the 2.5% royalty.  The Brazilian Corporate Income Tax is set at 34% but Aura is currently benefiting from the tax incentives provided by Superintendência do Desenvolvimento da Amazônia (SUDAM), which grants a reduced corporate income tax rate of 15%.  Almas is subject to a Mining Tax over Sales at 1.5% NSR (treated as a royalty): 1.5% of CFEM.  Total income tax estimated: US$229 million.  SLR has relied on Aura’s assumptions and calculations for royalties and taxes applicable to the cash flow. 2. Cash Flow Analysis SLR prepared a LOM unlevered after - tax cash flow model to confirm the economics of the Project over the LOM (between 2026 and 2037). Economics have been evaluated using the discounted cash flow method by considering LOM production on a 100% basis, annual processed tonnages, and gold grades. The associated gold recoveries, gold price, operating costs, treatment and refining charges, expansion and sustaining capital costs, reclamation and closure costs, and income tax and royalties were also considered. The base discount rate assumed in this TRS is 5% as per Aura’s corporate guidance for the Project. This rate reflects prevailing industry standards for evaluating precious metal operating mines. Discounted present values of annual cash flows are summed to arrive at the Almas Project Base Case NPV. For this cash flow analysis, the internal rate of return (IRR) and payback are not applicable given Almas is already an operating mine; therefore, there is no initial investment to be recovered. To support the disclosure of Mineral Reserves, the economic analysis demonstrates that Almas’s Mineral Reserves are economically viable at the CIBC Analysts’ Consensus 1 - 9

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Commodity Price Forecast report from March 2026, with a LOM average net realized gold price of US$3,823/oz and a long-term price of US$3,515/oz gold. The Project's Base Case undiscounted pre-tax net cash flow is approximately US$1,765 million, and the undiscounted after-tax net cash flow is approximately US$1,536 million. The pre-tax NPV at a 5% discount rate is approximately US$1,371 million and the after-tax NPV at a 5% discount rate is approximately US$1,190 million.

The SLR QP confirms that SLR has also run the economic analysis using flat reserve metal prices of gold US$2,600/oz. The analysis demonstrates that Almas's Mineral Reserves are also economically viable at these prices.

All costs are in Q4 2025 US dollars with no allowance for inflation. An after-tax cash flow summary is presented in Table 1-2.

Table 1-2: After-Tax Cash Flow Summary

Description	Units	Value
LOM	Years	12
Production		
OP Ore Production	'000 tonnes	24,722
OP Waste	'000 tonnes	141,282
UG Ore Production	'000 tonnes	4,817
UG Waste	'000 tonnes	1,122
Stockpile to Mill	'000 tonnes	16,856
HL to Mill	'000 tonnes	1,323
Mill Feed	'000 tonnes	33,878
Au Grade	g/t	0.82
Contained Gold	koz	891
Gold Recovery	%	89.7
Recovered Gold	koz	799.4
Revenue		
Payable Metal		
Au (koz)	**koz**	**799.3**
Realized Gold Price		
Au ($/oz)	**US$/oz**	**3,823**
Total Gross Revenue	**US$ million**	**3,055**
Operating Costs		
OP Mining Cost	US$ million	(437)
UG Mining Costs	US$ million	(132)
Mine Capitalized Stripping Costs	US$ million	62
Stockpile Reclaiming Costs	US$ million	(17)

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Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Value Units Description (36) US$ million Stockpile Change in Inventory Costs (330) US$ million Processing Cost (76) US$ million Site Support and G&A Cost (0.2) US$ million Sales / TC / RC Charges (46) US$ million Production Tax (34) US$ million Third Party Royalties 2,010 US$ million Operating Margin (23) US$ million Off - site Admin costs 1,987 US$ million EBITDA Capital Costs (95) US$ million Expansion Capital (136) US$ million Sustaining Capital 34 US$ million Working Capital (24) US$ million Closure/Reclamation Capital (222) US$ million Total Capital Project Economics 1,765 US$ million Pre - tax Free Cash Flow 1,371 US$ million Pre - tax NPV @ 5% (229) US$ million Corporate Income Tax 1,536 US$ million After - tax Free Cash Flow 1,190 US$ million After - tax NPV @ 5% 1 - 11 The Project will add average annual gold sales over its 12 - year mine life of 66 , 600 oz Au per year . The Almas Cash Costs are US $ 1 , 250 /oz Au produced . The mine life sustaining capital cost is US $ 201 /oz Au, for an All - in Sustaining Costs (AISC) of US $ 1 , 451 /oz Au produced . Table 1 - 3 shows the AISC build - up . Table 1 - 3 : All - in Sustaining Costs Composition Unit Costs ($/oz Au) LOM Total US$ million Description 547 437 Mining (Open Pit) 165 132 Mining (Underground) (78) (62) Mine Capitalized Stripping 21 17 Stockpile + HL Reclaiming Cost 45 36 Stockpile Change in Inventory Cost 413 330 Processing

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Description	LOM Total US$ million	Unit Costs ($/oz Au)
Site Support G&A Cost - Other Cash Costs	76	96
Subtotal Site Costs	**966**	**1,208**
Mining Royalties	34	42
Subtotal Offsite Costs	**34**	**42**
Total Direct Cash Costs	**999**	**1,250**
By-Product Credit	0	0
Adjusted Operating Costs	**999**	**1,250**
Sustaining Capital (includes Capitalized Stripping)	136	170
Closure/Reclamation Capital	24	30
Total Sustaining Costs	**161**	**201**
Total All-in Sustaining Costs	**1,160**	**1,451**
Gold Payable Metal (Moz)		**799**

Note:
1. Aura's AISC does not include refining charges and the Production Tax over sales, given they are considered as sales discounts to Revenue as per Aura's Financial Reporting to the market.
2. The sum of all items may not add up due to rounding.

1.2.3 Sensitivity Analysis

Project risks can be identified in both economic and non-economic terms. Key economic risks were examined by running cash flow sensitivities:

- Gold price
- Gold head grades
- Gold metallurgical recoveries
- Operating costs
- Capital costs (sustaining and closure)

After-tax NPV 5% sensitivities over the Almas Project Base Case have been calculated for -20% to +20% (for head grade), -5% to +5% (for metallurgical recovery), -20% to +31% (for metal prices), and -10% to +15% (for operating costs and capital costs) variations, to determine the most sensitive parameter for the Project.

The sensitivity analysis at Almas shows that the after-tax NPV at an 5% base discount rate is most sensitive to metal prices, head grade, and metallurgical recovery, followed by operating costs and capital costs. The SLR QP notes that a 10% reduction in metal prices reduces the after-tax NPV 5% by 17% for the Almas Project Base Case.

1.3 Technical Summary

1.3.1 Property Description

The Almas Project area lies south of Almas, a small town approximately 300 km southeast of Palmas, the Tocantins State capitol, and 45 km west of Dianópolis, a regional commercial centre.

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Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 The Almas Project focuses on the Paiol, Cata Funda, and Vira Saia gold deposits that are distributed along a 15 km long segment of the Almas Greenstone Belt, south of the town of Almas. The Paiol open pit deposit is currently being mined, with Paiol Underground, Cata Funda and Vira Saia to complement production in later years. 2. Land Tenure The Project comprises a total of 58 mineral rights holdings covering an area of 242,752.62 ha granted by the Agência Nacional de Mineração (ANM), including two mining concessions, two mining concession applications, and 54 exploration authorizations. The four main mineral rights holdings issued for the three mineral deposits that are the subject of this TRS are as follows:  Paiol: Mining concession (ANM number 860.128/1983). Mined in the past by VALE, and currently in production.  Cata Funda: Mining concession (ANM number 862.224/1980). Undeveloped property.  Vira Saia: Mining concession applications (ANM numbers 864.083/2006 and 860.373/1988).  Vira Saia: Mining concession applications (ANM numbers 864.083/2006 and 860.373/1988). 3. History Exploration at the Almas Project dates back to 1977 when VALE identified prospective terrain in the greenstone belts around Almas. Workers in the area have used a combination of geophysics, geochemistry, and geologic mapping to discover numerous gold anomalies. The Paiol deposit was discovered in 1987. The Paiol discovery was significant in that the deposit did not outcrop, and the discovery was based on a weak soil anomaly and geophysics. The Project was formerly operated by VALE from 1996 until 2001 and produced 86,000 oz of gold. In January 2013, both Paiol and Cata Funda received approval from the ANM authorizing the renewal of mining activities. Previously they had status of “Suspended Operation” with the ANM. The process is well documented by ANM and is defined as a request to actively mine again (Requerimento para Retomada de Lavra) under Section 20.2.3 of the Regulatory Norms for Mining (Normas Reguladoras de Mineração “NRM” Suspensão, Fechamento de Mina e Retomada das Operações Mineiras). To operate the Project at the Paiol deposit, Rio Novo was required to obtain a new environmental license under the standards set forth by NATURATINS. The environmental authority accepted the environmental assessment (EA) for the Paiol mine area and granted LI No. 5437/2011 on December 2, 2011, which has expired. Based on this permitting process, other licenses were issued in 2017, such as LP No. 286/2017 and LI No. 297/2017. Two exploration licenses (Process Nos. 864.083/2006 and 860.373/1988) assigned to Rio Novo per the terms of an Option Agreement cover the Vira Saia deposit. The ANM must accept the operator's final exploration report and a Preliminary Economic Assessment (PEA) report before granting a Mining Decree to an operator. NATURATINS required another EA for the permitting the Cata Funda and Vira Saia deposits since illegal artisanal mining ( Garimpo ) had previously degraded the area, and the potential for negative impacts is low. In 2018, Rio Novo was fully acquired through a merger and is now owned by Aura. In February 2021, Aura began construction activities at the Paiol mine. 1 - 13

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 The operation license for the Paiol deposit was granted in early 2023, and production began in Q4 2023. 4. Geology, Mineralization, and Deposit The Almas Project area is situated within the Almas - Dianopolis Greenstone Belt (AGB) of Archean to Paleoproterozoic age. The greenstone belt lies within the Almas - Conceicao Terrane on the western block of the Goias Massif. The Paleoproterozoic granite - greenstone terrane is composed of gneissic granite domes with folded, narrow domains of metabasic and metasedimentary rocks including tholeiitic metabasalts and calc - alkaline metatonalites that have been subjected to strong regional metamorphism. The metamorphism resulted in deep - seated, shear - hosted, mesothermal, gold deposits which can be considered as orogenic gold deposits. The gold - mineralized zone occurs in the core of hydrothermal alteration zones, generally associated with variable amounts of quartz, carbonate, albite, sericite, and sulphide minerals. The main Paiol mineralized body extends approximately 650 m down dip, 1,250 m along strike, and has an average thickness of 30 m. The Cata Funda deposit extends approximately 240 m down dip, 230 m along strike, with an average thickness of 10 m. The Vira Saia deposit extends approximately 200 m down dip, 350 m along strike, and averages 15 m in thickness. At Paiol and Cata Funda, mineralization is associated with hydrothermal shear zones within basic to intermediate volcanic rocks. In contrast, at Vira Saia, gold is directly linked to sulphides and quartz - sericite mylonite, which formed in shear zones within granodiorite. Gold at Vira Saia is particularly concentrated in ultra - mylonitic, sulphide - bearing, quartz - sericite - rich zones at the core of these shear structures. The intensity of hydrothermal alteration correlates with the degree of progressive deformation within the shear zone. 5. Exploration Since the acquisition of Rio Novo in 2018, exploration work has been conducted by Aura on its mining rights along the AGB. Gold occurrences, surface sampling results, and historical drilling suggest great potential to discover new deposits in the medium - to long - term, including deposits with higher grades. Since 2020, exploration efforts at the Project have primarily focused on surface drilling programs to further delineate the Paiol deposit. In contrast, Cata Funda and Vira Saia remain underexplored, presenting opportunities to expand mineral resources along strike and at depth before scheduled extraction. The deeper, covered areas of the district have yet to be explored. Due to the region's generally flat terrain and thick soil or saprolite cover, only a small portion of the district has been adequately assessed. None of the three deposits have been fully drilled, leaving significant potential for extensions along strike and down dip beyond their current footprints. Regional exploration focused on several targets from 2021 to 2025. The Morro do Carneiro target presents a good opportunity as high - grade vein mineralization has been encountered 15 km north of the Paiol mine. The Nova Prata and Jacobina targets exhibit similar hydrothermally altered mineralization to Paiol, both located 10 km from the mine. The Espinheiro target is located within the same greenstone belt as the Nova Prata target, approximately 12 km from the Paiol mine. The Lagartixa target is shear vein hosted and more distally located, however, it exhibits similar mineralization styles to Vira Saia. 1 - 14

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

1.3.6 Mineral Resource Estimates

Mineral Resources at the Almas Project consist of three gold deposits: Paiol, Vira Saia, and Cata Funda.

Mineralization domains for all deposits were generated based on known geologic controls, including structure, alteration, and lithology, and refined with consideration of economic threshold values for gold and mineable width. Block model estimates were completed using a multi-pass interpolation approach using capped and composited samples and classified in accordance with the definitions for Mineral Resources in S-K 1300. Open pit Mineral Resources were constrained within an optimized pit shell and underground Mineral Resources using stope optimization at a gold price of US$3,100/oz.

A summary of the Mineral Resources, exclusive of Mineral Reserves, is presented in Table 1-4 and inclusive of Mineral Reserves in Table 1-5.

Table 1-4: Summary of Almas Project Mineral Resources EXCLUSIVE of Mineral Reserves – December 31, 2025

Deposit	Category	Tonnage	Grade	Contained Metal
		(000 t)	(g/t Au)	(000 oz Au)
Open Pit				
Paiol	Measured	1,623	0.31	16
	Indicated	1,167	0.47	18
	M&I	2,790	0.38	34
	Inferred	431	0.58	8
Vira Saia	Measured	76	0.56	1
	Indicated	1,095	0.63	22
	M&I	1,171	0.63	24
	Inferred	2,244	0.77	55
Cata Funda	Measured	99	0.34	1
	Indicated	263	0.72	6
	M&I	362	0.61	7
	Inferred	396	0.95	12
Subtotal	**Measured**	**1,798**	**0.32**	**19**
	Indicated	**2,526**	**0.57**	**46**
	M&I	**4,323**	**0.47**	**65**
	Inferred	**3,071**	**0.76**	**75**
Underground				
Paiol	Measured	-	-	-
	Indicated	2,227	0.88	63
	M&I	2,227	0.88	63
	Inferred	3,744	0.67	81
Total				
Total (OP+UG)	**Measured**	**1,798**	**0.32**	**19**

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

	Indicated	**4,752**	**0.72**	**109**
	M&I	**6,550**	**0.61**	**128**
	Inferred	**6,815**	**0.71**	**156**

Notes:
1. Mineral Resources are reported exclusive of Mineral Reserves
2. The definitions for Mineral Resources in S-K 1300 were followed for Mineral Resources.
3. The Mineral Resource estimate is reported on a 100% ownership basis.
4. Bulk density is 2.75 t/m^3 for Paiol Open Pit and 2.78 t/m^3 for Paiol UG, 2.75 t/m^3 for Cata Funda, and 2.46 t/m^3 for Vira Saia.
5. Mineral Resources for Open Pit mines are reported from optimized pit shells using cut-off grades of 0.22 g/t Au for Paiol, 0.25 g/t Au for Cata Funda, and 0.24 g/t Au for Vira Saia.
6. Mineral Resources for Paiol Underground are reported from optimized stope shapes generated using a cut-off grade of 0.42 g/t in-situ without applying mining dilution, mining losses or process losses.
7. Underground Resources are reported in-situ without applying mining dilution, mining losses or process losses at a minimum mining width of 2 m.
8. Metallurgical recovery for open pit deposits is 92% for high-grade material and 86% for low-grade material. Recovery is 85.17% for Paiol underground.
9. Mineral Resources are estimated using a long-term gold price of US$3,100 per ounce.
10. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
11. Numbers may not add due to rounding.

Table 1-5: Summary of Almas Project Mineral Resources INCLUSIVE of Mineral Reserves – December 31, 2025

Deposit	Category	Tonnage	Grade	Contained Metal
		(000 t)	(g/t Au)	(000 oz Au)
Open Pit				
Paiol	Measured	15,376	0.77	380
	Indicated	4,108	0.73	96
	M&I	**19,484**	**0.76**	**476**
	Inferred	431	0.58	8
Vira Saia	Measured	1,522	1.07	53
	Indicated	4,474	0.79	113
	M&I	**5,996**	**0.86**	**166**
	Inferred	2,244	0.77	55
Cata Funda	Measured	1,335	1.30	56
	Indicated	1,037	1.12	37
	M&I	**2,372**	**1.22**	**93**
	Inferred	396	0.95	12
Subtotal	**Measured**	**18,232**	**0.83**	**488**
	Indicated	**9,619**	**0.80**	**247**
	M&I	**27,852**	**0.82**	**735**
	Inferred	**3,071**	**0.76**	**75**
Underground				
Paiol	Measured	-	-	-
	Indicated	6,520	1.17	245

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Deposit	Category	Tonnage	Grade	Contained Metal
		(000 t)	(g/t Au)	(000 oz Au)
	M&I	**6,520**	**1.17**	**245**
	Inferred	3,744	0.67	81
Stockpiles				
Stockpiles	Measured	4,338	0.55	77
	Indicated	-	-	-
	M&I	**4,338**	**0.55**	**77**
Total				
Total (OP+UG+ Stockpiles)	**Measured**	**22,570**	**0.78**	**565**
	Indicated	**16,140**	**0.95**	**491**
	M&I	**38,710**	**0.85**	**1,056**
	Inferred	**6,815**	**0.71**	**156**

Notes:

1. Mineral Resources are reported inclusive of Mineral Reserves
2. The definitions for Mineral Resources in S-K 1300 were followed for Mineral Resources.
3. The Mineral Resource estimate is reported on a 100% ownership basis.
4. Bulk density is 2.75 t/m³ for Paiol Open Pit and 2.78 t/m³ for Paiol UG, 2.75 t/m³ for Cata Funda, and 2.46 t/m³ for Vira Saia.
5. Mineral Resources for Open Pit mines are reported from optimized pit shells using cut-off grades of 0.22 g/t Au for Paiol, 0.25 g/t Au for Cata Funda, and 0.24 g/t Au for Vira Saia.
6. Mineral Resources for Paiol Underground are reported from optimized stope shapes generated using a cut-off grade of 0.42 g/t in-situ without applying mining dilution, mining losses or process losses.
7. Underground Resources are reported in-situ without applying mining dilution, mining losses or process losses at a minimum mining width of 2 m.
8. Metallurgical recovery for open pit deposits is 92% for high-grade material and 86% for low-grade material. Recovery is 85.17% for Paiol underground.
9. Mineral Resources are estimated using a long-term gold price of US$3,100 per ounce.
10. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
11. Numbers may not add due to rounding.

The SLR QP is of the opinion that, with the consideration of the recommendations summarized in Sections 1 and 23 of this TRS, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

1.3.7 Mineral Reserve Estimates

The Mineral Reserves were estimated in compliance with S-K 1300, using only Measured and Indicated Resources and applying all relevant Modifying Factors, including economic, mining, metallurgical, geotechnical, environmental, and permitting considerations. Reserves reflect expected operating conditions and include material from open-pit, underground, and stockpiled sources.

Open pit Mineral Reserves were defined through Pseudoflow pit optimization and detailed Deswik mine designs, with only blocks showing positive economic value retained. Underground reserves were generated using Deswik SO stope optimization, with dilution, recovery, and economic screening applied; only NPV-positive stopes were included. All estimates are supported by current engineering studies and have been reviewed by the responsible QP. The current Mineral Reserve estimates, as prepared by Aura and validated by SLR, are summarized in Table 1-6.

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Table 1-6: Summary of Almas Project Mineral Reserves – December 31, 2025

Deposit	Category	Tonnage (000 t)	Grade (g/t Au)	Contained Metal (000 oz Au)	Average Metallurgical Recovery (%)
Open Pit					
Paiol	Proven	14,207	0.74	338	90%
	Probable	3,320	0.75	80	90%
	Total Proven + Probable	17,527	0.74	418	90%
Vira Saia	Proven	1,522	0.99	49	91%
	Probable	3,565	0.75	86	90%
	Total Proven + Probable	5,087	0.83	135	90%
Cata Funda	Proven	1,303	1.24	52	91%
	Probable	806	1.14	29	91%
	Total Proven + Probable	2,109	1.19	81	91%
Subtotal		**24,723**	**0.80**	**634**	**90%**
Underground					
Paiol	Proven	-	-	-	-
	Probable	4,817	1.16	180	85%
	Total Proven + Probable	4,817	1.16	180	85%
Stockpiles					
Stockpiles	Proven	4,338	0.55	77	85%
	Probable	-	-	-	-
	Total Proven + Probable	4,338	0.55	77	85%
Total		**33,878**	**0.82**	**891**	**89%**

Notes:

1. Mineral Reserves have been estimated in accordance with the definitions and requirements of S-K 1300.
2. Mineral Reserves are 100% attributable to Aura Minerals Inc.
3. Bulk densities applied in the estimate are: 2.75 t/m³ for Paiol, 2.64 t/m³ for Vira Saia, and 2.67 t/m³ for Cata Funda.
4. Mineral Reserves are reported on an in-situ basis, after application of planned dilution and mining recovery factors.
5. Open-pit Mineral Reserves are estimated using cut-off grades of 0.26 g/t Au for Paiol, 0.29 g/t Au for Vira Saia, and 0.20 g/t Au for Cata Funda.
6. Underground Mineral Reserves at Paiol are estimated at a cut-off grade of 0.51 g/t Au for Transverse Sublevel Stoping, and 0.41 g/t Au for Longitudinal Sublevel Stoping. Refer to Section 12.3.3 for additional details.
7. Metallurgical recoveries applied are 91.8% for high-grade and medium-grade ore, and 85.2% for low-grade ore in the open-pit deposits. For the underground area, the applied metallurgical recovery is 85.2%.
8. Mineral Reserves are estimated using a gold price of US$2,600/oz.
9. Totals may not reconcile precisely due to rounding.

The SLR QP is not aware of any risk factors associated with, or changes to, any aspects of the modifying factors, such as mining, metallurgical, infrastructure, permitting, or other relevant factors that could materially affect the Mineral Reserve estimate.

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March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 1.3.8 Mining Method The Almas Operation consists of three open pit mines (Paiol, Vira Saia, Cata Funda), and one underground mine (Paiol) currently under development. At present, the Paiol open pit is the sole ore source. Underground development at Paiol began in 2025, with initial underground production planned for 2028. Mining at the Vira Saia open pit is planned for 2027, followed by Cata Funda in 2030. Existing heap - leach reserves and low - grade stockpiles are also incorporated into the LOM plan. Open pit operations will use conventional truck - and - shovel mining with 4.5 cubic metre (m³) excavators, front - end loaders, and 70 - t haul trucks. The final pit designs were based on optimization studies, supporting a planned run - of - min (ROM) production rate of 3.0 Mtpa and approximately 141 Mt of waste over an eight - year open pit mining period. The underground mine will be developed primarily using transverse sublevel stoping, with localized longitudinal stopes. Primary stopes will be filled with cemented rockfill, and secondary stopes with rockfill. Ore feed will transition from the Paiol open pit to a combination of Vira Saia, Cata Funda, and underground production, before shifting entirely to stockpiles from 2033 to 2037 , resulting in a 12 - year processing period . Across all deposits, the operation will mine 29 . 5 Mt of ore at 0 . 86 g/t Au, supplemented by 4 . 3 Mt of stockpiled ore averaging 0 . 55 g/t Au . Processing throughput will begin at 2 Mtpa in 2026 , increasing to 3 Mtpa from 2027 onward . 1.3.9 Processing and Recovery Methods During 2025, the Almas process plant operated near 2.0 Mtpa, supported by the expanded CIL circuit comprising 11 tanks. The flowsheet, which includes crushing, ball milling, gravity concentration, thickening, cyanide leaching, CIL adsorption, elution, electrowinning and detoxification, performed reliably, however, overall gold recovery for open pit material averaged approximately 88.5% for the year. The tailings are conveyed by gravity to a detoxification unit for cyanide destruction and then are pumped to the TSF. The 2025 results highlight the key importance of maintaining adequate residence time, carbon activity, and grind size control. While the expanded CIL circuit improved adsorption capacity, process performance remained sensitive to throughput changes, classification efficiency, and carbon management. These factors constitute the primary drivers behind the observed recovery level. The planned Phase 3 expansion introduces a new 4.0 Mtpa crushing plant and a thermal carbon regeneration system, both of which are expected to support improved metallurgical consistency as throughput increases toward 2.7 Mtpa to 3 Mtpa. Enhanced carbon regeneration, in particular, is anticipated to mitigate fouling and improve adsorption kinetics, addressing a key limitation observed in 2025 operations. No dedicated metallurgical test work is yet available for underground material. Therefore, underground metallurgical characteristics, including grindability, leach kinetics, adsorption performance and preg - robbing behaviour, remain unverified. A conservative 85.17% recovery is currently applied for underground ore in mine planning and reserve estimation until such data become available. Overall, the 2025 operating results indicate that the Almas process plant is capable of stable performance near 2.0 Mtpa, however, recovery improvements will depend on further 1 - 19

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 optimization of the comminution and adsorption circuits and the implementation of thermal carbon regeneration as throughput increases in future phases. 10. Infrastructure The Almas Project includes the Almas plant and tailings disposal area. Electrical power is obtained from the national grid. Ancillary buildings located near the mine entrance include the gatehouse with a reception area and waiting room, administration building, maintenance shops, cafeteria, warehouse, change room, first aid room, and compressor room. The explosives warehouse is located 1.2 km from the Almas Project, in compliance with the Brazilian Army's regulations. There is no camp at the Almas site. Additional ancillary buildings are located near the Almas plant and include an office building, a laboratory, warehouses, and a small maintenance shop. 11. Market Studies Gold is freely traded on global markets. Gold sales from the Project do not rely on specific sales agreements or long - term contracts, allowing Aura to capitalize on prevailing market conditions.  The Mineral Reserve estimates are based on a long - term gold price of US$2,600/oz, reflecting market trends. The Mineral Resource estimates are based on a long - term gold price of US$3,100/oz.  The price assumptions align with consensus forecasts for gold in the medium and long term.  The metal prices used in this TRS for the economic analysis are based on CIBC Analyst Market Consensus Commodity Forecasts from March 2026, with a gold long - term price of US$3,515/oz Au.  Almas does not engage in hedging or forward sales contracts, ensuring exposure to spot market prices for gold.  Almas has established agreements with contractors and suppliers to support its operational needs, including mining services (drill, blast, loading, and haulage) and energy. 12. Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups The Paiol site is approximately 400 MASL, approximately 17 km south of the population centre of Almas, in the state of Tocantins. The town of Almas lies approximately 300 km by road southeast of the state capital, Palmas. Access from Palmas to Almas is via paved highways and typically requires three to four hours under normal travel conditions. From Almas, the Paiol site is reached by an unpaved secondary road. The Vira Saia and Cata Funda sites are north of Paiol approximately 10 km and 5 km south of Almas, respectively. Dianópolis, a regional commercial hub where many mine employees reside, is approximately 45 km east of Almas along state highway TO - 040. The three deposits are situated in the Manuel Alves River’s catchment. The climate is tropical with a mean annual air temperature of between 22ºC and 26ºC and little variation from month to month. The climate is characterized by distinct wet and dry seasons, with the wet season extending from October to March and the dry season from April to September. Average annual rainfall is approximately 1,700 mm with monthly average rainfall (at 1 - 20

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Dianópolis) varying from less than 10 mm in July and August up to 280 mm in January. The climate allows year - round mining operations. The Almas region is part of the Central Brazil Plateau, which influences much of the landscape of Tocantins state. Around Almas, the topography is dominated by a combination of gently rolling plateaus, hills, and valleys, with elevation ranging from approximately 200 MASL to 600 MASL. The terrain can be rugged in some areas, particularly around the Serra da Mimoso mountain range, which rises as a series of low hills and isolated peaks. In much of Tocantins, including the Almas area, agriculture is the predominant land use, and deforestation due to agricultural expansion — including for soybean farming, cattle ranching, and the cultivation of sugarcane — is a significant cause of habitat loss and environmental degradation. Large areas have been cleared for monoculture crops, causing significant impacts to biodiversity and contributing to soil erosion and water scarcity. Agricultural development is extensive in the area between the community of Almas and the Project site. Locally, the impacts of past mining and ongoing artisanal mining ( garimpos ) activity are evident, with little natural habitat remaining. Geochemical studies concluded a low potential for the generation of ARD/ML, due mainly to the high carbonate content in most samples, and the low sulphide content. The study concluded that the risk of development of ARD/ML is low at Almas. SLR’s observations during the site visit in November 2024 are consistent with this conclusion. In addition, the SLR QP notes that the Paiol pit lake, prior to it being drained, supported fish. Slurried process plant tailings are discharged to an engineered TSF for permanent storage. The TSF is located approximately 2.5 km southeast of the process plant. As designed and permitted, the TSF has an ultimate capacity of 15 Mm 3 of tailings in storage. For additional capacity, Aura is planning to raise the crest elevation of the existing TSF up to 390 MASL, for a total TSF capacity of 23.7 Mm 3 (GeoSafe 2025). This increase in capacity will require a permit. The engineer of record (EOR) for the TSF is consultancy GeoSafe Engenharia (GeoSafe). The most recent inspection report concluded that the facility is in good operating condition and that the stability conditions satisfy the criteria established in applicable Brazilian regulations. In addition, the existing instrumentation is operational, and accessible. The SLR QP relies on the conclusions of GeoSafe inspection report and provides no conclusions or opinions regarding the stability of the TSF. The process plant operates in closed circuit with the TSF, with inputs to the facility in the form of tailings supernatant and rainfall approximately balancing losses in the form of evaporation (from ponded water and saturated tailings beaches) and water taken up into permanent storage in the pores of the tailings solids. The process plant draws fresh makeup water from the Manuel Aves River under permit. Excess water accumulating in the open pit is monitored and discharged under permit to the receiving environment. At times, the volume of excess water to be discharged has exceeded the permit limit and a permit amendment may be required. Community engagement activities date back to 2010 when consultancy Mediação Social e Sustentabilidade collected socioeconomic baseline data, carried out socioeconomic assessments and stakeholder mapping, and developed a social communication plan. Aura has continued with community engagement activities since initiating construction at Paiol, including updating the stakeholder map and communications plan, implementing a socioeconomic diagnostic exercise, and initiating a community investment program focused principally on the town of Almas. The SLR QP understands that there are no formal impact - benefit agreements (IBAs) in place with Almas or other local communities. 1 - 21

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 There are some Quilombola communities located within or around 8 km from the Vira Saia site. Engagement with Quilombola 1 communities have been completed as part of the Vira Saia’s environmental licensing process. Aura has made a concerted effort to recruit women to the Almas operations and informed SLR during the site visit that the workforce is currently 30% female. The most MCP for Paiol and Cata Funda was completed in 2026. The MCP for Vira Saia was completed in 2025. The MCPs were prepared on behalf of Aura by consultancy Mineral Engenharia e Meio Ambiente in accordance with applicable legal requirements. The MCPs consider activities for pre - closure, active closure, and post - closure monitoring and maintenance. The MCP adopts a conventional approach to mine closure and specifies that disturbed areas will be covered and revegetated to limit erosion and promote physical stability, and that native plants will be planted to promote generating a Cerrado - like environment. The MCP for Paiol and Cata Funda includes an undiscounted closure cost estimate of US$20 million. The MCP for Vira Saia includes an undiscounted closure cost estimate of US$4.3 million. 1.3.13 Capital and Operating Cost Estimates The Almas Project started commercial production in Q3 2023; therefore, capital and operating cost estimates were prepared based on actuals for 2025 and the current operating budget for 2026. Aura’s technical team supplied these costs to SLR. The SLR QP reviewed these costs and considers them reasonable for the planned production schedule. All capital and operating costs are expressed in Q4 2025 US dollars and are based on an exchange rate of R$5.50 per US$1.00. The capital costs required to achieve the Almas Mineral Reserve LOM production were estimated by Aura and reviewed by SLR. Since Paiol is an operating pit, there are no pre - production capital costs. Capital costs for the Paiol, Cata Funda, and Vira Saia pits and the plant expansion Phase 3 are categorized as expansion capital and sustaining capital. Based on the SLR QP’s review, the capital costs are estimated to the equivalent of an Association for the Advancement of Cost Engineering (AACE) Class 3 estimate with an accuracy range of - 15% to +20%. The expansion capital costs are for plant expansion Phase 3 in the year 2026 and underground development for Paiol underground operations, and total US$95 million Total LOM sustaining capital costs are estimated to be US$136 million between years 2026 and 2036. The sustaining capital costs include:  Open Pit Mine Sustaining  Mine capitalized waste stripping  Underground mine secondary development  Underground mine sustaining  Plant Sustaining  Tailing dams 1 Traditional Afro - Brazilian communities with constitutional rights to their territories. 1 - 22

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  Other sustaining Mine closure and concurrent reclamation costs for the LOM scenario presented in this TRS are based on Aura’s latest environmental reclamation estimates for the Almas Project, totalling US$24.3 million.  Paiol and Cata Funda closure estimate is approximately US$20 million from the January 2026 MCP  Vira Saia closure cost estimate is approximately US$4.3 million from the November 2025 MCP The Almas operating costs were estimated by Aura and reviewed by SLR. The site operating costs total US$966 million over the LOM, averaging US$80 million per year (considering only the years of full production). The unit operating cost over the mine life is US$28.50/t milled:  Open pit mining costs: US$12.91/t milled, or US$2.63/t mined  Underground mining costs: US$3.89/t milled, or US$27.34/t mined  Mine capitalized stripping costs: - US$1.83/t milled  Mine stockpile reclaiming costs: US$0.49/t milled  Stockpile Change in Inventory Cost: US$1.05/t milled  Processing costs: US$9.75/t milled  Site support and site G&A and overhead other cash costs: US$2.25/t milled or US$7.3 million per year The mining costs include all labour, materials and supplies, mining contractors, and technical support costs to complete open pit mining - related activities such as drilling, blasting, loading, hauling, and underground mining activities such as sublevel stoping, cemented rockfill, and rockfill. The processing costs include all labour, operating and maintenance activities, power, reagents, and services to complete processing - related activities. The administrative expense includes all labour and support services to complete administrative, finance, human resources, environmental, safety, supply chain, laboratory, IT support, security, site services, camp and kitchen, and travel - related activities. 1 - 23

March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 2.0 Introduction SLR Advisory do Brasil Ltda (SLR) was retained by Aura Minerals Inc. (Aura) to prepare an independent Technical Report Summary (TRS) on the Almas Project (Almas or the Project), located in Tocantins State, Brazil. The purpose of this TRS is to support the disclosure of the updated Mineral Resource and Mineral Reserve (MRMR) estimates for the open pits at Almas and for a proposed underground operation. This TRS conforms to United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S - K, Disclosure by Registrants Engaged in Mining Operations (S - K 1300) and Item 601 (b)(96) Technical Report Summary. Aura is a mid - tier gold and copper producer listed on the Toronto Stock Exchange (TSX) under the symbol ORA, the Brazilian Stock Exchange (B3) as AURA33, and the OTC Markets (OTCQX) under ORAAF. Aura operates in Honduras, Brazil, and Mexico. Its exploration projects are located in Brazil, Guatemala, and Colombia. Aura acquired the Project when Aura entered into a merger with the Project’s previous owner, Rio Novo Mineração Ltda. (Rio Novo), in 2018. The Project hosts three gold deposits: Paiol, Cata Funda, and Vira Saia, which are situated along a 15 kilometre (km) corridor of the Almas Greenstone Belt. All three gold deposits are orogenic in nature and employ a combination of open pit and underground mining methods. Aura initiated commercial production of the Paiol deposit in 2023. Current plant production targets two million tonnes per annum (Mtpa) and produces gold doré bars from ore processed through a carbon - in - leach (CIL) process with gold electrowinning and smelting. Aura plans to expand the processing plant to achieve a throughput of 3 Mtpa in 2027. In 2025, the mine produced approximately 57,827 ounces (oz) of gold from approximately 2.0 million tonnes (Mt) of mill feed, with an average gold head grade of 1.01 gram per tonne (g/t). The Project also includes a historical open pit and a spent heap leach stockpile at Paiol, which was operated by Companhia VALE do Rio Doce (VALE) from 1996 until 2001, as well as several small - scale artisanal gold mining sites, locally termed garimpos, whose development preceded the exploration activities of Rio Novo. This TRS is an update of Aura’s prior Technical Report Summary for the Project, dated April 10, 2025 (SLR 2025), and all information presented herein is effective as of December 31, 2025, unless explicitly stated otherwise. 1. Site Visits The SLR Qualified Persons (QP) visited the Project from November 4 to 8, 2024. This remains the most recent on - site inspection performed by the QPs. The purpose of the visit was to validate the data, observe mining operations, and assess the current state of the Project to ensure the accuracy of this TRS.  SLR’s geology QP toured operational areas, project offices, process plant and mine laboratory; inspected various parts of the property geology and drilling sites to check coordinates; inspected the core handling facility; reviewed the sampling procedures; and interviewed key personnel involved in the collection, interpretation, and processing of geological data and preparation of the Mineral Resource estimates. Additionally, the QP checked the logs of seven drill holes and visually verified that assays from the database are consistent with the metal content in the same intervals. 2 - 1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  SLR’s mining QP reviewed mining operations, equipment utilization, and open pit layouts. The SLR QP also observed drilling, blasting, loading, and hauling activities in active pits and reviewed the crushing station and metallurgical plant. The QP also verified slope stability measures and other operational safety protocols.  SLR’s environmental and social aspects QP assessed environmental compliance, social programs, and community interactions and inspected mineral residue management practices and the water management program. Although this TRS has been updated to reflect 2025 operational results and current performance, no additional site visit has been conducted. The 2024 site observations remain valid for characterizing physical conditions, site infrastructure, and operational practices, and have been supplemented with updated technical data, production records, and discussions with Aura personnel to ensure that the information presented herein reflects the Project’s present status. 2. Sources of Information During the preparation of this TRS, discussions were held with Aura personnel listed below.  Farshid Ghazanfari, Director of Geology and Resources, Aura - Corporate  Weydster Douglas Viana Pereira, Process Engineer, Almas Project  Lucas Matos, Mine Planning Engineer, Almas Project  Belisário Ascarza Flores, Mine Planning Specialist, Almas Project  Gleidson D. Santos, Database Manager, Aura  Anderson Goncales Rios, Industrial Maintenance Manager, Almas Project  Tainan P. S. Moreira, Environmental Engineer, Almas Project  Augusto Fonseca, Exploration Coordinator, Almas Project  Carolina Rocha, HR Coordinator, Almas Project  João Paulo Silva de Freitas, Geotechnical Specialist, Almas Project  Wanderlucio Gomes Martins, Operations Manager, Almas Project  Debora Ellen Santos Ribeiro, Geoscience Coordinator, Almas Project  Julliana Maisy Pinto da Silva, Geoscience Engineer, Almas Project  Marina Del Mestre, Process Engineer, Almas Project  Handerson Alves Silva, Process Engineer, Almas Project  Thiago Rocha Souza, Plant Operation Coordinator, Almas Project This TRS updates the Technical Report Summary prepared by SLR in April 2025 (SLR 2025). Key updates include:  Update the economic figures, including commodity price, costs, and exchange rate.  Update of the Paiol and Cata Funda block models.  Revision of Mineral Reserve and Mineral Resource estimates. 2 - 2

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  Assessment of environmental and social developments impacting the Project’s operational framework.  Modifications to mine plans reflecting geological and operational updates. The documentation reviewed, and other sources of information, are listed at the end of this TRS in Section 24.0 References. 2 - 3

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

2.3 List of Abbreviations

Units of measurement used in this TRS conform to the metric system. All currency in this TRS is US dollars (US$) unless otherwise noted.

μ	micron
μg	microgram
a	annum
A	ampere
bbl	barrels
Btu	British thermal units
°C	degree Celsius
C$	Canadian dollars
cal	calorie
cfm	cubic feet per minute
cm	centimetre
cm^2	square centimetre
d	day
dia	diameter
dmt	dry metric tonne
dwt	dead-weight ton
°F	degree Fahrenheit
ft	foot
ft^2	square foot
ft^3	cubic foot
ft/s	foot per second
g	gram
G	giga (billion)
Gal	Imperial gallon
g/L	gram per litre
Gpm	Imperial gallons per minute
g/t	gram per tonne
gr/ft^3	grain per cubic foot
gr/m^3	grain per cubic metre
ha	hectare
hp	horsepower
hr	hour
Hz	hertz
in.	inch
in^2	square inch
J	joule
k	kilo (thousand)
kcal	kilocalorie
kg	kilogram
km	kilometre
km^2	square kilometre
km/h	kilometre per hour
koz	thousand ounces
kPa	kilopascal
kt	thousand tonnes
kVA	kilovolt-amperes
kW	kilowatt
kWh	kilowatt-hour
L	litre
lb	pound
L/s	litres per second
m	metre
M	mega (million); molar
m^2	square metre
m^3	cubic metre
MASL	metres above sea level
m^3/h	cubic metres per hour
mi	mile
min	minute
μm	micrometre
mm	millimetre
mph	miles per hour
MVA	megavolt-amperes
MW	megawatt
MWh	megawatt-hour
oz	Troy ounce (31.1035g)
oz/st, opt	ounce per short ton
ppb	part per billion
ppm	part per million
psia	pound per square inch absolute
psig	pound per square inch gauge
R$	Brazilian Reais (BRL)
RL	relative elevation
s	second
st	short ton
stpa	short ton per year
stpd	short ton per day
t	metric tonne
tpa	metric tonne per year
tpd	metric tonne per day
t/h	tonnes per hour
US$	United States dollar
USg	United States gallon
USgpm	US gallon per minute
V	volt
W	watt
wmt	wet metric tonne
wt%	weight percent
yd^3	cubic yard
yr	year

2-4

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 1. Property Description 2. Location The Project is located in the municipality of Almas, in Tocantins State, Brazil ( Figure 3 - 1 ) . The Project area lies south of Almas, a small town approximately 300 km southeast of Palmas, the Tocantins state capital, and 45 km west of Dianópolis, a regional commercial centre . The Almas Project includes the Paiol, Cata Funda, and Vira Saia gold deposits that are distributed along a 15 km long segment of the Almas Greenstone Belt, south of the town of Almas. This segment of the belt contains numerous small - scale artisanal gold mining sites, locally termed garimpos , whose development preceded Rio Novo’s exploration activities. The historical garimpos are associated with metabasic rocks, similar to the Paiol and Cata Funda deposits, while the Vira Saia deposit is hosted in mylonitic granodiorite west of the metabasic rocks. The approximate centres of the three deposits are given below in coordinates referenced to the South American Datum (1969), UTM Zone 23:  Paiol: 265025.3 m East, 8705719.1 m North  Cata Funda: 264579.4 m East, 8719215.5 m North  Vira Saia: 264792.7 m East, 8710681.9 m North The Almas Project includes a historical heap leach pile, which was created during VALE’s operation from 1996 until 2001. 3 - 1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 3 - 1: Project Location 3 - 2

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

3.2 Land Tenure

The Project comprises a total of 58 mineral rights holdings covering an area of 242,752.62 ha granted by the National Mining Agency (*Agência Nacional de Mineração*, or ANM), including two mining concessions, two mining concession applications, and 54 exploration authorizations. The four mining concessions issued for the three mineral deposits that are the subject of this TRS are as follows:

- Paiol: Mining concession (ANM number 860.128/1983). Mined in the past by VALE, and currently in production.
- Cata Funda: Mining concession (ANM number 862.224/1980). Undeveloped property.
- Vira Saia: Mining concession applications (ANM numbers 864.083/2006 and 860.373/1988).

Figure 3-2 shows all of the mineral rights including the mining concessions, mining concession applications, and exploration authorizations. The status of Aura's exploration authorizations, mining concession applications, and mining concessions as of December 31, 2025, is summarized in Table 3-1.

The Almas Project concessions are in good standing with regard to Aura's obligations under the Brazilian Mining Code.

Table 3-1: Claim Status, December 31, 2025

ANM No.	Area (ha)	Status
864.162/2022	999.76	Exploration Authorization
864.004/2022	4,782.79	Exploration Authorization
864.307/2021	184.98	Exploration Authorization
864.306/2021	990.5	Exploration Authorization
864.305/2021	2,083.18	Exploration Authorization
864.304/2021	9,714.38	Exploration Authorization
864.303/2021	839.72	Exploration Authorization
864.302/2021	5,016.67	Exploration Authorization
864.301/2021	4,479.84	Exploration Authorization
864.300/2021	9,609.03	Exploration Authorization
864.299/2021	7,890.31	Exploration Authorization
864.298/2021	638.41	Exploration Authorization
864.297/2021	856.74	Exploration Authorization
864.267/2021	3,398.63	Exploration Authorization
864.266/2021	2,418.90	Exploration Authorization
864.265/2021	4,559.75	Exploration Authorization
864.263/2021	8,653.80	Exploration Authorization
864.261/2021	4,492.32	Exploration Authorization
864.260/2021	1,752.17	Exploration Authorization
864.259/2021	1,149.57	Exploration Authorization
864.258/2021	1,181.68	Exploration Authorization
864.257/2021	9,790.32	Exploration Authorization

3-3

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

ANM No.	Area (ha)	Status
864.256/2021	3,171.69	Exploration Authorization
864.255/2021	488.31	Exploration Authorization
864.254/2021	4,029.43	Exploration Authorization
864.253/2021	7,050.32	Exploration Authorization
864.252/2021	1,924.99	Exploration Authorization
864.036/2018	9,027.88	Exploration Authorization
864.011/2018	8,654.92	Exploration Authorization
864.010/2018	8,146.21	Exploration Authorization
864.008/2018	2,678.78	Exploration Authorization
864.005/2018	6,604.67	Exploration Authorization
864.004/2018	6,784.71	Exploration Authorization
864.003/2018	1,700.24	Exploration Authorization
864.002/2018	178.62	Exploration Authorization
864.027/2017	49.55	Exploration Authorization
864.299/2016	980.59	Exploration Authorization
864.246/2016	5,298.31	Exploration Authorization
864.019/2016	6691.32	Exploration Authorization
864.011/2016	361.14	Exploration Authorization
864.008/2016	445.47	Exploration Authorization
864.004/2016	630.53	Exploration Authorization
864.226/2015	4,402.21	Exploration Authorization
864.026/2015	8,927.47	Exploration Authorization
864.041/2013	8,919.92	Exploration Authorization
864.015/2013	6,376.66	Exploration Authorization
864.014/2013	7,717.38	Exploration Authorization
864.110/2012	4,701.64	Exploration Authorization
864.417/2011	508.87	Exploration Authorization
864.416/2011	1,458.22	Exploration Authorization
864.415/2011	2,991.38	Exploration Authorization
864.143/2011	7,550.37	Exploration Authorization
864.083/2006	1,759.29	Application for Mining Concession (1)
864.613/1994	6,186.80	Exploration Authorization
860.373/1988	2,724.46	Application for Mining Concession (1)
860.128/1983	5,175	Mining Concession (2)
862.224/1980	3,962	Mining Concession (3)
864.356/2024	9,010	Exploration Authorization
Total	**242,752.62**	

Notes:

(1) Vira Saia; (2) Paiol; (3) Cata Funda.

Exploration Authorizations are valid for a maximum of three years, with a maximum extension equal to the initial period, issued at the discretion of the Brazilian National Mining Agency (Agência Nacional de Mineração, or ANM).

3-4

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Status Area (ha) ANM No. Mining concessions are granted by the Brazilian Ministry of Mines and Energy, are renewable annually, and have no set expiry date. 3 - 5 ANM Nos. 864.036/2018, 864.011/2018, 864.010/2018, 864.008/2018, and 864.299/2016 are in process to be transferred to Aura Almas Mineracao S A, the owner of all mineral rights.

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 3 - 6 Figure 3 - 2: Status of Mineral Rights

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 3.2.1 Mineral and Surface Rights in Brazil In Brazil, mineral rights are administered by the ANM, which regulates the issuance and maintenance of exploration permits and mining concessions. These mineral titles are subject to federal rules that require annual payments and periodic compliance obligations, including the Annual Fee per Hectare ( Taxa Anual por Hectare , or TAH), updated most recently by ANM Resolution No. 196, published on February 25, 2025 and effective from March 1, 2025. In 2025, the TAH was Brazilian Reais (R$) 4.74 per hectare for permits in their initial term and R$ 7.11 per hectare during the renewal term. Exploration permits are granted for one to three years and may be renewed once for an equivalent period, provided the holder demonstrates the need for additional time and submits the request at least 60 days before expiry. Additional renewals are allowed only in cases of proven access restrictions or delays in environmental licensing beyond the control of the titleholder. Permit holders maintain priority rights over the area once a valid application is filed. Lack of surface access does not invalidate the mineral right, which remains active while legal access is resolved. At the end of the exploration period, the holder must submit an Exploration Report (ER/RFP), after which ANM may approve, request revisions, or postpone its decision. Upon ER approval, the holder has one year to apply for a mining concession supported by a Development Plan (PAE) . Once granted, mining concessions remain valid until the deposit is depleted, subject to annual production reporting and royalty payments (CFEM) . 3. Encumbrances The Almas Project operates in compliance with the mining and environmental laws and regulations at the federal and state levels. Mining activities in Brazil are governed by the Brazilian Federal Constitution of 1988 (the Brazilian Federal Constitution), the Brazilian Mining Code (Federal Decree - Law No. 227/1967), and various other decrees, laws, ordinances, and regulations, such as the Decree No. 9.406/2018, which renews the regulation of the Brazilian Mining Code and associated environmental regulations. Almas holds all necessary permits for mining, processing, and associated activities, supported by approved Environmental Impact Study (EIAs) and environmental licenses. Key licenses to operate and environmental and other permits relating to the Almas Project are discussed in Section 17.3 of this TRS. 4. Royalties and Exploitation Taxes Almas is subject to a Mining Tax over Sales at 1.5% net smelter return (NSR; treated as a royalty). This tax on sales is comprised of:  The ANM imposes a 1.5% royalty on any proposed gold production, referred to as the Financial Compensation for the Exploitation of Mineral Resources (CFEM). This royalty is distributed among the municipality, the state, and the federal government. Additionally, a 1.2% royalty on revenue from the sale of any mineral production, minus refining charges, transportation and insurance costs, taxes, and sales charges, must be paid by Rio Novo to Mineração Santa Elina Indústria e Comércio S.A. (Santa Elina) for production from tenements transferred from Santa Elina to Rio Novo at the time of the initial public offering (IPO). For the purposes of this TRS, this will apply to production from the Paiol and Cata Funda deposits. 3 - 7

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 For the use of the properties, Aura will be responsible for paying Companhia de Mineração do Tocantins (Mineratins) the landowner's share of the mining results, under the terms of Article 11, paragraph “b” of the Mining Code, corresponding to 50% of the total amount owed by Aura by way of CFEM arising from the mining of gold and other minerals, which applies to mining lease no. 860.128/1983, referring to the ore(s) actually mined and extracted from the Project, as specified in the contract between Aura and Mineratins. Production from the Vira Saia deposit was subject to a 2.5% NSR royalty payable to Mineradora Santo Expedito Ltda. and Terra Goyana Mineradora Ltda; however, Aura has acquired the Vira Saia mining rights, which removes the 2.5% royalty. Based on the above, Almas property is subject to the following royalties:  Paiol at 1.95% NSR - 1.20% NSR mining rights and 0.75% surface royalties (50% of CFEM),  Cata Funda at 3.25% NSR - 2.50% mining rights and 0.75% surface royalties (50% of CFEM).  Vira Saia at 0.75% NSR - 0.75% surface royalties (50% of CFEM). Additionally, the Brazilian Corporate Income Tax is set at 34%, but Aura is currently benefiting from the tax incentives provided by Superintendência do Desenvolvimento da Amazônia (SUDAM), which grants a reduced corporate income tax rate of 15% for eligible projects located within the Legal Amazon region, including Almas. Given that the Project continues to meet the criteria established by SUDAM and the Company has maintained compliance with program requirements, it is reasonable to assume the continuation of the 15% income tax rate throughout the life of mine (LOM) as forecasted in this TRS. 3.5 Other Significant Factors and Risks The SLR QP is not aware of any environmental liabilities on the property, aside from those described in the context of closure liabilities in the Mine Closure Plan (Section 17.4 ). Aura has all the required permits to conduct the proposed work on the property and is in the process of obtaining environmental approvals for the mining of the Cata Funda and Vira Saia deposits. The SLR QP is not aware of any other significant factors and risks that may affect access, title, or the right or ability to perform the proposed work program on the property. 3 - 8

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 4.1 4 - 1 4.0 Accessibility, Climate, Local Resources, Infrastructure, and Physiography Accessibility The Paiol mine is situated in southeastern Tocantins State in the municipality of Almas, 17 km south of the city of Almas (population 7,000) in central Brazil. The Vira Saia and Cata Funda sites are north of Paiol, approximately 10 km and five kilometres south of Almas, respectively. The Almas town site is accessed by state highways TO - 010, TO - 070, and TO - 050 from the state capital of Palmas, via Porto Nacional to Natividade, a trip of approximately 300 km and three to four hours by car. Palmas (population 306,000) has facilities for industrial support as well as state governmental agencies. Palmas supports a regional airport with scheduled commercial service to Brasilia and São Paulo. The principal commercial centre in the Almas region is Dianópolis, 40 km east of the Almas town site. Barreiras (population 156,000) and Luiz Eduardo Magalhães (population 90,000) are located east of Almas, at distances of 280 km and 190 km, respectively. Along the BR - 242 and TO - 040 highways are cities with good infrastructure, service companies, commerce, and industries. There are commercial flight options from Barreiras airport, with flights to Brasília, Belo Horizonte, and Salvador. Barreiras is approximately four hours travel by car to Almas. From the town of Almas, the three deposits may be reached by all - weather gravel roads, well - maintained by the local government. The 17 km distance from Almas to the Paiol mine is traversed by a light vehicle in approximately 20 minutes. Almas may also be reached by chartered aircraft as the local government maintains a small gravel airstrip south of the town site. At present, there is no rail service to the Almas area. 2. Climate The climate in the Almas region is characterized by two seasons with relatively constant temperatures but varying degrees of precipitation. The Project area is tropical with average monthly temperatures varying from 26 ƒ C in the dry season to 22 ƒ C in the wet season. September is the hottest month, with an average monthly temperature of 28 ƒ C. July is typically the coolest month, with an average monthly temperature of 25.4 ƒ C. The historical average annual rainfall is approximately 1,700 mm, most of which falls in the rainy season, October to March, which is followed by the winter dry season, April to September. Climate information comes from Instituto Nacional de Meteorologia (INMET), which is the national meteorological organization of Brazil. Operation and exploration can take place year round at Almas. 3. Local Resources and Infrastructure The Project area is sparsely populated largely owing to the agricultural nature of the area. Ranch houses from dispersed cattle ranching operations are built in the Project area. The town of Almas has few industrial services, primarily small mechanical, machine, and repair shops. Commercial services include small grocery and department stores, as well as

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 restaurants and small hotels. Public services include a clinic, churches, schools, and local government offices. The principal agricultural products of the region include rice, millet, soy, manioc, and cattle. Industrial water for the Project is supplied from the Rio Manuel Alves, a westward flowing tributary of the Rio Tocantins and the largest stream in the Project area. Water is drawn at a point south of the tailings storage facility (TSF). River water is pumped to the TSF where it is combined with reclaimed water and pumped to the reclaim water pond located adjacent to the processing plant. Power supply to the Project is available from the regional electrical utility company, ENERGISA. Locally, power is generated by several hydroelectric plants. A demand in the order of 10 MW is estimated at full milling capacity. Power is supplied by ENERGISA from the Almas substation, located approximately 18 km from Paiol, via a 138 kV overhead power line to a local substation at the plant site, then distributed to the mill and mine facilities by a local network. 4.4 Physiography The Almas Project area lies wholly within the Cerrado ecoregion, a vast woodland savanna in the plateau country of the Central Brazilian Highlands, which extends over large parts of Goiás, Minas Gerais, and Tocantins states. The Cerrado supports diverse tropical fauna and flora. After the Amazonian ecoregion, the Cerrado is the largest of Brazil’s major habitats, accounting for approximately 21% of the Brazil’s land area. The Almas Project extends over a landscape that is dominated by agricultural activities. Locally, the impacts of past mining and ongoing garimpos activity are evident. Currently the Cerrado savannas are under pressure as more land is converted to agricultural use due to low land prices and increased potential for irrigation from improvements in soil management and irrigation techniques. The Central Brazilian Highlands comprise an extensive plateau region which forms the divide between Brazil’s largest river systems. Elevation of the plateau varies between 750 MASL and 900 MASL with the Paiol site located at approximately 400 MASL. The Project area lies within the major Araguaia - Tocantins river basin, which drains portions of Goiás, Tocantins, Maranhão, and Pará states by flowing northward into Amazonia before reaching the Atlantic Ocean. The rivers in the region are generally not navigable except for short distances. Tropical forests occur as "islands" in the Cerrado or as riparian forests in the southern part of the Project area where they border small perennial to intermittent streams. 4 - 2

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

5.0 History

Gold mining in the Almas area began in the 1700s during colonial times, when slave labour was used to extract gold from near-surface oxide zones. In more recent times, *garimpeiros* (artisanal miners) expanded earlier excavations.

In 1977, the exploration arm of VALE identified some potentially prospective volcano-sedimentary sequences of Archean age in the region. Further exploration by VALE in the mid- to late-1980s led to discoveries at Cata Funda and Paiol. In 1996, VALE commenced mining at the Paiol deposit.

5.1 Prior Ownership

- Project ownership began in 1985 with a joint venture between VALE and Metais de Goiás (METAGO), a mineral exploration company of Goiás state.
- In 1989, exploration work was interrupted when the state of Tocantins was created by dividing Goiás state, preventing METAGO from continuing as a partner in the exploration venture. Work resumed after an agreement was signed between VALE, METAGO, and the state of Tocantins.
- In 2006, VALE transferred the mineral rights, mining license, and environmental permits to Mineração Apu., the predecessor to Rio Novo.
- In 2018, Aura acquired Rio Novo. Mining and processing operations began in 2022 at Paiol.

Table 5-1 summarizes the chronology of ownership.

Table 5-1: Summary of Ownership of Almas Project

Ownership	Period
VALE S.A. (CVRD)	1985 to 2006
Mineração Apuã Ltda.	2006 to 2010
Rio Novo Ltda.	2010 to 2018
Aura Minerals Inc.	2018 to present

5.2 Exploration and Development History

Gold has been the primary target of exploration in the Project area. Discoveries thus far have been made by a combination of mapping and soil sampling followed by drilling. To date, exploration has primarily targeted near-surface gold anomalies and is therefore still in the early stages.

The following material has been slightly modified from Ghazanfari et al. (2021).

Exploration within the Almas Gold Project dates to 1977 when VALE identified prospective terrain in the greenstone belts around Almas. Initially, VALE conducted airborne geophysical surveys and ground based geochemical surveys. During the early 1990s, an airborne geophysical HEM, MAG-GAMA survey was performed by Geomag/Fugro using a helicopter with 250 m line spacing and altitudes of 30 m, 45 m and 60 m. The results of this work were helpful

5-1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 in identifying areas underlain by basic volcanic rocks, and radiometry helped define hydrothermal alteration zones. Shortly thereafter, an induced polarization (IP)/resistivity geophysical survey was carried out in two stages. In the first stage, Geomag used the Gradient IP method to cover the entire Almas Belt. The second stage was carried out by Quantec and consisted of TDIP (Real Section) geophysics covering the Paiol deposit and part of the Arroz deposit. This technique yielded data from greater depths (between 300 m and 600 m). The results of the geophysical survey show that the mineralized zone is represented by intermediate values of chargeability (10 mV/V and 25 mV/V) and high values of apparent resistivity (>3,000 ohm/m). VALE conducted geochemical surveys and geological mapping over the bulk of the area now covering the Almas Gold Project. These surveys were conducted at various intervals, depending on prospectively. Generally large - spaced orientation lines were completed on 500 m to 1,000 m intervals, then in - filled. Then most prospective areas were covered at nominally 25 m to 50 m. The combination of geophysics, geochemistry and geologic mapping led to the discovery of numerous gold anomalies and nine holes were drilled in the Arroz target. The Paiol deposit was discovered in 1987. The Paiol discovery was significant in that the deposit did not crop out, and the discovery was based on a weak soil anomaly and geophysics. The geological, geochemical, and geophysical surveys conducted by VALE have been passed on to Rio Novo and then to Aura. The data were collected in a professional and meticulous manner such that the quality is valid for continued use. Rio Novo typically conducted verification surveys on the geochemical data, and often completed infill geochemical surveys to improve on the data. Rio Novo continued to conduct geological, geochemical, and geophysical surveys during exploration of areas adjacent to the known deposits. These surveys led to the discovery of the Vira Saia deposit in 2011 as well as a few other prospects still in the exploration stage. Rio Novo generally identified prospective areas using a combination of the existing database, plus stream sediment sampling surveys and widely spaced (500+m) orientation lines of geological mapping and sampling. Once identified, a prospective target is mapped in detail (1:500 or 1:1,000 scales) and geochemical soil and rock chip samples are taken. Further exploration will include trenching and possibly drilling. The major exploration milestones include:  1985: VALE and METAGO, agreed to jointly explore the area.  1985 to 1987: Several targets were identified: Paiol, Cata Funda, Vira Saia, Morro do Carneiro, Refres  o, Vieira, Ijuí, Mateus Lopes, and Cemitério.  1986: Initial drilling and discovery of the Cata Funda deposit.  1987: Discovery of Paiol deposit.  1996: VALE reports initial resource estimates for the Paiol deposit.  1996 to 2001: VALE conducts mining of the Paiol deposit.  2006 – Mineração Apuã Ltda. (Mineração Apuã) commences exploration.  2008 to 2010: Rio Novo conducts confirmation drilling for Almas deposits, resulting in a Mineral Resource estimate, reported in an NI 43 - 401 Technical Report, in February 2010. 5 - 2

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S-K 1300 Technical Report Summary
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SLR Project No.: 305.012406.00001

- 2010 to 2011: Core drilling initiated by Rio Novo for confirmation and expansion of the Paiol and Cata Funda resource areas as well as exploration of nearby targets.
- 2011: Discovery of the Vira Saia deposit five kilometres north of Paiol.
- 2011 to 2012: Infill drilling and Mineral Resource modelling at Vira Saia brought additional Mineral Resources and enhanced the overall Almas Project, leading to completion of a Preliminary Economic Assessment (PEA) in March 2012.
- 2013 and 2016: Runge Pincock Minarco (RPM) completed two feasibility study level reports (NI 43-101) (RPM 2016).
- 2018: Aura acquired the Almas Project through the acquisition of Rio Novo.

5.3 Past Production

From 1996 to 2001, VALE operated an open pit and heap leach operation at Paiol. The VALE production history and closure of the Paiol mine is summarized as follows:

- June 1996 – The Paiol mine began operation, producing 32.5 koz at 2.42 g/t Au at an Au recovery of 66.41%.
- March 2001 – Operations at Paiol were suspended due to the low gold price of US$279/oz and the mine closed after four years and nine months of operation. During the production period, 161.03 koz of gold were mined, and 86.77 koz Au were produced for sale. Final production figures are presented in Table 5-2.
- 2001 – All installations were dismantled and disposed of, and the site was reclaimed in compliance with the requirements of the state environmental authority
- 2001 to 2003 – VALE changed the mining license status with DNPM to one of "indefinite suspension," which allows resumption of operations at short notice.
- 2006 – VALE transferred the mineral rights, mining license, and environmental permits to Mineração Apuã, the predecessor of Rio Novo.

Table 5-2: Paiol Historical Mine Production - 1996 to 2001

Description	Unit	1996	1997	1998	1999	2000	2001	Total
Ore Processed by Heap Leach	t	418,248	455,892	417,240	383,508	344,736	15,027	2,034,651
Au Grade	g/t	2.42	2.21	2.74	2.62	2.28	2.52	2.4
Gold Content	g	1,012,160	1,007,521	1,143,238	1,004,791	785,998	37,868	4,991,576
Recovered Gold	g	672,175	589,268	510,949	497,256	410,551	19,260	2,699,459
Recovered Gold	oz	21,613	18,948	16,429	15,989	13,201	619	86,799
Metallurgical Recovery of Gold	%	66.41	58.49	44.69	49.49	52.23	50.86	54.08
Silver Production	g	45,863	51,060	43,947	37,930	33,917	387	213,101
Gold Left in Heap Leach	g	399,985	418,253	632,289	507,535	375,447	18,608	2,352,117
Grade of Gold in Heap Leach	g/t	0.96	0.92	1.52	1.32	1.09	1.24	1.13
Gold Left in Heap Leach	oz	12,861	13,449	20,331	16,319	12,072	598	75,630

5-3

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Aura began production in 2023 and produced approximately 130.6 koz of gold with an approximate mill feed of 4.5 Mt at an average gold head grade of 1.06 g/t to December 31, 2025. In 2025, the mine produced approximately 57,827 oz of gold from approximately 2.0 Mt of mill feed with an average gold head grade of 1.01 g/t (Table 5-3).

Table 5-3: Aura Past Production

Year	Tonnage Milled (000 t)	Feed Grade (g/t Au)	Recovery (%)	Gold Produced (oz)
2023	812	0.83	90.3	17,805
2024	1,638	1.13	90.7	54,129
2025	2,003	1.01	88.5	57,827
Total	4,456	1.06	88.7	130,588

5-4

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

6.0 Geological Setting, Mineralization, and Deposit

6.1 Regional Geology

6.1.1 Geological Setting

The Almas region is located within the Tocantins Province (Brasília Belt), which was initially formed through a phase of taphrogenesis, called Tonian Taphrogenesis. This phase was responsible for the rifting and dispersal of the crustal blocks that made up the Rodinia Supercontinent (Brito Neves et al. 1999; Almeida et al. 2000). Subsequently, successive collisional events occurred in a diachronic manner, forming several orogenic belts (e.g., Tocantins and Mantiqueira provinces), consolidating the agglutination of the Gondwana Supercontinent approximately 520 Ma (Trompette 1994; Unrug 1996).

The Tocantins Province (Figure 6-1) was formed through a collision between the paleocontinental blocks of the Amazonian, São Francisco-Congo, and Paranapanema, with the latter covered by the Paraná Basin and inferred through gravimetric data (Mantovani and Brito Neves, 2005). The province branches into three orogenic belts: Brasília, which surrounds the entire western and southern limits of the São Francisco Craton, and Araguaia and Paraguay, which border the Amazonian Craton (Almeida 1967; Almeida et al. 1981).

6-1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 6 - 1: Regional Geology of Tocantins Province 6 - 2

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 The Brasília Belt is defined by a set of folded terranes and thrust sheets that converged towards the São Francisco Craton from west to east (Almeida, 1977; Fuck et al. 1993, 1994; Dardenne, 2000; Valeriano et al. 2004). It can be divided into two distinct tectonic segments, due to their differing stratigraphic, structural, tectonic, and metallogenetic frameworks (Fonseca 1996). These segments are the Southern Brasília Belt and the Northern Brasília Belt, both trending northwest - southeast, separated by the Pireneus Megaflexure along the 17 ƒ S parallel More precisely, the Almas region is located at the northernmost portion of the northern Brasília Belt and its external domain, in a region where Archean to Paleoproterozoic granite - gneiss terranes and greenstone belts occur, forming the basement of the Brasília Belt, as illustrated in Figure 6 - 2 . The area of study is indicated in the red rectangle. The Sialic Basement domain of the Brasília Belt consists of two main formations: the Almas - Dianópolis Terrane in southeastern Tocantins (where the Project is located) and northeastern Goiás and the Anápolis - Itauçu Complex in central Goiás (Pimentel et al. 2000). The Almas - Dianópolis Terrane comprises Paleoproterozoic basement, orthogneisses, granitoids, and supracrustal sequences. These rocks represent the sialic basement upon which the Neoproterozoic sedimentary rocks of the Bambuí and Paranoá Groups, as well as the Paleoproterozoic volcanic and sedimentary rocks of the Araí and Natividade Groups, overlie discordantly. 6 - 3

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 6 - 2: Tectonic Units of the Brasilia Belt 6 - 4

March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 6.1.2 Structural Geology The Almas region exhibits a geometry similar to that of domes and ridges, with elliptical tonalite - trondhjemite - granodiorite (TTG) domes surrounded by greenstone belts, forming curved contacts. These contacts are often obliterated by directional shear zones (Cruz and Kuyumjian 1999). Borges (1993) attempted to relate these structures to a single tectonic event, however, as noted by some of these shear zones crosscut younger cover rocks, while others are confined to the basement. Pioneering work in the region revealed two phases of deformation: the first phase, a ductile contractional shear event occurring before the Brasiliano orogeny, and a second contractional phase characterized by pure shear with Brasiliano age. Subsequent studies identified a third, late - stage deformation phase characterized by extensional strain, described as purely ruptile by Ferrari and Choudhuri (2000) and as ductile - ruptile by Kuyumjian and Araújo Filho (2005). This phase is known in both studies for affecting the structures that host mineralization, often with fracturing or boudinage. According to Ferrari and Choudhuri (2004), the first deformational phase (Dn or D1) is ductile, generating foliation marked by the preferential alignment of amphiboles, pyroxenes, and plagioclases with an attitude of 040 ƒ - 060 ƒ /50 ƒ - 70 ƒ , contained within oblique shear zones at medium to high angles. Within the plane of foliation (Sn), a sub - horizontal to oblique low - angle stretching lineation (Ln) is observed. The event Dn+1 (or D2) is nearly coaxial with the previous event and frequently obliterates the Sn foliation. It is characterized by a ductile - ruptile regime, generating transcurrent shear zones with preferred directions of N20 ƒ - 40 ƒ E, and subsidiary directions of N - 10 ƒ E and N10 ƒ - 30 ƒ W, with sub - horizontal Ln lineation and prominent mylonitic foliation. Dn+1 is identified as the most strongly associated event with gold mineralization in the region (Kuyumjian and Araújo Filho 2005; Ferrari and Choudhuri 2004). The last event, Dn+2 (or D3), generates ruptile quartz vein swarms, locally sheared, sterile, and truncated by joints (Kuyumjian et al. 2012), with metre - scale faults where slickensides occur, trending NE or NNE, with dips of 80 ƒ (Ferrari and Choudhuri 2004). According to Cruz and Kuyumjian (1998), the oldest structures, formed during event Dn, show a subvertical schistosity in the greenstones, with local shear features. This schistosity tends to be parallel to the contact between the greenstones and the granitoid complexes, with tight vertical folds and sub - horizontal mineral lineation. Apophyses of granitoids from the granitoid complexes intrude along the schistosity planes (Sn). Younger structures include directional shear zones (Dn+1) with dextral movement in a principal direction of N20 ƒ - 30 ƒ E and subsidiary directions of N0 ƒ - 10 ƒ E and N10 ƒ - 20 ƒ W. These Dn+1 shear zones have been considered to be related to the evolution of the TAD (Almas - Dianópolis Terranes) (Borges et al. 1991, Cruz 1993, Borges 1993). Dn+1 shear zones were not observed in the rocks of the Bambuí and Natividade groups in the region (Cruz 1993). 6.1.3 Metamorphism The regional metamorphic parageneses M1 range from amphibolite facies to greenschist facies, with the main regional paragenesis in the metabasalts consisting of amphibole + plagioclase “ chlorite “ epidote. Paragenesis M2 is composed of amphibole + albite + epidote “ white mica “ chlorite, and is present in greenstones, granitoid - gneiss complexes, and basic - ultrabasic intrusions (Alvarez 2007). The composition of the amphibole in M1 parageneses varies from ferric actinolite to tshermakitic hornblende, while the plagioclase varies from albite (An - 9) to andesine (An 41 - 48). According to Cruz and Kuyumjian (1998), the change in amphibole composition was controlled by the tshermakite and edenite exchange vectors, which are dominant in metamorphic terranes with a high T/P ratio, as in low - pressure metamorphic series. Pressure and temperature calculations using the THERMOCAL thermodynamic database 6 - 5

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 yielded temperatures of 576 “ 46 ƒ C and 632 “ 60 ƒ C, and pressures of 3.9 “ 2 kbars and 4.4 “ 2.3 kbars, respectively (Cruz and Kuyumjian 1998). The calculations made for M2 parageneses yielded a more restricted range of pressure and temperature, between 485 “ 18 ƒ C and 539 “ 65 ƒ C, and 4.0 “ 0.2 kbars and 4.4 “ 0.5 kbars, respectively, indicating metamorphic conditions of the epidote - amphibolite facies. The presence of granitic apophyses along the Sn planes suggests that lateral facies variations during M1 and the high T/P metamorphic regime may be a consequence of granitoid intrusions during the Dn event (Cruz and Kuyumjian 1998). The events that generated shear zones are identified by Cruz and Kuyumjian (1998) and Ferrari and Choudhuri (2000) as being responsible for the hydrothermal alteration that mineralized the region, as the mineralized bodies are embedded within these zones. Sulphur isotopic data from sulphides in the Paiol deposit indicated a magmatic source for the sulphur (Ferrari and Choudhuri 2004), however, broader results obtained by Cruz (2001) did not allow for the interpretation of a specific source, suggesting the possibility of mixed magmatic and metamorphic sources for the hydrothermal mineralizing fluids, or even multiple fluid phases. Fluid inclusion studies at the Paiol deposit (Ferrari and Choudhuri 2004; Kuyumjian et al. 2012) concluded that the main source of the mineralizing fluids was the metamorphic devolatilization process that occurred during Dn+1 or M2, generating aqueous - carbonic fluids responsible for the significant carbonation alteration in the studied rocks (Kuyumjian et al. 2012). Late low - temperature fluids from likely mantle sources were detected in some inclusions, however, and may have been responsible for the remobilization or reconcentration of the mineralization (Ferrari and Choudhuri 2004). Kuyumjian et al. (2012) concluded that these secondary fluids underwent intense homogenization with the host rock, which likely caused the mobilization of elements. 6.2 Local Geology The Almas Project mineral concessions are located within the Dianópolis sheet, at a scale of 1:250,000, from the Basic Geological Survey of Brazil Program by Companhia de Pesquisa de Recursos Minerais (CPRM) (Sabóia and Meneghini 2019). The following stratigraphic units are present: Almas - Cavalcante Complex, Riachão do Ouro Group, Acidic and Basic Intrusives, Natividade Group, Bambuí Group, and Urucuia Group, along with Cenozoic Covers. These units can be visualized on the geological map in Figure 6 - 3 , adapted from the Tocantins sheet (CPRM 2004). 6 - 6

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 6 - 3: Geological Map of the Natividade Block Region Adapted from the Tocantins Sheet 6 - 7

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 1. Almas Complex The Almas - Dianópolis Terrane consists of greenstone belts of varying thickness, which surround elliptical domes of gneisses and migmatites, predominantly tonalitic in composition, and locally granodioritic and trondhjemitic (TTG domes). The presence of a basement preceding the greenstones is uncertain and not well supported in the literature, with the gneissic - migmatitic complex being a possible candidate for the basement (Borges 1993). The Almas - Cavalcante Complex (granitoid - gneiss domes and other associated units) was characterized in the works of Borges (1993); Costa et al. (1976); Cruz (1993); Cruz et al. (2003); and Kuyumjian et al. (2012). The granitoid - gneiss complexes consist of isotropic to weakly foliated granitoid plutons, grouped into two suites (Cruz 1993): Suite 1, which includes tonalite, trondhjemite, granodiorite, quartz - monzodiorite, and quartz - diorite rich in amphibole, and Suite 2, which includes tonalite, trondhjemite, granodiorite, and monzogranite, in which biotite is the main mafic mineral. Xenoliths of amphibole - bearing granitoids from Suite 1 are found in the granitoids of Suite 2. The Ribeirão das Areias Complex was distinguished from Suite 2 as it is older than the other plutons included in Suite 1. According to Cruz and Kuyumjian (1998), these complexes represent multiphase batholiths composed of various granitoid bodies. Available Rb - Sr and K - Ar isotopic data indicate an Archaean to Paleoproterozoic age for the granitoid - gneiss rocks, with partial isotopic rejuvenation during the Brasiliano Cycle (Hasui et al. 1980). 2. Riachão do Ouro Group The Riachão do Ouro Group consists of a Paleoproterozoic greenstone belt sequence with a Y - shaped geometry, surrounding the granitoid - gneiss complexes of the Almas - Cavalcante Complex. The Riachão do Ouro Group is composed, at its base, of the Córrego Paiol Formation and, at its top, the Morro do Carneiro Formation (Cruz and Kuyumjian 1998). The Córrego Paiol Formation consists of mafic volcanic rocks, with rare occurrences of ultramafic volcanic rocks. The mafic volcanic rocks are divided into a dominant group of high - Fe metabasalts and another group of high - Mg metabasalts (Cruz and Kuyumjian 1993). The Morro do Carneiro Formation comprises a monotonous sequence of sericitic phyllite with intercalations of banded iron formation, quartzite, metachert, conglomerate, and felsic metavolcanic rocks (Cruz and Kuyumjian 1998). Several gold occurrences and deposits are associated with the metamorphic - deformational context of the Almas - Cavalcante Complex and the Riachão do Ouro Group (Cruz et al. 2006; Kuyumjian et al. 2012). 3. Basic - Ultramafic Intrusions The Barra do Gameleira, Marta - Tamboril, and Cerqueira Santaninha massifs, historically grouped under the name 'Caraíbas Mafic - Ultramafic Suite,' were later distinguished as the Marginal Gabbro - Peridotite and Central Gabbro - Granulite units. The term 'Gameleira - type Mafic - Ultramafic Intrusions' was introduced by Danni and Teixeira (1981), who described a semicircular, layered intrusion in the Barra do Gameleira massif, near Dianópolis. This intrusion consists of mafic and ultramafic rocks enclosed in diatexite and metatexite granitoids, associated with the Almas - Cavalcante Complex. 4. Acidic to Intermediate Intrusions These are characterized by peraluminous granitic magmas intruding the Ticunzal Formation. The suite is subdivided into six facies, including syn - , late - , and post - tectonic granitic rocks. This suite was characterized and mapped in the Arraias sheet (SD - 23 - V - A), south of the Almas 6 - 8

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Project. The granitic and pegmatitic body of the Xobó Suite was recognized and described in the works of Cordeiro de Sousa (2015), etc., and the Príncipe granitic batholith and its associated gold mineralization were studied by Cordeiro de Sousa (2015), etc. 5. Natividade Group The metasediments were initially recognized by Moore (1963) in the Natividade region. Later, this unit was classified as the Natividade Group by Costa et al. (1976). The Natividade Group is considered the northern extension of the Araí Group rift basin, both of which are part of the rifting processes of the Estaterian Taphrogenesis between 1.8 Ga and 1.6 Ga (Dardenne 2000). The detailed lithostratigraphic succession of this unit is the result of the work by Hasui et al. (1990) and others. 6. Bambuí Group In the southeastern portion of the Dianópolis sheet, Neoproterozoic marine epicontinental covers of the Serra de Santa Helena and Lagoa do Jacaré formations, associated with the Bambuí Group, were recorded (Dardenne 1978). This cratonic sedimentation exhibits contacts through thrust faults with the granitoids of the Almas - Cavalcante Complex, with vergence to the east as a result of the Brasiliano Orogeny (Sabóia and Meleghini 2019). 7. Urucuia Group In the east/northeast portion of the area, sediments from the São Francisco Craton (Urucuia Formation) were deposited in hemi - graben systems controlled by the reactivation of NE/SW fault systems, associated with structures that also deformed the Bambuí Group. Campos and Dardenne (1997) summarized the neotectonic evolutionary process of this Meso - to Neo - cretaceous sedimentation, resulting from the inversion of the São - Franciscana Basin. According to the authors, the evolution of this basin corresponds to the transition from a rift (extensional) phase to a post - rift (compressional) phase, accompanied by increased flexural subsidence in the center and uplift along the basin’s edges, which was responsible for the formation of the depression where the Urucuia Group sediments were deposited. 3. Property Geology The lithologies found in the Almas region are organized into distinct stratigraphic units based on regional geology (Borges 1993; Cruz and Kuyumjian 1998; Valeriano et al. 2004). Additionally, the entire structural framework observed within these lithologies will be reported, along with its relation to the tectonic evolution of this crustal portion. Seven stratigraphic units were identified, listed from bottom to top as follows:  Almas Complex : crystalline basement of the Brasilia Belt comprising of TTG - type gneisses.  Riachão do Ouro Group: o Córrego do Paiol : basal portion comprised of basic metavolcanic rocks. o Morro do Carneiro : upper portion comprised of a thick sequence of interdigitated metasedimentary rocks.  Serra das Areias Suite : granodiorites and alkaline granites.  Serra do Boqueirão Suite : peraluminous granitoid characterized by garnet grains. 6 - 9

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  Barra da Gameleira Complex : swarm of basic and ultramafic units (dykes).  Natividade Group : massive to micaceous quartzites.  Cenozoic Coverings : detrital - lateritic crust and eluvial - colluvial deposits. These units are shown in the stratigraphic column in Figure 6 - 4 as well as in the geological map ( Figure 6 - 5 ), which illustrates the geographic extent of these units in the Almas area. 6 - 10

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 6 - 4: Tectono - Stratigraphic Column of Almas Region 6 - 11

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 6 - 5: Simplified Geological Map of the Almas Region 6 - 12

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

6.3.1 Paiol Mine

The Paiol mine is situated at the extreme north of the Brasília Fold Belt, at the base of the Riachão do Ouro Greenstone, which consists of oceanic volcanic rocks. These rocks were subjected to metamorphism, deformation, and hydrothermalism during the Paleoproterozoic collisional event, which provided migration of fluids mineralized in gold.

The main Paiol mineralized body extends approximately 650 m down dip, 1,250 m along strike, and has an average thickness of 30 m.

The orogenic mineralization is within a dextral transgressive fault marked by strong hydrothermal alteration. The alteration halos (Figure 6-6) from the margin to the center of the fault are summarized as follows: (i) Epidote zone (quartz-amphibole-chlorite schist and quartz-albite-chlorite schist with pyrrhotite + chalcopyrite, waste rock); (ii) Chlorite zone (quartz-calcite-chlorite schist with thick euhedral pyrite hanging and footwall); (iii) Ankerite zone (Chlorite-ankerite-quartz schist with disseminated fine pyrite + pyrrhotite, marginal halo, low grade); (iv) Sericite zone (sericite-ankerite-quartz schist with fine pyrite + pyrrhotite + arsenopyrite, central halo, medium grade); (v) Quartz zone (sericite-quartz schist with intense pyrite + pyrrhotite + arsenopyrite sulphidation, zone core, high grade).

Figure 6-6: Hydrothermal Alteration Halos of Paiol Mine


Central Halo (Medium Grade)
Central Halo (Medium Grade)
Marginal Halo (Low Grade)
Marginal Halo (Low Grade)
Waste Rock
Hangingwall
Zone Core (High Grade)
Footwall
Waste Rock
QSCX
QSCX
CDQX
CDQX
SDQX
SQX
SQX
SDQX
CDQX
QCCX
QSCX

Source: Aura 2024.

6.3.2 Vira Saia

The following material has been slightly modified from Ghazanfari et al. (2021).

The Vira Saia deposit is hosted in the granitic gneiss complex. These complexes are composed of isotropic to weakly foliated granitoid plutons which have been variably classified as tonalites, trondhjemites, granodiorites, quartz monzonites, amphibole-quartz diorite, and monzogranites. A second granitoid suite, composed of the same lithologies but containing biotite as the primary mafic mineral, is recognized in the region.

At Vira Saia, a shear zone (N45°W) developed in granodiorite controls brecciation, alteration and gold mineralization.

6-13

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 The main Vira - Saia deposit body has overall dimensions of approximately 200 m in the down dip direction, 350 m along strike and averages 15 m in thickness. Exploration has also identified three smaller zones designated: East Body, NW Body, and NW Extension Body. Hydrothermal alteration is well developed, and its intensity is proportional to the intensity of deformation in the granitic host rock. The outermost alteration zone is foliated and characterized by the appearance of muscovite, albite, and epidote. In an intermediate alteration zone, muscovite and albite still occur but are now associated with calcite and sulphide minerals, up to 1% by volume. Interfoliated quartz and recrystallized quartz veins with strong sericite on vein selvages occur in the core of the alteration zone. Sulphide mineralization is more intense in the central part of the alteration zone where very fine - grained pyrite occurs as inclusions in quartz and muscovite grains. 6.3.3 Cata Funda The following material has been slightly modified from Ghazanfari et al. (2021). The Cata Funda deposit is situated in the northern portion of the Almas Greenstone Belt, immediately southeast of the Almas town site. The deposit is hosted in metabasic and metasedimentary rocks that display hydrothermal alteration processes such as sericitization, carbonization, albitization and silicification. Host rocks are in contact with siliceous breccias and quartz - carbonate schists to the west and with tourmaline - bearing quartzites and metapelites of the Morro do Carneiro Formation to the northeast. The gold mineralization occurs primarily in the central portion of the structure which displays zoned alteration assemblages like that previously described for the Paiol deposit. The Cata Funda deposit has overall dimensions of approximately 240 m in the down dip direction, 230 m along strike and averages 10 m in thickness. Bedrock is typically overlain by 2 m to 6 m of red, argillaceous soil, weakly magnetic, with low percentages of quartz fragments and pisolites. Beneath the soil horizon is 8 m to 30 m of red to yellow saprolite, locally sericitic and mottled containing Fe - Mn - oxides on relict foliations and fractures. The saprolite overlies 2 m to 6 m of weathered and partially decomposed bedrock within which decimetre - sized fragments of fresh rock are preserved. The strongest gold mineralization at Cata Funda is associated with the schistose, sericite - ankerite - quartz (SDQX) alteration assemblage. The geological cross - sections show the significant thickness and grade continuity of the mineralized body at depth. 4. Mineralization The following material has been slightly modified from Ghazanfari et al. (2021). Gold in the Almas Greenstone Belt occurs in three different associations:  Gold associated with hydrothermally altered shear zones in basic to intermediate volcanic rocks.  Gold associated with hydrothermally altered banded iron formation.  Gold associated with smoky quartz veins in sheared granite gneiss. Gold mineralization is closely associated with mylonitic banding in shear zones that cut mafic - to - intermediate volcanic rocks, schists, and granite - gneiss, the latter being noted at the Vira Saia deposit. Gold occurs as free gold and as gold inclusions within sulphide minerals. Stronger gold mineralization is associated with faults and shear zones (Paiol and Cata Funda). 6 - 14

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 At Paiol and Cata Funda, individual mineralized shoots are shaped as lenses and/or anastomosing bodies within the shear zone. The mineralization shoots are typically steeply dipping and plunging lenses. Gold mineralization typically occurs in the centre of the alteration zone, associated with albite - quartz - ankerite (calcite) and the sulphide minerals, pyrite, chalcopyrite, and pyrrhotite. Some coarser grained gold has been observed at Cata Funda where it occurs primarily in quartz - carbonate veins within albite - sericite - pyrrhotite alteration envelopes developed in mafic to intermediate metavolcanic host rocks. At Vira Saia, gold is closely associated with sulphide - bearing, quartz - sericite - rich ultramylonites formed in the core of shear zones developed in granodiorite. Chalcopyrite and galena are very rare. The intensity of the hydrothermal alteration is proportional to the progressive deformation in the shear zone. Quartz veins typically have saccharoidal (sugary) textures, believed to have formed by dynamic crystallization in shear zones, suggesting a syntectonic timing of vein formation. The Vira Saia deposit belongs to the lode gold, orogenic deposit type, with predominant quartz - sericite - carbonate alteration surrounding quartz veins with low iron sulphide content (<2%). 6.5 Deposit Types The following material has been modified from Ghazanfari et al. (2021). The known gold occurrences in the Almas area are classified as orogenic, shear - hosted mesothermal gold deposits. Minor occurrences of lateritic or even placer gold are also found in the area but are typically small and not the target of current exploration. Mesothermal gold deposits are a distinctive type of gold deposits which are typified by many consistent features in space and time. The most typical characteristic of the deposits is their consistent association with deformed metamorphic terranes of all ages. Observations from the world’s preserved Archaean greenstone belts and most recently active Phanerozoic metamorphic belts indicate a strong association of gold and greenschist facies rocks, however, some significant deposits occur in higher metamorphic grade Archaean terranes or in lower metamorphic grade domains within the metamorphic belts of a variety of geological ages. Pre - metamorphic protoliths for the auriferous Archaean greenstone belts are predominantly volcano - plutonic terranes of oceanic back - arc basalt and felsic to mafic arc rocks. Clastic marine sedimentary rock - dominant terranes that were metamorphosed to graywacke, argillite, schist, and phyllite host younger mineralization and are important in some Archaean terranes. These deposits are typified by quartz - dominant vein systems with less than or equal to 3% to 5% sulphide minerals, mainly Fe - sulfides, and less than 5% to 15% carbonate minerals. Albite, white mica or fuchsite, chlorite, scheelite, and tourmaline are also common gangue phases in veins in greenschist - facies host rocks. Vein systems may be continuous along a vertical extent of one to two kilometres with little change in mineralogy or gold grade. Mineral zoning does occur, however, in some deposits. Au/Ag ratios range from 10 (normal) to 1 (less common), with mineralization in places being in the veins and elsewhere in sulphurized wallrocks. Deposits exhibit strong lateral zonation of alteration phases from proximal to distal assemblages on scales of metres. Mineralogical assemblages within the alteration zones and the width of these zones generally vary with wallrock type and crustal level. Most commonly, carbonates include ankerite, dolomite, or calcite; sulfides include pyrite, pyrrhotite, or arsenopyrite; alkali metasomatism involves sericitization or, less commonly, formation of fuchsite, biotite, or K - feldspar and albitization and mafic minerals are highly chloritized. Amphibole or diopside occur at progressively deeper crustal levels and carbonate minerals are less abundant. Sulphidation is extreme in banded iron formation and Fe - rich mafic host rocks. 6 - 15

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 The orogenic gold deposits targeted in current exploration in the Almas Project are hosted in Paleoproterozoic rocks, typically metabasalts and metasediments (commonly called greenstones). Exploration has also identified gold mineralization in granitic intrusives or granitoids, as in the case of the Vira Saia deposit. In all cases, the rocks have been metamorphosed to greenschist or lower amphibolite facies. Mineralization invariably forms along faults or shear zones; typically, the larger mineralized areas correlate with the larger shear zones. Also, flexures and intersection zones, where faults or shears cross, generally correspond to prime sites for these deposits. The shear zones hosting gold mineralization typically show strong brecciation and mylonitization of the host rocks ( Figure 6 - 7 ). Alteration of the host rocks is generally localized along the structural zones and is mainly silicification along with widespread carbonatization, potassic alteration, sericite alteration, and pyritization. Gold occurs in association with sulphides in quartz veins and veinlets. Sulphides are primarily pyrite with trace amounts of arsenopyrite, galena, and chalcopyrite. Gold is primarily free gold with an estimated 10% to 40% attached to sulphides, depending on location. Gold is primarily micron sized, though visible gold is locally present. Exploration methods in the district typically start with magnetic surveys to identify major structures and magnetic alteration, followed by field mapping and soil sampling. IP surveys are often employed to further identify structures or resistive bodies. Trenching and drilling are used in the final phases. Figure 6 - 8 shows a typical schematic cross section through the various deposits of the Project. 6 - 16

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 6 - 7: Schematic Section Showing the Main Shear Zone at Paiol and the Surrounding Modelled Hydrothermal Halo 6 - 17

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 6 - 8: Schematic Cross Section Showing the Main Deposits of the Almas Project 6 - 18

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 1. Exploration 2. Exploration Aura did not complete any exploration activities between 2018 and 2025 except drilling, the results of which are discussed in Section 7.2 Drilling. The soil sampling and geological mapping procedures were updated in 2023. Soil sampling continues on the property using a robust sampling grid technique. Samples of 0.5 kg to 2 kg focus on in situ soil as this is the product of the alteration of the underlying rocks (parent rock) and provide specific information about the material immediately beneath the sample. Figure 7 - 1 outlines regional soil sampling results in relation to some exploration drill targets. Through geological mapping the Aura team continues to record information about the lithology, texture, mineralogy, degree of alteration, and structures. The main objective is to observe, survey, and analyze attributes that make up the geological physical environment through fieldwork. Figure 7 - 2 compares results from a regional geologic mapping program with a geophysical survey. Along with mapping, field or chip samples of approximately one kilogram are collected at points of interest. Together with soil sampling, geological mapping drives target generation for future drill programs. 7 - 1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 7 - 1: Regional Soil Sampling 7 - 2

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 7 - 2: Geological Mapping and Geophysical Study Comparison 7 - 3

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 The SLR QP notes that exploration thus far has been primarily designed to identify near - surface prospects. The deeper, covered areas of the Project area have yet to be explored. Due to the generally flat terrain and thick soil or saprolite cover, only a small portion of the Project area has been adequately covered by exploration. Greenstone gold deposits typically have a large vertical extent and the potential for underground targets is high. 7.1.1 Planned Exploration Aura has a robust exploration plan for 2026 through 2027 aimed at expansion of current Mineral Resources, conversion of Mineral Resources to Mineral Reserves, and an increase of confidence of grade continuity regionally and near mine targets outlining critical and strategic scenarios for exploration drill programs. Critical scenarios refer to short/medium term LOM focused on upgrading and extending existing Mineral Resources at Paiol, Vira Saia, and Cata Funda, and long term LOM including regional target generation, drilling of ready targets, and delineation drilling. The strategic scenario refers to a more flexible results driven initiative including special projects and follow - up to significantly positive results from critical scenarios. 7 - 4

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 2. Drilling 1. Summary Drilling on the Project has been conducted in phases by several companies since 1982. Aura’s drilling started in 2023. Total drilling at the deposits with Mineral Resources, Paio, Vira Saia, and Cata Funda, consists of 944 diamond drill holes (DDH) totalling 154,837 m and 2,588 reverse circulation (RC) drilling totalling 119,919 m. Approximately 56% of the metreage is from DDH with the remaining 43% being from RC holes. A drilling summary for the deposits with Mineral Resources, up to and including all drilling information available at November 5, 2025, is presented in Table 10 - 1 and illustrated in Figure 7 - 3 . Drilling programs at the Almas deposits have been focused on:  Infill drilling at Paiol to further define known resources,  Expansion drilling at Vira Saia and Cata Funda to test continuity of current resource along strike and down dip. 7 - 1

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Table 7-1: Summary of Almas Drilling at the Deposits with Mineral Resources

Area		Time Period	CN No. Holes	CN Depth (m)	DDH No. Holes	DDH Depth (m)	PF No. Holes	PF Depth (m)	RC No. Holes	RC Depth (m)	TC No. Holes	TC Depth (m)	TRADO No. Holes	TRADO Depth (m)	Total No. Holes	Total Depth (m)
Historical Drilling																
Cata Funda		1982-2011			174	20,335.08			168	9,048.57					342	29,383.6
Paiol	*Long term*	1986 - 2012			484	74,565.68			417	20,205.50			8	41.75	909	94,812.93
	Heap Leach	2010							59	728.00			166	1,215.15	225	1,943.15
Vira Saia					198	26,901.85										
Total Historical					856	121,802.61			644	29,982.07			174	1,256.90	1,674	153,041.58
Aura Drilling																
Cata Funda		2023-2025			5	1,227.95			28	2,520					33	3,747.95
Paiol	*Long term*	2023-2025			63	29,192.91							8	41.75	71	29,234.66
	Short term	2023-2025	6	140.49			140	1,724	1,570	82,241	61	986.71			1,777	85,092.20
	Heap Leach	2023-2025							346	5,176.00					346	5,176.00
Vira Saia		2023-2025			20	2,614.00									20	2,614.00
Total Aura			6	140.49	88	33,034.56	140	1,724	1,944	89,937.00	61	986.71	8	41.75	2,589	125, 864.51
Total			6	140.49	944	154,837.17	140	1,724	2,588	119,919.07	61	986.71	174	1,256.90	3,893	278,906.09

Notes:
CN: Channel
DDH: Diamond drilling
PF: Blasthole
RC: Reverse circulation
TC: Trenches
TRADO: Auger holes

7-2

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 7 - 3: Aura Drilling Location Map (Cata Funda, Paiol, Vira Saia) 7 - 3

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Drilling at the other prospects on the property has been carried out since 2021 and consists of 101 DDH totalling 20,478 m. This drilling has been focused on regional exploration targets with favourable geology.

Table 7-2 outlines all exploration drilling at the other prospects completed by Aura from 2021 to the end of 2025. Figure 7-4 depicts these regional drill targets in relation to the town of Almas and the Almas deposits (Paiol, Vira Saia, and Cata Funda).

The SLR QP notes that not all of these targets are fully developed. Some of the targets are described in the following sections.

Table 7-2: Summary of Almas Exploration Drilling at other Prospects from 2021 to 2025 by Target

Target	Time Period	Number of Holes	Length (m)
Morro do Carneiro	June 2021-October 2022	20	4,952
Batalha	July 2023- August 2023	3	739
Beja	June 2023	3	705
Espinheiro	May 2023- August 2025	7	1,430
Ijuí	August 2022	4	1,289
Jacaré	June 2023	3	610
Largatixa	October 2022-July 2023	5	1,979
Misericórdia	September 2023-June 2025	3	633
Nova Prata	September 2022-July 2025	21	5,952
Pixuri	July 2023- August 2023	2	479
Poço do Ouro	September 2023- June 2024	5	1,021
Quirino	May 2023	3	362
São Miguel	August 2023- May 2024	9	1,858
Terra Vermelha	July 2023	2	151
Umburana	July 2024	2	297
Jacobina	2025	9	2,035
Total	**June 2021- October 2025**	**101**	**20,478**

7-4

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 7 - 4: Aura Drill Targets 2021 - 2025 7 - 5

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 2. Deposit Drilling 2025 1. Paiol Mine In 2025, a total of 32 DDHs for 11,435.40 m were drilled at the Paiol Mine. Conventional diamond drilling was carried out to support the conversion of Inferred Mineral Resources to the Indicated category, primarily targeting the southern portion of the Paiol deposit below the Mineral Resource pit shell, where stopes have been designed as potential mining opportunities associated with the development of the Paiol Underground (UG) exploratory ramp. Directional drilling was completed with the objective of intersecting the plunge of the Paiol UG mineralized shoot, in order to tighten drill spacing, improve geological continuity, and further support the conversion of Inferred Mineral Resources to the Indicated category, where additional stopes are planned. Figure 7 - 5 illustrates the location of the drill holes completed at the Paiol Mine and Figure 7 - 6 shows a representative cross section through the deposit. Table 7 - 3 summarizes significant intercepts from conventional diamond drilling completed in 2025 and Table 7 - 4 summarizes significant intercepts from directional diamond drilling completed in 2025. Results from conventional drilling confirmed the presence of a mineralized body beneath the Mineral Resource pit in the southern portion of the deposit that has potential to be mined . In addition, this drilling program supported the conversion of Inferred Mineral Resources to the Indicated category . Results from the directional drilling demonstrated continuity of mineralisation at depth. Figure 7 - 6 shows that the hydrothermal alteration halo can be clearly observed within the basal mafic rocks of the Riachão do Ouro Greenstone Belt. The core of this transpressive shear zone hosts the high - grade mineralized body (SDQX/SQX), which remains open at depth. Directional drill holes are planned for 2026 targeting the down - plunge continuation of the mineralization. 7 - 6

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 7 - 5: Paiol Mine Drill Hole Plan 7 - 7

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 7 - 8 Figure 7 - 6: Representative Cross Section through the Paiol Mine Source: Aura 2026.

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Table 7-3: Significant Intercepts from Paiol 2025 Conventional Diamond Drill Program

Hole	From (m)	To (m)	Length (m)	Au (g/t)
PAI-022	573.65	590.50	16.85	0.70
	586.50	590.50	4.00	2.00
	708.00	716.00	8.00	0.82
	713.25	715.00	1.75	2.30
PAI-023	628.15	631.20	3.05	0.83
	645.20	646.20	1.00	2.80
PAI-024	509.65	572.95	63.30	0.65
	509.65	510.65	1.00	15.84
	530.70	531.70	1.00	1.37
	537.40	538.40	1.00	1.63
	543.15	544.15	1.00	1.27
	552.25	553.25	1.00	5.79
	559.25	560.25	1.00	1.04
PAI-025	595.45	602.45	7.00	0.71
	595.45	597.45	2.00	1.30
	601.45	602.45	1.00	1.10
PAI-026	272.70	288.85	16.15	2.03
	279.85	285.85	6.00	3.90
PAI-027	220.00	229.10	9.10	0.73
	223.10	226.10	3.00	1.13
PAI-028	327.35	352.55	25.20	0.53
	331.80	334.80	3.00	1.22
	347.85	352.55	4.70	1.14
PAI-029	260.35	270.65	10.30	1.10
	260.35	261.35	1.00	6.46
	269.65	270.65	1.00	1.25
PAI-030	144.25	180.45	36.20	0.50
	150.25	151.25	1.00	1.73
	160.25	163.25	3.00	2.61
PAI-031	244.20	263.40	19.20	0.58
	244.20	245.20	1.00	1.56
	253.40	256.40	3.00	1.40
	262.40	263.40	1.00	1.00
PAI-032	222.40	234.30	11.90	0.44
	232.40	233.40	1.00	1.36
PAI-033	205.45	231.75	26.30	0.39
	214.45	217.45	3.00	1.06
PAI-034	237.05	245.05	8.00	0.95
	237.05	240.05	3.00	1.64

7-9

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Table 7-4: Significant Intercepts from Paiol 2025 Directional Diamond Drill Program

Hole	From (m)	To (m)	Length (m)	Au (g/t)
PAI-014-D1B	571.50	595.00	23.50	0.84
	571.50	572.50	1.00	2.58
	579.40	580.40	1.00	5.69
	588.40	589.00	0.60	2.41
	594.00	595.00	1.00	3.65
PAI-015-D1	662.05	685.20	23.15	0.73
	662.05	664.05	2.00	1.55
	667.05	668.05	1.00	1.64
	671.80	672.80	1.00	1.43
	677.80	679.20	1.40	1.52
	683.20	685.20	2.00	2.89
PAI-014-D2	588.90	617.75	28.85	0.86
	588.90	589.90	1.00	1.40
	605.35	614.75	9.40	1.46
	606.35	608.75	2.40	3.61
	613.75	614.75	1.00	3.33
PAI-015-D2B	712.65	736.15	23.50	0.89
	715.00	716.00	1.00	1.69
	719.00	719.95	0.95	3.78
	733.15	736.15	3.00	2.51
PAI-020-D1	581.95	632.50	50.55	0.80
	585.95	597.10	11.15	2.86
	585.95	591.75	5.80	4.20
PAI-021-D1B	644.05	704.30	60.25	0.97
	666.05	685.05	19.00	1.69
	680.55	685.05	4.50	5.37
PAI-020-D2	619.25	670.15	50.90	0.89
	623.25	636.25	13.00	2.60
	633.10	636.25	3.15	4.85
PAI-021-D2	701.50	749.30	47.80	0.81
	704.30	733.25	28.95	1.15
	704.30	711.30	7.00	2.44
	704.30	706.30	2.00	4.38
	710.30	711.30	1.00	7.14

7-10

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

7.2.2.2 Cata Funda

In 2025, a total of five DDHs were completed at the Cata Funda deposit, totalling 1,227.95 m drilled. The objective of this drilling program was to support the conversion of Inferred Mineral Resources to the Indicated category in the area between the resource pit and the reserve pit. Figure 7-7 illustrates the location of the drill holes and Figure 7-8 shows a representative cross section through the deposit.

Significant intercepts from this drilling are shown in Table 7-5. All drill holes intersected mineralized intercepts above 1.0 g/t Au. Drill holes located in the central portion of the resource pit returned higher grades and greater thicknesses, notably drill holes CTF-002 and CTF-003. In contrast, drill holes located along the margins of the pit show a significant decrease in both thickness and grade of the mineralized body.

Table 7-5: Significant Intercepts from the Cata Funda 2025 Diamond Drill Program

Hole	From (m)	To (m)	Length (m)	Au (g/t)
CTF-001	162.70	165.70	3.00	1.30
	164.70	165.70	1.00	3.23
	172.70	176.70	4.00	0.75
	175.70	176.70	1.00	1.96
	186.80	190.80	4.00	1.16
	189.80	190.80	1.00	3.01
CTF-002	47.75	55.75	8.00	1.25
	175.00	208.15	33.15	0.88
	194.00	208.15	14.15	1.88
	195.00	202.00	7.00	3.37
CTF-003	231.45	242.80	11.35	1.34
	237.45	241.80	4.35	2.32
CTF-004	197.65	206.35	8.70	1.03
	201.80	202.80	1.00	2.89
CTF-005	150.25	153.80	3.55	0.74
	152.35	154.80	2.45	1.48

7-11

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary SLR Project No.: 305.012406.00001 Figure 7 - 7: Cata Funda Drill Hole Plan 7 - 12

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary SLR Project No.: 305.012406.00001 Figure 7 - 8: Representative Cross Section through the Cata Funda Deposit Source: Aura 2026. 7 - 13

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary SLR Project No.: 305.012406.00001 7 - 14 7 . 2 . 2 . 3 Vira Saia Located approximately five kilometres from the Paiol mine ( Figure 7 - 9 ), the Vira Saia deposit is situated within a granodioritic dome of the Serra das Areias Suite, associated with a shear zone (strike - slip fault) discordant to the trend of the Riachão do Ouro Greenstone Belt . In 2025, a total of 20 drill holes totalling 2,614 m were drilled. The location of the drill holes is shown in Figure 7 - 9 and a representative cross section is shown in Figure 7 - 10 . The primary objective of this program was to support the conversion of Inferred Mineral Resources to the Indicated category within the resource pit located northwest of the reserve pit, as illustrated in the map and cross section below. A secondary objective was to test the southeastern continuity of the main Vira Saia shear zone, as well as to evaluate the presence of potential parallel and/or secondary shear zones. Analytical results are currently available for only eight drill holes and the remaining 27 drill holes are still stored at the exploration core facility. All outstanding assay results are expected to be received by the end of Q1. Initial results are summarized in Table 7 - 6 and show several encouraging mineralized intercepts, including drill holes VRS - 019, VRS - 022, and VRS - 024, which demonstrate the continuity of the mineralized body at greater depths, with favourable thicknesses and grades. However, other drill holes returned results below expectations, characterized by shorter intercepts and lower grades, such as drill hole VRS - 025. These results may indicate vertical and lateral discontinuities within the mineralized body. Geological cross sections are still being prepared to improve the overall understanding of the Vira Saia deposit, including the section through drill hole VRS - 023, for which fire assay results are not yet available. Particular attention is drawn to drill hole VRS - 032, located along the southeastern strike of the reserve pit, which returned an intercept of 19 m at 1.2 g/t Au. This result confirms the continuity of the mineralized body and may support a potential expansion of the reserve pit.

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 7 - 9: Vira Saia Drill Hole Plan 7 - 15

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 7 - 10: Representative Cross Section through the Vira Saia Deposit Source: Aura 2026. 7 - 16

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Table 7-6: Significant Intercepts from Vira Saia Drilling 2025

Hole	From (m)	To (m)	Length (m)	Au (g/t)
VRS-019	17.70	21.70	4.00	0.37
	20.70	21.70	1.00	1.10
	33.70	34.50	0.80	0.64
	50.10	58.85	8.75	0.41
	50.10	51.10	1.00	1.71
	80.35	90.10	9.75	1.11
	80.35	87.45	7.10	1.82
	132.35	133.35	1.00	1.49
VRS-020	62.30	64.30	2.00	0.33
	72.75	75.75	3.00	0.68
	73.75	74.75	1.00	1.12
	128.15	132.40	4.25	0.42
	128.15	129.4	1.25	1.33
	156.95	158.95	2.00	0.32
VRS-021	223.50	239.50	16.00	0.32
	235.50	236.50	1.00	1.16
	238.50	239.50	1.00	1.28
	262.20	263.75	1.55	0.47
VRS-022	171.75	193.65	21.90	0.88
	179.35	182.35	3.00	1.78
	188.35	193.65	5.30	2.27
	202.65	203.65	1.00	0.82
	210.50	211.50	1.00	0.36
VRS-023	251.90	289.70	37.80	0.62
	260.90	262.90	2.00	1.99
	271.15	272.15	1.00	1.92
	279.15	280.15	1.00	3.49
VRS-024	130.80	132.80	2.00	1.96
	131.80	132.80	1.00	3.36
	179.90	190.95	11.05	1.52
	179.90	181.90	2.00	2.34
	188.95	189.95	1.00	11.29
VRS-025	128.60	130.70	2.10	0.58
	151.70	152.70	1.00	0.64
VRS-032	65.00	84.00	19.00	1.22
	66.00	67.00	1.00	8.13
	71.00	72.00	1.00	8.56
	77.00	79.00	2.00	2.14

7-17

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Hole	From (m)	To (m)	Length (m)	Au (g/t)
VRS-042	26.35	39.95	13.60	0.42
	37.95	39.95	2.00	1.25
	55.65	80.65	25.00	0.66
	55.65	59.65	4.00	2.03
	66.65	67.65	1.00	2.49
	73.65	74.65	1.00	1.92
	77.65	78.65	1.00	1.61
	89.15	90.15	1.00	0.67
	99.15	100.15	1.00	0.39

7.2.3 Regional Target Drilling (2021 to 2025)

7.2.3.1 Morro do Carneiro Target

The Morro do Caneiro target is located near the city of Almas and approximately 15 km north of the Paiol mine (Figure 7-11). It is situated within the metavolcano-sedimentary rocks at the top of the Riachão do Ouro Greenstone Belt (Morro do Carneiro Formation). The gold mineralization is primarily hosted in metachert tourmaline (guide layer), with intercalations of felsic metavolcanic rocks, embedded in carbonaceous metaritmites. Overlying these metavolcano-sedimentary rocks are layers of metabasalts from the Córrego do Paiol Formation, suggesting that the area lies on the inverted flank of a major fold.

Rio Novo completed 30 exploration drill holes, which subsequently guided a drilling program completed by Aura in 2021 and 2022. A total of 20 DDHs were drilled, totalling 4,952 m.

Several positive results were obtained, with high-grade intercepts (>1 g/t Au) encountered, however, high-grade intercepts are always intercalated with lower-grade intervals, indicating the geological complexity of the target. The area is characterized by numerous lithological intercalations, as well as a structural arrangement indicating an overlapping fold system (Figure 7-12). Additionally, there is potential to extend the mineralization along the northwest strike and further drilling is required to test the extents and continuity of the mineralization. Some positive results from the drill program are outlined in Table 7-7.

7-18

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 7 - 11: Drill Holes in the Morro do Carneiro Target 7 - 19

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 7 - 12: Cross Section of Morro do Carneiro Target with Significant Intercepts 7 - 20

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Table 7-7: Significant Intercepts from Morro do Carneiro Exploration 2021

Hole	From (m)	To (m)	Length (m)	Au (g/t)
FCD-031	15.00	17.00	2.00	1.10
	113.20	119.50	6.30	1.51
	115.20	116.20	1.00	5.00
	140.00	161.00	21.00	0.60
	140.80	143.55	2.75	1.80
	159.15	160.00	0.85	1.90
FCD-032	78.35	79.60	1.25	1.10
	128.20	129.35	1.15	1.90
FCD-034	136.20	151.35	15.15	0.38
	142.40	143.35	0.95	1.14
	173.00	174.05	1.05	1.20
FCD-037	42.00	46.15	4.15	1.18
	42.00	43.00	1.00	2.70
	82.25	84.95	2.70	0.88
	82.25	83.25	1.00	1.20
FCD-038	120.55	121.90	1.35	3.20
	282.30	283.75	1.45	1.23
FCD-040	155.50	166.10	10.60	1.58
	159.30	164.30	5.00	2.93
FCD-041	152.85	153.85	1.00	5.30
FCD-043	89.25	94.25	5.00	0.94
	91.25	93.25	2.00	1.70
	137.00	137.60	0.60	1.52
	254.15	256.15	2.00	1.15
	265.30	268.65	3.35	0.83
	267.30	268.65	1.35	1.22
FCD-046	136.60	137.60	1.00	1.40
	193.65	198.00	4.35	0.82
	197.00	198.00	1.00	1.82
FCD-048	93.70	95.40	1.70	1.35
	100.70	101.40	0.70	1.26
	121.10	124.15	3.05	0.80
FCD-050	88.85	95.00	6.15	0.89
	93.85	95.00	1.15	3.07
	102.65	122.65	20.00	0.33
	109.65	110.65	1.00	1.30
	286.80	293.80	7.00	0.58
	290.80	291.80	1.00	1.48

7-21

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Hole	From (m)	To (m)	Length (m)	Au (g/t)
FCD-051	101.50	102.50	1.00	1.40
	189.80	190.80	1.00	10.90
FCD-053	157.70	170.80	13.10	0.57
	161.70	166.25	4.55	1.20

7.2.3.2 Nova Prata Target

Located approximately 10 km southeast of the Paiol mine, the Nova Prata target is found in the upper portion of the Córrego do Paiol Formation, characterized by intercalations of mafic rocks (metabasalts) with intermediate rocks.

Drilling began in 2022, with three drill holes completed. In 2023, an additional four holes were drilled, followed by six more in 2024, resulting in a total of thirteen drill holes and 3,057.75 m of diamond drilling. These results suggested the presence of mineralization with associated hydrothermal alteration similar to that observed at the Paiol mine.

A further eight diamond holes totaling 1,914.20 meters were drilled in 2025. The drill hole locations are shown in Figure 7-13 and a representative cross section is shown in Figure 7-14.

Significant results from the drilling are presented in Table 7-8 and are depicted in Figure 7-14.

Six drill holes intersected mineralization with intercepts above 1.0 g/t Au and delineate a zone of intense hydrothermal alteration characterized by strong sulfidation and silicification, hosted within metabasalts with intercalations of metadacite. Conversely, some drill holes returned short, low-grade intercepts, such as NPT-021 and NPT-026, which may represent structural offsets or discontinuities along the northern strike of the mineralized body.

Further drilling is planned in the Quilombola Lajeado area but is pending authorization from the regulatory authorities, *Instituto Nacional de Colonização e Reforma Agrária* (INCRA) to allow exploration activities to proceed in this area.

Table 7-8: Significant Results from Nova Prata Exploration 2025

Hole	From (m)	To (m)	Length (m)	Au (g/t)
NPT-019	39.80	40.80	1.00	0.80
	60.40	115.90	55.50	0.61
	89.35	115.90	26.55	1.04
	102.85	113.90	11.05	1.70
	109.90	113.90	4.00	3.27
	144.05	147.05	3.00	1.05
NPT-020	69.45	70.45	1.00	0.75
	78.45	79.45	1.00	0.5
	88.45	128.80	40.35	0.31
	97.45	98.45	1.00	3.94
	125.80	126.80	1.00	4.3
	171.70	174.70	3.00	1.17
	171.70	172.70	1.00	2.82

7-22

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Hole	From (m)	To (m)	Length (m)	Au (g/t)
	184.70	185.70	1.00	0.97
NPT-021	15.65	16.65	1.00	0.98
	40.75	41.75	1.00	0.64
	80.80	82.80	2.00	0.44
	154.80	155.80	1.00	0.50
NPT-022	82.50	108.10	25.60	0.21
	82.50	86.10	3.60	0.83
	82.50	83.10	0.60	2.80
	104.10	108.10	4.00	0.42
NPT-024	141.30	186.30	45.00	0.20
	145.30	146.30	1.00	1.87
	202.15	203.15	1.00	0.31
	237.60	240.60	3.00	0.72
	237.60	238.60	1.00	1.77
NPT-025	95.50	96.50	1.00	0.54
	132.40	133.40	1.00	0.30
	162.00	163.00	1.00	0.56
	182.55	183.55	1.00	0.34
	235.15	246.00	10.85	0.45
	235.15	236.15	1.00	1.73
	244.00	245.00	1.00	1.29
NPT-026	189.40	190.40	1.00	0.37
NPT-027	109.90	110.90	1.00	0.34
	156.25	160.15	3.90	0.45
	158.15	159.15	1.00	1.32
	183.00	183.55	0.55	1.42
	249.40	250.40	1.00	0.32

7-23

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 7 - 13: Nova Prata Drill Hole Map Source: Aura 2026. 7 - 24

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 7 - 25 Figure 7 - 14: Representative Cross Section through the Nova Prata Deposit Source: Aura 2026.

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

7.2.3.3 Lagartixa Target

The Lagartixa target is located within the same geological context as the Vira Saia deposit, specifically within a granodioritic dome of the Serra das Areias Suite, where shear zones are discordant to the trend of the Riachão do Ouro Greenstone Belt. The map in Figure 7-15 illustrates the location of the Lagartixa target in relation to the Paiol mine, as well as the locations of the completed drill holes.

A total of six drill holes have been completed by Aura in 2022 and 2023, totalling 1,979 m of drilling. Notable intersections indicate the presence of mineralization with characteristics similar to those observed at Vira Saia. This includes a mylonitized granodiorite with oxidized to fresh pyrite sulphidation, and the presence of free gold associated with quartz veins (Figure 7-16). Significant intercepts from the drilling are shown in Table 7-9.

No further drilling has been completed at this deposit since 2023.

Table 7-9: Significant Results from Lagartixa Target Exploration Program 2022 and 2023

Hole	From (m)	To (m)	Length (m)	Au (g/t)
LGX-001	25.40	26.40	1.00	6.90
LGX-002	98.80	100.80	2.00	9.74
	99.80	100.80	1.00	18.10
LGX-003B	128.20	129.20	1.00	0.44
LGX-004	58.50	65.50	7.00	0.65
	64.50	65.50	1.00	2.00
	92.50	93.50	1.00	1.70
LGX-005	27.55	37.55	10.00	0.36
	30.55	31.55	1.00	1.59
	73.70	74.70	1.00	1.60
	103.35	113.35	10.00	1.21
	103.35	106.35	3.00	1.96

7-26

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 7 - 15: Location of Drill Holes for Lagartixa Target 7 - 27

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 7 - 16: Lagartixa Mineralization with Drilling Results 7 - 28

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

7.2.3.4 Espinheiro Target

The Espinheiro target is located within the same greenstone belt as the Nova Prata target, approximately 12 km from the Paiol mine (Figure 7-17). The geological context of the gold mineralization is characterized by intercalations of mafic rocks (metabasalt) with intermediate rocks (metadacite), indicating a higher portion of the Córrego do Paiol Formation.

Four diamond drill holes were drilled in 2023 and 2024, totalling 867.90 m. In 2025 a further three diamond holes were drilled totaling 559.75 m. The drill hole locations are shown in Figure 7-17. The primary objective of this program was to test the northern strike extension of the target area, where positive soil geochemistry results were received.

The results in Table 7-10 were below expectations.

Table 7-10: Significant Intercepts from Espinheiro Target Exploration 2025

Hole	From (m)	To (m)	Drilled Length (m)	Au (g/t)
EPN-005	66.10	70.10	4.00	0.24
	102.25	103.25	1.00	0.93
	125.50	130.50	5.00	0.35
	139.50	142.50	3.00	0.36
EPN-006	61.80	62.80	1.00	0.41
EPN-007	0.00	4.50	4.50	0.43

7-29

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 7 - 30 Figure 7 - 17: Location of Drill Holes for Espinheiro Target Source: Aura 2026.

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 7 - 31 7.2.3.5 Poço do Ouro Target The Poço do Ouro target is located approximately 30 km south of the Paiol mine. Similar to the Nova Prata and Espinheiro targets, the mineralization is associated with the upper portion of the Córrego do Paiol Formation, where intercalations of metabasalt and metadacite occur. However, a unique feature of the Poço do Ouro target is that the intercepted mineralized zone is also associated with possible metarhyolites, exhibiting pyrite + chalcopyrite sulphidation, along with tourmaline veining . A total of five drill holes were completed by Aura in 2023 and 2024 for 1 , 021 . 85 m of drilling ( Figure 7 - 18 ) . Some program highlights are shown in Table 7 - 11 . Table 7 - 11 : Significant Intercepts from Poço do Ouro Exploration 2023 and 2024 Au (g/t) Length (m) To (m) From (m) Hole 0.36 7.95 171.95 164.00 PÇO - 001 0.68 1.55 180.50 178.95 1.04 1.00 179.95 178.95 0.47 1.00 207.00 206.00 0.45 14.20 38.60 24.40 PÇO - 002 1.20 3.00 37.60 34.60 4.50 1.00 75.15 74.15 PÇO - 003 1.10 7.00 103.75 96.75 3.40 1.00 101.75 100.75 1.10 2.00 28.70 26.70 PÇO - 004 1.90 1.00 27.70 26.70 0.30 0.95 40.60 39.65 2.00 1.00 129.20 128.20 PÇO - 005 0.60 1.00 169.75 168.75 0.80 1.00 180.50 179.50

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 7 - 32 Figure 7 - 18: Location of Drill Holes for Poço do Ouro Target

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

7.2.3.6 Jacobina Target

Located approximately 10 km south of the Paiol mine, the Jacobina Target occurs within the upper portion of the Córrego do Paiol Formation, which is characterized by metadacites with intercalations of metabasalts. Mineralization is directly associated with sulfide mineralization dominated by pyrite and arsenopyrite, as well as quartz veins hosting free gold.

Approval for the extension of the Exploration Permit ANM No. 864.613/1994 for a further three years was received on April 23, 2025 and subsequently a total of nine drill holes were completed, totalling 2,035.55 m. The drill hole locations are shown in Figure 7-19.

Analytical results are currently available for only three drill holes and the remaining results are expected at the end of Q1 2026.

These results indicate the presence of a hydrothermal alteration zone (>30 m) with grades reaching up to 19 g/t Au, possibly associated with the presence of free gold observed in other intervals of these drill holes (Table 7-12).

Table 7-12: Significant Intercepts from Jacobina Exploration 2025

Hole	From (m)	To (m)	Length (m)	Au (g/t)
JCB-001	31.85	69.20	37.35	0.82
	31.85	32.85	1.00	1.00
	39.75	41.20	1.45	1.70
	56.20	61.20	5.00	5.10
	86.05	87.05	1.00	0.51
	94.05	95.05	1.00	0.42
	100.05	101.05	1.00	0.36
	110.30	114.30	4.00	0.36
JCB-002	78.90	79.40	0.50	0.37
	118.90	137.90	19.00	0.71
	118.90	121.90	3.00	3.60
	135.50	137.90	2.40	1.17
JCB-004	98.40	99.40	1.00	1.06
	103.40	104.40	1.00	1.17
	112.45	113.45	1.00	0.98
	118.45	119.45	1.00	0.44
	200.90	202.90	2.00	1.02

7-33

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 7 - 34 Figure 7 - 19: Drill Plan for the Jacobina Target Source: Aura 2026.

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 4. Drilling Procedures Drilling on the Almas Project has been completed in various campaigns since 1985 by the VALE – METAGO joint venture, Santa Elina, Mineração Apuã, Rio Novo, and Aura. The main drilling methods included diamond core and RC drilling . Drilling collars were surveyed with SAD 1969 datum. Early holes were located by GPS and were re - surveyed by Total Station. Downhole surveys were carried out using GyroMaster, Stockholm Precision Tools. Historically, core drilling used was a combination of HQ size (63.5 mm diameter) and NQ size (47.6 mm diameter). Drilling employed standard wireline methods and generally used split core tubes. Oriented core was taken where possible to allow accurate structural measurements. Drilling angles were in the range of 45  to 70  to intersect the structure and gold zones as near - perpendicular as possible. Aura completed downhole surveys on all the core holes using Maxibor instrumentation, a standard international tool. Downhole surveys completed by Rio Novo, VALE, and Mineração Apuã were also available for their core drilling programs. The RC drilling sampling has been carried out each metre; each advanced metre is homogenized and collected. One half of each sample is sent to the laboratory, the other half is maintained in the core shed. The auger drilling sampling has been carried out every metre; each advanced metre is homogenized and collected. Half of each sample is sent to the laboratory; the other half is maintained in the core shed. The blasthole sampling has been carried out every one metre or 2.5 m, depending on the sampling method used. Further details are provided in the following subsections that describe the drilling, logging, and sampling procedures used by Rio Nova and Aura. 1. Previous Work (2010 – 2012) The protocols described below have been compiled from information provided in Ghazanfari et al. (2021). This report incorporates data from RPM (2016). Rio Novo utilized data exclusively from diamond core drilling for resource estimation in RPM (2016), therefore, the following discussion pertains primarily to diamond core sampling procedures. Between 2010 and 2012, diamond core drilling was conducted by SGS Geosol Drilling Ltda. (Geosol) under contract with Rio Novo. Geosol drilling crews were responsible for extracting the core, placing it into wooden core boxes, and sealing the boxes with tape or straps before transport. The core was transported by truck to Rio Novo’s core processing facility located at the former Paiol mine. Upon arrival at the core processing facility, the core was laid out, washed, and photographed. Logging and sample interval marking were carried out by Rio Novo geologists. Sample intervals were typically one metre in length but could vary based on specific sampling requirements or geological features, with maximum intervals of 1.5 m and minimum intervals of 0.5 m. Core logging included lithological, alteration, mineralization zone, structural, and geotechnical data. Structural and geotechnical observations included foliation, fractures, vein orientation, and faults. Wherever possible, oriented core samples were collected to improve structural accuracy. Core recovery and Rock Quality Designation (RQD) were measured and calculated for all drill intervals. 7 - 35

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Core cutting was performed under the supervision of Rio Novo geologists by Geosol personnel using diamond - impregnated cutting saws, an industry standard. To the extent possible, the core was cut perpendicular to major vein orientations. Geosol bagged the samples according to Rio Novo's protocols, placing them in plastic bags marked with both electronic barcodes and handwritten labels. Each sample bag included one barcode tag inside and one outside the bag. Sample numbers were electronically entered into the database along with the corresponding sample intervals, generating an electronic sample submittal form. The contractual relationship between Geosol and Rio Novo was strictly for the provision of drilling and analytical services during Rio Novo’s exploration programs. 2. Current Work (2022 – 2025) Aura used data from diamond core, RC, and blasthole drilling for the current resource estimation. Diamond Drill Core Samples For diamond drill core samples, Aura continues to employ the same methods previously applied by Rio Novo. RC Samples For vertical RC drilling, sampling is conducted at one metre intervals. The collected material must pass through a cyclone and splitter attached to the drill rig to ensure proper homogenization. The equipment must be properly levelled to prevent segregation caused by density differences. Each sample is labelled following a standardized naming convention, where each metre of depth corresponds to one sample (e.g., 0.00 – 1.00). It is the responsibility of the on - duty technician to verify the correct identification of samples and the completion of the sampling log based on the collected samples. Samples are collected in polyethylene plastic bags. Three aliquots are prepared for each interval:  The first aliquot (15%) is sent to the laboratory for analysis.  The second aliquot (15%) is designated for metallurgical testing.  The third aliquot (15%) is reserved for duplicate analysis as specified in the sampling plan. If no duplicates are needed, the third aliquot is retained for future use. The sample aliquots to be sent to the laboratory are packed in polyethylene bags, clearly labelled with a tag and permanent marker or printed label following a standardized format. Bags are securely tied with cotton string. All three aliquots are weighed immediately after sampling, with weights recorded on a weight log specific to the drill hole. No data from multiple drill holes are recorded on the same log. Recovery calculations are performed at the end of each hole and to ensure recovery greater than 75%. If recovery is less than 75%, a twin hole may be requested by Aura. Recovery calculations use assumed densities: 1.54 t/m³ for soil, 2.35 t/m³ for saprolite, and 2.78 t/m³ for fresh rock. The degree of weathering is determined from the geological description. At each advance, a chip sample is collected and stored in a designated plastic tray. This tray holds two aliquots: one unaltered and the other sieved and washed to reveal rock fragments. 7 - 36

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 For highly weathered samples, the second aliquot is sieved, but not washed. These samples are preferably collected from rejected material. After every maneuver, the hole, hoses, cyclone, and splitter are cleaned using compressed air. For wet or damp samples, cleaning is done with pressurized water. Wet samples are noted in the sampling log. At the conclusion of drilling, the geology team confirms that all planned holes and samples have been completed. This verification process includes at least two team members to reduce errors. Once completed, samples are placed in the sample yard for dispatch. At the end of each shift, generated samples are transported to the shed for preparation (labeling) and insertion of quality assurance and quality control (QA/QC) samples (see Section 8.4 for QA/QC details) before delivery to the laboratory. Blasthole Samples Drill holes are identified according to a pre - determined sampling plan provided by the geologist or geology technician. The drilled holes are cross - checked with a printed version of the plan and those that have been sampled are marked on the printed form. This procedure ensures accuracy and traceability throughout the process. Samples are collected using the dust collector attached to the drill rig, based on the Type 1 or Type 2 sampling method determined by the geology team. For Type 1 sampling, material is collected every 2.5”m, either in a clean bag or on a plastic sheet placed under the dust collector. After collection, the sample is quartered using the plastic sheet, homogenized, and formed into a cone. The cone is then split into equal portions using the fishbone method. Leftover material is used for duplicates, if required, or discarded. For Type 2 sampling, material is collected every one metre, stored in a clean bag or on a plastic sheet, and no duplicates are taken. A permanent marker is used to label a sequential number on a clean sample bag, following the sampling plan. This method ensures there are no duplicate samples. After the sample is collected, a printed tag is placed inside the bag to ensure proper laboratory control. Only dry holes with no water are sampled by blasthole . A safety distance of at least 20 m from operating drill rigs is maintained . During night operations, artificial lighting, visible identification, proper signaling, and equipment shutdown procedures are followed when necessary . Sampling tools are cleaned using compressed air instead of water to avoid material contamination . Personnel are required to adhere to the following safety measures :  Do not approach or interact with the machine while it is operating . Inform the operator before approaching and wait for confirmation .  Sampling should only occur when the machine is fully locked and stationary .  Never hold sample bags directly under the dust collector with your hands during operation . Once field collection is complete, the samples are transported to a controlled area, such as the geology shed, to insert QA/QC samples (see Section 8.4 for QA/QC details). Subsequently, samples must be grouped into batches of 74 units and dispatched to the laboratory for analysis. Lastly, sampled holes are registered by the survey team, with guidance from the geology team, as soon as possible. The SLR QP is of the opinion that there are no drilling, sampling or recovery factors that could materially impact the accuracy and reliability of the results and that the results are suitable for use in Mineral Resource estimation . 7 - 37

March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 7.3 Hydrogeology Data Hydrogeological data for the Paiol Mine and Almas deposit has been collected through dedicated hydrogeological drilling, piezometer installations, and pump tests conducted across the property. These data sources have been used to assess groundwater conditions, permeability, and dewatering requirements, supporting mine planning and geotechnical stability evaluations. 7.3.1 Hydrogeological Study of Paiol Mine Area In June 2024, MDGEO was tasked with generating a geological study on the influence of water dynamics on the extraction of Paiol mine. The work involved the consolidation, analysis, and interpretation of geological, hydrogeological, and hydrological data. The preparation of the technical report aimed to present the obtained results clearly and in detail, proposing improvements and conclusions regarding the influence on the subterranean water dynamics of the study area. The monitoring of the groundwater level was carried out through various monitoring wells and piezometers. A map of with the location of the wells with relation to the Paiol mine is depicted in Figure 7 - 20 and the evolution of the water level in the wells is shown in Figure 7 - 21 from January 2023 to March 2024. 7 - 38

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 7 - 39 Figure 7 - 20: Location of Monitoring Wells and Piezometers in Paiol Area Source: Aura 2024.

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 7 - 40 Figure 7 - 21: Evolution of Water in Paiol Mine Wells 2023 - 2024 Source: Aura 2024. From the information gathered ( Figure 7 - 20 ), MDGEO concluded that there were minor fluctuations in the water levels throughout the monitored periods, with low - amplitude oscillations in the level, probably related to rainfall periods. Based on the groundwater level data from the instruments a flow map was created from data collected in December of 2023. This map indicates that the original flow of groundwater occurs in the NE/SW direction, coinciding with the regional structure. The flow in the northern part converges into the pit, while in the southern part, the flow directs towards the drainage channel in the area of the future southern pit. The areas of convergence of the groundwater flow tend to remain with high moisture, small flooding, and associated springs Figure 7 - 22 . The local geology and rainfall consistency were analyzed as well to validate the data captured. The conclusions from the study included that the current monitoring at Paiol may be experiencing communication failures as it has been recording less rainfall than the regional consistency analysis. The northern region of the mine pit will experience significantly less flow than to the southern region due to the large drainage area planned for the southern part of the mine. MDGEO recommended a series of sumps and pumps to be placed in the southern part of the mine to mitigate the financial and geotechnical risk of the expected precipitation volumes as the extraction of Paiol mine continues (MDGEO 2024).

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 7 - 41 Figure 7 - 22: Flow Map of Paiol Mine Area with Groundwater Level Data from December 2023

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

7.4 Geotechnical Data

During the 2010 to 2012 exploration period, diamond core drilling was conducted by Geosol, under contract with Rio Novo. Drilling cores were extracted and placed into sealed wooden core boxes for transport to the processing facility at the former Paiol mine. Upon arrival, cores were washed, photographed, and logged, with sample intervals generally set at one metre, ranging between 0.5 m to 1.5 m for special cases. Core logging included lithology, alteration, mineral zones, and structural and geotechnical logging. Specific details included foliation, fractures, vein orientation, and faulting. Table 7-13 and Table 7-14 show the campaign details for Vira Saia and Cata Funda, respectively.

Geosol performed the core cutting using diamond-impregnated saws under Rio Novo's supervision. Cores were cut perpendicular to major vein orientations, where possible, and samples were bagged, tagged with bar codes, and electronically entered in a centralized database, ensuring an efficient tracking and sampling process. These protocols meet industry standards for maintaining sample integrity and ensuring reliable assay results.

Laboratory testing for all three pits comprised:

- Uniaxial Compressive Strength (UCS): Measured intact rock strength.
- Shear Strength Parameters: Cohesion and friction angle for stability calculations.
- Hydraulic Conductivity: Used to evaluate aquifer properties and groundwater inflow potential.

Key parameters derived from geotechnical investigations included:

- Cohesion (c) and Friction Angle (φ) for different lithologies.
- Rock Mass Rating (RMR) classifications ranging from Class V (very poor) in saprolitic soils to Class II-I (good to very good) in fresh rock.
- RQD values, which show an increase with depth supporting steeper slopes in deeper zones.

Table 7-13: Geotechnical Investigation for Vira Saia

Drilling Type	Company	Holes	Amount (m)	Samples	Average Depth (m)	Series
Oriented Holes	Rio Novo	2	288.15	0	144.07	FVSE-0001 to 0002
Geotechnical Hole	Rio Novo	2	100.75	0	50.37	FVSG 0001 to 0002
Total Drilling	-	4	388.90	0	97.22	-

Table 7-14: Geotechnical Investigation for Cata Funda

Type	Company	Holes	Amount (m)	Samples	Average Depth (m)	Series
Oriented Holes	Rio Novo	3	492.65	0	164.22	FAE-0001 to 0003
Geotechnical Hole	Rio Novo	2	124.25	0	62.12	FAG 0001 to 0002
Total Drilling	-	5	616.90	0	123.38	-

7-42

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 In 2025, a total of eleven geotechnical holes for a total of 2,983.05 m were drilled at Paiol. These holes were designed to provide geotechnical data in the area of the planned underground ramp and for the evaluation of the proposed stopes. The location of the drill holes is shown in Figure 7 - 5 . 7 - 43

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 1. Sample Preparation, Analyses, and Security This section outlines the historical exploration and technical work conducted by Rio Novo between 2010 and 2012, as well as the sample preparation, analysis, security, and quality control/quality assurance (QA/QC) activities carried out by Aura since acquiring the property in 2018. No drilling data is available for the period between 2013 and 2021. The sample preparation procedures used at site prior to dispatch to the laboratory are described in Section 7.2.3.6 . 1. Sample Security Core boxes were transported daily to the core shed by personnel from the drilling company. Samples were transported by a contractor supervised by company personnel. Core boxes and samples were stored in safe, controlled areas. Chain - of - custody procedures were followed whenever samples were moved between locations and to and from the laboratory, by the completion of sample submittal forms from the laboratories. 2. Sample Preparation and Analysis The Almas Project engaged multiple laboratories for sample analysis, with EPP - LI (Apoena Internal Laboratory), SGS - LI (Internal SGS Geosol Laboratory at Almas), and SGS - LE (External SGS Geosol Laboratory located in Vespasiano, Minas Gerais State, Brazil) serving as the primary laboratories. SGS - Geosol Laboratórios LTDA (SGS Geosol ) is an independent commercial laboratory, a joint venture between SGS do Brasil and Geosol Geologia e Sondagens, certified under ISO 9001, ensuring adherence to strict quality management standards. Additionally, it holds ISO 14001 certification for environmental management and ISO/IEC 17025 accreditation, demonstrating its competence in analytical testing and calibration. Sample preparation and analysis at SGS consisted of:  Drying at 105ºC and weighed  Crushing to +90% passing 2 mm (9 mesh)  Splitting with a quartering Jones  Pulverizing to 95% passing 0.105 mm (150 mesh)  50 g pulp analyzed by fire assay (FA) with atomic absorption (AA) (Au - AA24)  If >10 ppb Au, re - assayed by FA with metallic screen test (MET - 150)  A total of 34 other elements were determined using a multielement inductively coupled plasma – atomic emission spectroscopy (ICP - AES) instrument and in aqua regia or in four - acids methods. Since November 2011, all samples from the mineralized zone of the Vira Saia target have been analyzed using the metallic screen assay method. This method enhances the accuracy and precision of gold assays, particularly for samples with coarse gold grains. In this procedure, a larger sample is pulverized and sieved through a 150 - mesh screen. The coarse fraction (>150 mesh), which may contain coarse gold particles, and the fine fraction (<150 mesh) are assayed separately. The entire coarse fraction is analyzed while a 50 g (2 Assay Tons) sub - sample is 8 - 1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 used for the fine fraction. The final gold concentration for the total sample is calculated as the weighted average of the two fractions, ensuring representative and reliable results. Figure 8 - 1 summarizes the analytical procedures employed by SGS Geosol laboratory for sample analysis at the Almas Project. 8 - 2

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 8 - 1: Sample Preparation Process Workflow for SGS Geosol Laboratory Source: Ghazanfari et al. 2021. ALS Chemex (ALS), Belo Horizonte, Minas Gerais, Brazil, an independent third - party laboratory, was utilized as the external laboratory to perform independent check assays. ALS 8 - 3

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 laboratories hold accreditation under ISO/IEC 17025:2005 for specific analytical procedures, ensuring precision and reliability. Both SGS and ALS function as independent laboratories, maintaining complete autonomy from Aura. Analytical results from both laboratories were delivered digitally to the database manager. Certificates of Analysis were provided separately, with both digital files and certificates archived in Almas’ digital database to support data validation processes. In the SLR QP’s opinion, the sample preparation, analysis, and security procedures at Almas are adequate for use in the estimation of Mineral Resources. 3. Density Determinations Full details are available in Ghazanfari et al. (2021). The information below is derived from this report and represents a summary of its contents. Bulk densities of geological materials in drill core were critical for determining mass during mineral resource estimation. Density data had to accurately represent the deposit lithologies and were determined using replicate samples. Rio Novo employed different methodologies depending on the material type — fresh rock, weathered rock, or saprolite.  Fresh Rock: The Archimedes method was used, which involved weighing the sample in air and water. The bulk density was calculated using a mathematical equation based on these weights. Quality control was maintained by inserting a standard sample with a known density for every 20 measurements, ensuring the accuracy of procedures and equipment.  Saprolite and Weathered Rock: Saprolite, a clay - rich material formed by tropical weathering, and oxidized, weathered rocks were processed using a different approach. Samples were collected, preserved in plastic envelopes, and weighed to determine wet weight. Displaced water volume was measured by submerging the sample in a water - filled basin and collecting the overflow. After drying the sample in an oven, the wet and dry weights, along with the displaced water volume, were recorded and used to calculate the bulk density. 4. Quality Assurance and Quality Control The Project has implemented rigorous quality assurance (QA) and quality control (QC) protocols since 2010 to ensure data integrity and reliability in sample management. The QA program includes the application of standardized operating procedures (SOPs) and robust data management and transfer systems. The QC program ensures the quality and performance of sampling, sample preparation, and analytical processes through routine monitoring. QC data are regularly analyzed to assess the reliability of assay results and provide confidence in the data used for Mineral Resource estimation. For the current Mineral Resource estimate, SLR reviewed QA/QC data collected between 2010 and December 6, 2025, the cut - off date for the resource database. The Almas QA/QC program mandates the insertion of control samples within each batch submitted for analysis, as outlined below:  Certified Reference Materials (CRMs): One high - grade and one low - or medium - grade CRM are included with an insertion rate of 5% to monitor accuracy. Standards are inserted within mineralized zones, with grades close to the expected values for each zone. 8 - 4

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

- **Blank Samples:** Blank samples represent 5% of the total samples and are primarily inserted after mineralized intervals or lithological contacts to detect contamination.
- **Duplicate Samples:** Duplicates also represent 5% of the total samples, including field duplicates (quarter core) and pulp duplicates (splits of pulverized material), to verify precision. Duplicates are preferably inserted along mineralized zones.
- **Check Assays:** No umpired check assays were conducted throughout the drilling campaigns.

The acceptance criteria and protocols for failures are presented as follows:

- **CRMs:** A batch fails automatically if any CRM assay result exceeds three standard deviations (SD) from the CRM's certified mean. The entire batch must be re-assayed. CRM trend analysis is performed to monitor bias. If trends indicate possible bias, the laboratory is contacted to resolve the issue.
- **Blanks:** If blank assays exceed three times the detection limit, ten samples surrounding the blank are automatically re-assayed.
- **Duplicates:** Field duplicates are not used to determine failure of assay certificates, instead they are reviewed to monitor precision and variability. If the data significantly exceed the failure criteria limits, it is essential to review whether the sampling and sample analysis protocols are being properly followed or if they require revision.

The insertion rate and failure criteria applied in the Almas Project are presented in Table 8-1.

Table 8-1: Almas Control Sample Insertion Rate and Failure Criteria

Control Sample	Type	Insertion Rate	Failure Criteria	Expected/Allowed % Failures
Blanks	Coarse	5%	>3 x detection limit	<5%
CRMs	High/Medium	5%	>3 SD	<10%
	Low			
Duplicates	Field	5%	>±30% HARD error	<10%
	Pulp	5%	>±10% HARD error	<10%

QC samples at the Project account for approximately 8% of the total samples submitted, encompassing all prospects, including Paiol, Vira Saia, and Cata-Funda. Table 8-2 presents a summary of the Project's QC submittals and Table 8-3 shows the submittals by prospect.

Table 8-2: Almas QC Submittals: 2010 to 2025

Year	Hole Type	Primary Samples	Blank	%	CRM	%	Field Duplicate (FD)	%	Pulp Duplicate (PD)	%	Check Assay	%	Insertion Rate (%)
2010	DD	34,530	456	1%	1,182	3%	511	1%	-	-	489	1%	7%
	RC	878	22	2%	45	5%	24	0%	-	-	-	-	9%
	TR	1,222	-	-	-	0%	33	0%	-	-	-	-	3%
2011	DD	31,346	821	2%	1,831	5%	890	1%	-	-	160	0%	11%
	TR	43	-	0%	-	0%	-	0%	-	-	-	-	0%

8-5

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Year	Hole Type	Primary Samples	Blank	%	CRM	%	Field Duplicate (FD)	%	Pulp Duplicate (PD)	%	Check Assay	%	Insertion Rate (%)
	CN	-	97	100%		0%	-	0%	-	-	-	-	-
2012	DD	8,175	221	2%	565	6%	302	0%	-	-	-	-	12%
	CN	-	67	-	-	0%	-	0%	-	-	-	-	-
	TC	-	11	-	-	0%	-	0%	-	-	-	-	-
2022	CN	7	-	0%	-	0%	-	0%	-	-	-	-	0%
	RC	2,524	16	1%	16	1%	13	1%	11	0%	-	-	2%
2023	CN	148	4	3%	3	2%	-	0%	1	1%	-	-	5%
	DD	4,000	94	2%	99	2%	-	0%	-	-	-	-	5%
	PF	92	4	4%	2	2%	-	0%	-	-	-	-	6%
	RC	22,593	345	1%	313	1%	249	1%	281	1%	-	-	5%
	TC	226	6	3%	5	2%	-	0%	2	1%	-	-	5%
2024	DD	3,006	192	6%	176	5%	-	0%	-	-	-	-	11%
	PF	203	5	2%	2	1%	-	0%	2	1%	-	-	4%
	RC	20,860	287	1%	285	1%	481	2%	282	1%	-	-	6%
2025	DD	4,072	202	5%	207	5%	-	0%	-	0%	-	-	10%
	RC	31,450	462	1%	460	1%	1,079	3%	459	1%	-	-	6%
Grand Total		129,853	2,648	2%	4,524	3%	2,503	1%	579	0%	649	-	8%

Notes: DD (Diamond Drill), RC (Reverse Circulation), TR (Auger), CN (Channel), TC (Trench)

Table 8-3: Almas QC Submittal by Prospect: 2010 to 2025

Year	Blanks			Duplicates				CRM			Check Assay				Grand Total
	Cata Funda	Paiol	Vira Saia	Cata Funda	Paiol	Paiol (HL)	Vira Saia	Cata Funda	Paiol	Vira Saia	Cata Funda	Paiol	Paiol (HL)	Vira Saia	
2010	178	300	-	190	325	53	-	460	767		131	354	4	-	2,762
2011	211	357	350	192	332	-	366	348	744	739	30	74	-	56	3,799
2012	-	12	287	-	16	-	286	-	33	532	-	-	-	-	1,166
2022	-	16	-	-	24	-	-	-	16	-	-	-	-	-	56
2023	-	453	-	-	533	-	-	-	422	-	-	-	-	-	1,408
2024	-	439	45	-	765	-	-	-	425	38	-	-	-	-	1,712
2025	99	565	-	103	1,435	-	-	99	574	-	-	-	-	-	2,875
Grand Total	488	2,142	682	485	3,430	53	652	907	2,981	1,309	161	428	4	56	13,778

Notes: HL (Heap Leach)

Aura's QA/QC program aligns with industry best practices, ensuring that appropriate procedures are followed, including routine insertion of CRMs, blanks, and duplicates. The QC insertion rate, however, is below the levels defined in the protocols, and the SLR QP recommends that the insertion of QC samples be increased to meet the expected rates. These controls monitor the

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sampling, sample preparation, and analytical processes, maintaining data reliability for resource and reserve estimation.

8.4.1 Certified Reference Material

Results of the regular submission of CRMs are used to identify potential issues with specific sample batches and long-term biases associated with the primary assay laboratory.

A total of 20 different CRM types has been used throughout the Project since 2010, when the insertion of these quality controls began in the sample stream. These include three CRMs provided by Geostats Pty Ltd., seven commercial CRMs manufactured by Instituto de Tecnologia August Kekulé (ITAK) and SGS, and 10 CRMs prepared by CDN Resource Laboratories Ltd. (CDN). Table 8-4 presents the performance of these CRMs.

Starting in June 2011, the CRMs ITAK 530 and ITAK 531, representing low and high grades, respectively, were introduced. These CRMs were prepared from coarse reject material generated during Rio Novo's drilling program, with initial processing carried out by ITAK. A group of accredited laboratories was engaged to perform round robin assays, the results of which were used to determine the accepted mean values and standard deviations. The coefficients of variation for ITAK 530 and ITAK 531 are 9% and 5%, respectively, confirming their stability and suitability for use as CRMs. In 2022, the Project transitioned to using commercial CRMs from CDN.

Specific pass/fail criteria were used based on setting the CRM acceptance limits at the expected value ±3SD as a failure limit threshold.

Table 8-4: Almas Certified Reference Material Performances

Lab	CRM	Period Range	Number of Samples	Mean	EV	SD	Number of Outliers	Bias (%)	Failure Rate (%)
SGS	ITAK 516	2010-2010	268	0.99	1.01	0.07	2	-1.8	0.8
SGS	ITAK 505	2010-2010	412	0.22	0.23	0.02	6	-3.6	1.5
SGS	ITAK 509	2010-2010	198	3.49	3.56	0.13	6	-1.8	3
SGS	G901-1	2010-2010	210	2.53	2.58	0.13	4	-1.8	1.9
SGS	G904-6	2010-2010	153	0.33	0.36	0.02	2	-7.3	1.3
SGS	G997-6	2010-2010	148	1.6	1.68	0.08	0	-4.5	0
SGS	ITAK 518	2011-2011	376	0.55	0.55	0.02	6	0.3	1.6
SGS	ITAK 506	2011-2011	367	8.82	8.87	0.27	3	-0.5	0.8
SGS	ITAK 531	2011-2011	748	2.71	2.71	0.13	21	-0.1	2.8
SGS	ITAK 530	2011-2011	743	0.31	0.31	0.03	15	1.2	2
EPP	CDN-GS-4N	2022-2022	6	3.77	3.88	0.14	0	-2.8	0
EPP	CDN-GS-6G	2022-2022	5	6.39	6.3	0.15	3	1.4	60
EPP	CDN-GS-P5H	2022-2022	5	0.51	0.5	0.03	0	2.6	0
SGS	CDN-GS-P5H	2023-2023	139	0.51	0.5	0.03	5	2.4	3.6

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Lab	CRM	Period Range	Number of Samples	Mean	EV	SD	Number of Outliers	Bias (%)	Failure Rate (%)
SGS	CDN-GS-4N	2023-2023	137	3.9	3.88	0.14	11	0.5	8
SGS	CDN-GS-6G	2023-2023	131	6.41	6.3	0.15	25	1.8	19.1
SGS	CDN-GS-2U	2023-2023	1	1.87	2.12	0.06	1	-11.7	100
SGS	CDN-GS-P2B	2023-2023	125	0.44	0.43	0.01	16	1.4	12.8
SGS	CDN-GS-P8H	2023-2023	113	0.82	0.83	0.07	0	-1.1	0
SGS	CDN-GS-3X	2023-2023	68	3.21	3.23	0.1	8	-0.6	11.8
SGS	CDN-GS-1AB	2023-2023	66	1.48	1.48	0.04	1	0.5	1.5
SGS	CDN-GS-P8J	2024-2024	54	0.77	0.79	0.02	4	-2.4	7.4
SGS	CDN-GS-1P5W	2024-2025	150	1.57	1.59	0.07	10	-1.1	6.7
SGS	CDN-GS-P8K	2025-2025	99	0.84	0.83	0.04	4	1.4	4
SGS	CDN-GS-4M	2025-2025	151	3.74	3.78	0.14	8	-1.2	5.3
SGS	CDN-GS-7M	2025-2025	87	7.15	7.59	0.18	14	-5.8	16.1
SGS	CDN-CM-51	2025-2025	166	0.45	0.45	0.03	2	-1.2	1.2
SGS	CDN-GS-1ZB	2025-2025	71	6.48	6.47	0.28	2	0.2	2.8

The Z-score chart in Figure 8-2 was calculated for all CRM results over the period June 2010 to October 2025. The majority of CRM results plot within ±2 standard deviations of the certified values, with only a small proportion exceeding ±3 standard deviations, such as the cases of ITAK 530 and ITAK 531 in 2011. No systematic bias is observed for any CRM or laboratory over time; however, some potentially swapped samples were observed in 2025, which may require attention and correction.

Figure 8-2: Z-Score for all CRMs in Almas Project


Z-Score by CRM & Company - Au
Z-score
Date
CRM / Limits

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S-K 1300 Technical Report Summary

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8.4.1.1 2010 to 2012

The database recorded 74,051 DD core samples, including 3,578 standards, and 878 RC samples with 45 standards, representing a submission rate of 5% for both DD and RC samples from 2010 to 2012.

Despite outliers identified in CRMs ITAK 530 and ITAK 531, as shown in Figure 8-3 and Figure 8-4, the overall accuracy levels were deemed acceptable. Most CRM failures occurred in batches where other samples of the same CRM returned results within acceptable limits.

Of the 3,623 CRM analyses performed during this period, only 63 samples failed, accounting for less than 2% of the total.

Figure 8-3: Almas Control Chart for CRM ITAK 530 at SGS: 2011 - 2012


ITAK 530 - Au g/t - SGS
Au g/t
0.55
0.50
0.45
0.40
0.35
0.30
0.25
0.20
Au
Expected Value
Failures
Mean
+2 SD
-2 SD
+3 SD
-3 SD
Moving Mean (7)
Number of Samples: 743
Mean: 0.31
Expected Value: 0.31
Standard Deviation: 0.03
Number of Outliers: 15
Bias (%): 1.25
Failure Rate (%): 2.02
2011-06-20
2011-10-14
2012-01-06
2012-06-26
Date

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Figure 8-4: Almas Control Chart for CRM ITAK 531 at SGS: 2011 – 2012


ITAK 531 - Au g/t - SGS
Au
Expected Value
Failures
Mean
+2 SD
-2 SD
+3 SD
-3 SD
Moving Mean (7)
4.00
3.75
3.50
3.25
3.00
2.75
2.50
2.25
Au g/t
Number of Samples: 748
Mean: 2.71
Expected Value: 2.71
Standard Deviation: 0.13
Number of Outliers: 21
Bias (%): -0.12
Failure Rate (%): 2.81
2011-06-20
2011-10-14
2012-01-06
2012-06-26
Date

8.4.1.2 2022 to 2025

A total of ten different CRMs were employed for accuracy monitoring purposes. These included high-, moderate-, and low-grade standards.

The 2022–2025 CRM performance indicates acceptable dispersion and strong accuracy, with biases generally within ±5% at the SGS laboratory. Of the 1,574 samples analyzed, 111 control failures were recorded (7%). Most occurred in 2025 and are attributed to the Project Almas QA/QC control limits, which applied a more relaxed threshold EV ± 6SD instead of the expected EV ± 3SD, because the CRM standard deviation was not halved when establishing the limits. This resulted in several outliers not being flagged. Occasional mix-ups involving CRM and/or blank materials were also noted. These issues are not considered material to the MRE, but adjusting the control limits is recommended to more effectively monitor potential systematic failures.

SLR selected three distinct CRMs for an in-depth review, representing the low-, average-, and high-grade ranges. Figure 8-5 to Figure 8-7 illustrate the CRM performance from SGS, indicating good accuracy with biases ranging from -1.1% to 1.8%. Despite acceptable data dispersion and bias within acceptable limits, a significant number of outliers are noted for the CRM CDN-GS-6G, exceeding the EV ± 3SD, and evident mislabel cases were observed in the CRMs CDN-GS-1P5W and CDN-GS-P2B. The SLR QP recommends reviewing these outliers to confirm or correct mislabeled samples and to implement more frequent monitoring through extended-timeline standard series to correct systematic failures.

CRMs cover a broad range of gold grades, analyzed by FA-atomic absorption spectroscopy (AAS). SLR noted, however, that in 2023 and 2024, multiple CRMs with overlapping grade ranges were introduced. The SLR QP recommends consolidating the selection to three CRM types, high-grade, medium-grade, and low-grade, to effectively monitor laboratory performance while simplifying the identification of emerging biases or systematic errors over time.

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In the SLR QP's opinion, recent improvements have minimized biases, and the assays meet industry standards for inclusion in the resource estimation.

Figure 8-5: Almas Control Chart for CRM CDN-GS-6G at SGS: 2023 – 2024


CDN-GS-6G - Au g/t - SGS
Au g/t
Date
2023-01-06
2023-04-24
2024-01-25
2024-08-16
Au
Expected Value
Failures
Mean
+2 SD
-2 SD
+3 SD
-3 SD
Moving Mean (7)
Number of Samples: 131
Mean: 6.41
Expected Value: 6.3
Standard Deviation: 0.15
Number of Outliers: 25
Bias (%): 1.78
Failure Rate (%): 19.08

Figure 8-6: Almas Control Chart for CRM CDN-GS-1P5W at SGS: 2024


CDN-GS-1P5W - Au g/t - SGS
Outlier 8.0 g/t Au
Au g/t
Date
2024-04-08
2024-08-14
2025-06-04
Au
Expected Value
Failures
Mean
+2 SD
-2 SD
+3 SD
-3 SD
Moving Mean (7)
Number of Samples: 150
Mean: 1.57
Expected Value: 1.59
Standard Deviation: 0.07
Number of Outliers: 10
Bias (%): -1.09
Failure Rate (%): 6.67

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Figure 8-7: Almas Control Chart for CRM CDN-GS-P2B at SGS: 2023 – 2024


CDN-GS-P8K - Au g/t - SGS
Outlier @1.8 g/t Au
Au
Expected Value
Failures
Mean
+2 SD
-2 SD
+3 SD
-3 SD
Moving Mean (7)
Number of Samples: 99
Mean: 0.84
Expected Value: 0.83
Standard Deviation: 0.04
Number of Outliers: 4
Bias (%): 1.43
Failure Rate (%): 4.04
Au g/t
1.2
1.1
1.0
0.9
0.8
0.7
0.6
2025-01-10
2025-05-09
2025-07-15
Date

8.4.2 Blank Material

The regular submission of blank material is used to assess contamination during sample preparation and to identify sample numbering errors. Field blank samples are composed of barren material that have grades below the detection limit. The SLR QP established an upper threshold of ten times the gold detection limit (0.01 ppm Au) for the purpose of assessing the blank sample data provided by Aura Minerals.

8.4.2.1 2010 to 2012

Between 2010 and 2012, a total of 1,695 coarse blanks were inserted into the sample stream, consisting of 1,498 blanks in 74,051 primary DD samples (2%), 22 blanks in 878 primary RC samples (2%), and the remaining blanks distributed across channels and surface trenches (ST).

A review of the blanks indicates that no significant contamination was detected, as illustrated in Figure 8-8. The detection limit for gold using FA with an AA finish was established at 0.005 g/t Au. Of the 1,695 blank samples analyzed, 3 exceeded the threshold, resulting in a failure rate of 0.2%.

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Figure 8-8: Coarse Blank SGS: 2010 to 2012


Blanks for Au ppm - BG - SGS
Values
Fails
Samples: 1695
Fails: 3
Rate: 0.2%
Au (ppm)
0.20
0.15
0.10
0.05
0.00
2010-06-02
2010-09-05
2010-12-09
2011-03-15
2011-06-18
2011-09-22
2011-12-26
2012-03-31
2012-07-04
2012-10-08

8.4.2.2 2022 to 2025

Between November 2022 and August 2025, a total of 1,617 coarse blanks were inserted into the sample stream. This included 488 blanks in 11,078 primary DD samples (4%), 1,110 in 77,427 primary RC drilling samples (1.4%), and 19 blanks distributed across types of samples (channel and trench) not used in the estimation.

Sixteen of these RC blanks were analyzed by the EPP laboratory (Lima, Peru), with all results below the detection limit. Blanks analyzed at SGS showed no significant contamination during preparation and analysis, with only one out of 1,617 samples reporting values above the acceptable limit, representing a failure rate of less than 0.1% (Figure 8-9).

Figure 8-9: Coarse Blank SGS: 2023 to 2025


Blanks for Au ppm - BG - SGS
Values
Fails
Samples: 1601
Fails: 1
Rate: 0.1%
Au (ppm)
0.25
0.20
0.15
0.10
0.05
0.00
2023-01-06
2023-04-29
2023-08-20
2023-12-11
2024-04-02
2024-07-25
2024-11-15
2025-03-08
2025-06-29
2025-10-21

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8.4.3 Duplicates

Duplicates help assess the natural local scale grade variance, or nugget effect, and are also useful for detecting sample numbering mix-ups. The field (core) duplicates help monitor the grade variability as a function of both sample homogeneity and laboratory error.

The precision of sampling and analytical results can be quantified by re-analyzing the same sample using the same methodology. The variance between the measured results will indicate their precision. Precision is affected by mineralogical factors, such as grain size, distribution, and inconsistencies in sample preparation and analysis. There are different duplicate sample types, which can be used to determine the precision of the entire sampling, sample preparation, and analytical process.

Field duplicate samples were collected by designating the third aliquot from the RC drilling interval as the duplicate. This aliquot, with a fixed volume of 15%, is used specifically for duplicate analysis when required by the sampling plan. In DD, duplicate samples are obtained by collecting a quarter-core sample from the same collection point as the original sample.

Pulp duplicates are the second type of duplicate sample and are obtained from splitting the pulverized material during sample preparation. These samples are analyzed at the same laboratory that assayed the original pulp.

Individual failure criteria were set for pulp and field duplicates. The evaluation criteria require that 90% of the pulp duplicates (PD) must have a half absolute relative difference (HARD) below the 10% threshold, while field duplicates (FD) must remain below the 30% threshold. Table 8-5 presents the performance of each duplicate type across different hole types during the periods 2010 to 2012 and 2022 to 2025.

Table 8-5: Summary of Duplicate Data Performance

Laboratory	Duplicate Type	Hole Type	Year Range	Correlation	Count	Failures (HARD)	HARD Failure Rate (%)
SGS	FD	RC	2010 - 2010	0.94	24	3	12.5
	FD	TR	2010 - 2010	0.37	33	3	9.1
	FD	DD	2010 - 2012	0.63	1703	473	27.8
EPP-LI	FD	RC	2022 - 2022	0.65	13	3	23.1
	PD	RC	2022 - 2022	0.72	11	2	18.2
SGS-LE	FD	RC	2023 - 2023	0.94	118	18	15.2
	PD	CN	2023 - 2023		1	0	0.0
	PD	RC	2023 - 2023	1.00	150	21	14.0
	PD	TC	2023 - 2023	1.00	2	0	0.0
SGS-LI	FD	RC	2023 - 2025	0.86	1,691	369	21.8
	PD	PF	2024 - 2024	1.00	2	0	0.0
	PD	RC	2023 - 2025	0.96	874	186	21.3

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8.4.3.1 2010 to 2012

A total of 1,760 sample pairs analyzed by SGS were reviewed, comprising 1,703 DD samples, 24 RC samples, and 33 auger (TR) samples. As part of the QA/QC procedures, SLR conducted a reassessment of the duplicate sample data using the HARD analysis to evaluate analytical precision.

A 10% failure rate in duplicate pairs was established as the precision threshold for evaluating each duplicate type. Both the TR and RC datasets show HARD failure rates that are close to this 10% limit for acceptable precision.

Drill core (DD) field duplicates exhibit high dispersion and relatively low correlation, with a coefficient of determination (R) of 0.63. The HARD analysis indicates a failure rate of approximately 30% (Figure 8-10), which exceeds typical precision thresholds. When the acceptance criterion is relaxed from 30% to 40% HARD, roughly 80% of the duplicate pairs fall within the acceptable range.

This dispersion, shown in the data and the assay variability across the dataset, is hypothesized to be related to the nugget effect, a common characteristic of this type of deposit.

Figure 8-10: DD Field Duplicate HARD Plots and Scatter Plot in SGS: 2010 – 2012


HARD index for Au ppm - FD - SGS
Pairs: 1760
Fails: 491
Rate: 27.9%
HARD (%)
Percentile
Scatter Plot for Au ppm - FD - SGS
Pairs
y=x
+30%
-30%
+40%
-40%
Duplicate
Original

8.4.3.2 2022 to 2025

A total of 874 RC pulp duplicates and 1,691 RC field duplicates were inserted during the 2022 to 2025 campaigns.

Overall, the pulp duplicate analyses were satisfactory. The data analyzed by SGS-LI during this period showed that 81% of the sample population was below the 10% HARD limit, however, many of the samples classified as failures had grades below 0.1 ppm Au. When filtered at 0.1 ppm Au, 92% of the analyzed samples fall below the threshold limit. Additionally, the data

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demonstrates a strong correlation between duplicate sample results (0.96), indicating overall consistency in assay performance, as shown in Figure 8-11.

Figure 8-11: RC Pulp Duplicate HARD Plots and Scatter Plot in SGS-LI: 2022 – 2025


HARD index for Au ppm - PD - SGS-LI
Pairs: 874
Fails: 186
Rate: 21.3%
HARD (%)
Percentile
Scatter Plot for Au ppm - PD - SGS-LI
Pairs
y=x
+10%
-10%
+20%
-20%
Duplicate
Original

In general, the RC field duplicates analyzed at the SGS-LE laboratory showed good correlation (0.94) and HARD failure around 15%. The field duplicate analysis of RC samples at the SGS-LI laboratory demonstrates that 81% of the sample population falls within the 30% HARD limit, with a correlation coefficient (R) of 0.906, as showed in Figure 8-12, however, a significant portion of the samples classified as outliers exhibited gold (Au) grades below 0.1 ppm. After applying a 0.1 ppm Au cut off, approximately 89% of the samples meet the HARD threshold, providing a more accurate reflection of performance at relevant grade intervals.

Nonetheless, noticeable data dispersion remains, which is attributed to the nugget effect commonly associated with this type of deposit. Overall, the results are considered acceptable; however, the SLR QP recommends generating duplicates primarily within mineralized zones to improve data reliability.

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Figure 8-12: RC Field Duplicate HARD Plots and Scatter Plot in SGS-LI: 2022 – 2025


HARD index for Au ppm - FD - SGS-LI
Pairs: 1691
Fails: 369
Rate: 21.8%
HARD (%)
Percentile
Scatter Plot for Au ppm - FD - SGS-LI
Pairs
y=x
+30%
-30%
+40%
-40%
Duplicate
Original

8.4.4 Check Assay

Between 2010 and 2011, 649 samples were collected from drill holes and submitted to ALS.

The gold analyses, as shown in Figure 8-13, demonstrated a strong correlation coefficient of 0.97, with a mean percentage difference of -0.5% between results from SGS and ALS laboratories. These findings indicate both datasets are statistically comparable, supporting the accuracy of the primary laboratory's reported grades.

No check assays were conducted during the period from 2022 to 2025.

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Figure 8-13: Scatter Plots for Gold Pulp External Checks: 2010 – 2011


Check Assay Scatter Plot - SGS vs ALS
Data Points
y=x
ALS Au_ppm
SGS Au_ppm
100
10
1
1
10
100
STATISTIC SGS ALS
Count of pairs 649
Mean 2.261 2.25
Max 56.771 57.2
Min 0.245 0.01
Median 1.019 1.02
Std Dev 4.2 4.1
Correlation 0.97
Perc Diff Mean -0.5

8.4.5 External Laboratory QA/QC Program

Ghazanfari et al. (2021) also reported the results of QA/QC assessments conducted by the laboratories themselves, and their findings are summarized below.

SGS Geosol and ALS laboratories incorporated blanks, CRMs, and duplicate samples into each analytical batch. Additionally, SGS Geosol laboratory included replicate samples in every batch. External QA/QC results from SGS Geosol laboratory were integrated with routine assay results, while ALS provided separate QA/QC reports upon request. Both laboratories archived their external QA/QC results and copies were stored in Rio Novo's digital database.

Results were analyzed using batch-based and global population-based control methods, ensuring high reliability and accuracy throughout the program.

8.4.5.1 Certified Reference Materials

SGS Geosol laboratory analyzed over 3,200 CRM samples using 29 different CRMs. All results were within the warning threshold of two standard deviations, demonstrating excellent analytical accuracy and precision.

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March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 8.4.5.2 Blank Samples A total of 3,455 blank samples were analyzed by SGS Geosol laboratory. Only three exceeded the failure threshold (0.015 g/t), with no contamination detected. 3. Duplicate Samples Over 3,500 duplicates from coarse reject material were analyzed, showing a strong correlation to original assays (R² = 0.99). Under global population control, 90% of duplicates had relative differences below 20%, with only 26 samples (<1%) rejected. No batches were rejected. 4. Replicate Samples Over 2,000 replicate pulp samples were analyzed, also showing a high correlation (R² = 0.99). Under global population control, 90% of replicates had relative differences below 10%, with only 85 samples (<5%) rejected. No batches were rejected. Ghazanfari et al. (2021) concluded that the QA/QC program proved to be highly reliable, with minimal sample rejections and no impact on batch quality. This robust control framework ensured data integrity and supported the accuracy of the assay results. 6. Conclusions and Recommendations Based on the review of data spanning from 2010 to 2025, the SLR QP has the following QA/QC conclusions and recommendations:  No major contamination occurrences were identified during preparation at any of the participating laboratories.  Overall, the CRMs demonstrated satisfactory performance across all participating laboratories, with a bias of less than 5% with control limits established at “ 3SD from the expected values. For the currently used CRMs (CDN), the SLR QP recommends considering the expected value (EV) and only 1SD when evaluating the data, despite the CRM certificate reporting EV and 2SD.  Some variability was noted in the CRMs, particularly in campaigns prior to 2012, and 7% of outliers were found in the 2022 to 2025 data. Some of these failures appear to result from a mix - up between CRM materials or blanks. However, these outliers do not materially affect the reliability or confidence of the resource estimation.  The SLR QP recommends reducing CRM types to three: high - grade, medium - grade, and low - grade, as this reduction will be sufficient to monitor laboratory performance and track potential emerging biases or systematic failures over extended timeframes.  Pulp duplicates demonstrated acceptable precision levels at both SGS - LI and SGS - LE laboratories. The SLR QP recommends implementing coarse duplicates to assist in monitoring the sample preparation processes at the laboratory and evaluating the distribution of minerals of interest within a coarser fraction of the sample, as well as continuing the evaluation of field duplicate results to monitor the sampling processes from the drill holes.  The external check (2010 to 2011) indicates good reproducibility of gold values for both primary laboratories, SGS and ALS. The SLR QP recommends continuing check assays at a rate of approximately 2% to 4% to monitor and validate analytical performance. 8 - 19

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 These samples should be shipped along with blanks and standards to validate the secondary results. In the SLR QP’s opinion, the QA/QC program as designed and implemented by Aura is adequate and the assay results within the database are suitable for use in a Mineral Resource estimate. 8 - 20

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S-K 1300 Technical Report Summary

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SLR Project No.: 305.012406.00001

9.0 Data Verification

9.1 SLR Site Verification Procedures

9.1.1 Confirmation of Mineralized Intercepts

During the site visit, the SLR QP conducted visual inspections of drill cores from selected intercepts, chosen based on the geological models. These intercepts and drill holes were selected for their relevance to mineralization, geological context, and the mineral deposit.

The SLR QP reviewed the following drill holes: FPD-0270, PAI-020, PAI-014, PAI-004, NPT-004, and VRS-034. Figure 9-1 illustrates drill cores from the core shed.

Figure 9-1: Drill Core Inspection


A
B
C
D
VG
CX 03

Note: A. PAI-004 drill box; B. NPT-004 drill box; C. Drill core showing the aspect of the mineralization of the region; D. Visible gold in the drill core.

In general, the lithological descriptions of the drill holes match the drill logs, as well as the sampling intervals. No major issues were identified during the visual inspection.

9.2 SLR Audit of the Drill Hole Database

SLR carried out cross-checks between the Almas assay databases and the SGS assay certificates. These databases contain a total of 229,667 samples with gold assays recorded up to the cut-off date of December 6, 2025. Of these, 49,076 samples correspond to historical campaigns (pre-2008). SLR compared 99,589 samples, all post-2008, representing 43% of the entire database. Therefore, it can be considered that 47% of the certificates from the recent database have been analyzed.

The data verification covered 1,744 out of 3,487 drill holes, including data from 1,545 assay certificates spanning the years 2008 to 2025.

SLR identified only two discrepancies in gold values between the database and the assay certificates, representing an insignificant fraction of the total samples compared.

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Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 A total of 19 minor discrepancies were identified, with 11 samples showing different values in the re - analysis certificates. The values recorded in the database correspond to the detection limit, likely from the original certificate (which was not provided in the data room), however, the differences do not exceed 0.05 ppm Au. The SLR QP is of the opinion that database verification procedures for the Project comply with industry standards and are adequate for the purposes of Mineral Resource estimation. 9 - 2

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 1. Mineral Processing and Metallurgical Testing 2. Introduction and Historical Background This section of the report contains the metallurgical test results for the Almas Project conducted during two test work campaigns. All previous test work campaigns conducted on this Project were reported and summarized in RPM (2016). The initial test work program reported in this TRS was conducted at the SGS Geosol laboratory. The test work program was conducted September to December 2018. The mineralogical study on the deposit samples was conducted at the SGS Lakefield facility in Lakefield, Canada (SGS Lakefield) in 2018. A senior metallurgist from the SGS Lakefield gold metallurgy group visited the SGS Geosol laboratory from September 25 to October 3, 2018 to monitor initial tests and review several SGS SOPs that were used in the test program. The SGS test work reports are as follows:  SGS Geosol laboratory. 2019. Metallurgical study report - Project 3965 - 1801 - Final Report - Gravity Separation, Flotation and Leaching Test work on Gold Ore Samples from the Almas Deposit, prepared for Aura Minerals. September 20, 2019.  SGS Minerals Services, Lakefield. 2019. Mineralogy study report - Project 17013 - 01, MI5030 - OCT18 – Final Report – An Investigation by High Definition Mineralogy into the Mineralogical Characteristics of Nine Composite Samples from the Almas and Matupa Gold Projects, Brazil, prepared for Aura Minerals. February 7, 2019.  SGS Minerals Services, Lakefield. 2018. Trip Report Summary, SGS Geosol laboratory (on - site) – Project 17029 - 01A, prepared for Aura Minerals. October 17, 2018. The main objective of this test work program was to evaluate potential process flowsheets for a subsequent trade - off study by the engineering company, Ausenco Engineering. The process flowsheets evaluated were as follows:  Flowsheet 1 - Gravity separation followed by flotation and concentrate cyanide leaching. The main emphasis was placed on the development of this flowsheet, specifically evaluating flotation.  Flowsheet 2 - Gravity separation followed by cyanidation - preliminary testing.  Amenability to heap leaching has also been briefly evaluated The second test work program reported in this document was conducted by the independent metallurgical laboratory Testwork Desenvolvimento de Processo Ltda (Testwork Process Development) in Brazil and the chemical analysis was conducted at the SGS Geosol laboratory. The second test work campaign was completed from March to November 2020, with the main objective to confirm the gravity separation – cyanidation flowsheet and to optimize the process variables for a feasibility level study. This program included further testing of the gravity separation circuit, confirmation of the cyanide leach parameters, cyanide destruction, and solid - liquid separation testing. Additional settling and rheology tests were conducted by FLSmidth in Brazil and the gravity separation circuit was evaluated and modelled by FLSmidth in Canada. Additional comminution breakage test work was conducted at the Metso:Outotec laboratory in Sorocaba, Brazil. 10 - 1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 The additional breakage tests conducted at Metso:Outotec included three semi - autogenous grinding (SAG) mill comminution (SMC) tests, one on each major ore type from the Almas deposit. The results of these tests were published by Metso:Outotec, as they are the only licensed laboratories that can conduct the SMC Test in Brazil. The following results and reports were issued during this program:  Testwork Process Development Laboratory – test work results and test details  SGS Geosol laboratory - certificates of chemical analysis  Coteprom Mineral Consultancy and Advisory Services Ltda – test work summary tables  FLSmidth - Solid/Liquid Separation Report – Report Number RTE522/20, Aura Minerals Almas Project, Settling and Rheology of Ore Samples, Brazil, July 8, 2020 (FLSmidth 2020a)  FLSmidth – Gravity Separation Report – Report Number 200903 - CA - 1600, Gravity Audit Modelling Report, Aura Minerals, Almas Project, September 3, 2020 (FLSmidth 2020b)  MinPro Solutions - Comminution Process Simulation – Report Aura 01 - 20, Rev 0 03, September 2020  Metso:Outotec – Comminution tests report, October 26, 2020 The following sub - sections contain the results for both campaigns in chronological order. 2. Sample Preparation and Head Assays For the first campaign, six ore type samples from the Almas Project deposits were submitted for testing as individual hole core samples. The ore types for each deposit were identified as follows:  Paiol Deposit (these composites contained saprolite and two lithology samples) o Paiol Saprolite: submitted weight: 114 kg. This is oxide material, representing approximately 5% to 10% of the deposit, which is similar to the other two deposits of saprolite ore. o Paiol SDCX (sericite - chlorite - ankerite schist): submitted weight: 58 kg. This is sulphide material representing approximately 40% to 45% of the deposit. o Paiol SDQS (sericite - ankerite - quartz schist): submitted weight: 53 kg. This is sulphide material representing approximately 40% to 45% of the deposit.  Vira Saia Deposit (these composites contained two lithology samples) o Vira Saia QSX (quartz - sericite shist): submitted weight: 90 kg. Identified as the sulphide material representing approximately 20% to 25% of the deposit. o Vira Saia GDM (mylonitic granodiorite: submitted weight: 89 kg. Identified as the sulphide material representing approximately 70% to 75% of the deposit.  Heap Leach Pad Material (identified as Trench Composite) o Trench Composite : submitted weight: 61 kg. This is oxidized material from the old heap leach operation by the VALE mine. For the second campaign, a composite representing the first three years of operation was selected by the Aura technical team. The three year composite, identified as “Blend 3 - Y”, 10 - 2

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S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

contained a blend of saprolite and fresh rock. The average blend composition representing a three year period was as follows:

- Paiol: submitted weight 158 kg, representing approximately 75.4% of the deposit period.
- Vira Saia and Vira Saia saprolite: submitted weight 17.8 kg and 23.2 kg, representing 8.5% and 11.1%, respectively.
- Cata Funda: submitted weight 10.6 kg representing 5.1% of the deposit period.

The available sample weights and the composite distribution by typology for the first three years of operation are shown in Table 10-1.

Table 10-1: Composite Weights

Sample	Weight (kg)	Average % Weight Distribution			
		Year 1	Year 2	Year 3	Average*
Individual Composites					-
Paiol Saprolite	114				5-10
Paiol SDCX	58				40-45
Paiol SDQX	53				40-45
Vira Saia QSX	90				20-25
Vira Saia GDM	89				70-75
Trench	61				-
Blend 3-Year Composite	210	-	-	-	-
Paiol	158	100	58	57	73
Vira Saia	41	0	42	23	20
Cata Funda	11	0	0	20	6

Note. *Average composition for each deposit

For the additional SMC Tests, three ore type samples from the Almas deposits were submitted for testing as blended hole core samples. The ore types for each deposit were identified as follows:

- Vira Saia: GDM-QSX-VS001
- Paiol: SDQX-ADQX-PA-003 and SDQX-SCDX-PA01
- Cata Funda: SCDX CAT-001

The sample preparation and the sample handling protocols for low-grade gold ores were followed during the test work programs to ensure that the QA/QC guidelines and the SOPs were executed throughout the Project.

In addition to the sample preparation protocols, the low detection Fire Assay methodology – FA (especially for tailings and residue analysis) has been reviewed with the testing laboratories. SGS Lakefield has provided an explanatory note and a "precision curve" graph, indicating that if the sample concentration is slightly above or near the detection limit of 0.01 g/t Au to 0.02 g/t Au, the analysis will have a significantly large uncertainty at that level. Therefore, this level of uncertainty should be taken into consideration when analyzing the results.

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SLR Project No.: 305.012406.00001

The individual core samples of each ore type were combined and crushed to -6 mesh. Each composite was well blended and split into representative test charges. Representative head samples were removed from each composite for assays. Each sample was analyzed for gold by direct FA (using nine subsamples from each ore type) and by screened metallic protocol, as shown in Table 10-2 and Table 10-3. Calculated head grades from metallurgical balances of gravity and leach tests are also shown for cross reference with the assayed head grades.

Table 10-2: Comparative Gold Head Assays

Sample	Weight (kg)	(Au g/t)		
		Average from Nine Aliquots	Screened Metallic Assay	Average Calculated Head from Gravity Separation Tests
Paiol Saprolite	114	0.65	0.65	0.65
Paiol SDCX	58	0.89	1.01	0.98
Paiol SDQX	53	1.20	1.42	1.29
Vira Saia QSX	90	1.46	1.59	1.53
Vira Saia GDM	89	0.89	0.94	0.91
Trench	61	0.89	0.98	0.94
Blend 3-Year	210	-	1.28^/1.34^^	1.86/1.31*

Notes:
^Triplicate screened metallic assay.
^^Size fraction analysis head grade assay.
*Average calculated head grade from gravity tests/whole ore leach tests.

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Table 10-3: Individual Samples Gold Head Assays

Sample	Aliquot (g/t Au)	Sub-sample (g/t Au)	Average (g/t Au)	Sample	Aliquot (g/t Au)	Sub-sample (g/t Au)	Average (g/t Au)
Paiol Saprolite	0.69	0.71	0.65	Vira Saia QSX	1.53	1.42	1.46
	0.75				1.32		
	0.67				1.41		
	0.59	0.62			1.35	1.28	
	0.61				1.21		
	0.65				1.29		
	0.57	0.63			1.68	1.68	
	0.68				1.53		
	0.64				1.83		
Paiol SDCX	0.86	0.86	0.89	Vira Saia GDM	0.86	0.83	0.89
	0.88				0.80		
	0.86				0.82		
	0.83	0.96			0.86	0.86	
	1.06				0.88		
	1.01				0.85		
	0.90	0.85			1.12	0.97	
	0.84				0.91		
	0.82				0.88		
Paiol SDQX	1.15	1.13	1.20	Trench	0.83	0.90	0.89
	1.13				0.85		
	1.11				1.01		
	1.27	1.28			0.77	0.83	
	1.19				0.88		
	1.40				0.86		
	1.24	1.18			0.89	0.95	
	1.14				0.99		
	1.15				0.97		

The Blend 3-Y composite was prepared following the same SOP as applied to the individual composites. Representative test charges were riffled for testing and head samples were removed for analysis. The head samples were submitted for gold assays by the screened metallic method, conducted at 150 mesh and by size fraction analysis, shown in Table 10-4 and Table 10-5, respectively, and illustrated in Figure 10-1.

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S-K 1300 Technical Report Summary

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SLR Project No.: 305.012406.00001

Table 10-4: Blend 3-Y Composite Screened Metallic Assays

Fraction, mesh	Weight (%)	Au (g/t)	Au Distribution (%)
+150 mesh	2.88	2.43	5.2
-150 mesh	97.12	1.32	94.8
Head (calc)	100.00	**1.35**	100.0
+150 mesh	3.77	1.69	5.0
-150 mesh	96.23	1.26	95.0
Head (calc)	100.00	**1.28**	100.0
+150 mesh	4.41	2.14	7.7
-150 mesh	95.59	1.18	92.3
Head (calc)	100.00	**1.22**	100.0
Head (average)		**1.28**	

Table 10-5: Blend 3-Y Composite Size Fraction Analysis

Size Fraction (mesh)	Size Fraction (µm)	Au (g/t)	% Au Retained	% Au Retained Cumulative	% Au Passing Cumulative
6	3350	0.83	0.6	0.6	99.4
16	1000	1.37	28.2	28.8	71.3
35	425	1.24	11.8	4.5	59.5
65	212	1.39	14.8	55.4	44.6
150	106	1.76	9.2	64.5	35.5
200	75	1.83	5.1	69.6	30.4
325	45	1.48	6.2	75.8	24.2
<325	<45	1.14	24.2	100.0	0.0
Head (calc)		**1.34**	**100.0**		

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S-K 1300 Technical Report Summary
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SLR Project No.: 305.012406.00001

Figure 10-1: Blend 3-Y Composite Size Distribution Analysis


Size Distribution
Au Grade
% Au
% Weigth
Au Grade - by fraction (g/t)
2.0
1.8
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
30%
25%
20%
15%
10%
5%
0%
% Weight and % Au
3350
1000
425
212
106
75
45
<45
Size (microns)

The Blend 3-Y composite screened metallic triplicate head assays showed the calculated head grade of 1.28 g/t Au with 5% to 7% of the gold reporting into the coarse fraction. The size fraction analyses showed the calculated head grade of 1.34 g/t Au.

The samples were submitted for specific gravity (SG) determination, sulphur, carbon speciation analysis, and the multi-element ICP scan, as presented in Table 10-6 for the individual and the 3-year composites. The sulphur grades were approximately 0.5% for the Paiol, Trench, and the Blend 3-Y composite samples. The other samples contained 0.02% to 0.04% S. The graphitic and organic carbon concentration in all the samples was less than 0.05% to 0.1%, indicating that there is no preg-robbing potential, unless the clay minerals present in the ore exhibit such capacity. The silver analyses were included in the ICP scan and reported as less than 3 g/t Ag for all the samples. The copper and zinc concentrations were low for all the samples tested. The copper speciation conducted in the Blend 3-Y Composite showed very low concentration of cyanide soluble copper of less than 0.002%. The mercury concentration was also low (0.02 ppm to 0.07 ppm).

In addition, the whole rock analysis was conducted by SGS Lakefield as a part of the mineralogy program, as shown in Table 10-7.

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Table 10-6: Head Assays – Sulphur, Carbon, ICP Scan, and Hg

Sample	SG	S	C	C_{org}	C g	Ag	Al	As	Ba	Be	Bi
	(g/cm³)	(%)	(%)	(%)	(%)	(ppm)	(%)	(ppm)	(ppm)	(ppm)	(ppm)
Paiol Saprolite	2.83	0.04	0.13	0.08	<0.05	<3	7.23	11	222	<3	<20
Paiol SDCX	2.85	0.43	2.45	<0.05	0.09	<3	5.87	17	221	<3	<20
Paiol SDQX	2.89	0.48	3.37	<0.05	0.10	<3	5.39	37	109	<3	<20
Vira Saia QSX	2.70	0.04	0.26	<0.05	<0.05	<3	7.22	<10	717	<3	<20
Vira Saia GDM	2.68	0.02	0.47	<0.05	<0.05	<3	7.34	<10	770	<3	<20
Trench	2.81	0.49	2.36	<0.05	<0.05	<3	5.33	27	134	<3	<20
Blend 3-Year	-	0.48	2.49	<0.05	-	<3	5.49	63	177	<3	<20
Sample	**Ca**	**Cd**	**Co**	**Cr**	**Cu**	**Fe**	**K**	**La**	**Li**	**Mg**	**Mn**
	(%)	(ppm)	(ppm)	(ppm)	(ppm)	(%)	(%)	(ppm)	(ppm)	(%)	(%)
Paiol Saprolite	0.11	<3	82	58	91	10.0	1.13	<20	29	0.7	0.14
Paiol SDCX	5.70	<3	34	11	47	10.0	0.89	<20	19	1.9	0.15
Paiol SDQX	5.81	<3	39	35	64	7.8	1.46	<20	14	2.4	0.14
Vira Saia QSX	0.90	<3	<8	10	12	1.6	3.35	<20	10	0.3	0.02
Vira Saia GDM	1.68	<3	<8	4	7	1.8	2.79	22	11	0.4	0.03
Trench	4.44	<3	31	35	49	8.0	0.95	<20	13	1.7	0.12
3-Year Comp	4.49	<3	33	30	46	7.8	1.04	<20	<3	1.7	0.12
Sample	**Mo**	**Na**	**Ni**	**P**	**Pb**	**S**	**Sb**	**Sc**	**Se**	**Sn**	**Sr**
	(ppm)	(%)	(ppm)	(%)	(ppm)	(%)	(ppm)	(ppm)	(ppm)	(ppm)	(ppm)
Paiol Saprolite	<3	0.27	64	0.03	<8	<0,01	<10	39	<20	<20	15
Paiol SDCX	<3	1.55	18	0.08	<8	0.41	<10	28	<20	<20	112
Paiol SDQX	<3	1.18	51	0.03	<8	0.44	<10	30	<20	<20	92
Vira Saia QSX	<3	1.15	5	0.02	13	0.03	<10	<5	<20	<20	118
Vira Saia GDM	<3	1.76	<3	0.03	<8	0.03	<10	<5	<20	<20	238
Trench	<3	1.4	30	0.05	<8	0.46	<10	26	<20	<20	86
3-Year Comp	<3	1.53	30	0.06	<8	0.53	<10	25	<20	<20	120

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Sample	Th	Ti	Tl	U	V	W	Y	Zn	Zr	Hg	
	(ppm)	(%)	(ppm)	(ppm)	(ppm)	(ppm)	(ppm)	(ppm)	(ppm)	(ppm)	
Paiol Saprolite	<20	0.34	<20	<20	267	28	8	126	49	0.07	
Paiol SDCX	<20	0.92	<20	<20	236	48	5	146	124	0.07	
Paiol SDQX	<20	0.24	<20	<20	210	37	<3	91	33	0.05	
Vira Saia QSX	<20	0.11	<20	<20	23	<20	<3	61	37	0.02	
Vira Saia GDM	<20	0.14	<20	<20	24	<20	<3	60	40	0.02	
Trench	<20	0.43	<20	<20	184	31	4	111	66	0.02	
3-Year Comp	<20	0.57	<20	<20	183	33	6	87	87	<0.05	
Sample	**Cu_S**	**Cu_{CN}**	**Cu_{Res}**	**S***	**S=***	**SO_4 ** **					
	%	%	%	%	%	%					
Paiol Saprolite	-	-	-	< 0.01	< 0.05	-					
Paiol SDCX	-	-	-	0.38	0.33	-					
Paiol SDQX	-	-	-	0.57	0.44	-					
Vira Saia QSX	-	-	-	0.04	<0.05	-					
Vira Saia GDM	-	-	-	0.02	< 0.05	-					
Trench	-	-	-	0.4	0.35	-					
3-Year Comp	<0.002	<0.002	0.004	-	-	0.07					

Notes:
* SGS Lakefield assays
** SGS Geosol Laboratory assays

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S-K 1300 Technical Report Summary
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SLR Project No.: 305.012406.00001

Table 10-7: Head Assays – Whole Rock Analysis (SGS Lakefield)

Sample	SiO_2 (%)	Al_2O_3 (%)	Fe_2O_3 (%)	MgO (%)	CaO (%)	Na_2O (%)	K_2O (%)
Paiol Saprolite	57.9	15	14.5	1.2	0.2	0.4	1.4
Paiol SDCX	47.1	11	13.5	3.1	8.4	2.1	1.0
Paiol SDQX	48.3	9.9	10.6	3.9	8.4	1.6	1.6
Vira Saia QSX	77.3	11.7	1.5	0.4	1.2	1.6	3.4
Vira Saia GDM	69.4	14.5	2.2	0.6	2.5	2.5	3.7
Trench	52.4	10.6	10.9	2.9	6.7	2.2	1.3
Sample	**TiO_2 (%)**	**P_2O_5 (%)**	**MnO (%)**	**Cr_2O_3 (%)**	**V_2O_5 (%)**	**LOI (%)**	**Sum (%)**
Paiol Saprolite	1.23	0.08	0.21	0.02	0.06	7.54	99.7
Paiol SDCX	1.72	0.21	0.21	< 0.01	0.04	10.5	98.9
Paiol SDQX	0.78	0.07	0.18	0.02	0.04	13.3	98.7
Vira Saia QSX	0.18	0.05	0.02	0.02	< 0.01	2.13	99.5
Vira Saia GDM	0.24	0.07	0.04	< 0.01	< 0.01	3.37	99.2
Trench	1.12	0.11	0.17	0.02	0.03	10.3	98.8

10.3 Mineralogy

Each composite sample from the first campaign was submitted to the Advanced Mineralogy Facility at the SGS Lakefield site for a mineralogical examination by Quantitative Evaluation of Minerals by Scanning Electron Microscopy (QEMSCAN) and X-ray diffraction (XRD). The results were presented in SGS Mineral Services (2019).

The objectives of this investigation were to determine the overall mineral assemblage of each sample and liberation of minerals of interest such as sulphides. A summary of the results obtained from the SGS report is presented below.

10.3.1 Results from the XRD Analysis

The bulk and clay XRD analysis indicated that the three samples consisted of quartz, muscovite, albite, ankerite, chlorite (chamosite and clinochlore), pyrite, phlogopite goethite, microcline (K-feldspar), and trace amounts of other minerals (<2%).

The clay minerals included kaolinite, nontronite, illite, and illite-montmorillonite. The total clay content ranged from 5% in the Trench to 9% in the Oxide and 33% in the Paiol Saprolite.

10.3.2 Results from QEMSCAN Analysis - Modal Mineralogy

All minerals varied widely within the ore types, as shown in Table 10-8, however, the Paiol Saprolite was characterized by elevated amounts of clays (approximately 18%) compared to the other samples (1% to 9%), and goethite compared to approximately less than 1% for the rest of the samples. Elevated ankerite was shown in Paiol SDQX (32%), Trench (21%), and Paiol SDCX (14%). Table 10-8 also includes a summary of the mineral mass in each sample as

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shown in the SGS report. The highlighted minerals can affect the ore processing stages in different ways (in crushing/grinding, flotation, leaching, and material handling).

Table 10-8: Head Assays – Mineral Mass in Each Sample (SGS Lakefield Report)

Sample	Unit	Paiol Saprolite	Paiol SDCX	Paiol SDQX	Vira Saia QSX	Vira Saia GDM	Trench
Pyrite	%	0.05	3.30	0.71	0.20	0.03	1.05
Other Sulphides	%	0.01	0.01	0.03	0.01	0.00	0.01
Quartz/Feldspars	%	48.70	46.30	47.10	62.30	66.70	56.3
Sericite/Muscovite	%	16.70	7.30	9.70	32.30	26.60	7.20
Clays	%	17.90	9.40	4.10	1.70	1.70	6.40
Chlorite/Biotite	%	5.00	6.20	4.10	0.30	0.20	2.90
Fe Ox/Oxy	%	10.90	4.60	1.00	0.30	0.40	2.30
Carbonates	%	0.70	21.80	32.80	2.02	3.60	23.30
Other	%	0.10	0.98	0.43	0.80	0.70	0.69

10.3.3 Pyrite Liberation

Pyrite was the predominant sulphide mineral ranging from traces to 3% in the samples examined. Free and liberated pyrite accounted for 70% Paiol SDCX to 90% to 100% in the rest of the samples. Most of the middling occurred as complex particles (ternary and quaternary composite particles) in the Paiol SDCX.

10.3.4 Gold Deportment

The mineralogical gold deportment study was not conducted at this stage. It was noted that gold can be associated with a few minerals (quartz, sulphides). Gold in some of the oxidized samples can be associated with iron oxides and oxyhydroxides. Both the Fe-oxyhydroxides and pyrite can also contain chemically bound (submicroscopic) gold.

10.4 Comminution Testing

Each sample from the first test work campaign conducted at SGS Geosol laboratory was submitted for Bond Ball Work index determination, as shown in Table 10-9. The results suggested that the Saprolite sample showed a very low BWI of 4.4 kWh/t. The other samples showed average Bond indices (8.5 kWh/t to 11.9 kWh/t) for low-grade sulphide and oxide ores. These results are in line with previous test work conducted for the Almas Project, which exhibited values between 6.8 kWh/t and 11.2 kWh/t.

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Table 10-9: Bond Ball Work Index Summary

Sample	F_{80} (µm)	Control Screen, (µm)	P_{80}, (µm)	BWi (kWh/t)
Paiol Saprolite	397	106	57	4.4
Paiol SDCX	2,053	106	75	10.1
Paiol SDQX	1,975	106	75	9.7
Vira Saia QSX	2,066	106	76	11.2
Vira Saia GDM	1,978	106	76	11.9
Trench	1,180	106	70	8.5

The results of the SMC Tests indicated that the Cata Funda ore is more competent than Vira Saia and Paiol ores, as shown by the Axb values in Table 10-10 (the lower the Axb value, the more competent the ore). Previous Axb values for the Project were obtained from tests following the MinPro SOLUTIONS methodology, which is different from the SMC Tests, and suggests that the Almas ores are more competent.

Table 10-10: SMC Test® Summary

Sample	DWI (kWh/m^3)	A x b	Specific Gravity	Abrasion Index (t_a)
Vira Saia	4.13	66	2.73	0.63
Paiol	4.74	60	2.86	0.54
Cata Funda	5.87	49	2.86	0.44

The recommended comminution process design parameters based on test work in previous sections include (in the case where no test work available an interpolation of the value was made):

- Axb = 60
- Bond crushing work index = 11.7 kWh/t
- Bond rod mill work index = 11.6 kWh/t
- Bond ball mill work index = 10.1 kWh/t
- Abrasion index = 0.069

10.5 Individual Composites Test Work Program

The test work program for the individual composites is presented in the flowsheet in Figure 10-2.

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Figure 10-2: Test Work Program Flowsheet


ORIGINAL SAMPLES
1 to 5 kg
COMPOSITE
20 to 120 kg
Stage Crush
top size 3.35 mm
BOND BWI
Head Assay
Crush
top size 2 mm
Grinding Curves
Target P80:
150, 106, 75 and 212 microns
Grind to target P80
Whole Ore Flotation
P80 of 75 microns
Gravity Separation
P80 of 150 or 212 microns
Direct CIL
P80 of 212 microns
Regrind the gravity tail
if required
Flotation
P80 150, 106, 75 or 212 microns
CIL
P80 150, 106, 75 or 212 microns
CYANIDATION
P80 150, 106, 75 or 212 microns

10.5.1 Individual Composites Flowsheet 1: Gravity Separation – Flotation

A series of exploratory grinding tests was conducted in a laboratory rod mill to establish the grinding time to reach the particle size K_{80} of 150 µm, 106 µm, and 75 µm. All the samples tested required short grinding time in a laboratory rod mill.

Each ore type was subjected to gravity separation and flotation testing. Flotation concentrate cyanide leaching has not been conducted at this phase of testing.

10.5.1.1 Gravity Separation

Ten kilograms of each ore type was ground to 80% passing (P_{80}) 150 µm and subjected to a gravity separation test using a laboratory Knelson concentrator. The Knelson concentrate was further upgraded by hand panning. The test products were submitted for gold assays and the pan tailings and the Knelson tailings were combined for subsequent testing. The results are presented in Table 10-11. The results indicated that 0.2% to 0.6% of the mass was recovered into the gravity concentrate with the grade ranging from 58 g/t Au to 234 g/t Au. The arithmetic average calculated recovery for all the samples tested (assuming equal weight ratios from each composite) was 25% with the concentrate grade of 109 g/t Au and the tailings grade of 0.7 g/t Au, as shown in Table 10-12. It should also be noted that SGS Geosol laboratory calculated the metallurgical balances for the gravity circuits using the BILMAT software and the experimental results.

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Table 10-11: Individual Composites Gravity Separation Test Results

Sample	Product	Weight		Assays (g/t)	% Distribution
		(g)	(%)	Au	Au
Paiol Saprolite	Hand Panning Concentrate	20.0	0.2	57.9	17.9
	Hand Panning Tailing	46.0	0.5	7.22	5.1
	Knelson Tailing	9,934	99.3	0.50	76.9
	Comb Hand & Knelson Tailing (calc)	9,980	99.8	0.53	*82.1*
	Head (calc assay)	10,000	100.0	0.65	100.0
	Head (direct assay)	10,000		0.65/0.65	
Paiol SDCX	Hand Panning Concentrate	35.4	0.35	70.4	25.5
	Hand Panning Tailing	31.6	0.32	4.00	1.3
	Knelson Tailing	9,933	99.3	0.72	73.2
	Comb Hand & Knelson Tailing (calc)	9,965	99.6	0.73	*74.5*
	Head (calc)	10,000	100.0	0.98	100.0
	Head (direct)	10,000		0.89/1.01	
Paiol SDQX	Hand Panning Concentrate	55.9	0.56	77.6	33.6
	Hand Panning Tailing	20.1	0.20	16.29	2.5
	Knelson Tailing	9,924	99.2	0.83	63.8
	Comb Hand & Knelson Tailing (calc)	9,944	99.4	0.86	*66.4*
	Head (calc)	10,000	100.0	1.29	100.0
	Head (direct)	10,000		1.20/1.42	
Vira Saia QSX	Hand Panning Concentrate	14.0	0.14	129	11.8
	Hand Panning Tailing	35.0	0.35	154	35.3
	Knelson Tailing	9,951	99.5	0.81	52.8
	Comb Hand & Knelson Tailing (calc)	9,986	99.9	1.35	*88.2*
	Head (calc)	10,000	100.0	1.53	100.0
	Head (direct)	10,000		1.46/1.59	
Vira Saia GDM	Hand Panning Concentrate	11.0	0.11	234	28.3
	Hand Panning Tailing	37.0	0.37	33.6	13.7
	Knelson Tailing	9,952	99.5	0.53	58.0
	Comb Hand & Knelson Tailing (calc)	9,989	99.9	0.65	*71.7*
	Head (calc)	10,000	100.0	0.91	100.0
	Head (direct)	10,000		0.89/0.94	

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Sample	Product	Weight		Assays (g/t)	% Distribution
		(g)	(%)	Au	Au
Trench	Hand Panning Concentrate	35.0	0.35	85.3	31.7
	Hand Panning Tailing	45.0	0.45	10.5	5.0
	Knelson Tailing	9,920	99.2	0.60	63.3
	Comb Hand & Knelson Tailing (calc)	9,965	99.7	0.64	*68.3*
	Head (calc)	10,000	100.0	0.94	100.0
	Head (direct)	10,000		0.89/0.98	
Ave Gravity Concentrate			0.29	109	24.8

Table 10-12: Individual Composites Gravity Separation Summary

Sample	Gravity Concentrate			Combined Gravity Tailing (g/t Au [calc])
	Weight (%)	Grade (g/t Au)	Au Recovery (%)	
Paiol Saprolite	0.20	58	17.9	0.53
Paiol SDCX	0.35	70	25.5	0.73
Paiol SDQX	0.56	78	33.6	0.86
Vira Saia QSX	0.14	129	11.8	0.81
Vira Saia GDM	0.11	234	28.3	0.65
Trench	0.35	85	31.7	0.64
Almas Ave	0.29	109	24.8	0.70

10.5.1.2 Flotation

Samples of the whole ore and gravity tailings were subject to flotation to evaluate the recovery of gold into a flotation concentrate. The main objective of this test program was to maximize the recovery of gold into a flotation concentrate for subsequent cyanide leaching. The effects of fineness of grind and various reagent schemes were evaluated in a series of bulk rougher tests. There were three rougher flotation tests conducted on each ore type and six exploratory rougher tests conducted on the ore. No other flotation flowsheet configurations were evaluated at this stage due to the limited scope of the program.

The sample gravity tailings were reground to the specified grind size and subjected to flotation. The effect of fineness of grind (P_{80} = 150 µm, 106 µm, and 75 µm) was evaluated in this test series. The reagents used were potassium amyl xanthate (PAX), as a sulphide collector, copper sulphate as a promoter, and MIBC as a frother. Four stages of rougher concentrates were collected separately over a period of 17 minutes and submitted for gold assays. The rougher tailings were analysed for gold and sulphur. Visually, the flotation appeared to be sluggish with a unstable froth. It has been noted that very high collector (PAX) dosages of 120-240 g/t were applied in this test series to try and recover all the residual sulphides and gold. Also 40 g/t CuSO4 was added into the last rougher stage. The test results are presented in Table 10-13. The best results were achieved at a finer grind of 75 µm, as illustrated in Figure 10-3 showing

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cumulative gold grades at each rougher stage versus recovery. The results indicated that 82% to 87% of the gold was recovered into a flotation concentrate for the Paiol and Vira Saia composites and 71% gold recovery for the Trench composite. The flotation tailings contained 0.11 g/t to 0. 24 g/t Au and 0.03% S, (indicating that all the sulphides were recovered to the flotation concentrate). It is likely that the residual gold present in the tailings is associated with iron oxides and/or silicates. A diagnostic gold deportment study will be required to confirm the gold associations. The overall recovery by gravity separation and flotation was 86- 92% for the Paiol and Vira Saia composites and 80% for the Trench composite. A very good correlation between the calculated head grade and the assayed gravity tailings grade (flotation feed) was shown for all the composites. It is noted that this test work did not include leaching of the concentrate.

In addition, the PAIOL SDQX whole ore sample, without gravity separation, was subjected to exploratory testing of sulphide flotation to evaluate the effect of pH and various collectors. These tests were conducted at a grind size of P_{80}= 75 µm. The test results are presented in Table 10-14. Despite applying strong collector combinations, the results for the tests were similar. The best test results were achieved with the PAX or SIBX collectors, copper sulphate, and Dowfroth-250 additions at a natural pH. The recovery of gold in these tests was 91-92%. The flotation tailings contained 0.10-0.12 g/t Au and 0.03% S. The results from the whole ore flotation were comparable with the results obtained from gravity- flotation circuit. It is noted that this test work did not include leaching of the concentrate.

Only exploratory scoping flotation test work has been conducted on the Almas Project composite samples at this stage of testing. Standard bulk sulphide flotation conditions were applied without further optimization including gangue depressing reagent evaluation and different flotation configurations. However, due to relatively high gold losses into the flotation tailings, the flotation process option was not further investigated.

Table 10-13: Gravity Tailings Flotation Results – Effect of Grind

Sample	Conditions	Grind, P_{80} (µm)	Sample	% Weight	Au (g/t)	Au Distribution (%)	Au Overall Recovery (%)*
Paiol SDCX Grav Tail	pH- 8.4 120-240 g/t PAX $CuSO_4$- 40 g/t Frother - MIBC Flot time- 17 min	150	Rougher Concentrate	2.6	23.4	73.7	80.4
			Rougher Tailings	97.4	0.23	26.3	
			Head (calc)	100.0	0.84	100.0	
			Head (direct)		0.73		
		106	Rougher Concentrate	2.8	22.2	78.4	83.9
			Rougher Tailings	97.2	0.18	21.6	
			Head (calc)	100.0	0.79	100.0	
			Head (direct)		0.73		
		75	Rougher Concentrate	3.6	19.0	84.5	88.4
			Rougher Tailings	96.4	0.13	16.1	
			Head (calc)	100.0	0.82	100.5	
			Head (direct)		0.73		

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Sample	Conditions	Grind, P_{80} (µm)	Sample	% Weight	Au (g/t)	Au Distribution (%)	Au Overall Recovery (%)*
Paiol SDQX Grav Tail	pH- 8.4 Collector- 120g/t PAX $CuSO_4$- 40 g/t Frother - MIBC Flot time- 17 min	150	Rougher Concentrate	3.6	18.4	84.8	89.9
			Rougher Tailings	96.4	0.12	15.2	
			Head (calc)	100.0	0.77	100.0	
			Head (direct)		0.86		
		106	Rougher Concentrate	3.5	19.2	80.9	87.3
			Rougher Tailings	96.5	0.17	19.1	
			Head (calc)	100.0	0.84	100.0	
			Head (direct)		0.86		
		75	Rougher Concentrate	3.9	17.8	87.3	91.6
			Rougher Tailings	96.1	0.11	12.7	
			Head (calc)	100.0	0.80	100.0	
			Head (direct)		0.86		
Vira Saia QSX Grav Tail	pH- 8.1 Collector- 120 g/t PAX $CuSO_4$- 40 g/t Frother - MIBC Flot time -17 min	150	Rougher Concentrate	5.5	10.1	70.8	74.3
			Rougher Tailings	94.5	0.24	29.2	
			Head (calc)		0.78	100.0	
			Head (direct)		1.35		
		106	Rougher Concentrate	5.7	11.1	76.4	79.2
			Rougher Tailings	94.3	0.21	23.6	
			Head (calc)	100.0	0.84	100.0	
			Head (direct)		1.35		
		75	Rougher Concentrate	7.4	9.2	84.0	85.9
			Rougher Tailings	92.6	0.14	16.0	
			Head (calc)	100.0	0.81	100.0	
			Head (direct)		1.35		
Vira Saia GDM Grav Tail	pH- 8.1 Collector- 120 g/t PAX $CuSO_4$- 40 g/t Frother - MIBC Flot time -17 min	150	Rougher Concentrate	5.5	7.28	72.7	80.4
			Rougher Tailings	94.5	0.16	27.3	
			Head (calc)	100.0	0.55	100.0	
			Head (direct)		0.65		
		106	Rougher Concentrate	5.9	6.65	74.0	81.4
			Rougher Tailings	94.1	0.15	26.0	
			Head (calc)	100.0	0.63	100.0	
			Head (direct)		0.65		

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Sample	Conditions	Grind, P_{80} (µm)	Sample	% Weight	Au (g/t)	Au Distribution (%)	Au Overall Recovery (%)*
		75	Rougher Concentrate	9.0	4.72	82.4	87.4
			Rougher Tailings	91.0	0.10	17.6	
			Head (calc)	100.0	0.62	100.0	
			Head (direct)		0.65		
Trench Grav Tail	pH- 8.1 Collector- 120 g/t PAX $CuSO_4$- 40 g/t Frother - MIBC Flot time -17 min	150	Rougher Concentrate	9.0	4.20	66.5	77.1
			Rougher Tailings	91.0	0.21	33.5	
			Head (calc)	100.0	0.57	100.0	
			Head (direct)		0.64		
		106	Rougher Concentrate	10.3	3.00	68.5	78.5
			Rougher Tailings	89.7	0.16	31.5	
			Head (calc)	100.0	0.46	100.0	
			Head (direct)		0.64		
		75	Rougher Concentrate	10.2	3.30	71.3	80.4
			Rougher Tailings	89.8	0.15	28.7	
			Head (calc)	100.0	0.47	100.0	
			Head (direct)		0.64		

Note. * Overall Gold Recovery by Gravity Separation and Flotation

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Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 10 - 3: Effect of Grind: Au Grade vs. Recovery 10 - 19

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Table 10 - 14: Paiol SDQX Whole Ore Flotation Results – Effect of Reagents and pH P 80 75 µm 10 - 20 S Distribution (%) Au Distribution (%) S (%) Au (g/t) Wt (%) Products Collector 94.2 90.8 - 15.7 6.9 Rougher Concentrate PAX 5.8 9.2 0.03 0.12 93.1 Rougher Tailings 100.0 100.0 0.48 1.19 100.0 Head (calc) 1.20 Head (direct) 90.5 88.6 - 12.3 8.3 Rougher Concentrate MX980 9.5 11.4 0.05 0.14 91.7 Rougher Tailings 100.0 100.0 0.48 1.16 100.0 Head (calc) 92.2 86.8 - 14.3 7.0 Rougher Concentrate A3418 7.8 13.2 0.04 0.16 93.0 Rougher Tailings 100.0 100.0 0.48 1.15 100.0 Head (calc) 86.4 87.6 - 15.5 6.5 Rougher Concentrate A412 13.6 12.4 0.07 0.15 93.5 Rougher Tailings 100.0 100.0 0.48 1.16 100.0 Head (calc) 42.4 81.0 - 12.0 7.8 Rougher Concentrate OX100 57.6 19.0 0.30 0.24 92.2 Rougher Tailings 100.0 100.0 0.48 1.15 100.0 Head (calc) 94.3 92.3 - 13.2 8.1 Rougher Concentrate SIBX 5.7 7.7 0.03 0.10 91.9 Rougher Tailings 100.0 100.0 0.48 1.15 100.0 Head (calc)

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10.5.2 Flowsheet 2 - Cyanidation of Gravity Tailings

During the earlier test work programs, the emphasis was placed on the flowsheet configuration that included either whole ore leaching or gravity separation followed by cyanidation. This segment of testing included the gravity separation circuit prior to cyanidation. The recovery of gold from the coarser 'as is' and reground gravity tailings of all the samples from the Almas Project deposits were evaluated by direct cyanidation and carbon-in-leach (CIL). Three cyanidation and three CIL tests were conducted on each ore type. The tests were conducted in bottle rolls with the conditions listed below. The effect of grind (P_{80} = 150 µm, 106 µm, and 75 µm) was evaluated for each sample.

Cyanidation/CIL test conditions:

- 500 g ground ore leached at 40% solids
- Grind size P_{80} = 150 µm, 106 µm, and 75 µm
- Target pH:10.5 to 11 adjusted with lime additions
- Target NaCN concentration maintained at approximately 1 g/L
- 10 g/L carbon (pre-attritioned) for CIL
- 48 hours retention time (with pregnant solution subsample at 24 hr)
- Dissolved oxygen concentration measured throughout the test period

The final products were submitted for gold assays. The residues were assayed in triplicate and the average value was reported.

The cyanidation/CIL test results are summarized in

Table 10-15 and illustrated in Figure 10-4.

Table 10-15: Gravity Tailings Cyanidation/CIL Test Results

Sample	Grind Size P_{80} (µm)	Comb Grav Tails (g/t Au*)	Residue Assay (g/t Au)	48 hr Au Extraction (%)	Calc Head (g/t Au)**	Estimated NaCN Cons (kg/t)	Estimated Lime Addition (kg/t)
Paiol Saprolite	150	0.53	0.10	80.8	0.53	1.1	1.3
	106		0.05	92.2	0.58	1.1	1.5
	75		0.02	96.5	0.52	0.9	1.6
Paiol SDCX	150	0.73	0.10	86.6	0.75	0.9	0.2
	106		0.12	83.3	0.71	0.7	0.2
	75		0.07	87.8	0.61	1.0	0.2
Paiol SDQX	150	0.86	0.08	89.8	0.79	0.7	0.1
	106		0.07	89.7	0.71	0.9	0.2
	75		0.06	93.0	0.79	0.8	0.2

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Sample	Grind Size P_{80} (µm)	Comb Grav Tails (g/t Au*)	Residue Assay (g/t Au)	48 hr Au Extraction (%)	Calc Head (g/t Au)**	Estimated NaCN Cons (kg/t)	Estimated Lime Addition (kg/t)
Vira Saia QSX	150	0.88	0.03	96.4	0.79	0.7	0.2
	106		0.03	96.3	0.73	0.6	0.1
	75		0.02	97.0	0.68	0.7	0.2
Vira Saia GDM	150	0.64	0.04	93.1	0.54	0.7	0.1
	106		0.03	93.8	0.46	0.6	0.2
	75		0.02	96.2	0.41	0.7	0.2
Trench	150	0.64	0.09	82.9	0.54	0.7	0.6
	106		0.10	81.7	0.56	0.7	0.6
	75		0.08	86.0	0.55	1.0	0.6

Note:
*Calculated from gravity separation products.
**Calculated from cyanidation products.

The following information was observed from the test results:

- The initial pulp pH was in the range of 7.2 to 7.5 for the Saprolite material and 8.2 to 8.5 for the other composites, indicating that a pre-aeration stage may be required. The pH was stable after the initial lime additions.
- The dissolved oxygen concentration was relatively high and averaged at 7 mg/L to 8 mg/L throughout the test.
- Table 10-15 includes the comparison between the calculated gravity tailings grade (feed to cyanidation) and the calculated head grade obtained from the cyanidation test metallurgical balance. The grades were relatively comparable for all the samples.
- All the samples tested were amenable to cyanide leaching and showed excellent gold extraction after 48 hours of leaching averaging greater than 90% with the average residue assay of 0.06 g/t Au.
- The intermediate 24 hr pregnant solution assays have indicated that leaching was mostly complete after 24 hours of leaching. Additional kinetic testing will be required to confirm the retention time.
- The CIL results were similar to the cyanidation results with an average residue assay of 0.06 g/t Au.
- The effect of grind size has been somewhat demonstrated as shown in Figure 10-4. This series of tests showed a trend of residual gold grade reduction at a finer grind however, because of low reported residue grades (0.02-0.1g/t Au), slight fluctuations in the calculated gold grades, and the allowed procedural and analytical detection limits, the results can be difficult to compare. Additional test work will be required to confirm the optimum grind size.
- The sodium cyanide consumption averaged 0.8 kg/t. The lime addition was higher for the Saprolite and Trench composites, between 0.6 kg/t and 2.8 kg/t, and approximately

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S-K 1300 Technical Report Summary
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0.2 kg/t for the Paiol and Vira Saia composites. A pre-aeration stage with lime conditioning may be required prior to cyanide addition.

Figure 10-4: Cyanidation Gold Recovery versus Grind Size


% Au Recovery
100
95
90
85
80
75
70
75
85
95
105
115
125
135
145
155
Grind Size, K80 micron
PAIOL SAPROLITE
PAIOL SDCX
PAIOL SDQX
VIRA SAIA QSX
VIRA SAIA GDM
TRENCH

10.5.3 Overall Results

The overall results for gravity separation followed by cyanidation/CIL are presented in Table 10-15.

The results indicate that all the samples leached with consistent kinetics with the arithmetic average gravity recovery of 25%, and the overall gold recovery achieved by gravity separation followed by cyanidation/CIL for the three grind sizes tested was 93% to 94% leaving a residue assaying 0.06 g/t Au after 48 hr of leaching.

The overall test results comparing the flowsheets tested – gravity separation/cyanidation and gravity separation/ flotation – are shown in Table 10-16 at a grind size of 75 µm. The SLR QP notes that the gravity cyanidation and flotation concentrate cyanidation gold recovery is not final because there was no cyanidation of the flotation concentrate.

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Table 10-16: Overall Test Results – Comparison of Flowsheets

Sample	Grind Size K_{80} (µm)	Average Ore	Gravity	Grav/ Cyanidation*		Grav/ CIL*				Grav/Flotation**	
		Head Grade Au (g/t)	Recovery Au (%)	Overall Au Recovery (%)	Residue (Au g/t)	Overall Au Recovery (%)	Residue Au (g/t)	Estimated NaCN Cons kg/t	Estimated Lime add'n (kg/t)	Overall Au Recovery (%)	Ro Tailings (g/t Au)
Paiol Saprolite	150	0.65	17.9	84.3	0.10	83.7	0.13	1.2	2.4	-	-
	106			93.6	0.05	95.7	0.05	1.2	2.7	-	-
	75			97.1	0.02	97.4	0.02	1.1	2.8	-	-
Paiol SDCX	150	0.95	25.5	90.0	0.10	90.1	0.12	1.0	0.5	80.4	0.23
	106			87.6	0.12	90.8	0.11	0.9	0.3	83.9	0.18
	75			90.9	0.07	94.2	0.07	0.9	0.3	88.4	0.13
Paiol SDQX	150	1.31	33.6	93.2	0.08	94.2	0.09	0.8	0.3	89.9	0.12
	106			93.2	0.07	94.6	0.08	0.7	0.3	87.3	0.17
	75			95.4	0.06	96.3	0.05	0.9	0.3	91.6	0.11
Vira Saia QSX	150	1.53	11.8	96.8	0.03	96.6	0.04	0.6	0.3	74.3	0.24
	106			96.7	0.03	97.8	0.02	0.8	0.2	79.2	0.21
	75			97.4	0.02	98.5	0.02	0.9	0.2	85.9	0.14
Vira Saia GDM	150	0.91	28.3	95.1	0.04	96.6	0.03	0.7	0.2	80.4	0.16
	106			95.6	0.03	97.8	0.02	0.8	0.2	81.4	0.15
	75			97.3	0.02	98.5	0.01	0.7	0.2	87.4	0.10
Trench	150	0.94	31.7	88.3	0.09	88.3	0.11	0.9	0.8	77.1	0.21
	106			87.5	0.10	90.4	0.09	0.9	0.8	78.5	0.16
	75			90.4	0.08	92.1	0.08	0.8	0.8	80.4	0.14
AVERAGE at P_{80}-106 µm		**1.05**	**24.8**	**92.4**	**0.07**	**94.5**	**0.06**	**0.9**	**0.8**	**82.1**	**0.17**
AVERAGE at P_{80}-75 µm		**1.05**	**24.8**	**94.7**	**0.04**	**96.2**	**0.04**	**0.9**	**0.8**	**86.7**	**0.12**

Notes:
*Gravity concentrate leach recovery has not been accounted for.
**Gravity and flotation concentrates leach recovery has not been accounted for.

10-24

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 The overall results shown in Table 10 - 16 show that the average overall gold recovery by gravity separation/ CIL at grind sizes of P 80 106 µm and 75 µm was 94 . 5 % and 96 . 2 % leaving a residue assaying 0 . 07 g/t Au and 0 . 04 g/t Au, respectively . Flotation concentrate was not leached in the test work program therefore the true recovery of a flotation concentrate leach flowsheet is unknown. An 81% average overall recovery was estimated assuming a rougher tailings assay of 0.12 g/t Au and the estimated final overall residue (calculated value of flotation tailings plus the estimated leach residue) of approximately 0.3 g/t Au. The SLR QP notes this needs to be confirmed with test work. The results shown in Table 10 - 16 indicate that the direct cyanide leaching without flotation resulted in a significantly higher overall gold recovery under the conditions tested. A trade - off study was conducted by Ausenco to compare both flowsheets and confirmed the economic viability of each processing flowsheet. The whole ore leaching or the gravity separation followed by leaching flowsheet was selected for further evaluation in the subsequent stage of testing. 4. Heap Leach Amenability Results The Paiol Sulphide and Saprolite material was submitted for heap leach amenability testing in bottle rolls. The main objective of this testing was to conduct a preliminary assessment of gold recovery by simulating heap leach conditions and to determine the reagent requirements for subsequent column testing, if required. There was no agglomeration or permeability testing conducted at this phase. Each composite was prepared by blending and crushing to - 1/2 inch. The samples were split into the test charges and further crushed to the required sizes. The representative head samples were riffled out and submitted for gold assays. The reported average head assays were as follows:  Paiol Saprolite: 0.52 g/t Au  Paiol Sulphide: 1.06 g/t Au The crush sizes evaluated were - 1/2 inch for the Saprolite material and - 1/2, - 1/4, and - 1/8 inch for the Sulphide material. The tests were conducted with two kilograms charge samples in bottle rolls at 45% solids. The bottles were rolled intermittently, rolling for one minute every hour to minimize attrition and simulate the heap leach/column testing. The pH was maintained at the 10.0 to 10.5 level with lime additions and the cyanide concentration was maintained at 0.5 g/L NaCN throughout the test period. The tests were conducted for a period of 14 days to 20 days with intermittent removal of pregnant solution samples for gold assay. The final pulp was filtered and washed, and the products were submitted for analyses. The test results are summarized in Table 10 - 17 . The results indicate that the recovery of gold for the Saprolite ore was approximately 88% and for the Sulphide ore was in the range of 40% to 68%, increasing with the crush size reduction. The cyanide and lime consumption was below one kilogram per tonne and two kilograms per tonne, respectively, however, the lime consumption reported for the Saprolite material was high at 10 kg/t. The reason for such high lime consumption has not been determined. Further confirmatory leaching testing will be required to evaluate the ore amenability to heap leaching, if this process route will be considered . 10 - 25

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Table 10-17: Heap Leach Amenability Test Results

Sample	Crush Size (in.)	Leach Time (d)	Residue Assay (g/t Au)	Calc Cum Au Extraction (%)	Calc Head (g/t Au)	Direct Head (g/t Au)	Estimated NaCN Addition (kg/t)	Estimated Lime Addition (kg/t)
Paiol Saprolite	1/2	20	0.07	88.2	0.58	0.52	0.6	10.3
Paiol Sulphide	1/2	14	0.66	39.5	1.09	1.06	0.9	1.6
Paiol Sulphide	1/4	14	0.67	49.8	1.33	1.06	0.9	1.7
Paiol Sulphide	1/8	14	0.35	67.8	1.07	1.06	0.8	1.6

10.6 Blend 3-Year Composite Test Work Program

A confirmatory test work program was conducted during the 2020 campaign at the feasibility study level. The tests were conducted at the Testwork Process Development metallurgical laboratory in Brazil. The testing included the following investigations:

- Evaluation of gravity circuit inclusion prior to cyanide leaching.
- Comparison of whole ore leaching versus gravity separation followed by gravity tailings leaching.
- Cyanide leaching conditions optimization, pre-leach/CIL versus direct CIL evaluation.
- Cyanide destruction.
- Solids/liquid separation characterization.

10.6.1 Gravity Separation GRG Test Work

Two standard GRG tests were conducted on the Blend 3-Y composite sample. The standard three-stage protocol has been applied with the final targeted grind size of P_{80} of 75 µm. At each stage, test products were submitted for size fraction analysis for gold. The results were submitted to FLSmidth & Co. (FLS) for further evaluation and modelling. The results indicated that the cumulative three-stage GRG recoveries varied between 31% and 39% Au with the respective calculated head grades of 1.9 g/t Au and 1.7 g/t Au, as shown in Table 10-18. The size classification of the GRG has been determined as coarse to moderate using the AMIRA size classification scale by FLS.

It has been concluded that the ore is amenable to gravity recovery and the GRG particle distribution is coarse. As such, a gravity circuit with concentrate intensive cyanidation has been suggested for inclusion in the flowsheet. Modelling has been undertaken and several options for a gravity circuit installation layout were suggested. The gravity equipment suggested by FLS was as follows:

- One KC-QS40 Knelson concentrator installed at cyclone underflow.
- One Consep Acacia CS2000 unit for intensive cyanidation system to treat the Knelson concentrate. This unit is sized to treat 24 hr production of Knelson concentrate.

For process design purposes, gravity gold recovery of 17.5% is used to process 25% of the cyclone underflow stream.

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Table 10-18: GRG Test Summary Blend 3-Y Composite

Grind Size			Product	Assay & Distribution	
				(g/t Au)	(%)
P_{80} =	845	µm	Stage 1 Concentrate	26.9	11.8
P_{80} =	169	µm	Stage 2 Concentrate	26.7	12.3
-75mm=	20.1	%			
P_{80} =	68	µm	Stage 3 Concentrate	24.1	7.4
			Final Tailings	1.3	68.5
			Calc Head	1.9	100.0
			Knelson Concentrate	26.1	31.5
			GRG Value		**31.5**
P_{80} =	796	µm	Stage 1 Concentrate	25.0	13.3
P_{80} =	197	µm	Stage 2 Concentrate	33.1	16.2
-75mm=	21.8	%			
P_{80} =	62	µm	Stage 3 Concentrate	29.9	10.2
			Final Tailings	1.06	60.2
			Calc Head	1.7	100.0
			Knelson Concentrate	29.1	39.8
			GRG Value		**39.8**

10.6.2 Whole Ore Cyanide Leaching

The first series of cyanidation tests were conducted without gravity separation. The tests were conducted in bottle rolls under the conditions listed below.

- 1,000 g to 2,000 g ground ore leached at 45% solids.
- Grind size P_{80}: 106 µm and 75 µm.
- Target pH: 10.5 to 11 adjusted with lime additions.
- Initial NaCN concentration at one g/L.
- 20 g/L carbon (pre-attritioned) for CIL.
- 24 hr to 48 hr retention time (with intermediate kinetic subsamples).
- Dissolved oxygen concentration measured throughout the test period at greater than four milligrams per litre.

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Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 The intermediate and final test products were submitted for gold assays. The residues were assayed in triplicate and the average value was reported. The effects of particle grind size of P 80 of 106 µm and 75 µm, retention time, and cyanidation versus CIL or pre - leach/CIL on leach kinetics and flowsheet configuration are summarized in Table 10 - 19 . Two gold extraction results are included in the table. The column labelled Extraction Au% uses the calculated head grade and reside grade to calculate a recovery value. The final leach residues and barren solution ICP scans from the two selected 24 hr CIL tests at P 80 106 µm and 75 µm grind sizes are presented in Table 10 - 20 and Table 10 - 21 , respectively. 10 - 28

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Table 10-19: Whole Ore Leach Results

Sample	Leach Time (hr)	CN Test Mode	Grind Size (P_{80}, µm)	Au Extraction[1] (%)	Calc Head (g/t Au)	NaCN Cons (kg/t)	Lime Cons (kg/t)
Blend 3 Year	24	CN	106	92.2	1.38	0.17	0.96
Blend 3 Year	24	CIL	75	95.7	1.23	0.31	0.93
Blend 3 Year	24	CN	75	94.3	1.42	0.18	0.94
Blend 3 Year	24	CIL	75	93.6	1.31	0.34	1.00
Blend 3 Year^^	24	CN	106	93.1	1.54	0.25	0.93
Blend 3 Year^^	24	CIL	75	91.8	1.40	0.27	0.96
Blend 3 Year	4	CIL	106	79.4	1.43	0.12	0.82
Blend 3 Year	4	CIL	75	87.4	1.24	0.11	0.78
Blend 3 Year	12	CIL	106	90.9	1.40	0.21	1.38
Blend 3 Year	12	CIL	75	90.8	1.42	0.22	1.54
Blend 3 Year	24	CIL	106	92.3	1.24	0.34	1.53
Blend 3 Year	24	CIL	75	92.8	1.14	0.27	1.68
Blend 3 Year	48	CIL	106	93.3	1.23	0.49	1.94
Blend 3 Year	48	CIL	75	93.9	1.25	0.49	1.32
Blend 3 Year	12+12	CN-CIL	106	92.0	1.28	0.33	1.60
Blend 3 Year	12+12	CN-CIL	75	92.6	1.26	0.33	1.64
Blend 3 Year	24	CIL	106	92.5	1.21	0.18	0.90
Blend 3 Year	24	CIL	75	93.3	1.12	0.26	0.90
Blend 3 Year	24	CIL	75	92.1	1.35	0.17	1.60
Blend 3 Year	24	CIL	75	91.7	1.37	0.19	1.60
Saprolite	24	CIL	106	96.4	0.55	0.39	1.50
Saprolite	24	CIL	75	97.2	0.53	0.40	1.50
Average at 24 hr 106 µm grind size				92.4	1.33	0.25	1.18
Average at 24 hr 75 µm grind size				93.1	1.29	0.26	1.25

Notes:

1. Au Extraction - based on the difference between met balance calculated head grade and residue grades.
2. Residue washed with NaOH solution.
3. CN = cyanidation

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Table 10-20: CIL Residue Analysis

Elements	Unit	24 hr CIL Tests		Element	Unit	24 hr CIL Tests	
		106 µm	75 µm			106 µm	75 µm
Ag	g/t	<3	<3	Ni	g/t	24	25
Al	%	5.56	5.27	P	%	0.06	0.06
As	g/t	40	46	Pb	g/t	<8	<8
Ba	g/t	180	168	S	%	0.53	0.55
Be	g/t	<3	<3	Sb	g/t	<10	<10
Bi	g/t	<20	<20	Sc	g/t	26	25
Ca	%	4.56	4.51	Se	g/t	<20	<20
Cd	g/t	<3	<3	Sn	g/t	<20	<20
Co	g/t	35	34	Sr	g/t	117	114
Cr	g/t	29	27	Th	g/t	<20	<20
Cu	g/t	41	36	Ti	%	0.62	0.63
Fe	%	7.72	7.84	Tl	g/t	<20	<20
K	%	1.16	1.08	U	g/t	<20	<20
La	g/t	<20	<20	V	g/t	197	189
Li	g/t	28	28	W	g/t	30	34
Mg	%	1.72	1.69	Y	g/t	6	7
Mn	%	0.13	0.12	Zn	g/t	107	105
Mo	g/t	<3	<3	Zr	g/t	97	93
Na	%	1.52	1.45				

Table 10-21: CIL Barren Solution Analysis

Element (mg/L)	24 hr CIL Tests		Element (mg/L)	24 hr CIL Tests	
	106 µm	75 µm		106 µm	75 µm
Ag	<0.08	<0.08	Mn	0.05	0.05
Al	8.0	7.3	Mo	<0.6	<0.6
As	<3	<3	Na	423	430
Ba	<0.007	0.013	Ni	<0.6	<0.6
Be	<0.002	<0.002	P	<5	<5
Bi	<1	<1	Pb	<2	<2
Ca	2.6	2.3	Sb	<1	<1
Cd	<0.09	<0.09	Se	<3	<3
Co	<0.3	<0,3	Sn	<2	<2

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Element (mg/L)	24 hr CIL Tests		Element (mg/L)	24 hr CIL Tests	
	106 µm	75 µm		106 µm	75 µm
Cr	<0.1	0.3	Sr	0.068	0.064
Cu	2.8	4.3	Ti	0.06	0.04
Fe	5.1	6.1	Tl	<3	<3
K	52	50	V	<0.2	<0.2
Li	<2	<2	Y	<0.02	<0.02
Mg	0.15	0.35	Zn	<0.7	<0.7

The following information was obtained from the test results:

- The first six tests listed in Table 10-19 were the exploratory tests to compare direct cyanidation versus CIL to rule out preg-robbing potential and to evaluate the effect of grind size. The next six tests examined the leach kinetics (4 hr to 48 hr) and the effect of grind size. The subsequent eight tests evaluated the pre-leach/CIL versus the CIL configurations at two grind sizes.
- The results indicated that the leach kinetics reached a plateau after 24 hr of leaching. The fineness of grind examined (P_{80} of 106 µm and 75 µm) and CIL versus pre-leach/CIL did not affect the results. The gold recovery was in the range of 92% to 93% with the residual gold grade of 0.09 g/t Au to 0.10 g/t Au after 24 hr of leaching. The calculated head grade compared well with the direct head grade assay in this test series and the 'normalized' gold extractions were close in value to the calculated extractions. The NaCN and lime consumptions averaged at 0.3 kg/t and 1.2 kg/t to 1.3 kg/t, respectively. The low cyanide consumption confirms the lack of cyanicides and other cyanide consumers present in the ore.
- The leach products analysis indicated that metal dissolution during cyanidation was low, and there were no obvious concerns with deleterious elements.

10.6.3 Gravity Separation-Cyanide Leaching

The second series of tests was conducted with the inclusion of the gravity separation circuit. The gravity separation circuit simulation was conducted in two stages. The first stage included gravity separation of the ore crushed to 16 mesh on the laboratory Knelson concentrator. The first stage Knelson concentrate was subjected to an intensive cyanide leach. The leach residue was combined with the gravity tailings and forwarded to the second stage gravity separation conducted at grind size of 106 µm and 75 µm. The second stage concentrate was subject to intensive leaching. The combined final gravity tailings were leached with the test conditions and results listed in Table 10-22. The effect of leach time, grind size, and cyanidation (CIL versus pre-leach/CIL) were evaluated in this series of tests.

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Table 10-22: Gravity Separation-Cyanidation Results

Sample	Est Cum Grav Recovery Au (%)	Calc Head Grade Au (g/t)	CN Test Mode	Grind Size P_{80}, (µm)	Leach Time (hr)	Residue Assay Au (g/t)	Individual Cyanidation Recovery (% Au)*	Overall Au Recovery (gravity + Cyanidation (%)**	Calc CN Feed Grade Au (g/t)^^	NaCN Cons (kg/t)	Lime Cons (kg/t)
Blend 3 Year	52.4	1.43	CIL	106	24	0.09	87.2	93.9	0.66	0.23	0.85
Blend 3 Year			CIL	106	48	0.10	85.7	93.2	0.70	0.45	1.29
Blend 3 Year			CN-CIL	106	12+12	0.08	89.3	94.9	0.78	0.31	1.29
Blend 3 Year	56.4	1.43	CIL	75	24	0.07	88.6	95.0	0.65	0.20	0.87
Blend 3 Year			CIL	75	48	0.07	88.6	95.0	0.63	0.44	1.28
Blend 3 Year			CN-CIL	75	12+12	0.07	89.1	95.2	0.68	0.27	1.02
Blend 3 Year	56.9	2.13	CN-CIL	106	12+12	0.10	88.8	95.2	0.92	0.19	1.61
Blend 3 Year			CN-CIL^^^	106	12+12	0.20	81.0	91.8	1.05	0.18	1.62
Blend 3 Year	31.8	2.06	CN-CIL	75	12+12	0.09	93.4	95.5	1.42	0.21	1.63
Blend 3 Year			CN-CIL^^^	75	12+12	0.23	85.5	90.1	1.59	0.21	1.62
Blend 3 Year	21.1	3.06	CN-CIL	75	3+21	0.10	89.2	91.5	0.90	0.22	1.69
Blend 3 Year	52.7	1.82	CN-CIL	106	12+12	0.11	88.1	94.4	0.92	0.21	1.41
Blend 3 Year	49.2	1.43	CN-CIL	75	12+12	0.10	87.5	93.6	0.77	0.25	1.32
Blend 3 Year	CIL Average			106	24-48	0.10	86.5	93.5	0.68	0.34	1.07
				75	24-48	0.07	88.6	95.0	0.64	0.32	1.08
Blend 3 Year	CN CIL Average			106	24	0.12	86.8	94.1	0.92	0.22	1.48
				75	24	0.12	88.9	93.2	1.07	0.23	1.46
Blend 3 Year	Average			106	24	0.11	86.6	93.8	0.80	0.28	1.28
				75	24	0.09	88.6	94.1	0.86	0.28	1.27

Notes:
*Individual cyanidation Au recovery- based on the difference between met balance calculated head grade and residue grades.
**Overall recovery includes gravity plus cyanidation leach recoveries, assuming gravity concentrate leach recovery=98%.
^^Calculated gravity tailings/ CN feed grade.

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Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 The following conclusions were obtained from the test results:  The results indicated that the two - stage gravity separation tests were not consistent and resulted in estimated gravity recovery from 32% to 57%. The SLR QP notes that, due to the tested flowsheet configuration without the intermediate recycled leach residue assays and the assumption of the intensive cyanidation recovery of 100% after each gravity stage, the gravity circuit recovery should be viewed as an estimated recovery only. The presence of coarse free gold in the ore could have also contributed to the variance in the results. The gravity concentrate weight recovery of 5% to 7% was significantly higher than industrial scale. The calculated head grades averaged 1.9 g/t, which is higher than the direct screened metallic head grade.  In general, at coarser grinds, gravity separation ahead of leaching can contribute to higher gold recovery by removing coarse gold and therefore reducing the required leach residence time.  CIL versus pre - leach/CIL configuration was evaluated. The CIL process has some inherent disadvantages compared with carbon - in - pulp (CIP) (such as larger carbon inventory and higher gold inventory, increased carbon attrition and the associated gold losses are typically higher, carbon loading is lower, and the operating costs are typically higher). The CIL process can be effective, however, if a pre - leach step is included, providing a higher gold grade to the first stage of CIL/CIP. Therefore, this configuration, including the pre - leach stage, has been selected for the process flowsheet.  The effects of the grind size and the retention time in the CIL and pre - leach/CIL flowsheet configuration have also been examined. The results indicated that the fineness of grind examined (P 80 of 106 µm and 75 µm) appear to have a minor impact on the overall results and the leach configuration of CIL versus pre - leach/CIL did not affect the results as expected.  Calculated overall recovery of 93.8% to 94.1% was achieved after 24 hr of leaching, leaving the average residue assay of 0.09 g/t Au to 0.11 g/t Au. The NaCN and lime consumptions were 0.2 kg/t to 0.3 kg/t and 1.1 kg/t to 1.5 kg/t, respectively. The low cyanide consumption indicates that there were no significant cyanide consuming species present in the composite sample. 10.6.4 Cyanide Destruction The objective of the cyanide destruction test work was to investigate the amenability of the Blend 3 - Y Composite to detoxification using SO 2 /air and to produce treated product containing less than 2 mg/L residual CN WAD targeting the design criteria parameters of SO 2 additions of 5.5 SO 2 /g CN WAD to 6.0 g SO 2 /g CN WAD and 50 mg/L Cu +2 additions at pH 8.5 to 9.0 with two hours retention time. A series of preliminary batch tests was conducted evaluating the amenability of the sample to treatment using SO 2 /air and providing some indication of reagent requirement and retention time. The SLR QP notes that batch tests are inefficient and should only be used for determining the amenability of the sample to treatment using SO2/air and providing some indication of reagent requirement. Continuous testing is required for optimization of parameters such as retention time and reagent requirements. 10 - 33

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S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

The slurry used for the cyanide destruction (CND) test work was the cyanidation slurry at a grind size P_{80} of 75 µm at 45% solids. The final NaCN concentration of the feed pulps to the cyanide destruction testing was decreased to approximately 100 mg/L to 140 mg/L.

Seven exploratory batch tests were carried out at various sodium metabisulphite ($Na_2S_2O_5$) and/or copper sulphate ($CuSO_4$) dosages. The pH was adjusted with lime addition and oxidation reduction potential of the pulp was monitored. The test conditions and results are shown in Table 10-23. The results indicate that the residual CN_{WAD} target of less than two milligrams per litre was achieved under the design criteria conditions of 5.5 g SO_2/1 g CN_{WAD} and 50 mg/L Cu^{+2} addition. when reducing the copper addition below 50 mg/L (tests CND5 and CND6) the residual CN_{WAD} concentration was higher.

Table 10-23: Batch Cyanide Destruction Test Conditions and Results

Test	Retention Time	Reagent Addition g/g CN_{WAD} & mg/L		pH	EMF	Product Sol'n CN_{WAD}	Treatment Efficiency
	(hr)	(SO_2 Equiv.)	(Cu)		(mV)	(mg/L)	(%)
	Feed	-	-	10.5	-128	94	-
CND1	2	5.5	50	8.6	86	1.3	98.6
CND2	2	5.5	50	8.6	62	1.8	98.1
CND3	2	6.0	50	8.6	59	3.5	96.3
CND4	2	6.0	50	8.5	55	3.5	96.3
CND5	2	5.5	25	8.6	138	10.6	88.8
CND6	2	5.5	25	8.7	114	11.9	87.4
CND7	2	5.5	119	8.5	144	0.90	99.0

A single continuous test was carried out under the optimum conditions developed in the batch tests. A batch test was completed initially to produce treated pulp with low residual cyanide for use as a starting material for the continuous test. The continuous test examined standard operating conditions for SO_2/air oxidation of the leached pulp at pH 8.5 to 9.0 with a retention time of 120 minutes using 5.5 g to 5.7 g SO_2 per gram CN_{WAD} and 50 mg/L Cu. The leached pulp and the reagents were pumped continuously into a reactor vessel. Air was also applied to the reactor at a continuous flowrate. The target pH was maintained by pumping a lime slurry into the reactor. The oxidation reduction potential (EMF) was monitored and reported. The continuous test was run for four displacement periods to ensure that the steady-state conditions were achieved. The reactor overflowed into a collection vessel which was sub-sampled every 30 minutes to monitor the residual CN_{WAD} concentration in the solution phase throughout the destruction test. The collected samples were filtered, preserved and submitted to SGS Geosol laboratory for analysis. The test conditions and results are presented in Table 10-24. The test results indicate that the average residual CN_{WAD}, achieved under the conditions tested was 1.2 mg/L, which is below the targeted residual CN_{WAD} concentration of less than two milligrams per litre.

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Table 10-24: Continuous Cyanide Destruction Test Conditions and Results

Test Conditions / Pulp					Product/ Sol'n CN_{WAD}	Treatment Efficiency	Reagent Addition (kg/t Solids)			Reagent Addition (g/g CN_{WAD})		
Contact Time	Retention Time (hr)	pH	EMF	DO			SO_2 Equiv.	Cu	$Ca(OH)_2$	SO_2	Cu	$Ca(OH)_2$
hour			(mV)	(mg/L)	(mg/L)	%						
Feed	-	9.0	-	5.5	136	-	-	-	-	-	-	-
0.5	2.0	9.0	85	5.2	0.88	99.4	0.97	0.067	3.1	5.8	0.40	18.8
1.0	2.0	9.1	96	5.4	1.32	99.0	0.88	0.054	1.0	5.3	0.33	5.7
1.5	2.0	9.1	110	5.5	1.32	99.0	1.03	0.069	1.2	6.2	0.42	7.1
2.0	2.0	9.1	103	5.4	0.88	99.4	1.03	0.067	1.3	6.2	0.40	8.0
2.5	2.0	8.9	107	5.2	1.76	98.7	0.99	0.066	2.3	5.9	0.40	13.9
3.0	2.0	9.1	107	5.3	0.88	99.4	0.90	0.058	0.9	5.4	0.35	5.3
3.5	2.0	9.1	113	5.2	0.88	99.4	1.03	0.067	1.3	6.2	0.40	8.0
4.0	2.0	8.9	124	5.5	0.88	99.4	0.96	0.062	1.1	5.8	0.37	6.7
4.5	2.0	9.1	145	5.3	0.88	99.4	1.03	0.069	1.5	6.2	0.42	9.3
5.0	2.0	9.0	164	5.5	1.32	99.0	1.02	0.064	1.1	6.1	0.39	6.5
5.5	2.0	9.1	189	5.5	1.32	99.0	0.99	0.066	1.1	5.9	0.40	6.8
6.0	2.0	9.0	190	5.4	1.32	99.0	1.03	0.067	1.0	6.2	0.40	6.2
6.5	2.0	8.9	198	5.7	2.20	98.4	1.03	0.067	1.3	6.2	0.40	8.0
7.0	2.0	9.0	206	5.1	1.32	99.0	0.99	0.068	1.2	6.0	0.41	7.3
7.5	2.0	9.1	213	5.3	1.32	99.0	0.99	0.066	1.2	5.9	0.40	7.1
8.0	2.0	9.1	210	5.4	1.32	99.0	0.90	0.060	1.2	5.4	0.36	7.1
Average		9.0	_	5.4	1.24	99.1	0.98	0.065	1.4	5.9	0.39	8.2
Maximum		9.1	213	5.7	2.20	99.4	1.03	0.069	3.1	6.2	0.42	18.8
Minimum		8.9	85	5.1	0.88	98.4	0.88	0.054	0.9	5.3	0.33	5.3

10-35

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 10.6.5 Solid/Liquid Separation Testing FLS conducted flocculant screening, static settling, and vane - rheology tests on the Blend 3 - Y pre - leaching sample. The test work was conducted in June 2020 at the FLS laboratory located in Sao Paulo, Brazil. The test sample was submitted as two ground sub - sample pulps differentiated by their particle size. The P 80 values were 75 µm and 106 µm. Each sample contained approximately 33% wt. solids. The pH of the as - received samples was 8.5. The pH was adjusted to 9.5 using lime prior to being subjected to testing. Reagent screening results indicated that BASF Magnafloc 10, an anionic polyacrylamide flocculant with high molecular weight and low charge density, produced good clarification and sedimentation rate. The best screening results were produced at 10% wt solids content of the auto diluted thickener feed, for both samples (at different particle sizes) tested. Auto dilution will use thickener overflow, and will not require additional fresh water . The static setting tests established a common design criteria for both grind sizes. This allowed for the preliminary sizing of the high - rate thickener that can thicken either grind size. The flocculant dosage ranged from 17 g/t to 25 g/t and from 5 g/t to 10 g/t for the finer (P 80 approximately 75 µm) and coarser (P 80 approximately 106 µm) samples, respectively. Under these conditions, and, at 33% wt. feed auto diluted to 10% wt., the test work - predicted solids load was 1.4 t/h/m 2 for both samples. This is equivalent to a specific unit area of 0.05 m 2 / tpd. The corresponding underflows predicted solids concentration was approximately 50.0 wt% for both samples. This solids content was realized during a residence time of approximately 60 min. Vane - rheology measurements on these 50wt% underflows determined that the yield - stress values ranged from five Pascals (Pa) to 10 Pa for both samples. The results allowed a maximum of shing a common preliminary sizing criterion for both grind sizes, and for a dry - solid throughput of 195 t/h being fed as 33 wt% pulp. The underflow removal method consisted of a centrifugal pump, valid for solids content of maximum 50 wt%. The recommended process parameters for a Hi - Rate type thickener and for an E - Cat type thickener are shown in Table 10 - 25 and Table 10 - 26 , as presented in the FLS report (FLSmidth 2020a). 10 - 36

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Table 10-25: FLS Sedimentation and Rheology Summary for Thickener Type Hi-Rate

Process Parameters	Grind Size 75 µm	Grind Size 106 µm
Feed Solid Conc (wt%)	10	
Underflow		
Solids in Underflow (wt%)	50	
Yield Stress (Pa)	43,961	
Required Residence Time (min)	1.0	
Overflow		
Turbidity	<100	
Particulate (ppm)	<200	
Flocculant		
Recommend Flocculant (type)	BASF Magnafloc 10	
Recommended Concentration (g/L)	0.1-0.3	
Recommended Dosage (g/t)	17-25	5-10
Parameters*		
Unit Area (m^2/tpd)	0.05	
Flux Rate (t/h/m^2)	1.4	
Max Recommended Rise Rate (m/hr)	28.2	
Recommended Sizing**		
Quantity	1	
Suggested Unit (model)	LL-130	

Table 10-26: FLS Recommendations and Sizing Summary for Thickener Type E-Cat

Process Parameters	Grind Size 75 µm	Grind Size 106 µm
Feed Solid Conc (wt%)	10	
Underflow		
Solids in Underflow (wt%)	50	
Required Residence Time (min)	1.0	
Overflow		
Turbidity	<100	
Particulate (ppm)	<200	
Flocculant		
Recommend Flocculant (type)	BASF Magnafloc 10	

10-37

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Process Parameters	Grind Size 75 µm	Grind Size 106 µm
Recommended Concentration (g/L)	0.1-0.3	
Recommended Dosage (g/t)	17-25	5-10
Parameters*		
Unit Area (m^2/tpd)	0.05	
Flux Rate (tpd/m^2)	34.4	
Maximum Rise Rate (m/hr)	25.0	
Recommended Sizing**		
Quantity	1	
Diameter (m)	12	

Notes:

* The reported values were calculated based on the results obtained. For the detailed sizing of industrial equipment, FLS may use the conversion factor of its test apparatus.

**The recommended sizing is based on the information provided by the client such as: flow of solids (dry basis) of: 195 t/h @ 33 wt% for both cases.

10.6.6 Metallurgical Recovery Estimate

The Almas Project samples selected for metallurgical testing represented various ore types and lithologies within the deposits. In addition, an overall composite representing the first three years of operation has been tested. Sufficient sample mass has been submitted for testing, so that tests were performed on enough material. The samples tested were not refractory and the mineralization indicated no cyanicides present, except for a low concentration of sulphur and iron, suggesting that there will be no obvious environmental concerns.

The ore was amenable to gravity separation followed by cyanide leaching. The selected flowsheet includes gravity separation followed by gravity concentrate intensive leaching and electrowinning. The gravity tailings were subjected to a cyanide leaching circuit with the following configuration pre-leach/ CIL. Subsequently, the gold would be recovered from the loaded carbon by elution and electrowinning.

The overall gold recovery is shown in Table 10-27, based on the metallurgical gold recoveries achieved in the test work program. In addition, the estimated recoveries, corrected for economic analyses purposes, were derived by reducing the overall gold extraction by one percent to allow for potential gold losses. These losses can include the gravity concentrate intensive leach recovery of 98% to 99%, the carbon fines, solution losses and refining losses. The average estimated overall recovery for the individual ore types/lithologies was estimated at 93% to 95%, leaving a residue assay of 0.04 g/t Au to 0.06 g/t Au, showing minor trends for grind sensitivity. The sodium cyanide and lime consumptions were below one kilogram per tonne.

The average overall recovery for the 3-Y Blend composite was estimated at 93% with residue assays of 0.09 g/t Au to 0.11g/t Au. The fineness of grind did not affect the results. The sodium cyanide and lime consumptions were 0.2 kg/t and 1.5 kg/t, respectively. The cyanide consumption was quite low in comparison with typical consumptions in the industry. This low consumption reflects the lack of cyanicides and other cyanide consuming species. Metal dissolution during cyanidation was low, and there were no obvious concerns with any deleterious elements.

10-38

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

The process design criteria includes an overall gold recovery of 92.5% at a grind of P_{80} = 75 µm.

Table 10-27: Gold Recovery Estimate

Sample	Grind Size K_{80} (µm)	Ave Direct Head Grade (g/t Au)*	Ave Calc Head Grade (g/t Au)**	Overall Recovery by Grav/CIL (Au %)	Residue Assay (Au g/t)	Reagent Cons NaCN (kg/t)	Reagent Cons Lime (kg/t)	Estimated Recovery for Economic Analysis (Au %)
Average Individual Composites	106	1.10	1.05	94.5	0.06	0.9	0.8	93.5
	75			96.2	0.04	0.9	0.8	95.2
Blend 3-Year Composite	106	1.28	1.91/1.31	93.8	0.11	0.2	1.5	92.8
	75			94.1	0.09	0.2	1.5	93.1

Notes:

*Average direct head grade determined by screen metallic assay.

**Average calculated head grade from gravity-CIL/or whole ore leach metallurgical balance.

10.7 February 2025 Leach Test Work

Bottle-roll leaching tests were completed in February 2025 on multiple Almas composites to evaluate metallurgical response under direct cyanidation and CIL conditions at two grind sizes (P80 106 µm and 75 µm). All tests used Nova Lima tap water, 24-hour leach time. Head grades for whole-ore tests ranged from approximately 1.1 to 1.5 g/t Au.

At P80 106 µm, direct leaching without oxygen typically achieved approximately 92% Au recovery, with NaCN consumptions of approximately 238–240 g/t and lime usage near 1.3–1.5 kg/t. CIL tests at the same grind size resulted in recoveries in the 91–92% range, with higher cyanide consumption (approximately 340–360 g/t). Oxygen addition marginally increased recoveries (up to 93%) and reduced cyanide consumption, particularly in direct leach tests.

At P80 75 µm, recoveries were generally higher. Direct leaching with oxygen produced the best whole-ore results, returning approximately 94–95% Au recovery with NaCN consumption around 188–218 g/t. CIL tests at 75 µm returned recoveries of approximately 92–94%, though cyanide consumption was higher in some tests (approximately 435–480 g/t).

Gravity concentration tests on selected composites recovered 7–18% of the gold into a small mass fraction, with near-complete extraction of gravity concentrate material during intensive cyanidation. Gravity tails subsequently processed by CIL achieved total recoveries consistent with whole-ore leach tests (approximately 92–93% overall).

Overall, the February 2025 test work demonstrates that Almas mineralization is amenable to conventional cyanidation, with whole-ore gold recoveries generally in the 90–95% range under the tested conditions. Results indicate modest sensitivity to grind size and a consistent positive effect from oxygen addition in direct leaching.

10.8 Metallurgical Test Work for Underground (UG) Ore

Limited metallurgical test work has been completed for the underground (UG) portion of the Almas deposit. Although some deeper drill core intervals have been analysed historically, no

10-39

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 consolidated or domain - specific metallurgical program has been carried out for UG ore. As a result, key parameters, including comminution characteristics, leach kinetics, adsorption performance, reagent consumption, and preg - robbing potential, remain unverified for the UG domain. For planning purposes, Aura currently applies an assumed overall gold recovery of approximately 85.17% for UG material. This assumption reflects engineering judgement and the Company’s operational experience with similar ore types, and is considered a conservative estimate in the absence of dedicated UG metallurgical test work. The QP considers the use of such an assumption to be acceptable for the purposes of mineral reserve estimation under S - K 1300, provided that the associated metallurgical uncertainty is clearly disclosed. A full UG UG - specific metallurgical program, including comminution, leach/CIL kinetics, adsorption isotherms, preg - robbing evaluation and variability testing, will be required prior to detailed UG mine planning and to confirm the current recovery assumption. 10.9 Metallurgical Testing Conclusions In the SLR QP’s opinion, the Almas Project samples selected for metallurgical testing represented various ore types and lithologies within the different ore types and deposits. In addition, an overall composite representing the first three years of operation has been tested. The samples tested were not refractory and the mineralization had low concentrations of cyanicides present, suggesting that there will be no obvious environmental concerns. The processing flowsheet selected for the Almas Project incorporated proven technologies for the recovery of gold from ores. Metallurgical test work completed on the Project included comminution, gravity recoverable gold and gravity separation tests, evaluation of bulk sulphide flotation, cyanide leaching in the CIL and CIP circuit configurations, cyanide destruction, and solid - liquid separation testing. The projected average overall recovery for the individual ore types tested was in the range of 93% to 95%, and 93% for the Blend 3 - Y composite. The process design criteria included overall gold recovery of 92.5% at a grind of P 80 = 75 µm. Cyanide and lime consumptions were low, which reflected the lack of cyanide consuming species present in the ore. Metal dissolution during cyanide leaching was found to be low, and there were no obvious concerns with the presence of environmentally deleterious elements. The February 2025 leach tests confirmed that the Almas material remains amenable to conventional cyanidation, with whole - ore recoveries generally between 90 – 95% across the tested grind sizes and configurations. Oxygen addition improved recoveries slightly in direct leach tests, and reagent consumption remained within moderate and consistent ranges. Gravity concentration recovered a small portion of the gold, with near - complete extraction during intensive leaching and overall recoveries comparable to whole - ore leach tests. Although the Paiol deposit is expected to transition to underground operations in the later stages of the Project, no underground specific metallurgical test work or supporting lithological datasets were available for review. As a result, in the SLR QP’s opinion, the metallurgical behaviour of UG material (particularly its grinding characteristics, leaching response, and adsorption performance) has not yet been verified. Given the lack of UG domain test work, there is currently insufficient evidence to confirm that the metallurgical performance, gold recovery, or ore characteristics at depth will mirror those observed in the tested open pit samples. This does not preclude the use of UG material in the 10 - 40

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Mineral Reserve; however, it introduces higher uncertainty into the recovery assumptions applied to UG ore. Aura currently applies an assumed underground recovery of approximately 85.17%, which the QP considers a reasonable and conservative provisional assumption in the absence of UG test work. Nonetheless, a dedicated program of underground metallurgical testing, combined with a geometallurgical assessment of deeper lithological domains, will be required to validate and refine these recovery expectations as underground development advances. 10 - 41

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 1. Mineral Resource Estimates 2. Summary The Almas Project consists of three main gold deposits: Paiol, Vira Saia, and Cata Funda. Mineral Resource estimates for each of the deposits were prepared by Aura and adopted by the SLR QP. The geological model and grade estimation for Vira Saia were completed in 2020 and remain unchanged. Since the previous update, an additional 24 drill holes totalling 3,024 m have been completed. SLR has reviewed the new drilling data in the context of the existing geological model and concludes that the additional information does not materially impact the Mineral Resource (MRE) estimate.As part of this update, pit optimization was rerun at Vira Saia using updated cut - off grades. The Paiol and Cata Funda Mineral Resource estimates were updated in 2025, incorporating new drill holes and updated gold prices. The cut - off date to incorporate new drill holes into the Paiol and Cata Funda deposits was November 25 th , 2025. Block model estimates were completed for the Paiol and Cata Funda deposits using Leapfrog Edge software and Gemcom software for Vira Saia. Mineralization domains for all deposits were generated with consideration to known geologic controls, including structure, alteration, weathering, and lithology and refined targeting a nominal gold threshold value. Intersecting drill hole and blast hole intervals were capped and composited, and gold grades were estimated into blocks using a standard ordinary kriging (OK) multi - pass approach. The definitions for Mineral Resources in S - K 1300 were followed for Mineral Resource classification. Classification was determined based on confidence in geological continuity and drill hole spacing. Resource classification for Vira was carried forward from the prior TRS dated April 10, 2025, while the resource classification for Cata Funda and Paiol was updated considering new drilling. SLR focused its validation work mainly on the Paiol deposit, which accounts for a significant percentage of the Mineral Resource and is currently in operation. In addition to standard historical data and database validation techniques, wireframe and block model validation procedures including wireframe to block volume confirmation, statistical comparisons including swath plots of composites with the estimate and parallel estimates (inverse distance cubed [ID 3 ], and nearest neighbour [NN]) were performed. Visual reviews in both 3D and section view were conducted, and cross - software reporting was completed for all deposits by SLR. Open Pit Mineral Resources for all deposits are constrained within an optimized pit shell. Underground Mineral Resources for Paiol were estimated using Deswik Stope Optimizer at a cut of grade of 0.42 g/t. Mineral Resource are estimated using a gold price of US$3,100/oz. A summary of the open pit Mineral Resources exclusive of Mineral Reserves is presented in Table 11 - 1 and detailed visually in Figure 11 - 1 , Figure 11 - 2 , and Figure 11 - 3 . 11 - 1

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Table 11-1: Summary of Almas Project Mineral Resources EXCLUSIVE of Mineral Reserves – December 31, 2025

Deposit	Category	Tonnage (000 t)	Grade (g/t Au)	Contained Metal (000 oz Au)
Open Pit				
Paiol	Measured	1,623	0.31	16
	Indicated	1,167	0.47	18
	M&I	2,790	0.38	34
	Inferred	431	0.58	8
Vira Saia	Measured	76	0.56	1
	Indicated	1,095	0.63	22
	M&I	1,171	0.63	24
	Inferred	2,244	0.77	55
Cata Funda	Measured	99	0.34	1
	Indicated	263	0.72	6
	M&I	362	0.61	7
	Inferred	396	0.95	12
Open Pit Subtotal	**Measured**	**1,798**	**0.32**	**19**
	Indicated	**2,526**	**0.57**	**46**
	M&I	**4,323**	**0.47**	**65**
	Inferred	**3,071**	**0.76**	**75**
Underground				
Paiol	Measured	-	-	-
	Indicated	2,227	0.88	63
	M&I	2,227	0.88	63
	Inferred	3,744	0.67	81
Total (OP+UG)	**Measured**	**1,798**	**0.32**	**19**
	Indicated	**4,752**	**0.72**	**109**
	M&I	**6,550**	**0.61**	**128**
	Inferred	**6,815**	**0.71**	**156**

Notes:

1. Mineral Resources are reported exclusive of Mineral Reserves
2. The definitions for Mineral Resources in S-K 1300 were followed for Mineral Resources.
3. The Mineral Resource estimate is reported on a 100% ownership basis.
4. Bulk density is 2.75 t/m³ for Paiol Open Pit and 2.78 t/m³ for Paiol UG, 2.75 t/m³ for Cata Funda, and 2.46 t/m³ for Vira Saia.
5. Mineral Resources for Open Pit mines are reported from optimized pit shells using cut-off grades of 0.22 g/t Au for Paiol, 0.25 g/t Au for Cata Funda, and 0.24 g/t Au for Vira Saia.
6. Mineral Resources for Paiol Underground are reported from optimized stope shapes generated using a cut-off grade of 0.42 g/t in-situ without applying mining dilution, mining losses or process losses.

11-2

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 7. Underground Resources are reported in - situ without applying mining dilution, mining losses or process losses at a minimum mining width of 2 m. 8. Metallurgical recovery for open pit deposits is 92% for high - grade material and 86% for low - grade material. Recovery is 85.17% for Paiol underground. 9. Mineral Resources are estimated using a long - term gold price of US$3,100 per ounce. 10. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. 11. Numbers may not add due to rounding. 11 - 3

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 1: Paiol Exclusive Resource - Open Pit (top) and Underground (bottom) 11 - 4

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 2: Vira Saia Exclusive Resource 11 - 5

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 3: Cata Funda Exclusive Resource 11 - 6

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

The SLR QP is of the opinion that, with the consideration of the recommendations summarized in Sections 1 and 23 of this TRS, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

11.2 Resource Database

The drilling data from the Paiol, Cata Funda, and Vira Saia deposits included in this TRS are a combination of historical and updated databases. The databases include information about DD, RC drilling, blast holes, metallurgical holes, and auger holes over several different companies and drill programs. All the data have been validated and include assay certificates to ensure authenticity of the information provided by the analysis laboratory. The cut-off date for the Paiol and Cata Funda databases provided was November 25th, 2025. The Vira Saia database remained the same from the previous TRS.

The current resource database for the Almas Project is separated by deposit. A summary of the databases is outlined in Table 11-2 and a description of the variables included in the resource databases is provided in Table 11-3 .

Table 11-2: Summary of Resource Database

Mineral Deposit	Drill Holes	Total Length (m)	No. of Samples
Paiol (DDH)	547	103,759	71,635
Paiol (RC)	1,987	102,447	101,727
Paiol (BH)	140	1,725	1,570
Paiol (CAN)	6	140	155
Paiol (TC)	61	987	226
Paiol (AG)	8	42	43
Cata Funda (DDH)	179	21,563	21,352
Cata Funda (RC)	196	11,569	11,815
Vira Saia (DDH)	218	29,516	28,053
Note: DDH= Diamond drill hole; RC = Reverse circulation drill hole; BH=Blasthole; CAN=Channel; TC= Trench; AG= Auger hole			

Table 11-3: Description of Resource Database Variables

Variable	Description	Deposit/ Data Type				
		Paiol		Cata Funda	Vira Saia	
		RC, BH		RC, DDH	DDH[1]	DDH[1]
Au_ppm_BESTEL	final Au values	✓	✓	✓	✓	
Au_Clean	Au variable used in estimation	✓	✓			
Density_Litho_teste	lithology grouping for density		✓			
FROM	beginning of sample	✓	✓	✓	✓	
HOLE ID	hole id	✓	✓	✓	✓	

11-7

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Variable	Description	Deposit/ Data Type				
		Paiol		Cata Funda	Vira Saia	
		RC, BH		RC, DDH	DDH[1]	DDH[1]
LITHO	described lithology (log)	✓	✓	✓	✓	
LITHO_grp	grouped lithology for modelling	✓	✓	✓	✓	
SAMPLEID	sample id	✓		✓		
SAMPLETYPE	type of sample			✓	✓	
SG Dry	specific gravity test- dry		✓			
SG Wet	specific gravity test- wet		✓			
TO	end of sample	✓	✓	✓	✓	

Notes:

1. Resource database excludes RC holes
2. RC = Reverse circulation drill hole; DDH = Diamond drill hole; BH = Blasthole

Figure 11-4 depicts the geographical relationships between Almas databases (Paiol, Vira Saia, and Cata Funda) including mineral rights boundaries.

11-8

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 4: Almas Deposit Locations and Mineral Rights – Close - Up 11 - 9

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11.3 Geological Interpretation

11.3.1 Paiol

The Paiol deposit is interpretated as a steeply dipping, narrow shear-hosted vein deposit made up of splays of discontinuous lenses of gold mineralization. The orientation of the mineralization is approximately 15° to 25° and typically dips 60° to the northwest. In the centre of the deposit the splays converge generating a broader steeply plunging ore body. To the north, the splays tend to diverge from each other and generally have slightly different orientations.

Mineralization wireframes for the Paiol model were generated using Leapfrog Geo software, through interval selections which considered a combination of lithology, structure, and assay gold grade. A nominal cut-off of 0.1 g/t was used to constrain the mineralization into a solid representing the core of the mineralization, referred to as Central solid.

Further refinement of the Central solid was completed by using numeric categorical selection, using 0.34 g/t Au for the Central 0.3 100 and Central 0.3 domains. A high-grade (HG) domain was then defined using a cut-off grade of 0.9 g/t Au. Waste was defined as material within the hanging wall (HW) and footwall (FW) of these solids.

These domains, used to constrain the estimation, are shown in Figure 11-5, and a representative cross section of the mineralized domains within the Central solid is shown in Figure 11-6.

A weathering model was also constructed within Leapfrog Geo using the interval selection tool and referencing the logged data. Although not used in grade estimation, the weathering domains support density assignment. The weathering model is depicted in Figure 11-7.

Table 11-4 outlines the grade thresholds used in the generation of the Paiol estimation domains.

Table 11-4: Estimation Domain Grade Thresholds

Domain	Code	Au (g/t)
HG	HG	>0.9
Central 0.3 100	Central_100	0.34 < Au < 0.9
Central 0.3	Central	0.34 <Au <0.9
LG Domain	LG	0.1 < Au <0.34

11-10

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 5: Paiol Mineralization Domains 11 - 11

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 6: Cross Section of Central Solid Mineralized Domains 11 - 12

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 7: Paiol Weathering Model with Depletion 11 - 13

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 11.3.2 Vira Saia The Vira Saia deposit is interpreted to be structurally controlled, comprised of two main lithology - alteration units of quartz - sericite schist and sheared granodiorite. The 3D model was constructed using the lithology and supported by structural data. The mineralization typically has an elongated geometry and strikes about N45W along a fault. The dip in the zone can vary anywhere from 55 ƒ to 85 ƒ to the southwest. The mineralized zone is comprised of a main shear zone and has been expanded with a hanging wall shear and northwest extensions. The domains are modelled using a 0.3 g/t cut - off, within the same orientation of the main shear zone and within favourable granodioritic rocks. The zone varies in thickness throughout the mineralization. Figure 11 - 8 depicts the geometry of the Vira Saia mineralization. 11 - 14

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 8: Vira Saia Mineralization Estimation Domain 11 - 15

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 11.3.3 Cata Funda The Cata Funda deposit is controlled by a major northwest - trending shear zone. The mineralized zone strikes about N45W and dips 55 ƒ to the southwest. Mineralization wireframes for the Cata Funda model were generated using Leapfrog Geo software, through interval selections which considered a combination of lithology, structure, and assay gold grade. A nominal cut - off of 0.05 g/t was used to constrain the mineralization, producing a solid that represents the mineralized zone between the hanging wall and footwall contacts. This solid is referred to as Central_0.05. Further refinement of the Central_0.05 solid was completed by numeric categorical selection, using 0.25 g/t Au for the Central_0.25. A high - grade (HG) domain was then defined using a cut - off grade of 0.9 g/t Au. In addition, a lower - grade mineralized domain was modelled within the hanging wall (LG_HW) to capture marginal grades that may support future resource expansion through targeted drilling. Waste was defined as the remaining material within the hanging wall (HW) and footwall (FW) domains. These domains, used to constrain the estimation, are shown in Figure 11 - 9 . Figure 11 - 10 depicts the geometry and a representative cross section of the mineralized domains. 11 - 16

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 9: Cata Funda Mineralization Estimation Domain 11 - 17

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 10: Cross Section of Mineralized Domains 11 - 18

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11.4 Resource Assays and Compositing

11.4.1 Assay Selection

The Paiol resource database combines drill hole (DDH, RC) and blast hole data, maintained in separate databases which reference their primary purpose, supporting the long term or short term models (Table 11-5). All data types were considered in the estimation; though a confidence filter was applied to remove holes with spurious results, low confidence, or lacking QA/QC support.

Table 11-5: Paiol Resource Database Drill Hole Types

Database	Drilling Type	Number of Drill Holes
Long Term	DDH	547
	RC	417
Short Term	RC	1,558
	Blast Hole	140
Total		**2,662**

Summary statistics of domain intersecting assays are presented in Table 11-6 not including HW and FW waste domains for Paiol and Cata Funda including data from DDH, RC and BH. The resource assays selected for Vira Saia are exclusively of diamond drill holes, excluding historical RC holes due to the lack of QAQC measures found from the previous operator (VALE). They were excluded from the estimation to avoid creating any bias in estimation.

Table 11-6: Statistics of Domain Intersecting Gold Resource Assays

Mineral Deposit	Count	Length (m)	Mean (g/t)	Min (g/t)	Max (g/t)
Paiol	121,366	99,936	0.64	0.0025	110.9
Cata Funda	18,834	17,773	0.26	0.0025	170.68
Vira Saia	2385	2250	0.94	0.005	57.57

11.4.2 Compositing

Compositing for Vira Saia involved processing the selected resource assays into composites of defined length within the mineralized domains. Unsampled intervals were omitted from the resource estimation. The QP recommends that a value be assigned to the unsampled intervals (usually ½ laboratory detection limit), however as the unsampled intervals are less than 5% of the total database the effects are expected to be immaterial. The compositing workflow for Paiol and Cata Funda utilized Leapfrog Edge software where composites were generated in the estimator, using the resource assays within domain boundaries. Histograms of the raw sample lengths for all deposits are shown in Figure 11-11 and all have an average sample length of approximately one metre.

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Figure 11-11: Histograms of Raw Sample Lengths in Metres (m)


Sample Length Histogram- Paiol
Count
Length
Sample Length Histogram- Vira Saia
Count
Length
Sample Length Histogram- Cata Funda
Count
Length

A compositing length of 2.5 m was used for Paiol and Cata Funda and two metres for Vira Saia within the domain boundaries. The compositing length of 2.5 m for Paiol and Cata Funda was chosen for operational parameters, however, the SLR QP recommends a composite length of multiples of the average raw sample length (i.e., two metres for one metre average sample length) be applied for future model updates. This will decrease the artificial breaks within the samples and will uphold the integrity of the samples database.

Basic statistics of the composited intervals before and after compositing practices are outlined in Table 11-7.

Table 11-7: Basic Statistics of Uncapped Gold Assays and Composites

Mineral Deposit	Domain	Before Compositing				After Compositing			
		Count	Mean (g/t)	Min (g/t)	Max (g/t)	Count	Mean (g/t)	Min (g/t)	Max (g/t)
Paiol	HG	20,051	2.51	0.003	110.90	7,130	2.51	0.003	50.23
	Central 0.3 100	31,996	0.58	0.003	54.98	8,714	0.53	0.010	13.61
	Central 0.3	11,313	0.56	0.003	100.10	3,358	0.56	0.010	19.70
	LG Domain	58,006	0.10	0.003	22.13	21,279	0.09	0.003	9.00

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Mineral Deposit	Domain	Before Compositing				After Compositing			
		Count	Mean (g/t)	Min (g/t)	Max (g/t)	Count	Mean (g/t)	Min (g/t)	Max (g/t)
Cata Funda	HG	1,124	2.29	0.005	170.68	496	2.32	0.005	79.25
	Central 0.25	10,234	0.17	0.003	170.68	4,058	0.15	0.003	33.34
	Central 0.05	6,597	0.07	0.003	31.00	2,708	0.07	0.003	8.11
	LG_HW	739	0.36	0.003	15.65	318	0.38	0.003	5.71
Vira Saia		2,395	0.97	0.005	85.63	1,195	0.99	0.005	43.00

It is noted that there are differences in the mean values of the sample before and after compositing for most of the domains. The differences of the values can be attributed to artificial breaks in the samples due to chosen compositing lengths, and a result of the compositing workflow across different software. The SLR QP recommends that the mean value remains consistent before and after compositing practices.

11.5 Treatment of High-Grade Assays

11.5.1 Capping Levels

To control the influence of high-grade samples in the estimation and to mitigate the impact of outlier assays, capping was applied across all domains in each deposit. Aura designed the capping strategy, which was later subjected to a detailed review by SLR. In Vira Saia capping occurred after composite generation whereas for Cata Funda and Paiol, capping was applied to resource assays prior to compositing. The differences in capping procedures among the mineral deposits reflect variations in block model generations and associated workflows; each of which is considered acceptable and standard.

Basic statistics of the composites before and after capping are presented in Table 11-8 for all deposits and domains. Figure 11-12 illustrates the comparison between capped vs uncapped resource assays and composites capped vs uncapped for the HG domains for Paiol and Cata Funda. Figure 11-13 illustrates the comparison between capped vs uncapped composites for Vira Saia.

Table 11-8: Basic Statistics of Capped and Uncapped Gold Composites

Mineral Deposit	Domain	Before Capping				After Capping			
		Count	Mean (g/t)	Min (g/t)	Max (g/t)	Count	Mean (g/t)	Min (g/t)	Max (g/t)
Paiol	HG	18,665	2.49	0.003	110.90	18,665	2.27	0.003	10.00
	Central 0.3 100	23,651	0.53	0.003	33.40	23,651	0.50	0.003	2.00
	Central 0.3	8,755	0.55	0.003	47.49	8,755	0.52	0.003	2.00
	LG Domain	54,223	0.09	0.003	22.13	54,223	0.09	0.003	2.00
Cata Funda	HG	1,111	2.31	0.005	170.68	1,111	1.87	0.005	8.50
	Central 0.25	9,888	0.15	0.003	50.00	9,888	0.12	0.003	1.25
	Central 0.05	6,466	0.07	0.003	31.00	6,466	0.06	0.003	0.80
	LG_HW	711	0.36	0.003	15.65	711	0.25	0.003	1.25
Vira Saia		2,395	0.97	0.005	85.63	1,195	0.92	0.005	43.00

11-21

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 12: Probability Plots of Uncapped and Capped Resource Assays (Top) and Uncapped and Capped Composites (Bottom) for the HG Domain in Paiol and Cata Funda 11 - 22

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Figure 11-13: Probability Plot of Uncapped (Blue) and Capped (Orange) Composites in Vira Saia


Au Composite w Topcut Probability Plot- Vira Saia
Probability
Au g/t
99.99
99.98
99.95
99.9
99.8
99.5
99
98
95
90
80
70
60
50
40
30
20
10
5
2
1
0.5
0.2
0.1
0.05
0.02
0.01
10^{-2}
10^{-1}
10^{0}
10^{1}

11.5.2 High-Grade Restriction

High-grade restrictions are not currently applied to the Vira Saia estimate. The updated estimate for Paiol and Cata Funda utilizes the high yield restrictions, with the parameters outlined in Table 11-9 by domain and estimation pass.

Table 11-9: High Yield Restriction Parameters for Paiol Domains

Deposit	Domain	Search Pass(es)	Threshold	% of Search
Paiol	HG	0	10	66
		1,2,3,4,5	10	50
	Central 100 0.3	0,1,2,3,4,5	2	50
	Central 0.3	0,1,2,3,4,5	2	50
	LG Domain	0,1,2,3,4,5	2	50
Cata Funda	HG	2	6.5	50
		3	5	50
	Central 0.25	2	0.8	50
		3	0.5	50
	Central 0.05	2	0.8	50
		3	0.5	50

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Deposit	Domain	Search Pass(es)	Threshold	% of Search
	LG_HW	2	0.8	50
		3	0.5	50

The QP notes that the value thresholds currently used for the Paiol high-yield restriction are the same as the capping thresholds applied to each domain. The QP recommends revising the methodology for applying the high-yield restriction so that it limits the influence of genuinely high-grade populations, rather than using the same thresholds that are intended only to control statistical outliers. The current methodology is, however, acceptable for resource estimation.

11.6 Trend Analysis

11.6.1 Grade Contouring

Radial basis function (RBF) interpolant were generated separately using Leapfrog Edge software for the Paiol and Cata Funda composites included in the HG variogram models. The resulting grade interpolants reflect the geometry and orientation of the estimation domains. In particular, the interpolated grades align with the HG variogram ellipse, which can be observed in Figure 11-14 for both the Paiol and Cata Funda deposits.

In both deposits major trends are delineated with the black solid line. This trend corresponds to the principal direction indicated by the red arrow within the green ellipse, which represents the variogram model. The variography for both deposits was therefore modelled with the major direction oriented consistently with the dominant trends observed in the grade interpolation.

11-24

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 14: Cata Funda Grade Interpolation in HG Domain with Variogram Ellipse 11 - 25

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 15: Cata Funda Grade Interpolation in HG Domain with Variogram Ellipse 11 - 26

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11.6.2 Variography

Variogram models have been created for gold in all Almas deposits using composites. Variography for Paiol and Cata Funda was completed in Leapfrog Edge software. There are two variograms modelled for each of the deposits. Firstly, a variogram model (HG) was fitted to composite data from the HG domain, while a second separate variogram model (LG) was developed for the remaining domains combined outside the HG domains. For Paiol, these include Central 100 0.3, Central 0.3, and LG domains. For Cata Funda, the domains include Central 0.25, Central 0.05, and LG_HW. Variography for Vira Saia was completed using Snowden's Supervisor software. The modelled azimuth for the major axis is 310° (strike of deposit), with a plunge of -70°.

Variogram models for Paiol, Vira Saia, and Cata Funda are outlined in Table 11-10.

Table 11-10: Variogram Models

Deposit	Azimuth (°)	Nugget	Sill 1	Sill 2	Structure 1 (m)			Structure 2 (m)		
					Major	Semi-major	Minor	Major	Semi-major	Minor
Paiol- HG	295	0.15	0.55	0.3	25	15	5	75	45	13
Paiol- LG	295	0.15	0.55	0.3	25	20	5	75	45	13
Cata Funda- HG	235	0.42	0.42	0.16	50	15	7	80	30	15
Cata Funda- LG	235	0.25	0.34	0.41	50	10	10	200	120	80
Vira Saia	310	0.23	0.51	0.26	30	30	12	60	60	41

11.7 Search Strategy and Grade Interpolation Parameters

Parent block estimates for all deposits were completed using the ordinary kriging (OK) method using hard boundaries within estimation domains. In the Cata Funda estimate, the Central 0.05, HW, and FW domains were combined into a single estimation domain (Union WST). In the Paiol estimate all domains were estimated separately. The estimation process consisted of up to six progressively expanding interpolation passes with successively relaxed composite selection criteria. Anisotropic search ellipses, aligned with observed grade plunges, were utilized for grade estimation across all domains. Dynamic anisotropy was applied to account for local variability in the mineralization orientation.

Search parameters are summarized in Table 11-11, while the composite selection strategy is outlined in Table 11-12. The composite selection criteria were the same for all estimation domains within each of the Paiol and Cata Funda deposits.

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Table 11-11: Search Distances (m) for Almas Deposits

Deposit	Domain	Pass 0 (P0)	Pass 1 (P1)	Pass 2 (P2)	Pass 3 (P3)	Pass 4 (P4)	Pass 5 (P5)
		X,Y,Z	X,Y,Z	X,Y,Z	X,Y,Z	X,Y,Z	X,Y,Z
Paiol	HG	20x20x3	30x20x3	60x35x6	75x45x8	150x90x16	450x270x30
	Central 100 0.3	20x20x3	40x32x3	80x65x6.5	100x80x8	200x160x16	510x390x48
	Central 0.3	20x20x3	40x32x3	80x65x6.5	100x80x8	200x160x16	510x390x48
	LG Domain	20x20x3	40x32x3	80x65x6.5	100x80x8	200x160x16	510x390x48
Cata Funda	HG		80x30x15	160x60x30	240x90x45		
	Central 0.25		180x150x40	360x300x80	540x450x120		
	LG_HW		60x45x15	120x90x30	180x135x45		
	Union_WST		200x120x80	400x240x160	600x360x240		
Vira Saia			30x30x5	60x60x15	120x120x30		

Table 11-12: Composite Selection Plan for Almas Deposits

Deposit	Pass(es)	Minimum Samples	Maximum Samples	Minimum Drill Holes
Paiol	P0, P1, P2	6	16	3
	P3	5	16	3
	P4	3	16	2
	P5	2	16	1
Cata Funda	P1, P2	6	16	3
	P3	1	16	1
Vira Saia	P1, P2	9	16	3
	P3	1	16	1

In the estimate for the Paiol deposit the short-term data, including blast hole data, was not treated differently from long-term data (diamond and RC drill holes) during the estimation (see Section 11.3). While validation work conducted by the QP has confirmed an acceptable estimation result, re-evaluating the approach to the treatment of short-term (production) data in the interpolation plan is recommended for the next resource model update. Specifically, restricting the influence of production data to very local areas (up to two benches) is recommended, and maintaining a model that excludes production data for the purposes of reconciliation work should also be considered.

In the estimate for Cata Funda validation work conducted by the QP has confirmed an acceptable estimation result for the combination of several lower grade domains into the Union_WST. However, it is recommended that these domains be estimated separately in future updates. Estimating the domains independently would reduce the potential for estimation artifacts that may arise where distal composites are used to inform blocks and would better preserve local grade variability in the block model.

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To continuously improve the model, the also QP recommends evaluating and refining the interpolation approach as new data becomes available.

11.8 Bulk Density

Density data was collected as described in Section 8.3. The data were statistically analyzed by lithology, and weathering, with outliers removed. Density values were assigned based on alteration models derived from logging data.

Current density considerations are based on data that was gathered under Rio Novo Gold in 2016 and the results are outlined in Table 11-13. It is noted by the SLR QP that an updated density study should be untaken to confirm current bulk density assumptions about all Almas deposits.

Table 11-13: Bulk Density of Saprolite and Weathered Rock from Core Samples

Target	Rock Type	Count	Minimum SG_WET (g/cc)	Maximum SG_WET (g/cc)	Average SG_WET (g/cc)	Minimum SG_DRY (g/cc)	Maximum SG_DRY (g/cc)	Average SG_DRY (g/cc)	Average Moisture (%)
Paiol	Weathered Rock	113	1.7	3.01	2.29	1.03	3	2.05	11.11
	Transition	87	1.74	3.34	2.68	1.68	3.33	2.58	3.99
	Soil	67	1.61	2.33	1.98	1.23	2.11	1.62	18.31
	Saprolite	343	1.18	2.55	1.91	1.1	2.36	1.55	18.61
Cata Funda	Weathered Rock	41	1.88	3.05	2.3	1.58	3.04	2.12	8.39
	Transition	28	1.93	2.97	2.58	1.8	2.93	2.48	4.04
	Soil	4	1.77	2.19	1.96	1.4	1.88	1.59	18.88
	Saprolite	158	1.4	2.42	1.86	1.07	2.39	1.54	16.96
Vira Saia	Weathered Rock	115	0.24	2.81	2.29	0.21	2.77	2.12	3.48
	Transition	24	1.67	2.96	2.48	1.4	2.9	2.34	5.76
	Soil	47	1.67	2.4	2	1.33	2.09	1.72	14.09
	Saprolite	244	1.18	2.76	2.04	1.24	2.89	1.78	13

Data from 2016 Feasibility Study for Almas Gold Project, Rio Novo Gold Inc.

For Paiol, the landfill (ATR) was assigned a separate value as the material is not in situ. Values for all relevant lithologies in the Paiol block model are outlined in Table 11-14. The values assigned are based on the mean values of the density samples by lithology.

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Table 11-14: Paiol Density Parameters

Lithology	Density (t/m^3)
Soil	1.54
Saprolite	1.54
Transition	2.35
Landfill (ATR)	2.12
Fresh Rock	2.78

At Vira Saia, density is assigned to the model by weathering profile. It is noted that the mineralization occurs within essentially a transition zone, and therefore, there is a large range in density values. Values for all relevant lithologies in the Vira Saia block model are outlined in Table 11-15.

Table 11-15: Vira Saia Density Parameters

Weathering Profile	Density (t/m^3)
Saprolite and Soil	1.78
Transitional	2.12
Fresh Rock	2.72

Values for all relevant lithologies in the Cata Funda block model are outlined in Table 11-16. The values assigned are based on the mean values of the density samples by lithology.

Table 11-16: Cata Funda Density Parameters

Lithology	Density (t/m^3)
Soil	1.88
Saprolite	1.85
Transitional	2.41
Sericite-Quartz	2.82
Chlorite	2.66
Hanging Wall	2.79
Footwall	2.82

11.9 Block Models

Block model specifications by mineral deposit are shown in Table 11-17. Individual block model dimensions cover each mineral deposit, and the models are rotated along the orientation of mineralization. The Paiol deposit has two separate block models. A sub-blocked model (minimum size 2.5 m in all directions) for underground consideration and a regularization model for open pit consideration. The models for Cata Funda and Vira Saia have been regularized for open pit consideration.

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Table 11-17: Block Model Specifications

Mineral Deposit	Axis	Origin	No Blocks	Block Size	Rotation
Paiol Sub-blocked	X	263,614	308	5	25
	Y	8,704,687	484	5	
	Z	410	160	5	
Paiol Regularized	X	263,614	154	10	25
	Y	8,704,687	242	10	
	Z	410	160	5	
Cata Funda	X	264,765	117	10	322
	Y	8,718,227	240	10	
	Z	470	48	5	
Vira Saia	X	265,100	60	10	310
	Y	8,710,200	215	10	
	Z	110	68	5	

11.10 Cut-off Value

11.10.1 Open Pit Resources

Gold cut-off grades were generated for each deposit and vary due to the different mine sustaining and transport costs associated with the individual pits. Cut-off grades of 0.22 g/t Au, 0.24 g/t Au, and 0.25 g/t Au were calculated for Paiol, Vira Saia, and Cata Funda, respectively. The calculations considered gold price, metallurgical recovery, and full operating costs, including mining, processing, and general and administration (G&A).

Metal prices were supplied by Aura's Corporate group and are based on consensus, long term forecasts from banks, financial institutions, and other sources. Metal prices used for resources are slightly higher than those for reserves.

The open-pit shells for the three mineral deposits were optimized using a pseudoflow algorithm. The inputs, assumptions, and costs for the Almas deposits are shown in Table 11-18 and Table 11-19.

Table 11-18: Whittle Inputs and Assumptions

Description	Unit	Forward Values
Metallurgical recovery	%	92.00
Metallurgical recovery (low grade)	%	86.00
Exchange rate (FX)	BRL/USD	5.50
Cost of selling gold (refining, royalties, Management Fees)	US$/oz	90.67
Resource Gold Price	US$/oz	3,100

11-31

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Table 11-19: Operating Costs

Item	Unit	Paiol	Vira Saia	Cata Funda
Mining Cost (without administration)	US$/t mined	2.18	2.18	2.18
Mining Fixed Cost (administration)	US$/t mined	0.90	0.90	0.90
Mining Grade Control	US$/t ore	1.45	1.45	1.45
Sustaining (mining)	US$/t ore	0.53	0.53	0.53
Plant Costs	US$/t ore	9.79	9.79	9.79
Ore Rehandle	US$/t ore	0.43	0.43	0.43
Long-distance haulage to the plant	US$/t ore	0.00	1.67	2.80
Sustaining (process)	US$/t ore	0.68	0.68	0.68
G&A + Overhead	US$/t ore	2.32	2.32	2.32

The SLR QP is of the opinion that the assumptions, parameters, and methodology used for the Almas Mineral Resource estimates are appropriate for the style of mineralization and mining methods. The SLR QP is not aware of any environmental, permitting, legal, title, taxation, socio-economic, political, or other relevant factors that could significantly affect the Almas Mineral Resources.

11.10.2 Underground Resources

Mining costs for the underground resources were provided by REDCO Consulting and reviewed and accepted by SLR. Underground resources were defined using the Deswik Stope Optimizer (DSO), which generated mineable stopes based on a gold price of US$3,100/oz and a cut-off grade of 0.42 g/t. Sublevel transverse stoping is considered the primary mining method for the extraction of Mineral Resources.

The parameters used in stope optimization process are shown in Table 10-20.

Table 11-20: DSO Parameters

Parameter	Unit	Transverse			
		Primary (CRF)		Secondary (RF)	
		Level 100/200	Level 0	Level 100/200	Level 0
Stope Width	m	12			
Stope Height	m	30			
Stope Length	m	30	25	30	25
Stope Dip	°	90			
Wall Pillar	m	4			
Sill Pillar	m	30			

11-32

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Table 10-21 shows the cut-off value each mining method used for Resource reporting.

Table 11-21 Cut-off Values for the Mining Methods

Description	Transverse			
	Primary (CRF)		Secondary (RF)	
	Level 100/200	Level 0	Level 100/200	Level 0
Mining	29.39	30.52	22.41	23.53
Processing	9.79	9.79	9.79	9.79
G&A	2.32	2.32	2.32	2.32
Operating Costs Total	41.50	42.63	34.52	35.64
Au Cut Off Grade*	0.51	0.52	0.42	0.44

*Note Gold cut-off grade considers an Au price of US$3,100, a selling cost of US$61.75/oz and a metallurgical recovery of 85.17%.

11.11 Classification

The definitions for Mineral Resources in S-K 1300 were followed for Mineral Resource classification. Mineral Resources are classified into Measured, Indicated, and Inferred categories for all deposits, based primarily on drill spacing which in turn reference continuity modelled in variograms and observed. SLR reviewed and updated the classification criteria based on confidence in continuity of grade within the mineralized zones detailed in Table 11-22. Drill spacing was calculated on a block-by-block basis.

Table 11-22: Drill Hole Spacing Parameters for Resource Classification

Classification	Criteria
Measured	Up to 30 m drill hole spacing within mineralized solid.
Indicated	Up to 60 m drill hole spacing within mineralized solid.
Inferred	Up to 120 m drill hole spacing within mineralized solid.

Class shapes were smoothed with guiding polylines to best represent defined areas. The distribution of the resource categories by drill hole spacing is illustrated in Figure 11-16 for all deposits and in Figure 11-17, Figure 11-18, and Figure 11-19 for Paiol, Vira Saia, and Cata Funda, respectively.

11-33

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 16: Resource Classification by Drill Hole Spacing for Paiol (top left), Vira Saia (top right) and Cata Funda (bottom) 11 - 34

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 17: Resource Classification for Paiol with Drill Hole Traces 11 - 35

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 18: Resource Classification for Vira Saia with Drill Holes Traces 11 - 36

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 19: Resource Classification for Cata Funda with Drill Hole Traces 11 - 37

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  11 - 38 11.12 Block Model Validation Both Aura and SLR performed a series of validations and statistical and visual checks on the block model. Specifically, SLR utilized the following tools to confirm that the block model gold grades exhibited general accord with the drilling and sampling results:  Swath plots containing the OK, ID 3 , and NN estimations. The ID 3 and NN estimates were parallel estimates prepared by SLR within mineralized domains using duplicate parameters from the official grade variables as outlined by Aura.  Statistical comparison of parallel estimations interpolated (OK, ID 3 , and NN) including capped composite values.  Visual validation of the block models and composited samples through representative sections. Based on the block model validation, the QP is of the opinion that the Resource block model is suitable for estimating Mineral Resources and the Mineral Resource estimates for Almas are robust, appropriate for public reporting, and capable of supporting Mineral Reserve estimation.  Visual inspections and statistical evaluations confirm the estimation process is functioning as intended, with appropriate grade boundaries and input data use. There is no significant over - extrapolation, and the smoothing effect of the block model relative to raw data is consistent with expectations. 11.12.1 Swath Plots Figure 11 - 20 , Figure 11 - 21 , and Figure 11 - 22 show the swath plots for the Almas mineral deposits. In general, the plots show good adherence between the estimators, although small and non - material differences are observed and expected.

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 20: Paiol Swath Plots (X, Y, Z) 11 - 39

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 21: Cata Funda Swath Plots (X, Y, Z) 11 - 40

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 11 - 41

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Figure 11-22: Vira Saia Swath Plots (X, Y, Z)


Swath_Vira Saia (X)
Tonnes
Mean (OK)
Mean (ID3)
Mean (NN)
Swath_Vira Saia (Y)
Swath_Vira Saia (Z)

Source: SLR 2025.

11.12.2 Parallel Estimation Statistics

Block model estimated values are compared against the capped composited samples in Table 11-23.

11-42

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Table 11 - 23: Parallel Estimation Statistics with Capped Composites 11 - 43 ID 3 (Au g/t) NN (Au g/t) OK (Au g/t) Capped Composites (Au g/t) Domain Mineral Deposit Max Min Mean Max Min Mean Max Min Mean Max Min Mean 10.00 0.009 2.31 10.00 0.003 2.29 9.73 0.00 2.26 10.00 0.003 2.29 HG Paiol 2.00 0.010 0.47 3.50 0.010 0.48 1.54 0.00 0.47 2.00 0.010 0.50 Central 100 0.3 2.00 0.002 0.51 2.00 0.003 0.51 1.48 0.00 0.51 2.00 0.010 0.52 Central 0.3 6.65 0.085 1.73 8.50 0.005 1.77 4.75 0.391 1.74 8.50 0.005 1.88 HG Cata Funda 4.01 0.003 0.11 3.50 0.006 0.13 1.57 0.005 0.12 1.25 0.003 0.12 Central 0.25 1.11 0.009 0.23 1.25 0.003 0.23 0.64 0.042 0.24 1.25 0.003 0.26 LG_HW 0.008 0.84 9.95 0.005 0.89 10 0.01 0.78 6.4 0.005 0.92 10 Vira Saia

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 The comparisons indicate that the maximum, minimum, and mean values of the final block model grades are consistent and are within the range of minimum and maximum values observed in the composited samples, which is typical and expected. The SLR QP is of the opinion that the current estimations sufficiently represent the respective databases for the Almas deposits. 11.12.3 Visual Validation A visual validation for each deposit was carried out by generating sections in multiple orientations throughout each deposit. The purpose of this exercise was to observe the adherence of block grade with capped composites for all deposits to ensure the samples are consistent with the grades estimated in the blocks around in the block model. Figure 11 - 23 , Figure 11 - 24 , and Figure 11 - 25 show representative sections of each of the deposits. 11 - 44

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 23: Grade Interpolation Visual Validation - Paiol 11 - 45

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 24: Grade Interpolation Visual Validation – Vira Saia 11 - 46

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 11 - 25: Grade Interpolation Visual Validation – Cata Funda 11 - 47

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

11.13 Mineral Resource Reporting

The QP is of the opinion that the resource reporting procedures are consistent with S-K 1300 and satisfy the Reasonable Prospects for Economic Extraction (RPEE).

The QP reviewed database consistency, QA/QC results, mineralized wireframes, and the resource classification, implementing changes to support the Mineral Resource disclosure. The QP is of the opinion that the Mineral Resource estimate is appropriate for the style of mineralization.

The QP is of the opinion that, with the consideration of the recommendations summarized in Sections 1 and 23 of this TRS, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

The QP is not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors that could materially affect the Mineral Resource estimate.

Mineral Resources for Almas as of December 31, 2025 are reported exclusive of Mineral Reserves in Table 11-24 and inclusive of Mineral Reserves in Table 11-25.

Table 11-24: Summary of Almas Project Mineral Resources EXCLUSIVE of Mineral Reserves – December 31, 2025

Deposit	Category	Tonnage	Grade	Contained Metal
		(000 t)	(g/t Au)	(000 oz Au)
Open Pit				
Paiol	Measured	1,623	0.31	16
	Indicated	1,167	0.47	18
	M&I	2,790	0.38	34
	Inferred	431	0.58	8
Vira Saia	Measured	76	0.56	1
	Indicated	1,095	0.63	22
	M&I	1,171	0.63	24
	Inferred	2,244	0.77	55
Cata Funda	Measured	99	0.34	1
	Indicated	263	0.72	6
	M&I	362	0.61	7
	Inferred	396	0.95	12
Open Pit Subtotal	**Measured**	**1,798**	**0.32**	**19**
	Indicated	**2,526**	**0.57**	**46**
	M&I	**4,323**	**0.47**	**65**
	Inferred	**3,071**	**0.76**	**75**

11-48

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Deposit	Category	Tonnage	Grade	Contained Metal
		(000 t)	(g/t Au)	(000 oz Au)
Underground				
Paiol Underground	Measured	-	-	-
	Indicated	2,227	0.88	63
	M&I	2,227	0.88	63
	Inferred	3,744	0.67	81
Total (OP+UG)	**Measured**	**1,798**	**0.32**	**19**
	Indicated	**4,752**	**0.72**	**109**
	M&I	**6,550**	**0.61**	**128**
	Inferred	**6,815**	**0.71**	**156**

Notes:

1. Mineral Resources are reported exclusive of Mineral Reserves
2. The definitions for Mineral Resources in S-K 1300 were followed for Mineral Resources.
3. The Mineral Resource estimate is reported on a 100% ownership basis.
4. Bulk density is 2.75 t/m^3 for Paiol Open Pit and 2.78 t/m^3 for Paiol UG, 2.75 t/m^3 for Cata Funda, and 2.46 t/m^3 for Vira Saia.
5. Mineral Resources for Open Pit mines are reported from optimized pit shells using cut-off grades of 0.22 g/t Au for Paiol, 0.25 g/t Au for Cata Funda, and 0.24 g/t Au for Vira Saia.
6. Mineral Resources for Paiol Underground are reported from optimized stope shapes generated using a cut-off grade of 0.42 g/t in-situ without applying mining dilution, mining losses or process losses.
7. Underground Resources are reported in-situ without applying mining dilution, mining losses or process losses at a minimum mining width of 2 m.
8. Metallurgical recovery for open pit deposits is 92% for high-grade material and 86% for low-grade material. Recovery is 85.17% for Paiol underground.
9. Mineral Resources are estimated using a long-term gold price of US$3,100 per ounce.
10. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
11. Numbers may not add due to rounding.

Table 11-25: Summary of Almas Project Mineral Resources INCLUSIVE of Mineral Reserves – December 31, 2025

Deposit	Category	Tonnage	Grade	Contained Metal
		(000 t)	(g/t Au)	(000 oz Au)
Open Pit				
Paiol	Measured	15,376	0.77	380
	Indicated	4,108	0.73	96
	M&I	**19,484**	**0.76**	**476**
	Inferred	431	0.58	8
Vira Saia	Measured	1,522	1.07	53
	Indicated	4,474	0.79	113
	M&I	**5,996**	**0.86**	**166**
	Inferred	2,244	0.77	55

11-49

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Deposit	Category	Tonnage	Grade	Contained Metal
		(000 t)	(g/t Au)	(000 oz Au)
Cata Funda	Measured	1,335	1.30	56
	Indicated	1,037	1.12	37
	M&I	**2,372**	**1.22**	**93**
	Inferred	396	0.95	12
Open Pit Sub-Total	**Measured**	**18,232**	**0.83**	**488**
	Indicated	**9,619**	**0.80**	**247**
	M&I	**27,852**	**0.82**	**735**
	Inferred	**3,071**	**0.76**	**75**
Underground				
Paiol Underground	Measured	-	-	-
	Indicated	6,520	1.17	245
	M&I	**6,520**	**1.17**	**245**
	Inferred	3,744	0.67	81
Stockpiles	Measured	4,338	0.55	77
	Indicated	-	-	-
	M&I	**4,338**	**0.55**	**77**
Total (OP+UG+ Stockpiles)	**Measured**	**22,570**	**0.78**	**565**
	Indicated	**16,140**	**0.95**	**491**
	M&I	**38,710**	**0.85**	**1,056**
	Inferred	**6,815**	**0.71**	**156**

Notes:

1. Mineral Resources are reported inclusive of Mineral Reserves
2. The definitions for Mineral Resources in S-K 1300 were followed for Mineral Resources.
3. The Mineral Resource estimate is reported on a 100% ownership basis.
4. Bulk density is 2.75 t/m³ for Paiol Open Pit and 2.78 t/m³ for Paiol UG, 2.75 t/m³ for Cata Funda, and 2.46 t/m³ for Vira Saia.
5. Mineral Resources for Open Pit mines are reported from optimized pit shells using cut-off grades of 0.22 g/t Au for Paiol, 0.25 g/t Au for Cata Funda, and 0.24 g/t Au for Vira Saia.
6. Mineral Resources for Paiol Underground are reported from optimized stope shapes generated using a cut-off grade of 0.42 g/t in-situ without applying mining dilution, mining losses or process losses.
7. Underground Resources are reported in-situ without applying mining dilution, mining losses or process losses at a minimum mining width of 2 m.
8. Metallurgical recovery for open pit deposits is 92% for high-grade material and 86% for low-grade material. Recovery is 85.17% for Paiol underground.
9. Mineral Resources are estimated using a long-term gold price of US$3,100 per ounce.
10. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
11. Numbers may not add due to rounding.

11.13.1 Sources of Uncertainty

Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability, nor is there certainty that all or any part of the Mineral Resource estimated here will be converted to Mineral Reserves through further study.

11-50

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Uncertainty in the reporting of Mineral Resources may arise from factors such as sampling or drilling methods, data handling and processing, geological modelling, and grade estimation procedures. At the Property, these uncertainties vary depending on the assigned classification of Mineral Resources. The SLR QP has not identified any significant technical or economic factors that would require resolution to support the current Mineral Resource estimate. The SLR QP is of the opinion that with the implementation of the recommendations outlined in Sections 1 and 23 of this Technical Report Summary (TRS), any outstanding issues related to technical and economic factors affecting the prospect of economic extraction can be addressed through additional work. 2. Comparison to Previous Mineral Resource Estimates The 2025 Mineral Resource estimate, exclusive of Mineral Reserves, for the Almas deposit has been compared to Aura's 2024 update presented in their AIF, as summarized in Table 11 - 26 . Some notable changes from the 2024 to 2025 Mineral Resource are:  The 2025 revision includes metal prices of US$3,100/oz Au, an increase from the US$2,500/oz Au.  Cut - off grades for all open pit designs have decreased: to 0.22 g/t Au from 0.31 g/t Au at Paiol, to 0.24 g/t Au from 0.34 g/t Au at Vira Saia, and to 0.25 g/t Au from 0.34 g/t Au at Cata Funda.  Underground Resources have been added to the Paiol Mineral Resource, based on optimized stopes generated using a 0.42 g/t Au cut - off grade.  Conversion of Measured and Indicated Mineral Resources to Reserves. Overall, Measured and Indicated tonnage decreased by 50%, while Inferred tonnage increased by 90%. The changes are primarily attributed to updated metal prices and cut - off grades, which led to an increase in Mineral Reserves across all deposits. The increase in Inferred material reflects the results of the 2025 infill drilling campaigns at Vira Saia and Paiol, which converted previously unclassified material into the Inferred category. At Paiol, the inclusion of Underground Resources resulted in a reduction in Indicated tonnage, accompanied by higher grades. This is due to the transition from open pit assumptions to underground mine design parameters. 11 - 51

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Table 11-26: Comparison with 2025 Update

Category	2025			2026			Δ		
	Tonnage (00t)	Average Grade	Contained Metal	Tonnage (00t)	Average Grade	Contained Metal	Tonnage (00t)	Average Grade	Contained Metal
		Au	Au		Au	Au		Au	Au
		(g/t)	(000 oz)		(g/t)	(000 oz)		(g/t)	(000 oz)
Measured	3,677	0.63	74	1,798	0.32	19	-51%	-48%	-75%
Indicated	9,190	0.69	205	4,752	0.72	109	-48%	3%	-47%
Total M&I	12,866	0.67	279	6,550	0.61	128	-49%	-9%	-54%
Inferred	3,562	0.88	100	6,815	0.71	156	91%	-19%	56%

Notes:

1. Mineral Resources are exclusive of Mineral Reserves.
2. The definitions for Mineral Resources in S-K 1300 were followed for Mineral Resources.
3. The Mineral Resource estimate is reported on a 100% ownership basis.
4. Mineral Resources are reported from optimized pit shells for open pit and optimized stopes for underground.
5. For YE2025 Mineral Resources,
   a. Open Pit Mineral Resources are estimated at a cut-off grade of 0.22 g/t Au for Paiol, 0.24 g/t Au for Cata Funda, and 0.25 g/t Au for Vira Saia for open pit resources.
   b. Underground Mineral Resources for are reported from optimized stope shapes generated using a cut-off grade of 0.42 g/t in-situ without applying mining dilution, mining losses or process losses.
   c. A minimum mining width of 2 m was considered for Underground Resources and 5 m for Open pit Resources.
   d. Mineral Resources are estimated using a long-term gold price of US$3,100 per ounce.
   e. Bulk density is 2.75 t/m^3 for Paiol, 2.75 t/m^3 for Cata Funda and 2.64 t/m^3 for Vira Saia.
6. For YE2024 Mineral Resources,
   a. Mineral Resources are estimated at a cut-off grade of 0.31 g/t Au for Paiol, 0.34 g/t Au for Cata Funda, and 0.32 g/t Au for Vira Saia.
   b. Mineral Resources are estimated using a long-term gold price of US$2,500 per ounce.
   c. A minimum mining width of 5 m was applied.
   d. Bulk density is 2.75 t/m^3 for Paiol, 2.71 t/m^3 for Cata Funda and 2.63 t/m^3 for Vira Saia.
7. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
8. Metallurgical recoveries reported as the average over the life of mine.
9. Numbers may not add or multiply correctly due to rounding.

11-52

March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 12.0 Mineral Reserve Estimates This section describes the methodology and parameters used to estimate the Project's Mineral Reserves . Mineral Reserves are inclusive of diluting materials that will be mined in conjunction with the economically mineralized rock and delivered to the treatment plant . The term “Mineral Reserve” does not necessarily signify that all facilities are in place and operational, nor that governmental approvals have been received for the entire life of mine (LOM). The term does indicate, however, that there are reasonable expectations for such approvals. The Mineral Reserve estimates have been prepared in accordance with the requirements of SEC Regulation S - K 1300. The Mineral Reserves are derived exclusively from Measured and Indicated Mineral Resources, and no material classified as Inferred Mineral Resources has been included in the Mineral Reserve estimates, consistent with S - K 1300 requirements. The estimation process incorporates all relevant Modifying Factors, including updated economic assumptions, mining and metallurgical considerations, geotechnical and hydrogeological conditions, environmental and permitting requirements, and social and infrastructure factors. These Modifying Factors are based on current engineering studies and reflect expected operating conditions at the time of extraction. Mining is planned to use a combination of open - pit and underground methods, and the estimate also includes processing existing stockpiled material. The Mineral Reserves estimates are based on the validated geological model and Mineral Resources estimates described in Section 11 of this report. For the open - pit component, pit - optimization analyses were conducted using the Pseudoflow algorithm. Subsequent pit designs were developed in Deswik, incorporating practical design parameters and scheduling considerations. Each model block within the final pit limits was evaluated by applying costs, revenues, and relevant modifying factors to determine net economic value. Only blocks demonstrating a positive economic contribution within the final pit design have been included in the Mineral Reserves. For the underground component, the geological block model was evaluated using Deswik SO to generate initial stope shapes. Access development was then designed to enable the extraction of the mineable stopes. Planned dilution and mining recovery factors were applied to convert stope shapes into practical mining shapes. Economic evaluations of stopes and associated development were completed using the Deswik suite. Only stopes and development segments that generate a positive cumulative NPV at the selected cut - off grade were included in the Mineral Reserves. All Mineral Reserve estimates are supported by ongoing technical studies and have been prepared by Aura Minerals and reviewed by the QPs responsible under S - K 1300. 12.1 Summary The Mineral Reserve estimates reported as of December 31, 2025, are summarized in Table 12 - 1 . 12 - 1

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Table 12-1: Summary of Mineral Reserves – Almas Project - December 31, 2025

Area	Category	Tonnage	Grade	Contained Metal	Average Metallurgical Recovery (%)
		(000 t)	(g/t Au)	(000 oz Au)	
Open Pit					
Paiol	Proven	14,207	0.74	338	90%
	Probable	3,320	0.75	80	90%
	Total Proven + Probable	17,527	0.74	418	90%
Vira Saia	Proven	1,522	0.99	49	91%
	Probable	3,565	0.75	86	90%
	Total Proven + Probable	5,087	0.83	135	90%
Cata Funda	Proven	1,303	1.24	52	91%
	Probable	806	1.14	29	91%
	Total Proven + Probable	2,109	1.19	81	91%
Subtotal		24,723	0.80	634	90%
Underground					
Paiol	Proven	-	-	-	-
	Probable	4,817	1.16	180	85%
	Total Proven + Probable	4,817	1.16	180	85%
Stockpiles					
Stockpiles	Proven	4,338	0.55	77	85%
	Probable	-	-	-	-
	Total Proven + Probable	4,338	0.55	77	85%
Total		33,878	0.82	891	89%

Notes:

1. Mineral Reserves have been estimated in accordance with the definitions and requirements of S-K 1300.
2. Mineral Reserves are 100% attributable to Aura Minerals Inc.
3. Bulk densities applied in the estimate are: 2.75 t/m³ for Paiol, 2.64 t/m³ for Vira Saia, and 2.67 t/m³ for Cata Funda.
4. Mineral Reserves are reported on an in-situ basis, after application of planned dilution and mining recovery factors.
5. Open-pit Mineral Reserves are estimated using cut-off grades of 0.26 g/t Au for Paiol, 0.29 g/t Au for Vira Saia, and 0.20 g/t Au for Cata Funda.
6. Underground Mineral Reserves at Paiol are estimated at a cut-off grade of 0.51 g/t Au for Transverse Sublevel Stoping, and 0.41 g/t Au for Longitudinal Sublevel Stoping. Refer to Section 12.3.3 for additional details.
7. Metallurgical recoveries applied are 91.8% for high-grade and medium-grade ore, and 85.2% for low-grade ore in the open-pit deposits. For the underground area, the applied metallurgical recovery is 85.2%
8. Mineral Reserves are estimated using a gold price of US$2,600/oz.
9. Totals may not reconcile precisely due to rounding.

The SLR QP is not aware of any risk factors associated with, or changes to, any aspects of the modifying factors, such as mining, metallurgical, infrastructure, permitting, or other relevant factors that could materially affect the Mineral Reserves estimate.

12-2

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 2. Open Pit Mineral Reserves Estimation Process The conversion of Mineral Resources to Mineral Reserves followed the requirements of S - K 1300 and was based strictly on Measured and Indicated Mineral Resources within the selected optimized pit shell. Measured Resources that fell within the final pit design, were supported by appropriate levels of geological confidence, and were economically mineable under the modifying factors were converted to Proven Reserves. Indicated Resources meeting the same criteria were converted to Probable Reserves. No Inferred Resources were used in reserve estimation. The application of mining, processing, metallurgical, economic, and geotechnical modifying factors demonstrated that these portions of the resource could be extracted and processed at an economic profit, thus satisfying the definition of Mineral Reserves under S - K 1300. Below are presented the main modifying factors applied. 1. Dilution and Ore Losses 1. Internal Dilution and Ore Losses Internal or planned dilution accounts for the waste material embedded within the deposit at the scale of the selective mining unit (SMU) block. The block model created and used for the Mineral Reserves estimation includes planned dilution. The SMU for the Almas deposits is 10 m x 10 m x 5 m, and the gold grade of the economically mineralized zones is diluted by the amount of uneconomical material present in each block, as defined during the re - blocking procedure. This process calculates the average grade, weighted by the volume of sub - blocks or portions of sub - blocks within the SMU . If the total volume inclusion is less than 100% , then the grade of the SMU block is diluted with zero grade for the remaining portion . Blocks with diluted grades below the cut - off grade were treated as waste and removed from the Mineral Reserve as ore losses . 2. Contact Dilution Contact dilution refers to the inclusion of waste material that is unintentionally extracted along with the ore at the boundaries between the orebody and the surrounding waste rock. It occurs due to the physical difficulty of maintaining precise separation between ore and waste during extraction. Almas has a record of operational dilution and ore losses, which were applied to the Mineral Reserve estimation as follows:  Mining dilution: 10% considering the diluting material as 0.0 g/t Au  Ore loss of 5% 1. Cut - off Grade The cut - off grade strategy is based on the outcomes of the Almas technical team’s strategic and long - term mine planning work completed in 2025 . This planning framework was calibrated using historical operating data as well as the anticipated modifications to site infrastructure associated with the ongoing processing plant expansion, which is designed to increase throughput capacity to 3 Mtpa . The mine planning strategy classifies ore into three grade bins to support differentiated metallurgical treatment. These grade categories are used to assign corresponding metallurgical recovery factors in the economic evaluation. The classification criteria and associated recoveries are summarized in Table 12 - 2 . 12 - 3

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
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SLR Project No.: 305.012406.00001

Table 12-2: Material Classification by Au Grade

Material	Grade Au (g/t)
High Grade	> 0.90
Medium Grade	0.70 – 0.90
Low Grade	0.26 - 0.7
Waste	< 0.26

The long-term gold price of US$2,600/oz was established by Aura as part of its corporate planning guidelines. The Qualified Person independently evaluated this price and considers it reasonable for the Mineral Reserves estimation because it is consistent with current long-term market expectations and supported by prevailing macroeconomic trends and sustained strong gold demand. The cost parameters used for Mineral Reserve estimation and mine planning are outlined in Table 12-3. As the haulage distance differs for Paiol, Vira Saia, and Cata Funda deposits, specific costs are shown in Table 12-4.

Table 12-3: Cut-Off Grade Parameters – Global

Description	Values
Ore Loss	5%
Dilution	10%
Metallurgical Recovery - High and medium grades	91.8%
Metallurgical Recovery – Low grade	85.2%
Exchange rate (FX) USD x BRL	5.50
Selling Cost (refining, royalties, management fees) (US$/oz)	90.67
Gold Price (US$/oz)	2,600

Table 12-4: Cut-Off Grade Parameters – Costs

Item	Unit	Paiol	Vira Saia	Cata Funda
Mining Cost (without administration)	US$/t mined	2.18	2.18	2.18
Mining Fixed Cost (administration)	US$/t mined	0.90	0.90	0.90
Mining Grade Control	US$/t ore	1.45	1.45	1.45
Sustaining (mining)	US$/t ore	0.53	0.53	0.53
Plant Costs	US$/t ore	9.79	9.79	9.79
Ore Rehandle	US$/t ore	0.43	0.43	0.43
Long-distance haulage to the plant	US$/t ore	0.00	1.67	2.80
Sustaining (process)	US$/t ore	0.68	0.68	0.68
G&A + Overhead	US$/t ore	2.32	2.32	2.32
Cut-off Grade	**(g/t)**	**0.26**	**0.29**	**0.30**

12-4

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 3. Pit Optimization  Several nested pit shells were generated using the Pseudoflow algorithm for a range of revenue factors based on product price . The following physical constraints were applied in the pit optimization ( Figure 12 - 1 ) :  Mineral rights  Environmental licenses (current and future, with reasonable expectations to be granted)  Main road  Civil facilities (administrative offices, workshop, plant)  Mineral residue facilities (stockpiles and tailings dam)  Servitude Areas  At Paiol, an additional constraint was applied at elevation 110 m to account for the planned underground excavations located beneath the open - pit footprint.  The optimal pit shells were selected through marginal economic analysis, assessing the incremental value generated at each Revenue Factor (RF) relative to the additional material movement required. In all three deposits, the primary objective was to maximize the practical conversion of Measured and Indicated Resources to Mineral Reserves. For Paiol and Vira Saia, the RF 1.0 shells achieved this objective while maintaining reasonable stripping requirements. At Cata Funda, the RF 0.94 shell was selected because the economic plateau had already been reached, and higher - RF shells did not provide meaningful increases in value. Overall, the selected shells provide a reasonable balance between economic performance, resource - to - reserve conversion, and LOM integrity for the Almas Project. 12 - 5

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 12 - 1: Physical Constraints – Pit Optimization 12 - 6

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S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

The summary of the selected nested pit shells for operational design is presented in Table 12-5.

Table 12-5: Summary of the Selected nested Pit Shell per Area

Area	Selected Pit	Waste (Mt)	Ore (Mt)	Au (g/t)	Stripping ratio
Cata Funda	Pit 38 (RF 0.94)	19.5	2.3	1.16	8.4
Paiol	Pit 41 (RF 1.0)	81.9	18.8	0.74	4.4
Vira Saia	Pit 41 (RF 1.0)	19.5	5.6	0.81	3.5

12.3 Underground Mineral Reserves Estimation Process

12.3.1 Dilution

Dilution was split into two categories:

- Internal Dilution: This is waste material that is included in the creation of the stope shapes and represents all the material that is required to be extracted as part of the operational design of the stope. No additional factors were added to the in situ tonnes to account for internal dilution.
- External Dilution: Mining dilution is defined as additional tonnes at zero grade that are added to the in situ value for each shape to account for unplanned overbreak into waste or backfill.

The external dilution is calculated based on ELOS. Table 12-6 shows the dilution values used in the Reserve estimation.

Table 12-6: External Dilution Factors

Stope Sequence	Dilution		
	Level 200	Level 100	Level 0
Transverse - Primary	11.2%	12.7%	18.90%
Transverse - Secondary	11.2%	12.7%	18.90%
Longitudinal	13.7%	16.7%	22.7%

12.3.2 Recovery

Mining recovery is applied to the estimated tonnes for each shape to account for mining recovery losses (underbreak) and grade dilution during rehandle activities. The mining recovery is derived from previous engineering studies and using data from AURA's mines with similar mining and operational characteristics. Mining recovery is applied as a differing percentage depending on the stope sequence and is summarized in Table 12-7.

Table 12-7: Recovery Factors

Stope Sequence	Dilution		
	Level 200	Level 100	Level 0
Transverse - Primary	90%		
Transverse - Secondary	90%		
Longitudinal	90%		

12-7

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S-K 1300 Technical Report Summary

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SLR Project No.: 305.012406.00001

12.3.3 Cut-off Grade

The cut-off value was based on the estimated operating costs from previous underground studies. Table 12-8 shows the cut-off value each mining method used for Reserve Reporting.

Table 12-8: Cut-off Values for the Mining Methods

Description	Transverse				Longitudinal	
	Primary (CRF)		Secondary (RF)			
	Level 100/200	Level 0	Level 100/200	Level 0	Level 100/200	Level 0
Mining	29.39	30.52	22.41	23.53	15.83	18.14
Processing	9.79	9.79	9.79	9.79	9.79	9.79
G&A	2.32	2.32	2.32	2.32	2.32	2.32
Operating Costs Total	41.50	42.63	34.52	35.64	27.94	30.25
Au Cut Off Grade*	0.61	0.62	0.51	0.52	0.41	0.45

*Note Gold cut-off grade considers an Au price of US$2,600, a selling cost of US$61.75/oz and a metallurgical recovery of 85.17%.

Metal prices used for reserves are based on consensus, long term forecasts (2026-2030) from banks, financial institutions, and other sources.

The revenue calculation considers the prices of commodities and commercial terms assumptions based on AURA's current contracts.

12.3.4 Stope Optimization

The underground mineable shapes were generated using the DSO software.

The parameters used in stope optimization process are shown in Table 12-9.

Table 12-9: DSO Parameters

Parameter	Unit	Transverse				Longitudinal	
		Primary (CRF)		Secondary (RF)			
		Level 100/200	Level 0	Level 100/200	Level 0	Level 100/200	Level 0
Stope Width	m	12				20	15
Stope Height	m	30				20	
Stope Length	m	30	25	30	25	30	
Stope Dip	°	90				90	
Wall Pillar	m	4				4	
Sill Pillar	m	30				30	

12-8

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S-K 1300 Technical Report Summary

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SLR Project No.: 305.012406.00001

12.4 Comparison with Previous Estimate

The 2025 Mineral Reserves estimate reports a net increase of 14,170 kt of ore (+72%) compared with the 2024 estimate, along with an increase of 218 k oz of contained gold (+32%). The average reserve grade decreased from 1.07 g/t Au to 0.82 g/t Au, a 25% reduction, primarily driven by the lower cut-off grades applied to the open-pit operations and the inclusion of the Paiol Underground Mineral Reserves.

The most significant contribution to the year-over-year change comes from the Paiol deposit, with 4,063 kt added from the open pit and 4,817 kt from the underground mine. This is the first year that underground Mineral Reserves are being reported, following completion of the Pre-Feasibility Study, including mine design, cost evaluations, and application of the necessary modifying factors to support the Mineral Reserves Estimate.

Economic parameter updates also played a material role in the differences between the two estimates. The reserve gold price increased from US$2,000/oz to US$2,600/oz, expanding the economic pit shells and enhancing the underground economic envelope.

Additional reserve increases were recorded at Vira Saia, Cata Funda, and the stockpiles, driven by updated modifying factors. At Paiol Open Pit, the reclassification of Indicated to Measured Resources resulted in a notable shift from Probable to Proven Reserves.

The 2024 and 2025 Mineral Reserve estimates, along with the absolute and percentage differences, are presented in Table 12-10.

Table 12-10: Mineral Reserves Comparison to Previous Estimates

Area	Category	Tonnage	Grade	Contained Metal
		(000 t)	(g/t Au)	(000 oz Au)
December 31, 2024 - Proven & Probable Reserves				
Paiol – Open Pit	Proven	5,950	1.04	198
	Probable	7,514	1.20	290
	Total Proven + Probable	13,464	1.13	488
Paiol – Underground	Proven	-	-	-
	Probable	-	-	-
	Total Proven + Probable	-	-	-
Vira Saia	Proven	1,133	1.16	42
	Probable	2,019	0.95	61
	Total Proven + Probable	3,152	1.02	104
Cata Funda	Proven	456	1.80	26
	Probable	267	1.41	12
	Total Proven + Probable	723	1.66	38
Stockpiles	Proven	2,369	0.58	44
	Probable	-	-	-
	Total Proven + Probable	2,369	0.58	44
TOTAL		19,708	1.07	674

12-9

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Area	Category	Tonnage (000 t)	Grade (g/t Au)	Contained Metal (000 oz Au)
December 31, 2025 - Proven & Probable Reserves				
Paiol – Open Pit	Proven	14,207	0.74	338
	Probable	3,320	0.75	80
	Total Proven + Probable	17,527	0.74	418
Paiol – Underground	Proven	-	-	-
	Probable	4,817	1.16	180
	Total Proven + Probable	4,817	1.16	180
Vira Saia	Proven	1,522	0.99	49
	Probable	3,565	0.75	86
	Total Proven + Probable	5,087	0.83	135
Cata Funda	Proven	1,303	1.24	52
	Probable	806	1.14	29
	Total Proven + Probable	2,109	1.19	81
Stockpiles	Proven	4,338	0.55	77
	Probable	-	-	-
	Total Proven + Probable	4,338	0.55	77
TOTAL		33,878	0.82	891
Differences				
Paiol – Open Pit	Proven	8,257	0.53	140
	Probable	-4,194	1.56	-210
	Total Proven + Probable	4,063	0.54	-70
Paiol – Underground	Proven	-	-	-
	Probable	4,817	1.16	180
	Total Proven + Probable	4,817	1.16	180
Vira Saia	Proven	389	0.56	7
	Probable	1,546	0.50	25
	Total Proven + Probable	1,935	0.51	32
Cata Funda	Proven	847	0.95	26
	Probable	539	0.98	17
	Total Proven + Probable	1,386	0.96	43
Stockpiles	Proven	1,969	0.52	33
	Probable	-	-	-
	Total Proven + Probable	1,969	0.52	33
TOTAL		**14,170**	**0.48**	**218**

12-10

March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 13.0 Mining Methods The Almas Operation comprises three open - pit mining areas and one underground mine, the latter currently under development following completion of the Pre - Feasibility Study. At present, the Paiol open pit is the sole source of ore feed. Development of the underground Paiol mine commenced in 2025, with the portal and main decline currently advancing. Initial underground production is planned for 2028, and Vira Saia is scheduled to begin in 2027. Later, production from Cata Funda in 2030, in accordance with the operating unit's Permit timeline. In total, three deposits will be mined: the primary Paiol deposit, which is in active production, and the satellite deposits Vira Saia and Cata Funda, located approximately 5 km and 15 km from Paiol, respectively. In addition to these deposits, existing heap - leach Mineral Reserves inherited from Vale’s historical operations, along with low - grade stockpiles, are incorporated into the Life - of - Mine production schedule. 13.1 Open Pit The three open pits: Paiol (existing), and Cata Funda, and Vira Saia (conceptual). The mining operations utilize a combination of hydraulic excavators and 70 t haul trucks as the primary equipment. The ultimate pit designs were derived from mining optimization. The planned annual average run - of - mine (ROM) production rate is 3.0 Mt at a gold grade of 0.80 g/t, with a total of 141.3 Mt of waste to be moved over the 8 - year life of the open pit project. 1. Geotechnical Considerations 1. Introduction The slope stability assessments for the Paiol, Vira Saia, and Cata Funda pits were conducted using kinematic analysis, limit equilibrium, and finite - element methods. Safety factors were computed for each pit based on laboratory testing results and geological data. Key findings for the slope stability analysis included:  Stability analysis indicated a minimum safety factor of 1.5 for all major slopes, meeting or exceeding acceptable industry standards.  No unstable layers were observed, though ground conditions required careful monitoring for stability. The maintenance of face angles ensured upperslope stability.  Controlled blasting was recommended to minimize damage to the rock mass and mitigate the risk of slope failures. In 2012, BVP Geotecnia & Hidrotecnia (BVP) consultants proposed adjustments for pit geometries to further enhance slope stability, suggesting bench face angles of 80 ƒ for the hanging wall and a global angle of 48 ƒ , ensuring stability through broader berms (at least 8.0 m wide). 2. Paiol Pit The Paiol open pit is designed to optimize gold extraction through well - structured geotechnical, hydrogeological, and operational planning, ensuring economic efficiency and long - term stability. The pit design for all areas incorporates phased pushbacks to ensure manageable slope conditions during mining, balance stripping ratios, and ore recovery over the life of the mine, and to allow for progressive dewatering and slope adjustments as mining progresses. 13 - 11

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 1. Geological and Geomechanical Description The Paiol mine is located within the Almas Metavolcano sedimentary Sequence (Archean age), characterized by mafic volcanic rocks and metasediments. The pit displays weathered profiles including saprolitic soils, altered rock, and fresh rock. Foliation dips average 65 ƒ , with steep dips being a primary structural control on stability. Rock mass anisotropy plays a significant role in failure mechanisms, including planar and wedge failures. The Paiol rock mass has a low fracturing intensity, and no significant problems are expected for mining operations. The RMR of the geological units encountered are based on parameters such as UCS, geological strength index (GSI), RQD, and discontinuity conditions and are described as follows:  Colluvial/Eluvial Soil: RMR not applicable due to unconsolidated nature.  Saprolitic Soil: RMR Class V (very poor) due to low cohesion and high weathering.  Saprolite: RMR Class V (very poor), highlighting limited structural support capacity.  Weathered Rock: RMR Class IV (poor), indicating reduced stability due to high fracturing and moderate alteration.  Fresh Rock: RMR Classes I - II (good to very good), with high intact strength and low alteration contributing to high stability. A summary of the geological and geomechanical profile is provided in Table 13 - 1 . 13 - 12

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S-K 1300 Technical Report Summary

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SLR Project No.: 305.012406.00001

Table 13-1: Geological and Geomechanical Description for the Paiol Pit

Unit	Description	Approximate Thickness (m)	RQD (%)	RMR	Classification
Colluvial/Eluvial Soils	Clayey to sandy texture with quartz and laterite gravels; red colour; stiff to very stiff compaction (S4–S5).	4	N/A	N/A	Soil
Saprolitic Soils	Fine silty texture; retains relic foliation; stiff to very stiff (S4–S5); slightly plastic to non-plastic.	7–20 (variable)	N/A	N/A	Soil
Saprolite	Fine silty-sandy texture; yellow-ochre colour; highly weathered (A5); low strength (C5−); highly fractured (F5).	3–6	0–25	Very Poor (Class V)	Weathered Rock
Weathered Rock	Carbonate-Chlorite-Quartz Schist (CCQX) and Chlorite-Albite-Amphibole Schist (CAAX); moderate to high weathering (A3–A4); low strength (C3–C5+); very high fracturing (F5).	1–4 (localized 12 m)	0–25	Poor (Class IV)	Weathered Rock
Encaixante 1 (Host Rock 1)	Chlorite-Albite-Amphibole Schist (CAAX); dark green; fine-grained; compact to very compact (C1−); moderate fracturing (F3).	N/A	91–100	Good to Very Good (Class I–II)	Fresh Rock
Encaixante 2 (Host Rock 2)	Carbonate-Chlorite-Quartz Schist (CCQX); greenish; lepidoblastic texture; compact (C2); moderate to high fracturing (F3–F4).	N/A	91–100	Good (Class II)	Fresh Rock
Mineralized Zone 1	Albite-Ankerite-Quartz Schist (ADQX) and Sericite-Ankerite-Quartz Schist (SDQX); high banding and fragmentation; compact to very compact (C2–C1−); high fracturing (F4–F5).	5	0–76	Fair (Class III)	Mineralized Rock
Mineralized Zone 2	Sericite-Chlorite-Ankerite Schist (SCDX); proximal alteration halo; compact to very compact (C2–C1−); moderate fracturing (F3).	31	91–100	Good (Class II)	Mineralized Rock
Metadacite Dike	Sparse tabular dikes; fine- to medium-grained, porphyritic texture; very compact (C1−); moderate fracturing (F3).	1	91–100	Very Good (Class I)	Dike Rock

13-13

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 13.1.2.2 Hydrogeological Description Hydrogeological conditions were assessed through a numerical steady - state model created for the Paiol area. Three scenarios were analyzed: baseline (pre - existing conditions), conditions in 2000 during VALE's operations, and projected final pit conditions for Rio Novo’s operations. Key hydrogeological findings include:  The water table in the pit, in the year 2024, stands at approximately elevation 366, with seasonal fluctuations of plus/minus one meter.  Hydraulic conductivities for various lithological units were estimated as follows: o Saprolite: 0.7 m/day. o Altered rock: 17.5 m/day. o Fresh rock: 0.0175 m/day.  Groundwater inflow to the final pit was estimated at 46 L/s, with most contributions originating from the altered rock zone.  Structural mapping indicated fractures filled with quartz and carbonates, increasing permeability in specific zones.  The volume of estimated groundwater entering the pit is not expected to affect the stability. The dewatering and depressurization plan for the Paiol mine aims to ensure operational stability, prevent water - related geotechnical risks, and maintain safe working conditions in the expanded excavation areas. The approach involves managing both surface water and groundwater through a comprehensive system of drainage infrastructure, monitoring, and groundwater extraction techniques. The dewatering strategy includes measures to manage water inflow into the mine and lower groundwater levels to reduce pore pressures in slope walls. The key components of the dewatering and depressurization system are:  Surface water control to divert runoff and prevent water ingress into the pit.  Groundwater extraction to reduce water table levels within the pit footprint.  Monitoring infrastructure, for real - time tracking of water levels and flow patterns. 13.1.2.3 Paiol Pit Design The design of the Paiol pit involved developing and evaluating slope geometries, informed by geological and geotechnical data from exploration drilling and structural mapping. A total of four cross sections were developed. The analyses were carried out using the Rocscience Slide and RS2 software, employing the GLE/Morgenstern - Price method for planar failure surfaces and the Mohr - Coulomb criterion for circular failures. Parameters such as cohesion and friction angle were determined for various lithological units using the RocLab software. Inputs included UCS, GSI, and disturbance factors. The hanging wall slope inclination angle at 55 ƒ was initially analyzed for circular rupture and the safety factors for the various vertical sections were calculated. The kinematic analysis aimed to evaluate slope stability under various geological, structural, and operational conditions. The study was conducted to assess potential failure mechanisms (e.g., planar, wedge, and toppling failures), define optimal slope geometries for long - term stability, and develop recommendations for operational safety. Structural data, including joint 13 - 14

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 orientations, fracture densities, and rock mass quality, were collected from exploration drilling and mapping. For the Paiol pit, the kinematic analysis included analysis of the foliation planes for their dip angles, which typically ranged between 60 ƒ and 70 ƒ and kinematic assessments identified wedge and planar failure potential in steeply inclined slopes. Key steps in the design process included:  The initial design provided by the client was analyzed for stability, considering an acceptable safety factor (FS) of ≥1.5.  The supplied geometry showed adequate stability, with FS values exceeding the minimum required.  To reduce excavation volumes and improve safety margins, BVP proposed revised slope geometries.  Suggested adjustments included modifying berm widths and face angles, ensuring global stability angles of 53 ƒ while maintaining adequate berm widths to control erosion and rolling debris.  Previous studies (prefeasibility study [PFS] and feasibility study [FS]) outlined the original design parameters, which included: o Berm widths of three meters for rock and six meters for soil. o Bench heights of 20 m for fresh rock, contingent on a compatible global angle.  In 2022, adjustments were made to optimize operational and safety requirements: o Berms were widened to eight meters to accommodate safety concerns and equipment operation. o Bench angles for soil and oxidized rock were re - evaluated. Key outcomes of the geotechnical design were as follows:  The final pit design for Paiol ensures: o Safe operations with stable slope geometries. o Efficient mining. o Effective groundwater management through integrated dewatering systems.  The design prioritizes flexibility, allowing for adjustments based on monitoring data and operational needs. In conclusion, the Paiol pit’s rock mass was found to be generally competent with low fracturing intensity, posing minimal risk to stability. Safety factors for rock slopes were deemed appropriate even for heights reaching 300 m. Groundwater inflow was predicted to have a negligible impact on overall stability. A summary of the final pit slope angles for the Paiol pit is provided in Table 13 - 2 . 13 - 15

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SLR Project No.: 305.012406.00001

Table 13-2: Final Pit Slope Angles Recommended for Paiol Pit

Geological Unit	Berm Width (m)	Bench Height (m)	Bench Face Angle (°)	Inter-Ramp Angle (°)
Colluvial/Eluvial Soil	8	10	30	25
Saprolitic Soil	8	10	35	30
Saprolite	8	10	35	32
Weathered Rock	8		45	40
Fresh Rock Footwall	8	20	70	53
Fresh Rock Hanging Wall	8	20	80	60

13.1.3 Cata Funda Pit

The Cata Funda pit is situated within the Almas Greenstone Belt, a region known for its significant gold mineralization associated with shear zones and hydrothermal alteration.

13.1.3.1 Geological and Geomechanical Description

The Cata Funda pit lies within the Almas metavolcano-sedimentary sequence, which consists of mafic volcanic and metasedimentary rocks. The geological profile includes:

- Colluvial/Eluvial Soils: Fine clayey to sandy material with subrounded quartz and laterite fragments.
- Saprolitic Soils: Silty soils with relic foliation of parent rock.
- Saprolite: Silty-sandy texture with high alteration and elevated fracturing.
- Weathered Rock: Moderately to highly altered, fractured rock zones with low RQD values.
- Fresh Rock: Dominated by schist lithologies, including chlorite schist and amphibole schist, exhibiting high RQD and good geomechanical quality.

RMR classifications were determined based on RQD and discontinuity properties such as alteration, spacing, roughness, and infill. A summary of the geological and geomechanical profile is provided in Table 13-3 and a typical geological and geomechanical cross section is provided in **Error! Reference source not found.**.

Table 13-3: Geological and Geomechanical Description for the Cata Funda Pit

Geology	Thickness (m)	RQD (%)	RMR	Classification
Colluvial/Eluvial Soil	4	N/A	N/A	Unconsolidated, low strength
Saprolitic Soil	7 to 20	0-25	Class V (Very Poor)	Highly weathered, weak
Saprolite	3 to 6	0-25	Class V (Very Poor)	Highly fractured, very weak
Weathered Rock	1 to 4	25-50	Class IV (Poor)	Moderately weathered, weak to fair

13-16

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S-K 1300 Technical Report Summary
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SLR Project No.: 305.012406.00001

Geology	Thickness (m)	RQD (%)	RMR	Classification
Fresh Rock	>4	50-100	Class II-I (Good to Very Good)	Competent, strong

13.1.3.2 Hydrogeological Description

A hydrogeological model was developed for water management within the pit. Key findings from the hydrogeological investigations include:

- Groundwater inflow is predominantly sourced from the weathered rock zones.
- Hydraulic conductivity values:
  - Saprolite: approximately 0.7 m/day.
  - Altered Rock: approximately 17.5 m/day.
  - Fresh Rock: approximately 0.0175 m/day.
- Seasonal water table variations were incorporated into stability models.
- Recommendations included piezometer installation and regular groundwater level monitoring.

13.1.3.3 Cata Funda Pit Design

The pit design incorporates geomechanical and hydrogeological findings, emphasizing stability and operational efficiency. The slope stability was conducted using Rocscience Slide and RS2 software, incorporating anisotropic rock mass behaviour and groundwater effects. Safety factors exceeded the minimum requirement of 1.5 for all modelled scenarios.

The Cata Funda pit drilling data from FAE-01, FAE-02, and FAE-03 supported stability evaluations. Suggested modifications included wider berms and maintenance of the global slope angle for footwall slopes to enhance safety. Circular rupture analyses indicated minimal risk of planar failures.

Key outcomes of the geotechnical design were as follows:

- The pit design incorporates conservative geometries for weak materials and steeper slopes for competent rocks.
- Effective dewatering and drainage systems mitigate groundwater impacts and ensure long-term stability.
- The phased pushback approach optimizes ore recovery while maintaining safe working conditions.

A summary of the final pit slope angles for the Cata Funda is provided in Table 13-4.

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Table 13-4: Final Pit Slope Angles Recommended for Cata Funda Pit

Direction	Group	Lithologies	Maximum Height of Slopes (m)	Minimum Berm Width (m)	Face Angle (°)	Inter-Ramps Angle (°)
HW	Fresh Rock	ENC2, ZM1/ZM2, MD	10	8	80	48
FW	Fresh Rock	ENC2, ZM1/ZM2	10	8	65 to 70	45 to 47
FW/HW	Soil	CO, SSP, SAP, RI	10	6	27	23

13.1.4 Vira Saia Pit

13.1.4.1 Geological and Geomechanical Description

The Vira Saia pit is located in the Almas Greenstone Belt. This belt is characterized by Archean and Proterozoic-aged metavolcanic and metasedimentary sequences, with mineralization primarily associated with hydrothermal processes and structural deformation. The geology of the Vira Saia pit is defined by a sequence of overburden materials, saprolitic and weathered rocks, and fresh bedrock (Table 13-5). The rock mass exhibits a strong foliation trend, generally dipping steeply towards the southwest. Shear zones filled with sericite and quartz are present, acting as weak planes in the rock mass. These zones are localized near ore bodies and require special attention for slope stability. Two major joint sets were identified, sub-parallel to foliation (prone to planar failure) and cross-cutting joints creating potential wedge failures.

Table 13-5: Geological and Geomechanical Description for the Vira Saia Pit

Geology	Thickness (m)	RQD (%)	RMR	Classification
Colluvial/Eluvial Soil	1-3	N/A	N/A	Unconsolidated, low strength
Saprolitic Soil	7-12	0-25	Class V (Very Poor)	Highly weathered, weak
Saprolite	3-8	0-25	Class V (Very Poor)	Highly fractured, very weak
Weathered Rock	5-10	25-50	Class IV (Poor)	Moderately weathered, weak to fair
Fresh Rock	>10	75-100	Class II-I (Good to Very Good)	Competent, strong

13.1.4.2 Hydrogeological Description

The hydrogeological profile at the Vira Saia pit consists of multiple hydrostratigraphic units, aligned with the geological sequence. Groundwater predominantly flows from higher elevation areas toward the proposed pit location, which is driven by the regional gradient. The flow is influenced by structural controls such as fault zones and joint sets. Water levels fluctuate seasonally, with higher levels observed during the rainy season (October to April) due to increased infiltration. A perched water table may develop above low-permeability zones in saprolite during wet periods.

Pit water management strategies included the following:

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Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  Dewatering wells, including the installation of wells around the proposed pit perimeter and within the proposed pit floor. Target depths vary by lithology, with wells typically 30 m deep in weathered rock and 70 m in fresh rock.  Horizontal drains will be installed into the proposed pit walls to reduce pore pressure and manage perched water zones. Typical drain lengths will range from 20 m to 40 m.  Surface drainage will include peripheral drainage channels to divert surface water away from the pit. Sumps will be placed strategically in the pit floor to collect and pump infiltrated water. 13.1.4.3 Vira Saia Pit Design The pit design incorporates geomechanical and hydrogeological findings, emphasizing stability and operational efficiency. The slope stability was conducted using Rocscience Slide and RS2 software, incorporating anisotropic rock mass behaviour and groundwater effects. Safety factors exceeded the minimum requirement of 1.5 for all modelled scenarios. With the results of the kinematic and stability analysis for the final rock slopes from Vira Saia pit, the re - confirmation of the pit geometry was done by specific analysis, with the following observations:  The slopes of the final pits were considered stable in terms of stability analysis by limit equilibrium, presenting safety factors well above 1.5 for global ruptures.  The Vira Saia pit structural measurements in oriented holes FVSE - 01 and FVSE - 02 were used to characterize fracture sets and discontinuities.  Although there are no thick layers in the analyzed sections, the slopes on the ground deserve special attention with maintenance of the angle of the face down, thus ensuring stability in the upper portion of the pit.  The need to carry out systematic geological mapping simultaneously with the opening of the pit is also emphasized, to verify, or not, the potential of ruptures verified in the kinematic analysis, thus being able to adopt preventive and/or corrective measures.  The importance of adopting controlled blasting operations is emphasized to minimize the damage to the rock mass, thus avoiding its more intense and deep opening according to the foliation plan and, consequently, reducing the potential for breaks at the bench level, mainly controlled by openings and damage to material discontinuities . Key outcomes of the geotechnical design were as follows :  The pit design incorporates conservative slope angles and robust dewatering systems to ensure stability.  The integration of geological, geotechnical, and hydrogeological data into the design process reduces risks associated with slope failure.  Regular monitoring and adaptive management strategies are in place to address potential geotechnical challenges during mining operations.  Summary of the final pit design is provided in Table 13 - 6 . 13 - 19

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Table 13-6: Final Pit Slope Angles Recommended for the Vira Saia Pit

Direction	Group	Lithologies	Sector (1)	Maximum Height of Slopes (m)	Minimum Berm Width (m)	Face Angle (°)	Inter-Ramp Angle (°)
HW	Fresh Rock	GD, GDP, DM-GDM	1	10	8	80°	46°
HW	Fresh Rock	GD, GDP, DM-GDM	2	5	8	80°	56°
HW	Fresh Rock	GD, GDP, DM-GDM	3	10	5	85°	48°
FW	Fresh Rock	GD, GDP, DM-GDM	4	10	5	85°	48°
FW	Fresh Rock	GD, GDP, DM-GDM	5 (2)	10	5	85°	48°
FW/HW	Soil - SAPR	-	-	10	6	27°	21°

13.1.5 Open Pit Design

A detailed design was completed on the selected pit shell, including access points and ramps. The geometrical assumptions adopted are:

- Road and ramp width of 12 m.
- Maximum ramp gradient of 10%.
- Distance between pushbacks/phases of 40 m.
- Minimum operational work width of 20 m.

Slope and bench geometric parameters are derived from the geotechnical recommendations supplied by Aura and are presented in Table 13-7.

Table 13-7: Slope and Bench Geometric Parameters

Pit	Group	Sector	Bench Height (m)	Bench Width (m)	Bench Face Angle (°)	Overall Angle (°)
Paiol (1)	Soil / Weathered	HW	10	8	45	29
		FW	10	8	35	24
	Fresh Rock	HW	20	8	80	60
		FW	20	8	70	53
Cata Funda (2)	Soil /Sap	All	10	6	45	35
	Weathered	All	10	6	45	35
	Fresh Rock	HW	10	3	80	55 1
		FW	10	3	70	50 1

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Pit	Group	Sector	Bench Height (m)	Bench Width (m)	Bench Face Angle (°)	Overall Angle (°)
Vira Saia (3)	Soil /Sap	All	10	6	27	24
	Weathered	All	10	6.5	45	35
	Fresh Rock	HW	10	6.5	85	52
		FW	10	6.5	80	49

Notes:
1. Parameters supplied by Aura 2024.
2. Source: FLE 2012.
3. Source: BVP 2012.

Figure 13-1, Figure 13-2, and Figure 13-3 show the designed pits for Paiol, Vira Saia, and Cata Funda, respectively.

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Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 13 - 1: Paiol Final Pit Design 13 - 22

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 13 - 2: Vira Saia Final Pit Design 13 - 23

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 13 - 3: Cata Funda Final Pit Design 13 - 24

Aura Minerals Inc. | Almas Mine S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 6. Mining Method The project's mining operation is open - pit mining with conventional techniques for surface rock mass excavation, using a maximum level of mechanization. Currently, only the Paiol pit is in operation. Vira Saia is scheduled to start operations in 2027, and Cata Funda, due to its longer haulage distance, will become operational at the end of the mine life in 2030. Up to two pits will be mined simultaneously. The waste rock comprises soil, saprolite, weathered rock, and fresh rock. Soil is the only lithology that does not require drilling and blasting. A combination of hydraulic excavators and on - road trucks is used for loading and haulage. The benches are executed with a slight decline from toe to crest to permit rainfall drainage. Allocated areas exist for rainwater collection and pumping and drainage infrastructure around the pit to minimize operational disturbances during heavy rain. The ultimate Paiol pit will fully overlap the existing pit from the former VALE operation. The processing plant is 0.7 km from the final Paiol pit, and the tailings dam is approximately 2.0 km away. The mining faces are accessed by 15 m wide double - lane roads with a 10 % maximum gradient . All roads will have a 2 . 0 % transversal gradient from the centre to the lateral edge, with drainage ditches along the roads . Road conditions are compatible with good mining equipment operating practices . The main characteristics of the Project operations are presented below :  Grade control with dedicated drilling : Sample collection supports the grade control engineering and short - term mining plan .  Blastholes : Holes are drilled using a hydraulic top hammer drilling rig .  Primary rock blasting: Explosives fragment most of the rock, ore, and waste. Ore fragmentation has special requirements, and electronic caps have been specified for ore.  Rock mechanical excavation: By hydraulic excavators with the aid of bulldozers.  The loading operation is performed by a retro - bucket - profile hydraulic excavator.  The mine is operated by a contractor using 70 t operating - weight hydraulic excavators, loading trucks with a 70 - t capacity.  Ancillary equipment used for the preparation and development of the mine includes crawler tractors, motor graders, and water tank trucks.  Hydraulic backhoe excavators excavate soft rock and load it directly onto the trucks. Track dozers complement excavation work where the altered rock layers are thicker. The destinations of mined materials are:  ROM stockpile at the primary crusher area  Waste dumps  Low - grade stockpile The ore is re - handled from the stockyard using a FEL to feed the primary crusher. The ore from the heap leach pad is excavated directly by hydraulic excavators. 13 - 25

Aura Minerals Inc. | Almas Mine S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Mining is carried out in 10 m and 20 m high benches; however, to improve selectivity along the ore/waste contacts, mining in some areas and pits can be undertaken using five m benches. Material from low - grade piles is rehandled and hauled to the processing plant as needed. A dedicated team performs short - term grade control. They are responsible for collecting samples and analyzing the ore quality before feeding. 13.1.7 Mining Infrastructure The Project includes a range of surface infrastructure designed to support open - pit mining operations and ensure the efficient handling, transportation, and storage of ore and waste materials. The primary infrastructure components comprise low - grade stockpile areas, the internal and external haul road network, and the waste rock storage facilities (WRSFs). A general layout of each area is shown in Figure 13 - 4 , Figure 13 - 5 and Figure 13 - 6 . Designated low - grade stockpile areas are located near the active mining zones and the processing plant to allow for short - distance haulage and operational flexibility. These stockpiles are engineered to accommodate material classified as marginal or sub - economic in the short term, enabling deferred processing and supporting long - term plant feed optimization. The haul road network provides reliable access between the individual pits, waste rock dumps, stockpiles, and the processing plant. Roads are designed to meet safety and performance criteria for the planned truck fleet, incorporating appropriate widths, gradients, surface conditions, and drainage controls. The main access roads also serve as primary routes for equipment movement and operational traffic within the site. The Almas Project operates one of the three Waste Rock Storage Facilities (WRSFs), each located adjacent to its corresponding open pit: Paiol, Vira Saia, and Cata Funda. This decentralized arrangement minimizes haul distances and supports efficient material handling throughout the life of the mine. Each facility follows similar design principles regarding bench configuration, berm widths, overall slope geometry, drainage systems, and geotechnical performance criteria. 13 - 26

Aura Minerals Inc. | Almas Mine S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 13 - 4: Paiol Surface Layout 13 - 27

Aura Minerals Inc. | Almas Mine S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 13 - 5: Vira Saia Surface Layout 13 - 28

Aura Minerals Inc. | Almas Mine S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 13 - 6: Cata Funda Surface Layout 13 - 29

Aura Minerals Inc. | Almas Mine S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 13.1.7.1 WRSF Design Across all deposits, the WRFs are designed as benched, downstream - constructed waste rock dumps, comprising 10 - m - high benches with inter - bench berms between 7 and 10 m, depending on the site. Side slopes typically range from approximately 1V:1.5H to 1V:2H, in accordance with the geotechnical criteria and stability analyses presented in the engineering designs for each structure. The dumps include foundation preparation, access ramps with maximum grades of 8 to 10%, and surface and internal drainage networks (perimeter channels, berm channels, down - chutes, and sumps) designed in accordance with Brazilian standards (NBR 13.029). Hydrological controls include lined or rock - armored channels, gabion down - chutes, and sediment control sumps sized for appropriate return periods depending on facility class and drainage function. These systems are designed to safely manage runoff from both natural catchments and WRSF surfaces, thereby limiting erosion and preserving long - term physical stability. Geotechnical designs incorporate stability evaluations under static, pseudo - static, and elevated phreatic conditions. All analyzed configurations meet or exceed prescribed factors of safety for global and inter - ramp stability. The Paiol WRSF is designed with 10 - m benches, 10 - m berms, and overall slopes of approximately 2.2H:1V. Maximum height is about 70 m, with a storage capacity of approximately 40.5 Mm³. This facility is currently active and receives waste rock from the Paiol pit. The Vira Saia WRSF incorporates 10 - m benches, 10 - m berms, and overall slopes of about 1V:1.5H (local) with an ultimate height of approximately 86 m. It has an engineered storage capacity of approximately 22.5 Mm³. A peripheral rockfill shell of a minimum 80 m width is included to enhance shear strength and support saprolite waste placement in internal zones. Cata Funda WRSF. The Cata Funda WRF features 10 - m benches, 7 - m berms, and 1V:2H inter - bench slopes. The facility provides a storage volume of approximately 5.7 Mm³, with an installation footprint of 208,600 m² and a crest elevation of 511 m. Stability analyses confirm compliance with required safety factors under all evaluated loading scenarios. Based on the current waste rock generation forecast, the Paiol and Vira Saia Waste Rock Facilities have sufficient capacity to accommodate the waste volumes expected from their respective pits. In contrast, the Cata Funda WRSF does not have sufficient capacity to store all waste projected under the updated mining plan. Therefore, the preliminary plan indicates that an additional 2.5 Mm³ of waste storage capacity will be required. To address this requirement, the project team will evaluate alternative waste rock disposal strategies, including constructing an additional waste rock facility adjacent to the current structure or using depleted pits for in - pit backfilling. These alternatives will be assessed in upcoming engineering studies to ensure operational efficiency, environmental compliance, and long - term geotechnical stability. 8. Mine Equipment 1. Drill and Blast Drill and blast activities at the Project are executed by specialized contractors under Aura’s supervision to ensure production and fragmentation performance targets are met. Fragmentation quality is monitored routinely to optimize excavation efficiency and downstream processing. All blastholes use a 5 - inch (127 mm) diameter across both ore and waste. Ore 13 - 30

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blasting employs electronic detonators and applies a specific charge of approximately 410 g/t, providing tighter control over fragmentation. Waste blasting uses non-electric detonators with a specific charge of approximately 220 g/t, consistent with the lower fragmentation requirements for waste material. Bench heights range from 5 metres in ore zones to 10–20 metres in waste and competent rock, with burden, spacing, and stemming adjusted accordingly to ensure stable walls and efficient explosive use.

13.1.8.2 Loading and Haulage Equipment

All loading and haulage activities at the mine site are executed by contracted service providers. The fleet consists of hydraulic excavators of different sizes and one standard-size haul truck, selected to align with production requirements and the mine's operational conditions.

The mine operates four classes of hydraulic excavators for loading activities, as presented in Table 13-8.

Table 13-8: Loading Equipment

Model	Capacity	Quantity
XE800D	4.6m³	2
SANY SY500H	2.5m³	3
SY750H	4.6m³	3
XE1350	7m³	3

These excavators are responsible for loading blasted material into haul trucks. The availability of two bucket sizes provides operational flexibility, enabling the mine to adapt effectively to different ore-selective mining phases and material characteristics.

The haulage fleet consists of a single class of rigid-body 70-t haul trucks (XCMG XG110), with 36 units currently in operation. These trucks transport ore and waste between the loading points and their respective destinations, including the high-grade ROM pad, low-grade stockpiles, and the waste dump. The fleet is correctly matched to the excavator bucket sizes to maintain efficient loading times, consistent haul cycles, and stable productivity.

Average haul distances vary by year according to the mine sequence for the Paiol, Cata Funda, and Vira Saia pits. Throughout the mining schedule, material movement generally begins with moderate distances, increases as deeper pushbacks are mined, and then decreases toward the end of mine life as haulage routes shorten. Movement to the high-grade ROM pad typically requires the longest haul distances, followed by low-grade stockpiles and, finally, the waste dump, which is generally located closest to the mining areas. Overall, annual average haul distances range from approximately 1.6 km to 4.9 km over the life of mine, reflecting both pit development and progressive changes in dumping locations.

This haulage profile was incorporated into equipment productivity modeling and operating cost estimation to ensure that truck requirements and fuel consumption remain aligned with the planned mining sequence. Equipment requirements are projected to increase over the Life of Mine (LOM) to support the planned mining production rates.

13.1.8.3 Ancillary Fleet

The ancillary fleet is run by the same contractor as the main equipment. The current fleet is summarized in Table 13-9.

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Table 13-9: Ancillary Mining Fleet

Equipment	Reference Model	Units
Front-end loader	CAT 966	2
Front-end loader	WA380-6	4
Front-end loader	XCMG XC958	1
Bulldozer	D155AX-6	4
Grader	Caterpillar CAT 140K	3
Bulldozer	D61EX-23M0	3
Well dozer	XCMG DL560	1
Truck for Explosives	Mercedes-Benz Axor 6x4	3
Water tank Trucks	Atego 2730/48 6X4 / VMX 290 6x4R	2
Backhoe Loader	Caterpillar CAT 316	3
Drill Rig	SANDVIK DP1500i	5
Drill Rig	Epiroc Flexi-Roc D65 RC	3
Hydraulic Breaker + Excavator	SY215C / PC200	2
Lube/Fuel Truck	Atego 1719/48 4X2 / Atego 2730/48 6X4	3
Field Maintenance Truck	Arocs 3351 6X4	2
Flatbed truck	3 axes	1
Portable Lightning Tower	HILIGHT V5+ / TIS STANDARD	9
Light Vehicle	Toyota Hilux	11
Low Bed Transport Truck	SR/RANDON	1

13.1.9 Mine Personnel

The mine is currently operated by a third-party contractor that supplies both equipment and labor. It functions under a four-group rotation system, running two 12-hour shifts per day. This structure ensures adequate staffing for production, auxiliary operations, and maintenance, with approximately 604 personnel assigned to meet operational requirements.

Aura's labor force is limited to management, grade control, and mine planning, as presented in Table 13-10.

Table 13-10: Workforce in the Mining Operation / Support

Sector	Job Title	Professional Background	Quantity
Management	Mine Manager	Mining Engineer	1
Grade Control	Department Chief	Geologist	1
	Coordinator	Geologist	1
	Grade Control Technician	Mining Technician	2

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Mine Planning	Department Chief	Mining Engineer	1
	Mine Planning Engineer	Mining Engineer	1
	Topography Specialist	Surveyor	1
	Mine Planning Engineer	Mining Technician	2
Mine Production	Department Chief	Mining Engineer	1
	Production Engineer	Mining Engineer	1
	Production Supervisor	Mining Technician	4

13.1.10 Life of Mine Plan

Three deposits are planned for extraction: the primary Paiol deposit, which is currently in production, and two satellite deposits, Vira Saia and Cata Funda, located approximately 5 kilometres and 15 kilometres from Paiol, respectively. In addition, existing heap-leach material from VALE's historical operations, along with low-grade stockpiles, is included in the mine plan.

The production schedule was developed to maintain consistent feed to the processing plant, achieve the planned processing capacities, and maximize project Net Present Value (NPV), while upholding industry-standard operational and safety practices. Only Proven and Probable Mineral Reserves were included in the mine sequencing and the Life-of-Mine production plan, in accordance with S-K 1300 requirements.

Scheduling was completed using the Deswik Sched module, based on the mining phases defined during pit design. The Life-of-Mine (LOM) schedule was prepared annually.

The open-pit mining sequence has been designed to ensure a continuous ore supply to the processing facility, with throughput reaching the nominal capacity of 2.35 Mtpa in 2026 and increasing to 3 Mtpa from 2027 onward. When underground production becomes available, open-pit ore will be blended with underground feed to maintain plant throughput and optimize total project value.

Mining is currently underway at the Paiol deposit, which provides the initial ore feed for the operation. Open-pit mining at Vira Saia is scheduled to begin in 2027, followed by the start-up of Cata Funda in 2030. This sequencing strategy supports an orderly transition between pits and promotes efficient waste stripping, equipment utilization, and ore delivery.

Low-grade material mined throughout the sequence is routed to a designated stockpile. This material will be reclaimed as needed to supplement higher-grade ore, meet blending requirements, and maintain milling rates during periods of variable ore availability from active mining zones. The LOM production plan is shown in Table 13-11.

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Table 13-11: Open Pit LOM Production Plan

Parameter	Unit	Total	2026	2027	2028	2029	2030	2031	2032	2033
Rock Movement	**000 t**	**165,997**	**22,900**	**24,000**	**24,000**	**24,000**	**24,000**	**24,000**	**23,000**	**97**
Total Waste	**000 t**	**141,282**	**20,443**	**17,771**	**20,614**	**22,079**	**20,478**	**19,544**	**20,278**	**76**
Paiol - Open pit	000 t	**88,405**	20,443	7,939	7,366	12,804	19,124	18,286	2,367	76
Vira Saia	000 t	**32,351**	0	9,828	13,248	9,275	0	0	0	0
Cata Funda	000 t	**20,526**	0	4	0	0	1,354	1,258	17,910	0
Average Stripping Ratio		**5.7**	8.3	2.9	6.1	11.5	5.8	4.4	7.4	3.6
Total Ore	**000 t**	**24,715**	**2,457**	**6,229**	**3,386**	**1,921**	**3,522**	**4,456**	**2,722**	**21**
Paiol - Open pit	000 t	**17,530**	2,457	4,819	1,070	568	3,510	4,172	914	21
Vira Saia	000 t	**5,080**	0	1,410	2,316	1,353	0	0	0	0
Cata Funda	000 t	**2,106**	0	0	0	0	13	284	1,809	0
Average Gold Grade	**g/t**	**0.80**	**0.68**	**0.95**	**0.69**	**0.61**	**0.73**	**0.74**	**0.99**	**0.34**
Paiol - Open pit	g/t	**0.74**	0.68	0.92	0.55	0.44	0.73	0.69	0.70	0.34
Vira Saia	g/t	**0.82**	0.00	1.06	0.76	0.69	0.00	0.00	0.00	0.00
Cata Funda	g/t	**1.20**	0.00	0.00	0.00	0.00	1.17	1.55	1.15	0.00
Total Contained Metal	**000 oz**	**634**	**54**	**191**	**75**	**38**	**83**	**107**	**87**	**0**
Paiol - Open pit	000 oz	**418**	54	143	19	8	82	93	20	0
Vira Saia	000 oz	**135**	0	48	56	30	0	0	0	0
Cata Funda	000 oz	**81**	0	0	0	0	0	14	67	0

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13.2 Underground

13.2.1 Geotechnical Studies

The underground rock mechanics assessment has been developed from laboratory testing, structural interpretation and statistical rock mass classification. The work indicates that the rock mass has been subdivided into geotechnical domains using lithology, alteration and rock mass quality data, with the geomechanical domains defined principally from Q′ derived from geomechanical core logging, mapping and drilling, and supplemented by laboratory strength data where available.

The geotechnical model defines five geotechnical units, namely CAAX_T–CCQX_T, SCDX_T, SQX–SDQX_B–SCDX_B, CCQX_B and CAAX_B. These units are considered appropriate for preliminary underground rock mechanics assessment because they distinguish between the principal hangingwall, mineralised zone and footwall conditions that are expected to govern excavation response, support demand and stope performance.

The structural model identifies two principal structural domains corresponding to minor structures, namely D1 and D2, and seven major faults, namely F1 to F6 and F_Hor. D1 is reported at approximately 65°/287° to 85°/35°, while D2 is reported at 64°/283°. The major faults are predominantly steeply dipping, with F1 at 80°/339°, F2 at 88°/315°, F3 at 88°/130°, F4 at 80°/131°, F5 at 90°/313°, F6 at 80°/317° and a lower-angle structure F_Hor at 25°/122°. The model states that no intermediate structures have yet been identified due to insufficient data.

The classification data indicate that the rock mass is generally fair to good. Mean RQD values range from approximately 69.5 in SCDX_B and 71.2 in SDQX_B to 88.0 in CAAX_B. Mean RMR values range from about 63.4 to 69.1, while mean log(Q′) ranges from approximately 0.56 to 1.19, equivalent to Q values of about 3.6 to 15.6. On this basis, CAAX_B represents the most competent and best-quality domain in the current model, whereas SCDX_B and SDQX_B represent the least favourable of the defined domains. CAAX_B and the CAAX_T–CCQX_T hangingwall package should provide the most favourable host conditions for access development and abutment formation, subject to excavation orientation relative to the principal discontinuity sets and major faults. These domains are characterised by better rock mass quality, with representative Q values in the range of approximately 7 to 15.5 and RMR values generally around 61 to 69. The SQX–SDQX_B–SCDX_B package represents the least favourable grouped unit for underground design. The model assigns this domain a Hoek–Brown intact strength of 64 MPa, GSI of 65, mi of 25, equivalent Mohr–Coulomb cohesion of 5.17 MPa, friction angle of 42.9°, and indicative classification indices of RMR 56, RQD 70% and Q of 4. In practice, this domain is likely to show reduced stand-up time, higher support demand, greater sensitivity to local overbreak and a higher likelihood of dilution where it forms stope backs, hanging walls or access walls. The CCQX_B unit is intermediate in character. The model gives an intact strength of 30 MPa, GSI of 70, mi of 25, cohesion of 2.60 MPa, friction angle of 44.4°, and quality indices of RMR 59, RQD 78% and Q of 5. While the classification indicates fair to good behaviour, the relatively low intact strength suggests that structurally controlled failure and stress-induced damage in smaller pillars or narrow abutments should be checked carefully during detailed design. The CAAX_T–CCQX_T grouped hangingwall unit is represented in the model by an intact strength of 49 ± 17 MPa, GSI of 70–75, mi of 3–6, cohesion of 3.08 MPa, friction angle of 28.1°, and quality indices of RMR 61, RQD 82% and Q of 7. These values indicate a comparatively competent rock mass overall. The rock properties are provided in Table 13-12.

13-1

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Table 13-12: Underground Rock Properties

Geotechnical unit	sigci (MPa)	GSI	mi	c (MPa)	φ (°)	RMR	RQD (%)	Q	Comment
CAAX_T–CCQX_T	49	70–75	3–6	3.08	28.1	61	82	7	Competent hangingwall domain; structurally controlled instability remains relevant
SCDX_T	133	70	8	9.1	34.3	58	80	5	Strong intact rock, but only moderate rock mass quality
SQX–SDQX_B–SCDX_B	64	65	25	5.17	42.9	56	70	4	Least favourable grouped domain; likely to govern support demand
CCQX_B	30	70	25	2.6	44.4	59	78	5	Fair to good rock mass, but relatively weak intact strength
CAAX_B	45	—	—	—	—	68 to 69	88	15	Best-quality footwall domain; explicit HB/MC slide not clearly surfaced in extracted text

In order to advance the underground rock mechanics model to feasibility level, the next phase of work should focus on:

- additional oriented geotechnical drilling through the ore zone and both wall-rock packages,
- expanded laboratory testing by domain,
- targeted structural logging to constrain intermediate-scale features and
- major fault continuity, and explicit assessment of excavation orientation relative to D1, D2 and the interpreted major structures.

The domain-based rock mass properties should then be carried forward into empirical and numerical underground design studies so that stope geometry, support classes, sequencing and local ground support requirements can be assessed on a unit-by-unit basis.

13.2.2 Mining Method

The underground project is proposed to use predominantly transverse sublevel stoping as the mining method. There is one section of the mine which is planned to include longitudinal sublevel stopes.

The transverse stopes will be sequenced as primaries and secondaries with cemented rockfill (CRF) and rockfill (RF) respectively.

13.2.3 Mine Design

13.2.3.1 Access and Current Development

The Paiol mine design is based on trackless mobile equipment with ramp-access from one portal. The portal is shown in Figure 13-7.

13-2

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 13 - 7: Access Ramp Portal As of December 31, 2025, a total of 17.8 m of development has been completed in the access decline. Figure 13 - 8 shows the progress and forecast for the access decline. 13 - 3

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 13 - 8: Access Ramp As - built and Forecast 13.2.3.2 Development Design Parameters In the proposed underground development designs schematics for Longitudinal and Transverse stope are shown in Figure 13 - 9 and Figure 13 - 10 respectively. 13 - 4

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 13 - 9: Longitudinal Stopes Schematic - Isometric View Figure 13 - 10: Transverse Stopes Schematic - Isometric View A long section of the Paiol mine layout is shown in Figure 13 - 11 . This figure includes the current as - built, planned development and planned stope shapes. 13 - 5

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 13 - 11: Long section of Paiol Underground 13.2.3.3 Stope Design Parameters 4. Life of Mine Plan 1. Development Schedule Table 13 - 13 details the assumed advance rates and total LOM development for each development type. Figure 13 - 12 shows the total lateral development meters per month for the LOM. 13 - 6

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S-K 1300 Technical Report Summary
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SLR Project No.: 305.012406.00001

Figure 13-12: Annual Underground Development


Development Meters (m)
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
2026
2027
2028
2029
2030
2031
2032
2033

Table 13-13: Assumed Development Profiles and Advance Rates

Labor	Sections (m)	Rate (m/month)	LOM Meters (meters)
Exploration Decline	5.5 x 5.5	65	1,850
Main Decline	5.5 x 5.5	83	3,703
Loading Bays	4.5 x 4.5	90	403
Ventilation Drift	4 x 4.5	90	1,171
Electrical Substation	4 x 4.5	90	131
Drainage Bay	4 x 4.5	90	264
Access Decline	5.5 x 5.5	70	1,235
Principal Sublevel	5.5 x 5.5	70	2,896
Sublevel Access	4.5 x 4.5	80	5,105
Undercut Drilling Level	4.5 x 4.5	80	7,652
Lower Slot Drift	4.5 x 4.5	90	1,745
Refuge Drift	4 x 4.5	90	57
Portal	5.5 x 5.5	20	40
VCR Ventilation	ø 3.5	120	309
RB Ventilation	ø 4.0	120	430

13-7

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 13.2.4.2 Production Schedule The mining sequence of a stope begins with the preparation of the upper and lower sublevels, which includes developing access drifts and ensuring infrastructure is in place. Once the levels are established, crosscuts are driven from the main access into the ore zone to provide entry points for further development. A slot raise is then constructed to create a free face for blasting, which is essential for effective breakage of the ore. Following the slot raise, production drilling is carried out, usually in fan or parallel patterns, to prepare the orebody for blasting. Once drilling is complete, the stope is blasted in stages, and the broken ore is extracted through mucking operations. After ore removal, the stope is backfilled to maintain ground stability. Primary stopes are backfilled with cemented rockfill (CRF) to provide structural support, allowing adjacent secondary stopes to be mined. Secondary stopes are typically backfilled with uncemented waste rock once neighboring primary stopes have been secured. This cycle is repeated throughout the orebody. The stope sequence is shown in Figure 13 - 13 . The LOM considered an ore production rate of 2,800tpd and a backfilling rate of 2,800tpd and 3,980tpd for CRF and RF respectively. 13 - 8

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 13 - 13: Stope Sequence Schematic 13.2.4.3 Life - of - Mine Plan A total of 4.8Mt of ore is mined from the production shapes and development, with an average grade of 1.16 g/t gold. Pre - production development mining is expected to last 2 years, followed by 6 years of ore production. Mine production is expected to ramp up over a period of 12 months and thereafter have an average production rate of 1.0Mt per annum. The LOM schedule is shown in Figure 13 - 14 . 13 - 9

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S-K 1300 Technical Report Summary

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SLR Project No.: 305.012406.00001

Figure 13-14: Underground Production Schedule


1,200
1,000
800
600
400
200
0
Tonnes Mined (thousands)
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
Gold Grade (g/t)
2026
2027
2028
2029
2030
2031
2032
2033
Stopes
Development
Au Grade

13.2.5 Mine Infrastructure

13.2.5.1 Material Handling

Ore material will be mucked from stopes and loaded into an underground trucks at the level access. These trucks will transport the material to surface stockpiles via the main access ramp. From the surface stockpile, material will be rehandled into surface trucks to be sent to the processing plant.

13.2.5.2 Backfill

The underground mining project will be operated using the Sublevel Stoping (SLS) method with CRF; therefore, it is essential to strictly define the required mechanical strength and the optimal dosage of its components (cement, waste rock, and water). Backfill performance directly impacts stope stability, operational safety, mine sequence, and overall project costs.

Cemented Rock Fill

The following parameters were considered for the design of the CRF.

- The cemented rock fill study distinguishes two main grades: 2.0 MPa for sill pillar excavations and 0.6 MPa for self-supporting wall excavations.
- A general weight proportion for the CRF is proposed at approximately 2% to 5% cement, 90% to 94% total aggregate, 4% to 6% water, and 1% to 3% air.

13-10

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  CRF operates with very low slump (0" to ¾"), which is consistent with a dry mix and underground transport/placement.  Quality control for fresh material considers solids percentage, air content, unit weight, yield, temperature, and slump; in the hardened state, 6” î 12” test cylinders are monitored at 7, 14, and 28 days. Considering the structural role assigned to CRF in primary stopes by the PFS, the best approach is to adopt the 100 kg/m³ and 2.0 MPa design as the base mix. The backfill rate is assumed to be 165 t/h with a 15 - 21 day cement curing time. Rock Fill The following parameters were considered for the design of the CRF.  The detrital fill study describes a material composed of mine waste rock obtained from exploration, development, and production.  Its use at Inmaculada is associated with mining methods where the fill ensures cycle continuity or post - mining confinement.  Direct shear tests for representative samples report friction angles in the range of 27 ƒ to 28 ƒ and cohesion values between 0.10 and 0.11 MPa, which is useful as a reference base for a frictional non - cemented RF. The condition consistent with the PFS is a non - cemented backfill of a granular/frictional nature, sourced from mine waste or waste rock. The rockfill rate is assumed to be 165 t/h. 13.2.5.3 Ventilation Regulatory Standards Airflow requirements are based on Brazilian Regulation NR22: 22.24.7.3.3 In the case of the simultaneous use of more than one vehicle or equipment powered by diesel fuel with a sulfur content greater than 50 ppm, or operating with diesel engines that do not meet acceptable emission standards under Phase P7 of PROCONVE – Air Pollution Control Program for Motor Vehicles, the following formula must be used to calculate the required fresh airflow at the working face: (Modified by MTE Ordinance No. 732, dated May 22, 2014). QT = 3.50 (P1 + 0.75 î P2 + 0.5 î Pn ) [m³/min] Where: QT = total fresh airflow in cubic meters per minute P1 = horsepower of the most powerful equipment in operation P2 = horsepower of the second most powerful equipment in operation Pn = sum of the horsepower of all other equipment in operation 22.24.7.2 In other mining operations, the minimum fresh airflow at working faces must be two cubic meters per minute (2 m3/min) per worker. 22.24.10 The air velocity in underground workings must not be less than 0.2 meters per second (0.2 m/s) nor exceed an average of 8 meters per second (8 m/s) in areas where personnel movement occurs. 13 - 11

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S-K 1300 Technical Report Summary

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Operational and Thermal Environmental Conditions

The operational and thermal environmental input parameters are shown in TABLE XX.

Table 13-14: Ventilation Operating Input Parameters

Considerations	Description	Parameters
Operating conditions	Sections	* Drilling drift: 4.5mx4.5m * Main Transport System (Ramp): 5.5m x 5.5m * Ventilation drift: 4.0mx4.5m * Ventilation shafts, RBs: Ø4m * VCR shafts: Ø3.5m * Flexible Ducts: Ø1.4m / Ø1.2m
	Friction Factor	* Horizontal sections: 0.014 kg/m3 * Shafts: 0.0065 kg/m3 * Flexible Ducts: 0.0032 kg/m3
	Maximum speeds	* Main Haulage routes: 6 m/s * Conveyor drifts: 5 m/s * Hoisting Shafts: 10 m/s * Ventilation Shafts: 20 m/s
Thermo-environmental conditions	Rock and Environment	* Operating Height: 100 msnm / Depth: 300 m * Average Surface Temperature bh y bs: 28-29°C * Air density: 0.87 kg/m

Ventilation Simulations

Four ventilation simulations were completed by RED.CO are various stages in the underground development plan. The stages are shown in Figure 13-15.

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S-K 1300 Technical Report Summary

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SLR Project No.: 305.012406.00001

Figure 13-15: Ventilation Stage Simulations


1° - (Year '27) - Previa Conexión 1° RB
2° - (Year '28) – Previa Conexión Superficie 2° BC
3° - (Year '30) – Previa Conexión 2° RB
4° - (Year '31) – Conexión Rb 2 - Modelo Total

Airflow Requirements

The airflow requirements over the LOM are shown in Table 13-15.

Table 13-15: LOM Airflow Requirements

Applicable Regulations	Unit	2026	2027	2028	2029	2030	2031	2032	2033
NR-22	m^3/s	52	53	173	199	199	199	199	192

The airflow requirement of 200 m^3/s derived from equipment horsepower requirements in accordance with Brazilian regulatory criteria is towards lower end of the expected range for an operation of this scale. Sustaining adequate working conditions at this airflow will require rigorous ventilation management and strict control of active headings to ensure air is effectively directed to production areas.

Further ventilation studies should be completed to confirm the airflow requirements and investigate options for improved operational flexibility and robustness.

13.2.5.4 Dewatering

SLR reviewed the underground dewatering system as designed by REDCO. The design consists of a series of sumps and pumps installed on each level, with each station lifting water

13-13

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 to the level above rather than pumping directly to surface from a centralized main pump station. The dewatering system is shown in Figure 13 - 16 . Figure 13 - 16: Dewatering System Schematic Under this configuration, failure of a single level pump station would interrupt the pumping chain. However, the SLR QP does not consider this a material risk given that the mine is characterized as generally dry by underground mining standards. The dewatering system is based on a groundwater flow and equipment water:  Groundwater: Groundwater flow was estimated to reach a maximum of 2.51 L/s. This flow is established at the lowest station, and then 1.00 L/s is added for each station up to PS6.  Equipment Water: equipment water ramps up with production to a peak of 14.7L/s in 2028 to 2033. 13.2.5.5 Power The proposed 13.8 kV primary distribution feeding mobile step - down transformers near active mining areas is consistent with underground industry best practice and allows for staged expansion as the mine develops. It is recommended to evaluate a redundant feed to mitigate the risk of a full underground power outage resulting from damage to the primary feeder (e.g., ground fall or cable failure), 13 - 14

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S-K 1300 Technical Report Summary
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particularly given the reliance on electrical power for ventilation, pumping, and life-safety systems.

13.2.5.6 Other Infrastructure

Safety Bays

The pedestrian refuge galleries are two meters by two meters by two meters in size and will be located on the main access ramp of five meters by five meters in size, on the spiral operating ramps, and on the production drives every 50 m.

Mine Refuge Stations

The portable refuges will be located in the storage and loading area (bay), which will be vacated as mining progresses. This will allow the shelters to be maintained at an accessible distance as the mine work fronts advance. The routes leading to the mine refuge chambers will be easily accessible, and a strobe light and siren will be placed near the shelter's door to facilitate its location in conditions of smoke or limited visibility, in compliance with current regulations and the minimum safety requirements for shelter stations.

13.2.6 Mine Equipment

Consideration was given to the overall mining rate required, the geotechnical conditions likely to be encountered, the ventilation and logistics requirements, and to general practice and availability of equipment. The selection of the equipment is also based on the experience of AURA's similar operations, including Aranzazu, which were taken into account for the discussions in the selection of the fleet.

The Underground equipment fleet is shown in Table 13-16.

Table 13-16: Mine Equipment List

Activity	Equipment	Unit	Max Operational	Max Required
Production	Radial Drill	N°	2	3
	Emulsion Loader	N°	2	3
	Scooptram	N°	4	6
	Low-Profile Truck	N°	9	11
Development	Front-face Jumbo	N°	3	4
	Emulsion Loader	N°	2	3
	Scooptram	N°	2	2
	Low-Profile Truck	N°	4	4
	Front Loader	N°	2	3
	Bolter Jumbo	N°	1	2
	Cable Bolting	N°	1	2
	Roboshot	N°	2	3

13-15

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Activity	Equipment	Unit	Max Operational	Max Required
	Mixer Truck	N°	2	3
	Scaler	N°	2	3
	Telehandler	N°	1	2
	Water Truck	N°	1	2
	Mini Loader	N°	1	2
Preparations	Front-face Jumbo	N°	2	3
	Emulsion Loader	N°	2	3
	Scooptram	N°	2	3
	Low-Profile Truck	N°	2	3
	Bolter Jumbo	N°	2	3
	Cable Bolting	N°	2	3
	Roboshot	N°	2	3
	Mixer Truck	N°	2	3
	Scaler	N°	2	3
	Telehandler	N°	1	2
	Water Truck	N°	1	2
	Mini Loader	N°	1	2
Safety	Emergency Pickup	N°	1	1
	Ambulance	N°	1	1

13.2.7 Mine Personnel

The underground mine personnel count over the LOM is shown in in Figure 13-17. Total underground headcount peaks at 427 people.

13-16

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S-K 1300 Technical Report Summary
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SLR Project No.: 305.012406.00001

Figure 13-17: Underground Mine Personnel


450
400
350
300
250
200
150
100
50
0
People (#)
2026
2027
2028
2029
2030
2031
2032
2033
Supervision
Equipment Operators
Maintenance
Mine Services

13.3 Integrated Life of Mine Plan

A total of 29,540 kt of ore will be mined from the three open-pit areas and the underground operation, with an average grade of 0.86 g/t Au. An additional 4,338 kt of ore, averaging 0.55 g/t Au, will be sourced from stockpiles accumulated up to December 31, 2025. Combined, these ore sources will supply the processing facilities at a throughput rate of 2.35 Mtpa in 2026, increasing to 3 Mtpa from 2027 onward.

Mining is currently underway at the Paiol deposit, which provides the initial ore feed for the operation. Open-pit mining at Vira Saia is scheduled to commence in 2027, followed by the start-up of Cata Funda in 2030. Underground production is also planned to begin in 2028, coinciding with the start of the open-pit pre-stripping activities for the subsequent mining phases.

From 2033 onward, the processing plant will be fed exclusively from stockpiled ore, continuing until 2037, resulting in a total operational period of 12 years of process plant production.

The Life-of-Mine (LOM) production schedule is presented in Table 13-17.

13-17

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Table 13-17: Integrated LOM

	Parameter	Unit	Total	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Open Pit	Rock Movement	000 t	165,997	22,900	24,000	24,000	24,000	24,000	24,000	23,000	97				
	Total Waste Mined	000 t	141,282	20,443	17,771	20,614	22,079	20,478	19,544	20,278	76				
	Paiol - Open pit	000 t	88,405	20,443	7,939	7,366	12,804	19,124	18,286	2,367	76				
	Vira Saia	000 t	32,351	0	9,828	13,248	9,275	0	0	0	0				
	Cata Funda	000 t	20,526	0	4	0	0	1,354	1,258	17,910	0				
	Average Stripping Ratio		5.7	8.3	2.9	6.1	11.5	5.8	4.4	7.4	3.6				
	Total Ore Mined	000 t	24,715	2,457	6,229	3,386	1,921	3,522	4,456	2,722	21				
	Paiol - Open pit	000 t	17,530	2,457	4,819	1,070	568	3,510	4,172	914	21				
	Vira Saia	000 t	5,080	0	1,410	2,316	1,353	0	0	0	0				
	Cata Funda	000 t	2,106	0	0	0	0	13	284	1,809	0				
	Average Gold Grade Mined	g/t	0.80	0.68	0.95	0.69	0.61	0.73	0.74	0.99	0.34				
	Paiol - Open pit	g/t	0.74	0.68	0.92	0.55	0.44	0.73	0.69	0.70	0.34				
	Vira Saia	g/t	0.82	0.00	1.06	0.76	0.69	0.00	0.00	0.00	0.00				
	Cata Funda	g/t	1.20	0.00	0.00	0.00	0.00	1.17	1.55	1.15	0.00				
	Total Contained Metal Mined	000 oz	634	54	191	75	38	83	107	87	0				
	Paiol - Open pit	000 oz	418	54	143	19	8	82	93	20	0				
	Vira Saia	000 oz	135	0	48	56	30	0	0	0	0				
	Cata Funda	000 oz	81	0	0	0	0	0	14	67	0				
Underground	Total Development	m	26,251	812	2,076	4,494	4,500	4,500	4,500	4,266	1,103				
	Development	m	26,251	812	2,076	4,494	4,500	4,500	4,500	4,266	1,103				
	Total Waste Mined	000 t	1,122	64	148	257	155	141	192	136	31				
	Development	000 t	1,122	64	148	257	155	141	192	136	31				
	Total Ore Mined	000 t	4,817	0	4	238	1,027	1,053	894	1,017	585				
	Stopes	000 t	4,235	0	0	178	901	920	795	892	549				
	Development	000 t	583	0	4	60	126	132	99	126	36				
	Average Gold Grade Mined	g/t	1.16	0.00	0.35	0.77	1.37	1.32	0.94	1.02	1.25				
	Stopes	g/t	1.16	0.00	0.00	0.65	1.39	1.32	0.94	1.01	1.25				
	Development	g/t	1.15	0.00	0.35	1.16	1.22	1.35	0.93	1.04	1.24				
	Total Contained Metal Mined	000 oz	180	0	0	6	45	45	27	33	23				
	Stopes	000 oz	158	0	0	4	40	39	24	29	22				
	Development	000 oz	22	0	0	2	5	6	3	4	1				
	Total Development	m	26,251	812	2,076	4,494	4,500	4,500	4,500	4,266	1,103				

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S-K 1300 Technical Report Summary

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SLR Project No.: 305.012406.00001

	Parameter	Unit	Total	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Plant Feed	Total Ore	000 t	33,878	2,350	3,004	3,023	3,007	3,014	3,004	3,017	3,005	3,000	3,000	3,000	1,454
	Paiol - Open pit	000 t	7,083	1,017	2,419	545	36	1,027	1,642	397	0	0	0	0	0
	Paiol - Underground	000 t	4,817	0	4	238	1,027	1,053	894	1,017	585	0	0	0	0
	Vira Saia	000 t	2,098	0	581	1,234	283	0	0	0	0	0	0	0	0
	Cata Funda	000 t	1,701	0	0	0	0	7	221	1,473	0	0	0	0	0
	Stockpiles	000 t	16,856	10	0	1,006	1,661	927	246	130	2,420	3,000	3,000	3,000	1,454
	Stockpile Heap Leach	000 t	1,323	1,323	0	0	0	0	0	0	0	0	0	0	0
	Average Gold Grade	g/t	0.82	0.88	0.82	0.89	1.28	1.25	1.08	1.16	0.60	0.42	0.42	0.42	0.41
	Paiol - Open pit	g/t	1.01	1.11	0.78	0.54	0.83	1.52	1.11	1.10	-	-	-	-	-
	Paiol - Underground	g/t	1.16	-	0.35	0.77	1.37	1.32	0.94	1.02	1.25	-	-	-	-
	Vira Saia	g/t	0.85	-	0.98	0.74	1.09	-	-	-	-	-	-	-	-
	Cata Funda	g/t	1.39	-	-	-	-	1.84	1.87	1.32	-	-	-	-	-
	Stockpiles	g/t	0.59	0.49	-	1.28	1.28	0.88	0.69	0.66	0.44	0.42	0.42	0.42	0.41
	Stockpile Heap Leach	g/t	0.70	0.70	-	-	-	-	-	-	-	-	-	-	-
	Total Contained Metal	000 oz	891	66	79	86	124	122	105	113	58	40	40	40	19
	Paiol - Open pit	000 oz	230	36	61	9	1	50	59	14	0	0	0	0	0
	Paiol - Underground	000 oz	180	0	0	6	45	45	27	33	23	0	0	0	0
	Vira Saia	000 oz	58	0	18	29	10	0	0	0	0	0	0	0	0
	Cata Funda	000 oz	76	0	0	0	0	0	13	63	0	0	0	0	0
	Stockpiles	000 oz	318	0	0	41	68	26	6	3	34	40	40	40	19
	Stockpile Heap Leach	000 oz	30	30	0	0	0	0	0	0	0	0	0	0	0

13-19

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

14.0 Processing and Recovery Methods

14.1 Overall Process Original Design

The process design is based on the results of several test work programs. This includes test work completed for the 2021 feasibility study and historical testing. Historical testing evaluated different flowsheet options. The flowsheet selected for the 2021 feasibility study is based on typical industry unit operations for gold processing plants and the metallurgical test results.

The original flowsheet includes primary crushing followed by grinding to achieve a particle size distribution of 80% passing 75 µm. Part of the cyclone underflow will be processed in a gravity circuit and the cyclone overflow will feed a pre-leach thickener; thickener underflow is processed through a leach-CIL circuit. CIL tailings will be treated for cyanide destruction. The carbon from CIL will go to elution, and the eluate solution will go to electrowinning in the gold room followed by refining.

As part of the Phase 2 Expansion, with construction completed in December 2025, four additional leach tanks were installed. This modification increased the available leach volume and maintained the residence time required for the increased plant feed rate.

Two high-frequency trash screens were installed to replace the linear screen previously used on the cyclone overflow. This modification was implemented to improve the thickening stage. A secondary hydrocyclone cluster, consisting of three units, is planned for installation. Under the modified configuration, the cluster is designed to receive the primary cyclone overflow, with underflow directed to the leach circuit and overflow routed to the thickener. These changes are intended to support a nominal plant throughput of 2.35 Mtpa.

A summary of the production data is presented in Table 14-1.

Key process design criteria of the original flowsheet are listed below:

- Nominal throughput of 5,479 tpd or 2.0 Mtpa.
- Crushing plant availability of 72%.
- Plant availability of 92% for grinding, gravity concentration, leach plant, and gold recovery operations.

Table 14-1: Production History and Mill Recovery

Year	Tonnage Milled (000 t)	Feed Grade (g/t Au)	Recovery (%)	Gold Produced (oz)
2023	812	0.83	90.3	17,805
2024	1,638	1.13	90.7	54,129
2025	2,003	1.01	88.5	57,827

14.2 Mill Process Plant Description

The process design comprises the following circuits:

- Primary crushing of ROM material.
- Surge bin to provide buffer capacity ahead of the grinding circuit.

14-1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  Emergency stockpile fed from the overflow of the surge bin.  Low - aspect semi - autogenous grinding (SAG) mill with trommel screen and cyclone classification.  Gravity recovery of the cyclone underflow slurry by one semi - batch centrifugal gravity concentrator, followed by intensive cyanidation of the gravity concentrate and electrowinning of the pregnant leach solution in a dedicated cell located in the gold room.  Trash screening.  Pre - leach thickening.  Leach + adsorption (L - CIL hybrid).  Acid washing of loaded carbon and Zadra elution followed by electrowinning and smelting to produce doré.  Cyanide destruction of tailings using the SO2/air process.  Carbon safety screening.  Tailings management facility. 1. Plant Design Criteria Key process design criteria are listed in Table 14 - 2 . 2. Primary Crushing and Stockpiling The crushing circuit is designed for an annual operating time of 6,130 hr or 72% availability at the capacity of 5,479 tpd. Material is hauled from the mine or stockpiles and fed by FEL into the mobile crushing system. This system is composed of the ROM hopper, a vibrating grizzly feeder, a primary crusher, and a discharge conveyor, along with some auxiliary equipment. As part of the mobile system, the ROM is dumped into the ROM hopper, equipped with a static grizzly. Provision for dumping on the ROM pad for blending and re - handling into the ROM hopper is provided. Material from the ROM hopper is crushed by a primary jaw crusher. ROM hopper material is reclaimed by a vibrating grizzly at 326 t/h to feed the jaw crusher. A mobile rock breaker is utilized to break oversize rocks at the feed to the jaw crusher. The crushed material is conveyed to a surge bin that provides approximately 1.6 hr of live storage at the nominal processing rate. The bin has an overflow system, which forms an emergency stockpile next to the bin. Given the milling operation is designed for an annual operating time of 8,059 hr or 92% availability, this will result in excess crushed material production when the crusher is operational. The excess crushed material will allow routine crusher maintenance to be carried out without interrupting feed to the mill. The mill feed surge bin is equipped with two vibrating feeders to regulate feed at 248 t/h into the SAG mill. The crushed material is drawn from the surge bin by the vibrating feeders and feeds the SAG mill circuit via the SAG mill feed conveyor. When operating using the bin overflow stockpile, FELs reclaim the material to a reclaim bin equipped with a vibrating feeder that also feeds the SAG mill circuit. Pebbles from the SAG mill are recycled to the SAG mill via conveyor and discharged on the SAG mill feed conveyor. The transfer point of the pebble recycle conveyor has a chute that allows purging of the pebbles as required. 14 - 2

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

The material handling and crushing circuit includes the following key equipment:

- ROM hopper
- Vibrating grizzly
- Primary jaw crusher
- Surge bin
- Mill feed vibrating feeders (equipped with variable speed drives [VSDs])
- Material handling equipment

Table 14-2: Summary of Key Process Design Criteria

Design Parameter	Units	Value
Plant Throughput	tpd	5,479
Head Grade – Design	g/t Au	1.13
Crushing Plant Availability	%	70
Mill Availability	%	92
Bond Crusher Work Index (CWi)	kWh/t	17.1
Bond Ball Mill Work Index (BWi)	kWh/t	10.1
JK Axb	-	47
Bond Abrasion Index (Ai)	g	0.069
Primary Crusher		Metso C116 or Equivalent
Material Specific Gravity	t/m³	2.79
Angle of Repose	degrees	37
Moisture Content	%	5.0
SAG Mill Dimensions		5.0 m dia. X 9.0 m EGL
SAG Mill Installed Power	MW	3.75
SAG Mill Discharge Density	% w/w	70
SAG Mill Ball Charge	% v/v	21
Primary Grind size (P_{80})	µm	75
Gravity Circuit Feed Source		Cyclone underflow slurry
Gravity Circuit Feed Rate	% of cyclone underflow	25
Gravity Circuit Recovery	Au (%)	17.5
Pre-leach thickener settling rate	t/d/m²	48.4
Pre-leach thickener diameter	m	12
L-CIL Residence Time	h	17.4
L-CIL Extraction	Au (%)	92.5
L-CIL Operating Density	% w/w	50

14-3

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Design Parameter	Units	Value
L-CIL Dissolved Oxygen Target	mg/L	5-8
L-CIL pH Target		10.5 – 11.0
CIL Carbon Concentration	g/L	25
L-CIL Sodium Cyanide Addition	kg/t	0.51
L-CIL Hydrated Lime Addition	kg $Ca(OH)_2$/t	1.6
Leach & CIL Tanks	#	1 + 10
Elution Circuit Capacity	t	3.0
Detox Residence Time	minutes	101
Detox Oxygen Addition Rate (weight)	O_2:SO_2	3.0
Detox Feed Cyanide Concentration	mg/L CN_{WAD}	150
Detox Cyanide Discharge Target	mg/L CN_{WAD}	<2.0
Detox Copper Sulphate Addition	mg/L Cu^{+2}	50
Detox SO_2 Addition (weight)	SO_2:CN_{WAD}	5.5
Detox Lime Addition (weight)	CaO:SO_2	1.0

14.2.3 Grinding Circuit

The grinding circuit consists of a low-aspect single stage SAG mill in closed circuit with hydrocyclones. The SAG mill is an adaptation of an existing ball mill, already purchased by Aura. The mill size and design were reviewed by Ausenco, and Ausenco is of the opinion that it is suitable for this new application. The circuit is sized based on a SAG feed size F80 of 85 mm and product size P80 of 75 µm. The SAG mill discharges slurry through a trommel screen where the pebbles are screened and recycled back to the SAG mill via a conveyor, with the ability to purge the pebbles at the conveyor transfer point. Trommel undersize discharges into the cyclone feed pumpbox.

Water is added to the cyclone feed pumpbox to obtain the appropriate density prior to pumping to the cyclones. Cyclone underflow is split and feeds the gravity circuit scalping screen and the remaining cyclone underflow recycles to the SAG mill feed. Cyclone overflow flows by gravity to the pre-leach thickener via a trash screen.

The grinding circuit includes the following key equipment:

- 3,750 kW single stage SAG mill
- Cyclone feed pumpbox
- Cyclone feed pumps
- Classification cyclones
- Trash screen

14.2.4 Gravity Concentrate Recovery Circuit

The gravity circuit comprises one centrifugal concentrator complete with a feed scalping screen. Feed to the circuit is directed from the cyclone underflow to the scalping screen. Gravity

14-4

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 scalping screen oversize at +2 mm reports to the gravity tails pumpbox, from where the gravity tails pump directs the material back to feed the SAG mill. Scalping screen undersize is fed to the centrifugal concentrator. Operation of the gravity concentrator is semi - batch and the gravity concentrate is collected in the concentrate storage cone and subsequently leached by the intensive cyanidation reactor circuit. The tails from the gravity concentrator reports to the gravity tails pumpbox. The gravity recovery circuit includes the following key equipment:  Gravity feed scalping screen  Gravity concentrator  Gravity tails pumpbox  Gravity tails pump 5. Intensive Leach Reactor Concentrate from the gravity circuit reports to the intensive leach reactor (ILR) to extract the contained gold by intensive cyanidation. The concentrate from the gravity concentrator is directed to the ILR gravity concentrate storage cone and de - slimed before transfer to the reaction vessel of the ILR. ILR leach solution (mixture of NaCN, NaOH, and LeachAid - an oxidant) is made up within the heated ILR reactor vessel feed tank. From the feed tank, the leach solution is circulated through the reaction vessel, then drained back into the feed tank. The leached residue within the reaction vessel is washed, with wash water recovered to the reaction vessel feed tank, and then the solid gravity leach tailings are pumped to the CIL circuit. The ILR pregnant leach solution is pumped from the reaction vessel feed tank to the ILR pregnant solution tank located in the gold room. ILR pregnant solution is treated in the gold room for gold recovery as gold sludge using a dedicated electrowinning cell. The sludge is combined with the sludge from the carbon elution electrowinning cells and smelted. It can also be smelted separately for metallurgical accounting purposes. The ILR circuit includes the following key equipment:  gravity concentrate storage cone  Intensive cyanidation reactor  ILR pregnant solution tank  ILR electrowinning cell 6. Pre - Leach Thickening Trash screen undersize feeds the pre - leach thickener, which increases the solids concentration to 50% (w/w) prior to the leach - CIL circuit. Flocculant is added to the thickener feed to improve solids settling in the thickener. The thickener overflow is reused as process water throughout the plant – mainly at the cyclone feed pumpbox. The pre - leach thickening circuit includes the following key equipment:  Pre - leach thickener 14 - 5

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  Pre - leach thickener underflow pump 14.2.7 Leach and Adsorption Circuit The leach - adsorption circuit consists of one leach tank and ten CIL tanks. The circuit is fed by the pre - leach thickener. The leach and CIL tanks are identical in size, with a total circuit residence time of 17.4 hr at 50% w/w density. Air is sparged to each tank to maintain adequate dissolved oxygen levels for leaching at 5 mg/L to 8 mg/L. Hydrated lime is added to adjust the operating pH to the desired set point of 10.5 to 11. Cyanide solution is added to the first leach tank. Fresh/stripped carbon is returned to the last tank of the CIL circuit and is advanced counter - currently to the slurry flow by pumping slurry and carbon. Slurry from the last CIL tank gravitates to the cyanide detoxification tanks. The intertank screen in each CIL tank retains the carbon while allowing the slurry to flow by gravity to the downstream tank. This counter - current process is repeated until the loaded carbon reaches the first CIL tank. Recessed impeller pumps are used to transfer slurry between the CIL tanks and from the lead tank to the loaded carbon screen mounted above the acid wash column in the elution circuit. The leach and carbon adsorption circuit include the following key equipment:  Leach - CIL tanks and agitators  Loaded carbon screen  Intertank carbon screens  Carbon advance pumps  Carbon sizing screen 8. Cyanide Destruction CIL tails at approximately 50% w/w solids flow by gravity to the two cyanide destruction tanks. The water used for acid rinse and carbon transfer is also included in the feed to the detoxification circuit. As a result, the percentage of solids in the feed to the detoxification circuit is estimated to be about 47% w/w solids. Each tank operates with a residence time of approximately 60 min to reduce weak acid dissociable cyanide (CNWAD) concentration from 150 mg/L to less than 2.0 mg/L to comply with environmental requirements prior to deposition in the TSF. Cyanide destruction is undertaken using the SO2/air method. The reagents required are air, lime, copper sulphate, and sodium metabisulphite (SMBS). The cyanide destruction tank is equipped with compressed air spargers and an agitator to ensure that the oxygen and reagents are thoroughly mixed with the tailings slurry. From the detoxification tank, the tailings report to the carbon safety screen. Screen undersize feeds the tailings pumpbox, whilst screen oversize (recovered carbon) is collected in a fine carbon bin. The main equipment in this area includes:  Cyanide destruction tanks and agitators  Carbon safety screen  Tailings pumpbox 14 - 6

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  Tailings pump 9. Carbon Acid Wash, Elution Circuit 1. Carbon Acid Wash Prior to gold stripping stage, loaded carbon is treated with a weak hydrochloric acid solution to remove calcium, magnesium, and other salt deposits that could render the elution process less efficient and/or the scale could foul the carbon impacting gold adsorption . Loaded carbon from the loaded carbon screen flows by gravity to the acid wash column. Entrained water is drained from the column and the column is refilled from the bottom up with the hydrochloric acid solution. Once the column is filled with the acid, it is left to soak, after which the spent acid is rinsed from the carbon and discarded to the cyanide destruction tank. The acid - washed carbon is then hydraulically transferred to the elution column for gold stripping. The main equipment in this area includes:  Acid wash carbon column – three tonne capacity  Hydrochloric acid feed pump  Spent solution discharge sump pump 2. Gold Stripping (Elution) The gold stripping (elution) circuit uses the Zadra process. The Zadra process operates under pressure eluting gold from activated carbon at high temperatures, approximately 140 ƒ C, and pressure of four bar to six bar to accelerate the elution of gold. An elution solution of sodium cyanide (NaCN) and sodium hydroxide (NaOH) solution is heated and circulated through the column, removing the adsorbed gold from the carbon, with an elution time of approximately six to 10 hours, for fast and effective operation. The elution process begins by sending the loaded carbon from the holding tank to the elution column. Once the carbon is in the column, the prepared elution solution containing sodium cyanide and sodium hydroxide, begins to be recirculated. This solution passes through heat exchangers and heaters, to raise the temperature of the solution until it reaches 140 ƒ C. Then, the heated solution flows through the bottom of the elution column, promoting the removal of gold adsorbed on the carbon. The gold - rich solution, generated after passing through the elution column, is directed to the heat exchangers to control temperature and prevent vaporization. The solution is then sent to the electrowinning cell where the gold is plated. The barren solution, after electrowinning, returns to the solution tank, where it is continuously recirculated until 80% to 90% of the gold adsorbed onto the carbon has been extracted, completing the batch cycle. The stripping circuit includes the following key equipment:  Elution carbon column – three tonne capacity  Direct strip solution heater (propane gas)  Heat exchangers 14 - 7

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  Strip eluate and pregnant solution tanks 14.2.9.3 Carbon Carbon discharging from the elution column is screened on a carbon sizing screen located on top of the CIL tanks to remove undersized carbon fragments. The undersize fine carbon gravitates to the carbon safety screen, whilst carbon screen oversize is directed to the CIL circuit. As carbon is lost by attrition, new carbon is added to the circuit using the carbon quench tank. The new carbon is then transferred along with the stripped carbon to feed the carbon sizing screen. The carbon reactivation circuit includes the following key equipment:  Carbon dewatering screen  Carbon sizing screen  Carbon quench tank 14.2.9.4 Electrowinning and Gold Room Gold is recovered from the pregnant solution by electrowinning and smelted to produce doré bars. The pregnant solution from both elution and the intensive cyanidation circuit is combined and pumped through one electrowinning cell with stainless steel mesh cathodes. Gold is deposited on the cathodes and the barren solution bleed after elution is complete, and it is then pumped to the CIL circuit for recovery of the remaining dissolved gold. The gold - rich sludge is washed off the steel cathodes in the electrowinning cell using high - pressure spray water and gravitates to the sludge hopper. The sludge is filtered, dried, mixed with fluxes, and smelted in an electrical induction furnace to produce gold doré. Slag is separated, quenched and any metallic gold is removed. Slag is returned to the SAG mill feed. The electrowinning and smelting processes take place within a secure and supervised gold room equipped with access control, intruder detection, and closed - circuit television equipment. The electrowinning circuit and gold room include the following key equipment:  Electrowinning cell with rectifier  Sludge pressure filter  Drying oven  Flux mixer  Induction smelting furnace with bullion moulds and slag handling system  Bullion vault and safe  Dust and fume collection system  Gold room security system 14.2.10 Flowsheet An overall process flow diagram is presented in Figure 14 - 1 . 14 - 8

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 14 - 1: Overall Process Flow Diagram For illustration purposes, Figure 14 - 2 and Figure 14 - 3 show exh964s of the metallurgical plant taken during the site visit in August 2024. 14 - 9

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 14 - 2: Overall View of the Almas Metallurgical Plant – Perspective 01 Source: SLR 2024. 14 - 10

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 14 - 3: Overall View of the Almas Metallurgical Plant – Perspective 02 Source: SLR 2024. 3. Reagent Handling and Storage Compatible reagent mixing and storage systems are located within curbed containment areas to prevent incompatible reagents from mixing. Storage tanks are equipped with level indicators, instrumentation, and alarms to ensure spills do not occur during normal operation. Appropriate ventilation, fire and safety protection, eyewash stations, and material safety data sheet (MSDS) stations are located throughout the facilities. Sumps and sump pumps are provided for spillage control. The following reagent systems are required for the process:  Hydrated lime  Sodium cyanide  Hydrochloric acid  Copper sulphate pentahydrate  Sodium metabisulphite  Sodium hydroxide  Flocculant  Activated carbon  Smelting fluxes 14 - 11

March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 14.3.1 Hydrated Lime The hydrated lime arrives via truck and is unloaded directly into the lime silo storage. Lime is delivered via a screw feeder to the lime preparation tank, where it is mixed to 10% concentration and then pumped to the necessary addition points in the plant. 2. Sodium Cyanide Sodium cyanide (NaCN) is delivered to site in secured boxes containing one tonne reagent bags. Bags are lifted using a frame and hoist to the sodium cyanide bag breaker on top of the tank. The solid reagent discharges into the tank and is dissolved in water to achieve the required dosing concentration. After the mixing period is complete, cyanide solution is transferred to the cyanide storage tank using a transfer pump. Sodium cyanide is delivered to the leach and CIL circuit, intensive leach circuit, and elution circuit with dedicated dosing pumps. 3. Copper Sulphate Copper sulphate pentahydrate (CuSO4•5H2O) is delivered in solid crystal form in small 25 kg bags on pallets and stored in the warehouse. Process water is added to the agitated copper sulphate mixing tank. A pallet of bags is lifted using a frame and hoist, and periodically a single bag is placed on the copper sulphate bag breaker on top of the tank. The solid reagent falls into the tank and is dissolved in water to achieve the required dosing concentration. Copper sulphate solution is transferred by gravity to the copper sulphate storage tank, which has a stacked arrangement with the mixing tank. Copper sulphate is delivered to cyanide destruction circuit using the copper sulphate dosing pump. 4. Sodium Metabisulphite SMBS (Na2S2O5) is delivered in the form of solid flakes in one tonne bulk bags and stored in the warehouse. Process water is added to the agitated SMBS mixing tank. Bags are lifted using a frame and hoist into the SMBS bag breaker on top of the tank. The solid reagent falls into the tank and is dissolved in water to achieve the required concentration. After the mixing period is complete, SMBS solution is transferred to the SMBS storage tank using the SMBS transfer pump. SMBS is delivered to the cyanide destruction circuit using the SMBS dosing pump. 5. Sodium Hydroxide Sodium hydroxide (NaOH or caustic soda) solution at 35% strength is delivered in one cubic metre intermediate bulk containers (IBCs) as a solution and stored adjacent to the elution circuit until required. Dosing pumps automatically deliver the reagent to the required locations to ensure the dosing requirements are met. 6. Hydrochloric Acid Hydrochloric acid (HCl) is delivered in one cubic metre3 IBCs at 33% solution strength and stored adjacent to the elution circuit until required. Hydrochloric acid is mixed with raw water (inline) to achieve the required 3% w/v concentration. Hydrochloric acid is delivered to the acid wash circuit using the hydrochloric acid dosing pump. 14 - 12

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

14.3.7 Flocculant

The flocculant arrives in a one cubic IBCs and is mixed in an automatic preparation system, where the solution is prepared to the concentration necessary to feed the necessary addition points in the plant.

14.3.8 Activated Carbon

Activated carbon is delivered in solid granular form in 0.5 t bulk bags. When required, fresh carbon is introduced to the carbon quench tank, or directly to the final CIL tank.

14.3.9 Gold Room Smelting Fluxes

Borax, silica sand, sodium nitrate, and soda ash are delivered as solid crystals/pellets in bags or plastic containers and stored in the warehouse until required.

14.4 Services and Utilities

14.4.1 Process/Instrument Air

High-pressure air at 700 kPa is produced by compressors to meet plant requirements. The high-pressure air supply is dried and used to satisfy both plant air and instrument air demand. Dried air is distributed via the air receivers located throughout the plant.

14.4.2 Low Pressure Air

Compressed air is injected into the leach-CIL tanks and cyanide detox tanks to meet oxygen requirements.

14.5 Water Supply

14.5.1 Raw Water Supply System

Raw water is supplied to a raw water storage tank. Raw water is used for all purposes requiring clean water with low dissolved solids and low salt content, primarily as follows:

- Gland water for pumps.
- Reagent make-up.
- Elution circuit make-up.
- Raw water is treated and stored in the potable water storage tank for use in safety showers and other similar applications.
- Fire water for use in the sprinkler and hydrant system.

14.5.2 Process Water Supply System

Overflow from the pre-leach thickener and TSF decant water meet the main process water requirements. Raw water provides any additional make-up water requirements.

14.5.3 Gland Water

One dedicated gland water pump is fed from the freshwater tank to supply gland water to all slurry pump applications in the plant.

14-13

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

14.6 Reagent and Consumable Requirements

Reagent and consumable requirements are summarized in Table 14-3.

Table 14-3 Reagent and Consumables

Reagents and Consumables	Units	Quantity
Grinding media	t	699,000
Hydrochloric acid	kg	109,250
Caustic soda	kg	258,000
Sodium Nitrate	kg	2,250
Sodium Carbonate	kg	825
Silica	kg	875
Borax	kg	2,225
Carbon	kg	45,650
Sodium cyanide	t	765
Leach Aid	kg	800
Lime	t	2,137
Sodium Metabisulphite	kg	554,850
Flocculant	kg	104,000
Copper Sulphate	kg	186,000

14.7 Discussion

The process plant has not reached the design throughput of 5,479 tpd. In 2024 the average throughout was 4,300 tpd. The process design gold leach extraction is 92.5%. The operating plant averaged 90.8% gold leach extraction since commissioning in 2023. This is 2% below design.

14.8 Plant Expansion Phases and Design Basis

14.8.1 Historical Plant Configuration and Operating Performance

The Almas process plant was commissioned in June 2023 with an original design throughput of approximately 1.3 Mtpa of ROM ore. At that time, the CIL circuit comprised seven leach/adsorption tanks in series, providing an average pulp residence time of about 24 hours at design throughput and achieving an overall gold recovery of approximately 92.5%.

The flowsheet, as described earlier in this section, includes single line crushing, ball mill grinding, gravity concentration, pre-leach thickening, cyanide leaching and CIL, carbon elution, electrowinning, and smelting, with tailings detoxification and discharge to the tailings storage facility.

Following start-up, Aura implemented a series of incremental debottlenecking measures to increase plant throughput. Operating data show that as throughput increased above the original 1.3 Mtpa, the effective CIL residence time decreased and overall gold recovery declined:

14-14

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  In August 2023, throughput was increased to approximately 1.5 Mtpa by upgrading the crushing plant conveyor motors. Average overall recovery decreased to about 90.8%.  In August 2024 (Expansion Phase 1), throughput was further increased to about 1.8 Mtpa by upgrading the tailings pumping system (higher capacity pumps and larger pipeline diameter). Average overall recovery decreased to around 89.6%.  In April 2025, additional incremental changes, including installation of a dilution line to the pre - leach thickener, upgrading the grinding feed conveyor motor and upgrading the thickener underflow pump, allowed throughput to reach approximately 2.0 Mtpa. At this rate, the average overall recovery further decreased to about 88.7%. These trends confirm that, for the original configuration with six CIL tanks, the CIL residence time and effective carbon adsorption capacity became the principal metallurgical bottlenecks as throughput increased above 1.3 Mtpa. 2. Historical Plant Configuration and Operating Performance To restore gold recovery to design levels at higher throughput, Aura developed and implemented an expansion of the leach/CIL circuit, internally referred to as Expansion Phases 1 and 2. The key elements of Expansion Phase 2, completed in December 2025, were:  Installation of four additional CIL tanks, each equipped with dedicated agitators, carbon transfer pumps, interstage screens, and maintenance hoists, increasing the CIL circuit from seven to eleven tanks in series.  Replacement of the existing linear screen on the cyclone overflow with two high frequency screens, for trash removal to the pre - leach thickener.  Provision for a second hydrocyclone cluster (three cyclones) receiving the primary cyclone overflow, with underflow reporting directly to the CIL circuit and overflow reporting to the thickener, thereby supporting higher circulating loads and maintaining target grind size at elevated throughput. The expanded CIL circuit was engineered to support a nominal throughput of approximately 2.35 Mtpa, restoring an effective leach/CIL residence time comparable to the original 1.3 Mtpa design. Following commissioning of the additional tanks, plant data indicates that overall recovery increased to approximately 92%, demonstrating the strong dependency of metallurgical performance on leach and CIL residence time and adsorption capacity. 3. Phase 3 – 2.7 Mtpa Design Basis and New Crushing Plan Current detailed engineering work for Expansion Phase 3 is documented in the Phase 3 process design criteria and associated mass balance calculations. According to the project design criteria, the objective of Phase 3 is to increase the sustainable plant capacity from 2.35 Mtpa to 3 Mtpa. Phase 3 includes the detailed engineering and construction of a new crushing plant with a nominal design capacity of 4.0 Mtpa ROM, intended to serve both the 3 Mtpa Phase 3 case and the conceptual 4.0 Mtpa Phase 4 case. The new crushing facility comprises:  ROM feed hopper and truck dump with fixed grizzly and rock breaker;  Vibrating grizzly feeder (MV 60128 reference model); 14 - 15

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  Primary jaw crusher (C150 reference model);  Double - deck inclined vibrating screen (CXH 6x16 DD reference model);  Secondary cone crusher (HP 450e reference model);  Conical crushed ore stockpile with reclaim tunnel, three vibrating feeders, and transfer conveyor to the existing grinding feed conveyor. The Phase 3 design basis assumes the following operating regime:  Annual ROM throughput (Phase 3): 3 Mtpa (dry basis)  Nominal dry throughput: 428 t/h, equivalent to approximately 7,397 t/d  365 operating days per year, 24 operating hours per day  Crushing plant utilisation: 72% (6,307 operating hours per year)  Grinding and process plant utilisation: over 90% (over 7,900 operating hours per year) The process design uses the following ore properties and mass balance parameters:  Ore specific gravity: 2.86 t/m³  Bulk density (for stockpile volume calculations): 1.60 t/m³  ROM moisture: 6% w/w Key mass balance outputs at include:  Crushed ore reclaim to SAG feed: approximately 340 t/h solids;  SAG discharge and cyclone circuit circulating load: approximately 2,583 t/h solids, at around 76% solids by weight;  CIL feed (post thickener): o Approximately 340 t/h solids and 341 t/h water, o Total slurry flow of 681 t/h, corresponding to approximately 460 m³/h at an SG of approximately 1.5, i.e., approximately 50% solids by weight;  CIL discharge to cyanide detoxification and tailings: similar solids and slurry flows, with reagent and water circuits sized consistently with these values. Although the new crushing plant is designed for a nominal capacity of 4 . 0 Mtpa, the overall plant throughput in Phase 3 is constrained to 3 Mtpa by the capacities of the grinding and CIL circuits . The additional crushing capacity is a strategic provision for the potential Phase 4 expansion . 14.8.4 Expected Metallurgical Performance at Approximately 3.0 Mtpa Internal technical documentation considers a scenario in which the plant is operated at throughputs of approximately 3.0 Mtpa. In this context, two distinct operating cases are relevant: Operation at approximately 3.0 Mtpa without thermal carbon regeneration Based on the documented trend of decreasing recovery as throughput increased from 1.3 Mtpa to 2.0 Mtpa without additional CIL volume, and consistent with Aura’s internal projections, it is reasonable to expect overall gold recovery at approximately 89% if the plant operates in the order of 3.0 Mtpa without a thermal carbon regeneration plant and without additional CIL volume. 14 - 16

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

This expectation reflects:

- Reduced effective CIL residence time at higher throughput;
- Progressive carbon fouling in the absence of regeneration, leading to lower carbon activity; and
- Higher dissolved gold concentrations in solution across the CIL train, resulting in increased gold losses to tailings.

Operation at approximately 3.0 Mtpa with thermal carbon regeneration in service

The Phase 3 technical note indicates that installation of a thermal carbon regeneration furnace (operating typically in the range of 650–750 °C) could significantly improve carbon activity by removing organic and inorganic foulants and reopening microporous structures. This, in turn, would be expected to:

- Increase the rate and capacity of gold adsorption onto carbon;
- Lower dissolved gold concentrations in solution along the CIL circuit; and
- Reduce gold losses in the final tailings.

Under such improved conditions, it is technically plausible that overall recoveries at approximately 3.0 Mtpa could approach the recovery levels currently observed under conditions of adequate residence time and high carbon activity (i.e., in the low 90s). However, any such outcome would depend on:

- Consistent and effective operation of the thermal regeneration furnace;
- Appropriate carbon inventory management and inter-stage transfer;
- Stable control of pH, dissolved oxygen, cyanide concentration and slurry density; and
- No substantial reduction in effective residence time relative to the design assumptions.

For the purposes of this technical report, 3.0 Mtpa operation with thermal regeneration should be regarded as a potential upside case, rather than a base case- assumption, until such time as sufficient operating data are available to confirm sustained performance at that throughput. Below is presented (Table 14-4) a comparison of the project design criteria for the different phases, where phase 2 is the current operational phase.

Table 14-4: Project Design Criteria - Phases Comparison

Parameter	Unit	Phase 0 (Original Design – 1.3 Mtpa)	Phase 2 Current Op	Phase 3 (Design Basis – 3 Mtpa)
ROM Throughput (Nominal)	Mtpa	1.3	~2.4	3
ROM Throughput (Dry)	t/h	~150–160	~333–350	428
Plant Utilization	%	~90	~90	~90.6
Crushing Capacity	Mtpa	1.3 (original)	1.5 (bottleneck)	New Crushing Plant 4.0
Crushing Utilization	%	72	~72	72
Grinding Circuit	-	Ball mill + cyclones	Same circuit (higher load)	Same circuit (higher feed)
Cyclone Circulating Load	t/h	~1,500	2,200-2,400	2,583
Target Grind (P80)	µm	75–106	75–106	75–106

14-17

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Parameter	Unit	Phase 0 (Original Design – 1.3 Mtpa)	Phase 2 Current Op	Phase 3 (Design Basis – 3 Mtpa)
CIL Tanks	units	7	11	11
CIL Residence Time	hours	~24 at 1.3 Mtpa	~20–22	~18–20
CIL Feed Solids	t/h	~150	~330–350	~340–360
CIL Slurry Flow	m3/h	~200–220	~450–480	~460+
Carbon Regeneration	-	Cold wash only	Cold wash only	Thermal regeneration furnace
Recovery – Open Pit Material	%	~92.5 (design)	~90–92	~92 (target@2.7Mtpa)
Recovery at 3.0 Mtpa (No Regeneration)	%	N/A	~89	~89 (base)
Recovery at 3.0 Mtpa (With Regeneration)	%	N/A	N/A	Low 90s (upside)
UG Recovery Assumption	%	N/A	N/A	85.17
Ore SG	t/m3	2.86	2.86	2.86
Bulk Density	t/m3	1.6	1.6	1.6
ROM Moisture	%	6	6	6
Key Features	-	Base plant, 7 CIL tanks	Expanded to 11 tanks; stable ops	New crusher + (thermal regeneration@3Mtpa)

14.8.5 Metallurgical Considerations for Underground (UG) Ore

The QP notes that underground (UG) material has not yet been the subject of a dedicated, domain specific metallurgical test work program. Although some deeper drill core intervals have been analysed historically, the available information does not constitute a representative or consolidated dataset from which to reliably derive comminution parameters, leach kinetics, adsorption behaviour, or preg-robbing characteristics for UG ore. As a result, certain metallurgical aspects of future UG production remain subject to higher uncertainty than those of the current open pit feed.

Comminution Considerations

All existing comminution parameters used in the current process design, such as Bond ball mill work index, abrasion index, and SAG amenability assumptions, were developed from near surface open pit samples. Without UG specific testing, the grinding behaviour of UG ore remains unconfirmed, and it is possible that deeper material may:

- exhibit higher competency or hardness,
- affect cyclone classification efficiency, or
- require additional energy to achieve the target grind size.

Such differences are not uncommon in underground extensions of open pit deposits and will need verification through future test work, but they do not preclude current mine planning.

Leach and Adsorption Considerations

Similarly, no UG domain test work has yet been carried out to confirm:

- leach dissolution rates,

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Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  cyanide and oxygen demand,  adsorption kinetics, or  preg - robbing tendencies. These parameters are important for optimising CIL performance but can be reasonably bounded through engineering judgement and experience with similar ores until UG material becomes available for formal testing. Current Assumed Recovery for UG Ore For planning purposes, Aura applies an assumed gold recovery of approximately 85.17% for UG material. This figure is intended to be conservative, reflecting both the limited metallurgical information currently available and the recognition that UG ore may exhibit characteristics different from those of the open pit feed. In the QP’s opinion, using 85 . 17 % as a provisional recovery factor for UG material is acceptable for mineral reserve estimation under SK 1300 , provided that its basis and associated uncertainty are clearly disclosed . This value should be refined once UG specific test work is completed . QP Commentary The QP considers it appropriate and compliant with S - K 1300 requirements to declare mineral reserves that include UG material using a conservative recovery assumption, such as the current 85.17%, so long as: 1 The assumption is clearly identified as engineering judgement based; 2 Metallurgical uncertainty is transparently described; and 3 Aura commits to undertaking dedicated UG metallurgical test work in advance of UG production. At this stage, the lack of domain specific test work does not invalidate the UG reserve case but highlights the importance of future metallurgical confirmation once representative underground samples become available . 14 - 19

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 1. Infrastructure 2. Access Roads From the municipality of Almas (state of Tocantins, Brazil) to the site, access is via 15 km of road. The first 11 km is on the municipal road, and the remaining 4 km is on a rural road that also provides access to other properties. In the next phases of engineering, Aura considers improvements on this road, to widen the road, improve the drainage system, and follow better safety standards. The plant internal accesses are approximately 8 m and 10 m wide, designed using primary covering, drainage, and appropriate signage. On the sides where there is a risk of vehicles falling, barriers are built with a minimum height of half the diameter of the largest vehicle tire that uses that access. The internal roads allow access between the administrative and operational installations, construction site, beneficiation plant, crushing area, mine pit, waste deposit, and low - grade stockpile. 2. Power Supply 1. Electrical Power Source Power is provided by an existing sub - station in Almas city operated by ENERGISA, the local power company, which is connected to the Brazilian national grid. A new 18 km, 138kV overhead power line was constructed to the project site main substation, located to the west of the process plant close to the administrative area. The power line was a package contracted directly by ENERGISA that was responsible for engineering, environmental licensing, construction and commissioning. The 138kV substation site will contain an incoming structure and isolation switch, main circuit breaker, provision for utility metering, bus work to deliver 138kV power to a 10 MVA stepdown transformer complete with primary circuit breaker, and isolating switches. This transformer will feed associated secondary switchgear and is arranged to provide 13.8kV power to the main processing plant, the crushing plant, the Administration Area, the accommodation area, the mine support area, and the raw water supply and recycle system. Provision is included for automatically switched capacitor banks to assist with site power factor correction. The sub - station will be automated to allow for remote operation. 2. Electrical Distribution The primary distribution voltage is radial, at 13.8 kV, three phase, 60 Hz, from the main substation. Feed distribution from the main substation is via three - phase powerlines, power poles, and underground conduits for the secondary substations. Distribution from the secondary substations to the loads and panels in the field is via cable racks and conduits. 3. Main Substation The main substation includes an electrical room and associated high - voltage equipment. It has a 10 MVA ONAN transformer from 138 CDC to 13.8 kV. 15 - 1

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
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SLR Project No.: 305.012406.00001

15.2.4 Secondary Substations

Site electrical were selected and designed around the major load centres and are shown in Table 15-1.

Table 15-1: Plant Substations

Tag Number	Type	Characteristics	Power Distribution from Main
3015-SE-0001 (Metallurgy)	E-room	Feed: 13.8 kV-25 kA Process loads: 480 V-50 kA Lighting: 380/220 V-50kA	Conduits – 150 m
3020-SE-0001 (Crushing)	E-room	Feed: 13.8 kV-25 kA Process loads: 480 V-50 kA Lighting: 380/220 V-50kA	Conduits – 180 m
3040-SE-0001 (Administrative)	E-room	Feed: 13.8 kV-25 kA Process loads and lighting: 380/220 V-50kA	Conventional aerial network - 110 m Conduits – 160 m
3050-SE-0001 (Raw water capture)	Skid	Feed: 13.8 kV Process loads and lighting: 380/220 V-50kA	Conduits – 60 m Conventional aerial network: from main substation to derivation - 1300 m. From derivation to substation – 8000 m.
3055-SE-0001 (Decant water capture)	Skid	Feed:13.8 kV Process loads and lighting: 380/220 V-50kA	Conduits – 60 m Conventional aerial network: from main substation to derivation - 1300 m. From derivation to substation – 1400 m.

The substations will feed the following areas:

- 3015-SE-0001: Grinding, thickening, gravity, leach, detox, elution and electrowinning, reagents, compressed air system, water distribution systems, primary crushing and stockpile/surge bin
- 3040-SE-0001: Administrative buildings, shop and laboratory
- 3050-SE-0001: Raw water capture system
- 3055-SE-0001: Decant return water system

15.2.5 Emergency Power

In case of an energy blackout, two diesel generators provide energy to critical places/processes like emergency lights and security systems.

15.3 Water

15.3.1 Raw Water Supply System

Raw water is captured from the Manuel Alves River and directed to the raw water tank, distributed to required plant points, such as gland water and reagent preparation. It feeds the potable water treatment system and is used as a make-up source for process water. The bottom section of the raw water tank is dedicated to the firewater system.

15-2

March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 15.3.2 Potable Water Supply The quality requirement for the potable water treatment plant matches the local drinking water guidelines. Raw water is sourced from the raw water pump and processed through the potable water treatment plant before being stored in the potable water tank. This water feeds all safety showers and administrative buildings (sinks, toilets). Potable water is provided in 20 L gallons of mineral water on several dispensers on the site. 3. Fire Suppression System All facilities have a fire suppression system in accordance with their function. Fire water is used mainly with an underground ring main network around the facilities. All buildings have hose cabinets and handheld fire extinguishers. Electrical and control rooms are equipped with dry - type fire extinguishers. Ancillary buildings are provided with automatic sprinkler systems. Appropriate fire suppression systems are included for the reagents according to their material safety datasheets. 4. Sewage Collection A sewage treatment plant package is supplied at the plant to treat all sewage collected within the site. The collection network is underground. Depending on the type of chemical waste from the laboratory, it is either recycled to the plant or stored for off - site disposal. Office and domestic waste are collected and disposed of off - site in accordance with applicable regulations. 4. Support Buildings 1. Primary Crushing Area The primary crushing area is located northeast of the process plant. The crushing stage consists of a crushing skid containing a vibrating grizzly feeder, a primary jaw crusher, chutes, plate work, and a discharge conveyor. Mobile cranes service the process equipment as required. 2. Grinding Area The unenclosed grinding area includes the SAG mill, classification cyclones, cyclone feed hopper and pumps, trash screen, gravity circuit equipment, and a liner handler. The grinding building is a 30 m (long) x 33.7 m (wide) steel structure with a ground floor, one elevated concrete floor, and multiple equipment access platforms. A 5 - tonne hoist service the process equipment, and the mobile crane services any heavier loads. 3. Leach and Detox Areas The L - CIL/elution area is 46 m (long) x 21.5 m (wide) and includes one 10 m diameter leach tank and six 10 m diameter CIL tanks, including tank platforms, and the area is completely limited by a containment bund with a volumetric capacity equivalent to 110% of the largest tank contained. There is a separate structure in the area for screen maintenance purposes. The area is serviced by a 7.5 - tonne hoist on a monorail to access the tank pumps and screens. A mobile crane is required for agitator maintenance. To the south of the L - CIL tanks is the detoxification and tailings area. This area includes two 7 m diameter detoxification tanks and is 30 m (long) x 12 m (wide). It also includes the tailings hopper and pumps to the TSF. 15 - 3

March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 15.4.4 Gold Room The gold room is a two - storey, pre - cast concrete building measuring 13.5 m (long) x 13.5 m (wide) that houses the electrowinning cells, sludge hopper/filter, drying oven, furnace, vault, and security room, complete with a five - tonne monorail. It is located in a fenced area with restricted access, encompassing the pregnant solution tank and its containment bund. 15.4.5 Administrative Area The administrative complex is located near the mine entrance and includes the gatehouse with a reception area and waiting room, visitors' parking lot, administration building, cafeteria, warehouse, change room, and first aid room. Near the administrative office are additional ancillary buildings, including a laboratory, warehousing, and a maintenance shop. 15.5 Site Infrastructure Views Figure 15 - 1 shows the ore pad (stockpile) and the conveyor belt to the mill (to the left) and the electric, water, and communication infrastructure (to the right). Figure 15 - 2 shows the metallurgical plant in the foreground, with the administrative area, maintenance, and warehouse visible in the background. Figure 15 - 1: Overall View of the Almas Project – Perspective 01 Source: SLR 2024. 15 - 4

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 15 - 2: Overall View of the Almas Project – Perspective 02 Source: SLR 2024. 15 - 5

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

16.0 Market Studies

16.1 Markets

The principal commodity at Almas is gold. This type of product is freely traded on global markets at prices that are widely known, so that prospects for sale of any production are virtually assured.

The gold price used in this report has been provided to SLR by Aura and is based on analyst consensus. The gold price selected is an acceptable long-term price, taking into account the current Project life. The Mineral Resource estimates are based on a long-term gold price of US$3,100 per ounce of gold. The gold prices used for Mineral Reserve estimation and the economic analysis is US$2,600 per ounce of gold, flat over the LOM.

The metal prices used in this report for economic analysis are based on analyst market consensus. The SLR QP considers the selected metal prices for the economic analysis to be acceptable considering the current mine life. The prices used for the economic analysis are shown in Table 16-1.

Table 16-1: Metal Price Assumptions

Metal Prices	2026	2027	2028	2029	2030 - Long Term
Gold (US$/oz)	4,648	4,554	4,207	3,971	3,515

No external consultants or market studies were directly relied on to assist with the sales terms used in this report. The SLR QP agrees with the assumptions and projections provided by Aura.

16.2 Contracts

Almas has numerous contracts with subcontractors for different operating activities at the mine and with suppliers for consumables, reagents, maintenance, general and administrative requirements, and other services.

The different operating activities with subcontractors at the mine are:

- Mine operations
- Drilling
- Blasting
- Laboratory
- Security

The SLR QP has not reviewed the various support service contract details at Almas, however, the Project has used these contractors in the past and continues to do so.

16-1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 1. Environmental, Social, Permitting and Regulatory Considerations This section summarizes the main environmental and social aspects of the Almas Project. 1. Environmental and Social Setting The Paiol site is located approximately 17 km south of the town of Almas, in the state of Tocantins. The town of Almas lies roughly 300 km by road southeast of the state capital, Palmas. Access from Palmas to Almas is via paved highways and typically requires three to four hours under normal travel conditions. From Almas, the Paiol site is reached by an unpaved secondary road. The Paiol site is situated at an elevation of approximately 400 MASL. The Vira Saia and Cata Funda sites are north of Paiol approximately 10 km and five kilometres south of Almas, respectively. Dianópolis, a regional commercial hub where many mine employees reside, is approximately 45 km east of Almas along state highway TO - 040. The three Project sites are in the catchment of the Manuel Alves River. The climate is tropical with a mean annual air temperature of between 22ºC and 26ºC and little variation from month to month. The climate is characterized by distinct wet and dry seasons, with the wet season extending from October to March and the dry season from April to September. Average annual rainfall is approximately 1,700 mm with monthly average rainfall (at Dianópolis) varying from less than 10 mm in July and August up to 280 mm in January. The climate allows year - round mining operations. The Almas region is part of the Central Brazil Plateau, which influences much of the landscape of Tocantins state. Around Almas, the topography is dominated by a combination of gently rolling plateaus, hills, and valleys, with elevation ranging from approximately 200 MASL to 600 MASL. The terrain can be rugged in some areas, particularly around the Serra da Mimoso mountain range, which rises as a series of low hills and isolated peaks. In much of Tocantins, including the Almas area, agriculture is the predominant land use, and deforestation due to agricultural expansion — including for soybean farming, cattle ranching, and the cultivation of sugarcane — is a significant cause of habitat loss and environmental degradation. Large areas have been cleared for monoculture crops, causing significant impacts to biodiversity and contributing to soil erosion and water scarcity. Agricultural development is extensive in the area between the community of Almas and the Project site. Locally, the impacts of past mining and ongoing artisanal mining ( garimpeiros ) activity are evident, with little natural habitat remaining. 17.1.1 Protected Areas Existing and planned mining operations are not within any protected areas. There is one protected area in the Project region: the Serra Geral do Tocantins Ecological Station 2 (Estação Ecológica Serra Geral do Tocantins, EESGT). The EESGT is one of the largest ecological stations in Brazil, encompassing an area of over 700,000 ha, including land in the municipalities of Almas, Ponte Alta do Tocantins, Rio da Conceição, and Mateiros in Tocantins state, and Formosa do Rio Preto in Bahia state. The EESGT was created by presidential decree in 2001 and is administered by the Chico Mendes Biodiversity Conservation Institute (Instituto Chico 2 An ecological station in Brazil is a type of protected area defined by the National System of Conservation Units (SNUC). The general purpose of ecological stations is to preserve relatively untouched parts of representative Brazilian biomes. 17 - 1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Mendes de Conservação da Biodiversidade, ICMBio) under a formal management plan (ICMBio 2014). The EESGT is intended to protect the Cerrado biome. The southern part of the EESGT occupies part of the northern sector of the municipality of Almas, approximately 60 km north of the Paiol mine site and outside the Area of Influence (AoI) of the Project. 2. Environmental and Social Aspects 1. Vegetation and Wildlife The vegetation in the Almas region is primarily a transition zone between the Cerrado (Brazilian savanna) and Caatinga (dryland scrub forest) biomes. The Project area lies wholly within the Cerrado biome. The Cerrado is a mosaic of grasslands, shrublands, and forests, influenced by seasonal rainfall and periodic fires, making it a predominantly savanna ecosystem. The vegetation is adapted to these conditions, with drought - resistant plants and trees. The Cerrado’s flora is notably rich in endemic species, many of which are highly specialized to survive the region’s dry periods, fire regimes, and nutrient - poor soils. The Cerrado is home to a wide variety of animal species, including jaguars, maned wolves, giant anteaters, armadillos, and a great diversity of birds, reptiles, and insects. The biome is also an important area for migratory species. The Cerrado landscape has been altered substantially by human activity, resulting in the loss of habitat for these species. 2. Environmental Geochemistry The 2021 NI 43 - 101 report (Ghazanfari et al. 2021) summarizes the results of sampling and testing of rock samples carried out in 2020. Composite samples of ore (seven samples from Paiol, Cata Funda, Vira Saia, and the heap leach pad), waste rock (18 samples), and tailings (two samples) were collected for static testing including modified acid - base accounting (ABA) and net acid generation (NAG). The test results indicated a low potential for the generation of acid rock drainage / metals leaching (ARD/ML), due mainly to the high carbonate content in most samples, and the low sulphide content. The study concluded that the risk of development of ARD/ML is low at Almas. SLR’s observations during the site visit in November 2024 are consistent with this conclusion. In addition, the SLR QP notes that the Paiol pit lake, prior to it being drained, supported fish. 3. Water Balance and Water Management The climate at Almas features a wet season — when precipitation exceeds evaporation — and a dry season when the opposite occurs. Thus, the Paiol site swings between a water surplus and a water deficit through the course of a typical year. The process plant operates in closed circuit with the TSF, with inputs to the facility in the form of tailings supernatant and rainfall approximately balancing losses in the form of evaporation (from ponded water and saturated tailings beaches) and water taken up into permanent storage in the pores of the tailings solids. The process plant draws fresh makeup water from the Manuel Aves River under permit (Section 17.3 ). The Paiol pit was partially full of water when Aura acquired the site and the pit needed to be dewatered for mining to restart. The water quality in the pit was good owing to the favorable environmental geochemistry described above. Excess water continues to accumulate in the pit during the rainy season. Aura completed the initial dewatering process, and periodic dewatering during the rainy season under existing permits. 17 - 2

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Vira Saia and Cata Funda will require water management planning for the management of runoff from disturbed areas and pit dewatering during the rainy season. 4. Mine Waste Management 1. Waste Rock Waste rock is stockpiled in the vicinity of the Paiol open pit. At closure, the waste rock stockpiles will be covered and revegetated (Section 17.4 ). Waste rock from the Vira Saia and Cata Funda pits will be stockpiled in the vicinity of the open pits, avoiding mine waste transportation between the mines. 2. Tailings Slurried process plant tailings are deposited in an engineered Tailings Storage Facility (TSF) for permanent storage. The TSF is located approximately 2.5 km southeast of the process plant at the Paiol site. The engineer of record (EOR) for the TSF is consultancy GeoSafe Engenharia (GeoSafe). The TSF embankment utilizes a downstream construction method, where each successive lift of the embankment is placed on the downstream side of the previous one. The embankment is to be constructed in stages. The current volume of stored tailings is around 5.6 Mm 3 at 378.5 MASL (GeoSafe 2025). As designed and permitted, the TSF has an ultimate capacity of 15 Mm 3 of tailings. For additional capacity, Aura is planning to raise the crest elevation of the existing TSF to 390 MASL, for a total TSF capacity of 23.7 Mm 3 (GeoSafe 2025). This increase in capacity will have to be permitted (Section 17.3.2 ). Aura has in place inspection programs for the TSF that include daily and biweekly inspections in accordance with applicable legal requirements. SLR reviewed the most recent available inspection report for September 2025 (GeoSafe 2025a). The inspection report concluded that the facility is in good operating condition and that the stability conditions satisfy the criteria established in applicable Brazilian regulations. In addition, the existing instrumentation is operational, and accessible. SLR relies on the conclusions of GeoSafe inspection report and provides no conclusions or opinions regarding the stability of the TSF. 17.2.5 Community Engagement Community engagement activities date back to 2010 when consultancy Mediação Social e Sustentabilidad collected socioeconomic baseline data, carried out socioeconomic assessments and stakeholder mapping, and developed a social communication plan. In 2011, consultancy Conestoga Rovers e Associados expanded the database and social impact assessment for the historical Paiol mine, in support of the Environmental Impact Study (Estudo de Impacto Ambiental, EIA) process. The EIA process included meetings with residents and other stakeholders from the municipalities of Almas, Porto Alegre do Tocantins, and Dianópolis. Approximately 260 people participated in the meetings. Stakeholders expressed concerns about environmental and social impacts, including increased traffic in Almas. Community members also expressed a desire for economic opportunity in the form of employment and contracting opportunities for affected community members. Aura has continued with community engagement activities since initiating construction at Paiol, including updating the stakeholder map and communications plan, implementing a 17 - 3

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 socioeconomic diagnostic exercise, and initiating a community investment program focused principally on the town of Almas. There are some Quilombola 3 communities located within or around 8 km from the Vira Saia site. Engagement with Quilombola communities has been completed as part of the environmental licensing process (Section 17.3.2 ). Aura has made a concerted effort to recruit women to the Almas operations and informed SLR that the workforce is currently 30% female. The SLR QP understands that there are no formal impact - benefit agreements (IBAs) in place with Almas or other local communities. 6. Management Systems Aura has in place procedures for managing the key environmental, health and safety, and social (EHSS) aspects of the operation. The environmental and EHSS procedures are grouped under a management system umbrella that includes key components of a management system, including clear structure of roles and responsibilities, risk and impact evaluation, and document control. The Project also has in place an environmental compliance system that utilizes fit - for - purpose software (Software de Gestão Integrado, SOGI) developed by Brazilian company Ambipar ESG to identify, track, and monitor environmental legal requirements applicable to the Almas operations. 7. International Cyanide Management Code The International Cyanide Management Code for the Manufacture, Transport, and Use of Cyanide in the Production of Gold 4 (Cyanide Code) is a voluntary certification program of best practices for gold and silver mining companies and the companies producing and transporting cyanide used in gold and silver mining. The Cyanide Code focuses exclusively on the safe management of cyanide that is produced, transported and used for the recovery of gold and silver, and on mill tailings and leach solutions. The code’s framework provides a mechanism of assurance for enhancing the protection of human health and reducing the potential for environmental impacts. The Cyanide Code is administered by The International Cyanide Management Institute, a non - profit corporation established to administer the code through an independent Board of Directors. Parent company Aura is a signatory to the Cyanide Code, and the Project is in the process of obtaining its certification. At the time of the site visit, Project personnel informed SLR that a certification audit is planned for 2026. 8. Responsible Gold Mining Principles The Responsible Gold Mining Principles (RGMPs) are an auditable set of standards that establish clear expectations for consumers, investors, and the gold supply chain as to what constitutes responsible gold mining 5 . The RGMPs cover environmental, social, and governance 3 Afro - Brazilian communities comprising the descendants of escaped slaves, with constitutional rights to their territories. 4 The Cyanide Code is available at https://cyanidecode.org/ . 5 The RGMPs are available at https://www.gold.org/industry - standards/responsible - gold - mining . 17 - 4

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 (ESG) aspects of gold production, and seek to consolidate existing standards and instruments under a single framework. Aura subscribes to the RGMPs. Implementation affects all Aura operations, including those at Almas. As an implementing company, Aura is required to obtain external assurance from a third - party, independent assurance provider. The last available external assurance report was issued by Kumi (Kumi, 2024). 3. Permitting and Compliance Mining operations in Brazil are subject to environmental laws and regulations at the federal and state levels. Generally, federal agencies provide overarching environmental regulation, whereas state agencies manage local concerns, particularly those related to regional ecosystems and affected communities. In the State of Tocantins, the environmental agency is NATURATINS and follows the structure defined in Brazilian national regulations (CONAMA Resolution 237/1997). The process is divided into three main licenses: the Preliminary License (Licença Prévia, LP), the Installation License (Licença de Instalação, LI), and the Operation License (Licença de Operação, LO). These licenses are sequential, and each one authorizes a different stage of the project’s lifecycle. The LP is issued in the planning phase of the project. It evaluates the EIA, confirming that the project can proceed under specific environmental conditions. The LP also establishes the requirements and conditions that must be met before the project can move to construction. This license ensures that the project is environmentally viable and establishes criteria for emissions, effluents, waste management, and noise limits that must be considered in the next project’s stages. The LI authorizes the construction of the project. It is granted only when the proponent demonstrates compliance with all conditions established in the LP. The LI approves the engineering designs, environmental control plans, and mitigation measures that must be implemented during construction. With this license, NATURATINS confirms that the project can be safely built according to approved environmental standards. The Operating License (Licença de Operação, LO) is the final license and is issued once construction is complete. It authorizes the start of operational activities, but only after NATURATINS verifies — through inspections, testing, and documentation review — that all environmental control systems have been correctly installed and are functioning effectively. The LO also ensures that a project complies with all previous licensing conditions (LP and LI). 1. Current Permits Paiol mine operates under LO Nº 23 - 2023 obtained on April 11, 2023. The LO will expire in 2027. NATURATINS issued a Declaration of Non - Licensable Activities (DANL - 32/2025 issued on May 6, 2025), exempting the subsurface mineral research (1,200 m ramp) from traditional environmental licensing because it has been approved for exploration activities underground exclusively under the existing LO. Makeup water for the process plant is sourced at up to 240 m 3 /hr from the Manuel Aves River under the authority of Water Use Authorization (Outorga de Direito de Uso de Recursos Hídricos, ORH) Nº 407/2024. The same permit authorizes the discharge of excess water from the Paiol open pit. The authorized discharge volume is 400 m 3 /hr (150m 3 /h from the south drainage of the pit, and 250 m 3 /h from the north drainage of the pit). 17 - 5

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Table 17-1 lists the main environmental permits for Paiol issued by NATURATINS. Aura reports that all permits are in good standing.

Table 17-1: Environmental Licenses and Permits

Nº	Responsible Agency	Permit Nº	Permit Type	Permit Description	Expiration Date
1	NATURATINS	23-2023	LO	Paiol Operating License	4/11/2027
2	NATURATINS	111/2021	DUI	Declaration of insignificant use for water abstraction from the Paiol pit for the construction site	4/5/2026
3	NATURATINS	347/2022	DUI	Declaration of negligible use for abstraction near the plant	2/1/2027
4	NATURATINS	1077/2021	DUI	Declaration of negligible use for surface water abstraction for use in exploration activities	7/24/2027
5	NATURATINS	1270-2021	DDLA	Exemption from environmental licensing for 34.5 kV electrical transmission network	n/a
6	NATURATINS	491-2021	DDLA	Exemption from environmental licensing for 34.5 kV electrical transmission network (water supply)	n/a
7	NATURATINS	15/2022	DDLA	15 m^3 fuel storage tank	n/a
8	NATURATINS	7574-2020	DUI	Declaration of insignificant use, groundwater abstraction, Paiol	9/18/2025
9	NATURATINS	05-2023	LO	Water supply	10/4/2033
10	NATURATINS	407/2024	ORH	Industrial water supply and dewatering of the open pit	12/20/2029
11	NATURATINS	362/2024	ORH	Construction of tailings embankment (to stage 5)	7/23/2029
12	NATURATINS	57/2023	LI	Installation license for fuel station	8/28/2026
13	NATURATINS	3993/2023	DUI	Water well permit for irrigation (community)	6/11/2028
15	NATURATINS	35-DBAP/2023	AMAS	Authorization for Wildlife Management (capture, rescue, monitoring, and transportation of wildlife)	07/16/2026
16	NATURATINS	180/2025	AEF	Clearing/Removal of vegetation. 44 ha	03/06/2027
17	NATURATINS	403/2024	AEF	Clearing/Removal of vegetation. 89 ha	06/13/2026

Notes:

1. LO = Operating License (Licença de Operação)
2. DUI = Declaration of insignificant (Decalação de uso Insignificante
3. DDLA = Declaration of Exemption from Environmental Licensing (Declaração de Dispensa de Licenciamento Ambiental)

17-6

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 4. ORH = Water Use Authorization (Outorga de Direito de Uso de Recursos Hídricos) 5. LI = Installation License (Licença de Instalação) 6. AEF = Forestry Exploitation Authorization (Autorização de Exploração Florestal) 7. AMAS = Authorization for Management of Wild Animals (Autorização para Manejo de Animais Silvestres) 2. Future Environmental Permitting For Paiol, Aura intends to consolidate the required permitting updates into a single EIA to be submitted to NATURATINS in the second half of 2026. This integrated submission will support the amendment and renewal of the project’s LP, LI, and LO, and will encompass all planned project modifications, including the TSF dam raises to 390 MASL, the underground mining, and the upgrades to the processing plant. The Vira Saia and Cata Funda targets are managed separately by NATURATINS, ensuring that the progress of one process does not interfere with the other. Currently, Vira Saia is undergoing an environmental licensing process with NATURATINS. Aura submitted the Public Hearing Report in October 2025, along with the Quilombola Component Study (Estudo de Componente Quilombola, ECQ) and the Quilombola Basic Environmental Project (Projecto Basico Ambiental Quilombola, PBAQ) 6 . The National Institute for Colonization and Agrarian Reform (Instituto Nacional de Colonização e Reforma Agrária, INCRA 7 ) will complete the review of the ECQ and the PBAQ before conducting community consultations and issuing its formal opinion to NATURATINS for approval, conditional approval, or denial of the LP. For Vira Saia, Aura is anticipating that the LP and the LI will be issued in 2026. For Cata Funda, although an LP was initially pursued, Aura formally requested the suspension of the licensing analysis in November 2025 to address existing documentation gaps. Aura is anticipating that the process will resume in the second half of 2026. 3. Environmental Compliance In the State of Tocantins, environmental compliance oversight for mining activities is carried out by NATURATINS. An operating mine must comply with all conditions established in its LO, as well as with any monitoring, control, and reporting requirements defined in the environmental programs approved through the licensing process. These obligations generally include the periodic submission of environmental monitoring reports on a semiannual/annual basis, covering, among others, water quality, effluent discharge, air emissions, vegetation management, waste, and geotechnical/structural monitoring. NATURATINS also conducts periodic onsite inspections, often in coordination with other state agencies, to verify compliance with license conditions and environmental programs. iIf NATURATINS identifies a material instance of non - compliance, the agency may initiate an administrative enforcement procedure under Law Nº 3.804/2021. Potential sanctions include a written warning, fines, suspension or restriction of activities, temporary or definitive closure, and, in the most serious cases, revocation of the environmental license. The law also affirms the principle of polluter pays, and holds companies liable for damages and for compliance with all required environmental controls. 6 In Brazil, whenever a project may affect Quilombola communities, the environmental licensing process requires specific socio - environmental instruments, ECQ and PBAQ. The ECQ identifies, assesses, and characterizes the potential social, cultural, economic, and environmental impacts of a project on Quilombola communities. It focuses specifically on Quilombola territories, rights, and ways of life. The PBAQ is a mitigation, compensation, and monitoring plan that addresses impacts identified in the ECQ. 7 INCRA is the federal authority responsible for Quilombola land regularization and Quilombola - related environmental licensing reviews. 17 - 7

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Almas affirmed that the Site is in compliance with environmental requirements and there are no current administrative enforcement procedures. 17.4 Mine Closure Planning Mine closure planning is a legal requirement in Brazil, although the provision of financial assurance for closure is not yet mandatory 8 . The most recent mine closure plan (MCP), dated January 2026 (Mineral Engenharia e Meio Ambiente 2026), was prepared in accordance with applicable local legal requirement, and covers the Paiol mine and Cata Funda deposit. For the Paiol mine, the MCP considers the open pit, the underground mine, the processing plant, the TSF, waste rock stockpiles, and the ore stockpiles. For Cata Funda, the MCP considers two open pits (north and south), waste rock stockpiles, and the ore stockpile. This MCP adopts a conventional approach to mine closure. It considers two years for pre - closure, two years of active closure, and seven years of post - closure monitoring and maintenance. Major closure activities are summarized as follows:  Civil and industrial facilities will be demolished . Demolition debris will be disposed of in accordance with regulatory requirements . Equipment will be sold and/or scrapped . Soil covers will be placed on disturbed areas, and these will be revegetated .  For the TSF at Paiol, the tailings surface will be regraded to avoid ponding, diversion channels upstream and perimeter ditches will be implemented to reduce erosion, prevent structural failure and minimize water infiltration, slopes will be stabilized, cover (0.30m) will be placed, and facility will be revegetated (direct seeding).  The pits will be allowed to flood, forming pit lakes. Pit slopes above the final water level will be hydroseeded.  Waste rock stockpiles will be recontoured, surface drainage perimetral ditches will be implemented, cover (0.30m) will be placed, and stockpiles will be revegetated (hydroseeded).  For underground at Paiol, the following activities will be completed: backfilling of stopes, sealing of portals, withdrawal or deactivation of underground services, and removal of ventilation systems.  The MCP does not clearly establish post - closure land use objectives; however, it specifies that disturbed areas will be revegetated to limit erosion and promote physical stability. The climate at Almas is favourable for the revegetation of disturbed areas. Aura will implement a post - closure monitoring program, including, among others: surface water and sediment quality, erosion control, geotechnical monitoring of the TSF and waste rock stockpiles, noise and vibration, air quality, groundwater in the vicinity of the TSF and open pits, and aquatic and terrestrial fauna. 8 In November 2024, the Brazilian National Mining Agency (ANM) published Consulta Pública ANM nº 6/2024, presenting a draft resolution that will regulate financial guarantees (garantias financeiras) specifically for mine - closure execution. 17 - 8

March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 17.4.1 Paiol and Cata Funda Closure Cost Estimate The 2026 MCP provides undiscounted estimates of closure costs of R$94.4 million and R$10 million for the Paiol and Cata Funda sites, respectively. The total closure cost estimate is R$104.4 million, which includes a contingency of R$13.9 million. At a current exchange rate of US$1.00 = R$5.21 9 , the total closure cost estimate for Paiol and Cata Funda is approximately US$20 million. 2. Vira Saia Aura developed a MCP for Vira Saia deposit, dated November 2025 (Mineral Engenharia e Meio Ambiente 2025), in accordance with applicable legal requirements. The Vira Saia MCP considers a nine - year closure process, including two years of pre - closure, one year of active closure, and six years of post - closure monitoring and maintenance. This MCP includes the Vira Saia deposit exclusively. Major closure activities are summarized as follows:  Civil and industrial facilities will be demolished, including concrete foundations. Demolition debris will be disposed of in accordance with regulatory requirements.  Soil covers will be used in disturbed areas, and these will be revegetated.  The two pits will be allowed to flood, forming pit lakes. Pit slopes above the ultimate water level will be hydroseeded.  Waste rock dumps will be regraded, slopes will be adjusted, and erosion control implemented to ensure long - term geotechnical stability. Revegetation will be completed through hydroseeding. Aura will implement a post - closure monitoring program, including among others, geotechnical stability, surface water, erosion control, noise and vibration, air quality, fauna monitoring, and community relations . 1. Vira Saia Cost Estimate The 2025 MCP provides an undiscounted estimate of closure costs of R$22.5 million for Vira Saia, which includes a contingency of R$3.75 million. At a current exchange rate of US$1.00 = R$5.21 10 , the total closure cost estimate is approximately US$4.3 million. SLR has not independently verified the closure cost estimates presented in this section. 17.5 QP Opinion In the SLR QP’s opinion, the environmental and social risks at Almas are manageable, and Aura has in place adequate management plans and systems to manage these risks and to maintain compliance with applicable environmental legal requirements. Based on the site visit and review of documentation made available by Aura, the SLR QP is of the opinion that it is unlikely that environmental and social factors will materially affect Aura’s ability to operate according to the LOM plan described in this TRS. 9 According to official exchange rate from Central Bank in Brazil on March 9, 2026. 10 According to official exchange rate from Central Bank in Brazil on March 9, 2026. 17 - 9

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 The SLR QP notes that management systems for the environmental and social aspects of the Project are evolving and recommends that these systems be further formalized to incorporate a full “Plan - Do - Check - Act” cycle common to international management system standards. Environmental permitting for the Cata Funda and Vira Saia deposits is in process. The SLR QP has seen nothing to suggest that these approvals will not be obtained in due course. The SLR QP recommends that Aura continue active community engagement to address any concerns that arise due to the proximity of Cata Funda and Vira Saia to Almas and the Quilombola communities. 17 - 10

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

18.0 Capital and Operating Costs

The capital and operating costs presented in this section include the costs required for mining and processing Mineral Reserves from the Almas Project. The Almas Project includes an operating mine that declared commercial production in Q3 2023; therefore, capital and operating cost estimates were prepared based on 2025 actuals and the current operating budget for 2026. These costs were supplied to SLR by Aura's technical team. The SLR QP considers these cost estimates to be reasonable for the planned production schedule.

All capital and operating costs in this section are expressed in Q4 2025 US dollars and are based on an exchange rate of R$5.50 per US$1.00.

18.1 Capital Costs

The capital costs required to achieve the Almas Mineral Reserve LOM production were estimated by Aura and reviewed by SLR. Since Paiol is an operating pit, there are no pre-production capital costs. Capital costs for the Paiol, Cata Funda, and Vira Saia pits and the plant expansion phase 3 are categorized as expansion capital and sustaining capital. Capital costs have been estimated by Aura based on the current budget for 2026 and actuals from year 2025. Based on the SLR QP's review, the sustaining capital costs are estimated to the equivalent of an Association for the Advancement of Cost Engineering (AACE) Class 3 estimate with an accuracy range of -15% to +20%.

The expansion capital costs are for plant expansion phase 3 in the year 2026 and underground development for Paiol underground operations, and total US$95 million. The summary breakdown of the estimated expansion capital costs is presented in Table 18-1

Table 18-1: Expansion Capital Costs Summary

Cost Component	Value (US$ million)
UG Mining Other Costs	28.3
UG Surface - Infrastructure Costs	1.2
UG Development	21.9
Backfill Plant	0.5
Plant Expansion	43.4
Total Expansion Capital	**95.4**

Total LOM sustaining capital costs are estimated to be US$136 million between years 2026 and 2036. The sustaining capital costs include:

- OP Mine Sustaining
- Mine capitalized waste stripping
- UG mine secondary development
- UG mine sustaining
- Plant Sustaining
- Tailing dams

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

- Other sustaining

The summary breakdown of the estimated sustaining capital costs required to achieve the Mineral Reserve LOM production is presented in Table 18-2.

Table 18-2: Sustaining Capital Costs Summary

Cost Component	Value (US$ million)
Sustaining - Mine	8.4
Sustaining - Plant	5.2
Sustaining - General	4.3
Tailings Dam	14.4
Capitalized Waste Stripping Costs	62.1
Mine UG Other Costs	4.1
UG Mine Secondary Developments	37.7
Total Sustaining Capital Cost	**136.3**

Mine closure and concurrent reclamation costs for the LOM scenario presented in this TRS are based on Aura's latest environmental reclamation estimates for the Almas Project, totaling US$24.3 million.

- Paiol and Cata Funda closure estimate is approximately US$20 million from the January 2026 mine closure plan (MCP)
- Vira Saia closure cost estimate is approximately US$4.3 million from the November 2025 MCP

18.2 Operating Costs

The operating costs were estimated based on the current budget for 2025 and actuals from year 2024 at the Almas Project. The costs were estimated by Aura and reviewed by SLR. The operating costs are estimated to the equivalent of an AACE Class 3 estimate with an accuracy range of -15% to +20%, although it is noted that AACE does not typically apply to operating costs.

The site operating expenses estimated for mining, processing, and G&A activities for this Mineral Reserve LOM scenario are summarized in Table 18-3. Operating costs total US$966 million over the LOM, averaging US$80 million per year (considering only years of full production).

The unit operating cost over the mine life is US$28.50/t milled:

- Open pit mining costs: US$12,91/t milled, or US$2.63/t mined
- Underground mining costs: US$3.89/t milled, or US$27.34/t mined
- Mine capitalized stripping costs: -US$1.83/t milled
- Mine stockpile reclaiming costs: US$0.49/t milled
- Stockpile Change in Inventory Cost: US$1.05/t milled
- Processing costs: US$9.75/t milled

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

- Site support and site general and administration (G&A) and overhead other cash costs: US$2.25/t milled or US$7.3 million per year

The mining costs include all labour, materials and supplies, mining contractors, and technical support to complete open pit mining-related activities such as drilling, blasting, loading, and hauling, and underground mining activities such as sublevel stoping, cemented rockfill and rockfill. The processing costs include all labour, operating and maintenance activities, power, reagents, and services to complete processing-related activities. The administrative expense includes all labour and support services to complete administrative, finance, human resources, environmental, safety, supply chain, laboratory, IT support, security, site services, camp and kitchen, and travel-related activities.

Table 18-3: Operating Cost Estimate

Cost Component	LOM Total (US$ million)	Average Annual[1] (US$ million)	LOM Average (US$/t milled)
Open Pit Mining	437.2	62.5	12.91
Underground Mining	131.7	26.3	3.89
Mine Capitalized Stripping Costs	(62.1)	(12.4)	(1.83)
Mine Stockpile Reclaiming Cost	16.5	1.5	0.49
Stockpile Change in Inventory Cost	35.7	38.4	1.05
Processing	330.2	27.5	9.75
G&A and Site Support Costs	76.4	6.4	2.25
Total Site Operating Cost	**965.6**	**80.5**	**28.50**

Notes:
1. For fully operational years
2. Sum of individual values may not match total due to rounding.

18.2.1 Workforce

18.2.1.1 Mining Personnel

As the mine operation is sub-contracted, Aura's labour force is limited to management, grade control, and mine planning, and is presented in Table 18-4.

Table 18-4: Current Workforce in the Mining Operation / Support

Sector	Job Title	Professional Background	Quantity
Management	Mine Manager	Mining Engineer	1
Grade Control	Department Chief	Geologist	1
	Coordinator	Geologist	1
	Grade Control Technician	Mining Technician	2
Mine Planning	Department Chief	Mining Engineer	1
	Mine Planning Engineer	Mining Engineer	1

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Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Sector	Job Title	Professional Background	Quantity
	Topography Specialist	Surveyor	1
	Mine Planning Engineer	Mining Technician	2
Mine Production	Department Chief	Mining Engineer	1
	Production Engineer	Mining Engineer	1
	Production Supervisor	Mining Technician	4
Management	Mine Manager	Mining Engineer	1
Grade Control	Department Chief	Geologist	1
	Coordinator	Geologist	1
	Grade Control Technician	Mining Technician	2
Mine Planning	Department Chief	Mining Engineer	1
	Mine Planning Engineer	Mining Engineer	1
	Topography Specialist	Surveyor	1
	Mine Planning Engineer	Mining Technician	2
Mine Production	Department Chief	Mining Engineer	1
	Production Engineer	Mining Engineer	1
	Production Supervisor	Mining Technician	4

18.2.1.2 Process Plant Personnel

Manpower for process operations and maintenance of the Almas process plant are listed in Table 18-5 and Table 18-6.

Table 18-5: Process Plant Operation Personnel

Process Plant Operation	Quantity
Plant Operator Level I	14
Plant Operator Level II	8
Plant Operator Level III	9
Control Room Operator	4
Plant Supervisor	5
Mill Manager	1
Senior Metallurgist	2
Junior Metallurgist	1
Mill Coordinator	1
Metallurgy - Refiner	1
Trainee	1

18-4

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Process Plant Operation	Quantity
Metallurgy Technician	1
Total	**48**
Source: Aura 2024.	

Table 18-6: Process Plant Maintenance Manpower

Process Plant Maintenance	Quantity
Mechanic Assistant	2
Electrician I	2
Electrician II	4
Junior Automation Engineer	1
Senior Electrical Engineer	1
Senior Mechanical Engineer	1
Maintenance Manager	1
Electrical Inspector	2
Lube Technician	1
Millwright I	5
Millwright II	9
Millwright III	3
Maintenance Planner I	1
Maintenance Planner II	1
Electrical Supervisor	1
Mechanical Supervisor I	2
Mechanical Supervisor II	1
Maintenance Planning and Control Supervisor	1
Specialized Mechanical Maintenance Supervisor	1
Maintenance Technician I	1
Mechanical Technician III	1
Specialized Electrical Technician	5
Specialized Mechanical Technician II	1
Specialized Automation Technician	1
Total	**49**
Source: Aura 2024.	

18-5

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

19.0 Economic Analysis

The economic analysis contained in this TRS is based on the Almas Open Pit and Underground Mineral Reserves, economic assumptions, and capital and operating costs provided by the Aura technical team and reviewed by SLR. All costs are expressed in Q4 2025 US dollars at an exchange rate of US$1.00 = BRL$5.50. Unless otherwise indicated, all costs in this section are expressed without allowance for escalation, currency fluctuation, or interest.

A summary of the key criteria is provided below.

19.1 Economic Criteria

19.1.1 Production Physicals

- Mine life: 12 years (2026 to 2037).
  - Open pit mining between years 2026 and Q1 2033
  - Underground mining between years Q4 2026 and 2033
  - Stockpile movement between years 2026 and 2037
- Open pit peak mining rate: 24,000 ktpa between years 2027 and 2031
- Underground peak mining rate: 1,193 ktpa in year 2030
- LOM ore feed to process: 33,878 kt ore at 0.82 g/t Au
- Processing plant peak processing throughput: 3,000 ktpa since year 2027
- LOM contained metal: 891 koz Au
- Weighted average LOM process gold recovery: 89.7%
- LOM recovered metal: 799 koz Au

19.1.2 Revenue

- Revenue is estimated based on metal prices provided to SLR by Aura, which sourced them from CIBC Analysts' Consensus Commodity Price Forecasts from March 2026. The CIBC Analysts' Consensus metal price forecast is presented in Table 19-1:

Table 19-1: Almas Cash Flow Metal Prices

Metal Prices	2026	2027	2028	2029	2030 - Long Term
Gold (US$/oz)	4,648	4,554	4,207	3,971	3,515

- Payable metals are estimated at 99.99% for gold. This rate is based on actual agreement figures.
- Transportation and Refining charges include the following:
  - Gold refining: US$0.30/oz of payable Au
- The Almas property is subject to the following royalties (see further details in 19.1.4):
  - Paiol at 1.95% NSR: 1.20% NSR mining rights and 0.75% surface royalties (50% of CFEM),

19-1

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

- Cata Funda at 3.25% NSR: 2.50% mining rights and 0.75% surface royalties (50% of CFEM)
- Vira Saia at 0.75% NSR: 0.75% surface royalties (50% of CFEM)

- Almas is subject to a Mining Tax over Sales at 1.5% NSR (treated as a royalty)
- LOM net revenue is US$2,976 million (after Selling Charges and Royalties).
- Revenue is recognized at the time of production.

19.1.3 Costs

- Exchange rate US$1.00 = BRL$5.50.
- Expansion capital costs: US$95 million, including US$43 million for the plant expansion
- Mine life sustaining capital totals US$136 million.
- Mine closure and reclamation costs in year 2037 total US$24.3 million based on Aura's latest estimates:
  - Paiol and Cata Funda closure estimate is approximately US$20 million from the January 2026 mine closure plan (MCP).
  - Vira Saia closure cost estimate is approximately US$4.3 million from the November 2025 MCP.
- Average operating cost over the mine life is US$28.50/t milled.
  - Open pit mining costs: US$12.91/t milled, or US$2.63/t mined from open pit
  - Underground mining costs: US$3.89/t milled, or US$27.34/t mined
  - Mine capitalized stripping costs: -US$1.83/t milled
  - Mine stockpile reclaiming costs: US$0.49/t milled
  - Stockpile Change in Inventory Cost: US$1.05/t milled
  - Processing costs: US$9.75/t milled
  - Site support and site general and administration (G&A) and overhead other cash costs: US$2.25/t milled or US$7.3 million per year
- LOM site operating costs of $966 million.
- Corporate G&A overhead allocation costs of US$2.3 million/year over the LOM.

19.1.4 Taxation and Royalties

- Property is subject to different third-party royalties NSR for each deposit:
  - Paiol at 1.95% NSR: 1.20% NSR mining rights and 0.75% surface royalties (50% of CFEM),
  - Cata Funda at 3.25% NSR: 2.50% mining rights and 0.75% surface royalties (50% of CFEM).
  - Vira Saia at 0.75% NSR: 0.75% surface royalties (50% of CFEM). SLR notes that Aura acquired the Vira Saia mining rights, which removes the 2.5% royalty.

19-2

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  The Brazilian Corporate Income Tax is set at 34% but Aura is currently benefiting from the tax incentives provided by SUDAM, which grants a reduced corporate income tax rate of 15%.  Almas is subject to a Mining Tax over Sales at 1.5% NSR (treated as a royalty): 1.5% of CFEM.  Total income tax estimated: US$229 million.  SLR has relied on Aura’s assumptions and calculations for royalties and taxes applicable to the cash flow. 19.2 Cash Flow SLR has reviewed Aura’s Almas LOM cash flow model, considering gold as the final saleable product, and has prepared its own unlevered after - tax LOM cash flow model based on the information contained in this TRS to confirm the physical and economic parameters of the Project. The model does not take into account: financing costs, allowances for escalation, and currency fluctuations. All costs are in Q4 2025 US dollars with no allowance for inflation. An after - tax cash flow summary is presented in Table 19 - 2 . 19 - 3

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Table 19 - 2: Annual After - Tax Cash Flow Summary 19 - 4

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 19 - 5

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

19.2.1 Cash Flow Analysis

SLR prepared a LOM unlevered after-tax cash flow model to confirm the economics of the Project over the LOM (between 2026 and 2037). Economics have been evaluated using the discounted cash flow method by considering LOM production on a 100% basis, annual processed tonnages, and gold grades. The associated gold recoveries, gold price, operating costs, treatment and refining charges, expansion and sustaining capital costs, reclamation and closure costs, and income tax and royalties were also considered.

The base discount rate assumed in this TRS is 5% as per Aura's corporate guidance for the Project. This rate reflects prevailing industry standards for evaluating precious-metal operating mines. Discounted present values of annual cash flows are summed to arrive at Almas Project Base Case NPV. For this cash flow analysis, the internal rate of return (IRR) and payback are not applicable given Almas is already an operating mine; therefore, there is no initial investment to be recovered.

To support the disclosure of Mineral Reserves, the economic analysis demonstrates that Almas's Mineral Reserves are economically viable at the CIBC Analysts Consensus Commodity Price Forecast report from March 2026, with a LOM average net realized gold price of US$3,823/oz and a long term price of US$3,515/oz gold. The Project's Base Case undiscounted pre-tax net cash flow is approximately US$1,765 million, and the undiscounted after-tax net cash flow is approximately US$1,536 million. The pre-tax NPV at a 5% discount rate is approximately US$1,371 million, and the after-tax NPV at a 5% discount rate is approximately US$1,190 million.

The SLR QP confirms that SLR has also run the economic analysis using flat reserve metal prices of gold US$2,600/oz. The analysis demonstrates that Almas's Mineral Reserves are also economically viable at these prices.

Almas will add average annual gold sales over its 12-year mine life of 66,600 oz Au per year.

The Almas Cash Costs are US$1,250/oz Au produced. The mine life sustaining capital cost is US$201/oz Au, for an All-in Sustaining Costs (AISC) of US$1,451/oz Au produced. Table 19-3 shows the AISC build-up.

Table 19-3: All-in Sustaining Costs Composition

Description	LOM Total US$ million	Unit Costs ($/oz Au)
Mining (Open Pit)	437	547
Mining (Underground)	132	165
Mine Capitalized Stripping	(62)	(78)
Stockpile + HL Reclaiming Cost	17	21
Stockpile Change in Inventory Cost	36	45
Processing	330	413
Site Support G&A Cost - Other Cash Costs	76	96
Subtotal Site Costs	**966**	**1,208**
Mining Royalties	34	42
Subtotal Offsite Costs	**34**	**42**
Total Direct Cash Costs	**999**	**1,250**

19-6

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

Description	LOM Total US$ million	Unit Costs ($/oz Au)
By-Product Credit	0	0
Adjusted Operating Costs	**999**	**1,250**
Sustaining Capital (includes Capitalized Stripping)	136	170
Closure/Reclamation Capital	24	30
Total Sustaining Costs	**161**	**201**
Total All-in Sustaining Costs	**1,160**	**1,451**
Gold Payable Metal (Moz)		**799**

Notes:

1. Aura's AISC does not include refining charges and the Production Tax over sales, given they are considered as sales discounts to Revenue as per Aura's Financial Reporting to the market.
2. The sum of all items may not add up due to rounding.

19.3 Sensitivity Analysis

Project risks can be identified in both economic and non-economic terms. Key economic risks were examined by running cash flow sensitivities:

- Gold price
- Gold head grades
- Gold metallurgical recoveries
- Operating costs
- Capital costs (sustaining and closure)

After-tax NPV 5% sensitivities over the Almas Project Base Case have been calculated for -20% to +20% (for head grade), -5% to +5% (for metallurgical recovery), -20% to +31% (for metal prices), and -10% to +15% (for operating costs and capital costs) variations, to determine the most sensitive parameter for the Project.

The sensitivities are shown in Table 19-4 3 and Figure 19-1.

Table 19-4: After-Tax NPV 5% Sensitivity Analyses

Variance	Head Grade (g/t Au)	NPV at 5% (US$000)
80%	0.65	785,661
90%	0.74	988,761
100%	**0.82**	**1,190,492**
110%	0.90	1,388,459
120%	0.98	1,586,419

19-7

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary

March 30, 2026
SLR Project No.: 305.012406.00001

Variance	Recovery (% Au)	NPV at 5% (US$000)
95%	85.2%	1,089,626
98%	83.0%	1,039,194
100%	**89.7%**	**1,190,492**
103%	91.9%	1,239,989
105%	94.2%	1,289,479
Variance	**Metal Prices (US$/oz Au)**	**NPV at 5% (US$000)**
80%	3,058	785,628
90%	3,440	988,745
100%	3,823	**1,190,492**
115%	4,396	1,487,463
131%	5,000	1,800,352
Variance	**Operating Costs (US$/t)**	**NPV at 5% (US$000)**
90%	25.65	1,251,874
95%	27.08	1,221,187
100%	**28.50**	**1,190,492**
108%	30.64	1,143,927
115%	32.78	1,097,362
Variance	**Capital Costs (US$000)**	**NPV at 5% (US$000)**
90%	199,548	1,213,230
95%	210,634	1,201,861
100%	**221,719**	**1,190,492**
108%	238,348	1,173,438
115%	254,977	1,156,384

19-8

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Figure 19 - 1: After - Tax NPV 5% Sensitivity Analysis The sensitivity analysis at Almas shows that the after - tax NPV at a 5% base discount rate is most sensitive to metal prices, head grades, and metallurgical recoveries, followed by operating costs and capital costs. The SLR QP notes that a 10% reduction in metal prices reduces the after - tax NPV 5% by 17% for the Almas Project Base Case. 19 - 9

March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 20.0 Adjacent Properties Almas is a very mining - active area in Brazil. Several exploration companies maintain land positions near Aura’s Almas Gold Project area. Although most of the surrounding mineral claims are in the exploration stage, some are at different stages, such as applying for mining concessions. Examples of companies which hold adjacent properties are Calango Exploração Mineral S.A. (Calango), Iamgold - Brasil, M & J Mineração, Mineração Santo Expedito, and other small companies. Most of the claims are for gold, copper, or both. A series of small artisanal mines exist along the length of the Almas Greenstone Belt in the Project area. These are generally surface or shallow underground operations, mining saprolite or quartz veins in weathered rock, operated by a few miners, most often intermittently. It is important to note that there is no hostile climate or other issue between Aura and artisanal miners. Calango holds several properties in the Almas Gold Project area, especially to the north and east of the town of Almas. Aura is not aware of the nature of the exploration work conducted by Calango on its holdings. Currently, Calango is not active in the district. M & J’s Mineração (former Amarante Mineração) operates a small surface mining operation for gold, approximately 15 km north of the Almas town site. The operation includes several small open pits, a small oxide mill with a cyanide leach plant, and a tailings disposal facility. The SLR QP has not independently verified this information and this information is not necessarily indicative of the mineralization at the Project. 20 - 1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 21.0 Other Relevant Data and Information No additional information or explanation is necessary to make this TRS understandable and not misleading. 21 - 1

March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 22.0 Interpretation and Conclusions The SLR QPs offer the following conclusions by area. 1. Geology and Mineral Resources  The main mineralized deposits at Almas are classified as orogenic, shear - hosted mesothermal gold deposits. These mineralized bodies trend north - south and are shear - hosted in Paleoproterozoic rocks, typically metabasalts and metasediments (greenstones). The shear zone has been mapped to extend 15 km and several mineral occurrences on the property lie within and adjacent to the zone.  Mineral Resources at Almas have been estimated for three deposits across the property: Paiol, Vira Saia, and Cata Funda. The Paiol and Cata Funda Mineral Resources represent the largest proportion of the estimate and were updated in 2025. Vira Saia is unchanged since 2020 apart from a classification update conducted by SLR in 2024. Estimates were completed by Aura and have been audited and adopted by SLR.  Mineral Resources have been classified in accordance with the definitions for Mineral Resources in S - K 1300.  The Mineral Resource estimation for the Paiol and Cata Funda deposits is acceptable and represents a reasonable estimate of the economic potential of the mineral deposit. Improvements are warranted, however, and with adjustments to the estimation approach it may be possible to better reflect the deposit characteristics locally.  The Mineral Resource estimate for the Vira Saia is also acceptable and represents a reasonable estimate of the economic potential of the mineral deposit. Prior to production consideration, the deposit will require an update to incorporate data from planned and completed drill programs.  Open pit Mineral Resources exclusive of Mineral Reserves, as at December 31, 2025, have been estimated as follows: o M&I Mineral Resources are estimated to total 4,323 kt averaging 0.47 g/t Au and containing 65 kt Au. o Inferred Mineral Resources are estimated to total 3,071 kt averaging 0.76 g/t Au and containing 75 koz Au.  Underground Mineral Resources exclusive of Mineral Reserves, as at December 31, 2025, have been estimated as follows: o Indicated Mineral Resources are estimated to total 2,227 kt averaging 0.88 g/t Au and containing 63 koz Au. o Inferred Mineral Resources are estimated to total 3,744 kt averaging 0.67 g/t Au and containing 81 koz Au.  Sample preparation, security, and analysis adhere to industry standards, ensuring high data quality and integrity. QA/QC results confirm the accuracy and precision of assay data, supporting reliable Mineral Resource estimates.  No significant sample bias was identified in the review of drill data and assays, ensuring the adequacy of the database for Mineral Resource estimation. 22 - 1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001  Exploration to date has focused on near surface prospects, and the potential for discovery of deeper, underground gold targets with vertical extent is high. 2. Mining and Mineral Reserves  The Mineral Reserve estimates are technically reasonable, economically supportable, and compliant with S - K 1300 . The modifying factors used in reserve determination are appropriate and support the classification of Proven and Probable Mineral Reserves .  Open pit Mineral Reserves, as at December 31 , 2025 , have been estimated as follows : o Proven and Probable Mineral Reserves are estimated to total 24 , 723 kt, averaging 0 . 80 g/t Au and containing 634 kt Au .  Underground Mineral Reserves, as at December 31 , 2025 , have been estimated as follows : o Probable Mineral Reserves are estimated to total 4 , 817 kt, averaging 1 . 16 g/t Au and containing 180 koz Au .  Stockpiles Mineral Reserves, as at December 31 , 2025 , have been estimated as follows : o Proven Mineral Reserves are estimated to total 4 , 338 kt, averaging 0 . 55 g/t Au and containing 77 koz Au .  The applied modifying factors, including geotechnical, hydrogeological, metallurgical, economic, and operational inputs, are sufficient and appropriate, and are consistently applied across open - pit, underground, and stockpile reserve categories .  The selected mining methods are well - suited to the deposit geometries and geotechnical conditions. Conventional open pit mining is appropriate for Paiol, Vira Saia, and Cata Funda, while sublevel stoping with backfill is appropriate for the deeper mineralization at Paiol Underground.  The integrated open pit and underground LOM plan is technically achievable, and the transition between mining areas is supported by sequencing, geotechnical design parameters, and operational considerations.  Production schedules, equipment capacities, haulage profiles, and blending strategies are consistent with the reserve base and the processing plant capacity. The combined open pit, underground, and stockpile - supported mining sequence maintains a stable mill feed throughout the planned 12 - year operating period. Toward the end of the mine life, as open pit and underground mining are completed, the processing plant will be supplied exclusively by rehandled stockpiles, in accordance with the Integrated LOM Plan. 3. Mineral Processing  Plant operating results from 2025 indicate that the expanded CIL circuit provided improved process stability and allowed the plant to sustain throughputs close to 2.0 Mtpa, rather than the original capacity of 1.3 Mtpa. Under these operating conditions, the average gold recovery for the year was approximately 88.5%, reflecting the combined influence of increased residence time, increased classification performance, and increased carbon activity on overall metallurgical efficiency.  Although recovery remained below long - term design expectations, the 2025 results show that the plant responds predictably to adjustments in grind size control, carbon management, and operating consistency. Continued optimization of these parameters, 22 - 2

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 together with the process enhancements planned for 2026 in the Phase 3 expansion to a throughput of 3 Mtpa considering an average gold recovery of 89% , is expected to support improvements toward targeted recovery levels as throughput and operating conditions stabilize.  For the transition to underground mining in future years, the absence of domain - specific metallurgical testwork means that the behaviour of underground ore has not yet been confirmed. The currently applied 85.17% recovery assumption for underground material is therefore considered conservative and appropriate for planning purposes until a dedicated test work program is completed. 22.4 Infrastructure  The Project has operated since 2021 and has developed the necessary infrastructure to support current and planned mining activities. Key components include power supply, water management systems, waste handling facilities, operational support buildings, and access roads.  The Project is connected to the national power grid, which supplies the site's energy needs. No power generator sets are present at the site.  Process water is sourced by direct pumping from local rivers, which provide reliable flows year - round.  Potable water is available at the site via 20 L gallons.  Support facilities include warehouses, maintenance workshops, an assay laboratory, and administrative offices.  Almas does not have on - site housing. The company maintains a camp in the city of Almas for visitors and temporary needs.  The site is accessible via paved highways and gravel roads, ensuring year - round access for materials, equipment, and personnel.  The Project maintains radio, telephone, and internet services, ensuring effective coordination across operational areas. Cell phone services are also available at the site.  The Project’s infrastructure has been progressively maintained and adapted to meet operational requirements while ensuring environmental and regulatory standards compliance. 22.5 Environmental and Social Aspects  In the SLR QP’s opinion, the environmental and social risks at Almas are manageable, and Aura has in place adequate plans and systems to manage these risks and to maintain compliance with applicable environmental legal requirements.  Aura reports that all permits required for its current operations are in good standing. For the Paiol mine, the company plans to consolidate all required permitting updates into a single EIA, to be submitted to the environmental agency in the second half of 2026. This integrated submission will support both the amendment and renewal of the Project’s existing licenses. It will address all planned project modifications, including raising the TSF to 390 MASL, the underground mining, and upgrades to the processing plant.  The Cata Funda and Vira Saia deposits also require environmental licensing. Aura has already submitted the necessary documentation for the Vira Saia development. For Cata 22 - 3

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Funda, the company anticipates submitting an updated EIA later this year. Licensing approvals for Vira Saia and Cata Funda are expected in 2026 and 2027, respectively.  As designed and permitted, the TSF has an ultimate capacity of 15 Mm 3 of tailings. For additional capacity, Aura is planning to raise the crest elevation of the existing TSF to 390 MASL, for a total TSF capacity of 23.7 Mm 3 .  Testing of ore, waste rock, and tailings samples indicates low potential for the generation of ARD or ML.  Aura has continued with community engagement activities since initiating construction at Paiol, including updating the stakeholder map and communications plan, and implementing a community investment program focused mainly on the town of Almas.  The MCP for Paiol and Cata Funda is dated January 2026 and includes a closure cost estimate of US$20 million. The MCP for Vira Saia is dated November 2025, and includes a closure cost estimate of US$4.3 million. 22.6 Capital and Operating Costs and Economics  The Almas Project capital and operating cost estimates were prepared based on 2025 actual costs and the current operating budget for 2026 . The SLR QP has reviewed the capital and operating costs and considers them appropriate for the current mine life .  The LOM open pit and underground production schedules are based on the December 31, 2025 Mineral Reserves.  The economic analysis using the production, revenue, and costs estimates presented in this TRS confirms that the outcome is a positive cash flow that supports the statement of Mineral Reserves for a 12 year mine life. At the CIBC Analysts Consensus Commodity Price Forecast Report from March 2026, with a long - term price of US$3,515/oz gold, the Project’s Base Case undiscounted pre - tax net cash flow is approximately US$1,765 million, and the undiscounted after - tax net cash flow is approximately US$1,536 million. The pre - tax NPV at a 5% discount rate is approximately US$1,371 million, and the after - tax NPV at a 5% discount rate is approximately US$1,190 million.  The SLR QP confirms that SLR has also completed the economic analysis using reserve metal prices. The analysis demonstrates that Almas’s Mineral Reserves are also economically viable at these prices. 22 - 4

Aura Minerals Inc. | Almas Project
S-K 1300 Technical Report Summary
March 30, 2026
SLR Project No.: 305.012406.00001

23.0 Recommendations

The SLR QPs offer the following recommendations by area.

23.1 Geology and Mineral Resources

1 While the estimated Mineral Resources are acceptable, the following process changes are suggested to be tested at the Project:

a) Develop and execute a standard protocol for the treatment of missing intervals and analytical values with consideration of the underlying reasons and their impact. Industry standard practice is to assign a low (detection limit or zero) value to unsampled intervals because they were deemed uneconomical by the logging geologist during core processing. Apply the protocol during the compositing routine, and composite intervals to a multiple of the common sample length.

b) Support grade restriction approaches using a combination of statistical and visual tools, including probability plots, histograms, percentiles, and a spatial review of high-grade sample location and continuity. Evaluate whether higher gold caps can be combined with a high yield restriction to limit metal loss and preserve high grades locally.

c) Develop an interpolation plan which limits visual and statistical grade artifacts.

d) Incorproate new drilling results in Vira Saia model.

23.2 Mining and Mineral Reserves

1 Conduct close operational follow-up for the Paiol Underground, Cata Funda, and Vira Saia permitting processes to ensure alignment with the planned mine sequencing. Timely approval of the operating licenses is essential to maintain the projected production schedule and avoid disruptions to the LOM plan.

2 Reassess the slope design parameters currently applied to the saprolite and weathered rock domains in specific sectors to ensure consistency with recommended inter-ramp and overall slope angles for weak geological materials in all three open pits. This review should incorporate additional operational data, such as geotechnical mapping, wall performance observations, and monitoring records, to refine slope configurations and support the technical justification for any design adjustments.

3 Conduct ongoing grade control activities, including the short-term operational procedures that reliably differentiate low-, medium-, and high-grade material at the Project. Strengthening these controls will improve feed consistency to the processing plant and enhance metallurgical performance forecasting.

4 To advance the underground rock mechanics model to a feasibility-level standard, complete additional oriented geotechnical drilling through the orebody and wall rock domains, expand domain-specific laboratory testing, conduct targeted structural logging to constrain intermediate-scale features and major fault continuity, and assess excavation orientation relative to D1, D2, and key structures, with the resulting domain-based rock mass properties carried forward into empirical and numerical design studies to define stope geometry, support classes, sequencing, and local ground-support requirements.

23-1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 3. Mineral Processing 1 Implement a comprehensive underground metallurgical test work program, including comminution testing, whole - ore leach and CIL kinetic studies, carbon adsorption and fouling tests, and preg - robbing evaluation. This work is required to validate the current 85.17% recovery assumption for underground ore. 2 Evaluate bottlenecks in the grinding and classification circuit, with particular emphasis on cyclone performance and grind size variability observed during 2025, to ensure adequate particle size control as throughput approaches the Phase 3 design basis of 2.7 Mtpa. 3 Continue monitoring and optimization of CIL residence time, carbon inventory distribution, and carbon activity, as these parameters were key contributors to the 88.5% recovery achieved in 2025. 4 Complete commissioning and performance verification of the thermal carbon regeneration system prior to full Phase 3 ramp - up to improve adsorption performance and reduce sensitivity to carbon fouling. 5 Conduct mineralogical and diagnostic leach campaigns on 2025 feed and tailings to further quantify loss pathways and support targeted recovery improvements. 3. Infrastructure 1 Regularly review the required infrastructure on the site, in consideration of future expansion projects. 2 Monitor the Brazilian energy market, as costs are forecasted to increase. 3 Advance the study of the TSF to the detailed design phase. 4. Environmental and Social Aspects 1 Continue with permitting of the Cata Funda and Vira Saia areas. 2 Formalize management systems for the environmental and social aspects of the Project to incorporate a full “Plan - Do - Check - Act” cycle, common to international management system standards. 3 Continue active community engagement to address any concerns that arise due to the proximity of Cata Funda and Vira Saia to Almas and the Quilombola communities. 5. Capital and Operating Costs 1 Enhance cost tracking and financial planning by monitoring real - time expenditures, periodic cost benchmarking against peer operations, and updating sensitivity analyses for gold price scenarios to ensure economic resilience. 2 Ensure capital and operating expenditures remain aligned with the size of the operation and reserve numbers, avoiding overcapitalization. 23 - 2

March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 24.0 References Almeida, F.F.M. 1967. Origem e evolução da Plataforma Brasileira. Rio de Janeiro, DNPM/DGM, Bol. 241, 36 p. Almeida, F.F.M. 1977. O Cráton do São Francisco. Rev. Bras. Geoc ., 7 (4):349 - 364. Almeida, F.F.M., Hasui Y., Brito Neves B.B., and Fuck R.A. 1981 . Brazilian structural provinces: an introduction . Earth - Sci. Reviews , 17 :1 - 21. Almeida, F.F.M., Brito Neves, B.B., and Carneiro, C.D.R. 2000. The origin and evolution of the South American Platform. Earth - Sci. Reviews , 50 :77 - 111. Alvarez, M.C.A. 2007. Mineralização de ouro do terreno Almas - Dianópolis, TO: guias de exploração mineral. Dissertação de Mestrado, Instituto de Geociências, Universidade de Brasília, 78 p. Aura Minerals Inc. 2021. Updated Feasibility Study Technical Report (NI 43 - 101) for the Almas Gold Project, Almas Municipality, Tocantins, Brazil. Borges, M. S. 1993. Evolução tectonoestrutural da região de Dianópolis - Almas, SE do estado de Tocantins. Tese (Doutorado em Geologia e Geoquímica) - Centro de Geociências, Universidade Federal do Pará, Belém, 365 p.sBorges, Mauricio da Silva; Costa, João Batista Sena; Hasui, Yociteru. 1999. A estruturação da sequência metavulcano - sedimentar de Almas - Dianópolis, sudeste de Tocantins. Anais da Academia Brasileira de Ciências, Rio de Janeiro, v. 71, n. 4, pp. 697 - 716.sBrito Neves, B.B., Campos Neto, M.C. & Fuck, R.A. 1999. From Rondinia to Western Gondwana: an approach to the Brasilian - Pan African Cycle and orogenic collage. Episodes , 22:155 - 166.sBVP Engenharia, Avaliação Geotécnica Qualitativa e Proposição de Geometrias Preliminares para a Cava Vira Saia - Rio Novo Mineração, February, 2012. Campos, J.E.G., and Dardenne, M.A. 1997. Estratigrafia e sedimentação da Bacia Sanfranciscana: uma revisão. Rev. Bras. Geoc ., 27 (3):269 - 282. CIM. 2019. CIM Estimation of Mineral Resources & Mineral Reserves Best Practice Guidelines, adopted by the CIM Council on November 29, 2019. Costa et al. 1976. Projeto Leste do Tocantins / Oeste do Rio São Francisco – LETOS. Relatório Final. Rio de Janeiro: Prospec S/A, 1976. Convênio DNPM/CPRM, v.1a Coteprom Mineral Consultancy and Advisory Services Ltda – test work summary tables Cruz, E. L. C. C. 1993. Geologia e mineralizações auríferas do Terreno Granitóide - Greenstone de Almas - Dianópolis, Tocantins. Dissertação (Mestrado) - Instituto de Geociências, Universidade de Brasília, Brasília, 152 p. Cruz, E.L.C.C. 2001. A gênese e o contexto tectônico da mina Córrego Paiol: um depósito de ouro hospedado em anfibolito do embasamento da Faixa de Dobramentos Brasília. Tese Doutorado, Instituto de Geociências, Universidade Brasília, Brasília, 183 pp Cruz, E . L . C . C . , and Kuyumjian, R . M . 1998 . The geology and tectonic evolution of the tocantins granitegreenstone terrane : almas - dianópolis region, Tocantins state, central brasil . Rev . Bras . Geoc . , 28 (2) : 173 - 182 . Cruz, E . L . C . C . , and Kuyumjian, R . M . 1999 . Mineralizações auríferas filoneanas do Terreno granitogreenstone do Tocantins . Revista Brasileira de Geociências , v . 29 , p . 291 - 298 . 24 - 1

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Cruz, E.L.C.C., and Kuyumjiam, R.M. 2006. Geochronology, isotopic signature and metallogenetic model for the Córrego do Paiol gold deposit, Tocantins state, central brazil. Revista Brasileira de Geociencias,36(1 - suplemento):152 - 156. Cruz, E.L.C.C.; Kuyumjiam, R.M.; Boaventura G.R. 2003. Low - k calc - alkaline granitic series of southeastern Tocantins state: chemical evidence for two sources for the granite - gneissic complexes in the paleoproterozoic Almas - Dianópolis terrane. Revista Brasileira de Geociencias., 33(2):125 - 136. Danni, José Caruso Moresco; Teixeira, Noevaldo Araújo. 1981. Características e sistematização das associações de rochas máficas e ultramáficas pré - cambrianas do estado de Goiás. In: SIMPOSIO DE GEOLOGIA DO CENTRO - OESTE, 1., 25 - 31 out. 1981, Goiânia. Ata […]. Goiânia: SBG Núcleos Centro - Oeste e Brasília, 1981. p. 376 - 403. Dardenne, M.A. 1978. Síntese sobre a estratigrafia do Grupo Bambuí no Brasil Central. In : SBG 30 ƒ Cong. Bras. Geol., Anais, v.2, p. 597 - 602. Dardenne, M.A. 2000. The Brasilia fold belt . In : U.G. Cordani, E. G. Milani, A. Thomaz Filho e D.A. Campos (eds.) Tectonic evolution of South America 31st International Geological Congress, Rio de Janeiro, p. 231 - 263. Ferrari, M.A.D., and Choudhuri A. 2000. Chemical and structural constraints on the Paiol gold deposit, Almas Greenstone Belt, Brazil. Rev. Bras. Geoc., 30(3):297 - 301. Ferrari, M . A . D . , and Choudhuri A . 2004 . Structural controls on gold mineralization and the nature of related fluids of the Paiol gold deposit, Almas greenstone belt, Brazil . Ore geology reviews, 24 : 173 - 197 . FLSmidth. 2020a. Solid/Liquid Separation Report – Report Number RTE522/20, Aura Minerals Almas Project, Settling and Rheology of Ore Samples, Brazil, July 8, 2020. FLSmidth. 2020b. Gravity Separation Report – Report Number 200903 - CA - 1600, Gravity Audit Modelling Report, Aura Minerals, Almas Project, September 3, 2020. Fonseca, M.A. 1996. Estilos estruturais e arcabouço tectônico do segmento setentrional da Faixa Brasília. Tese de Doutorado, IG/UnB, 172 p. Fuck, R.A., Jardim de Sá, E.F., Pimentel, M.M., Dardenne, M.A. and Pedrosa - Soares, A.C. 1993. As faixas de dobramentos marginais do Cráton de São Francisco: síntese dos conhecimentos. In : O Cráton do São Francisco . Dominguez, J.M.L. and Misi, A., (Eds). SBG/SGM/CNPq, Salvador, p. 165 - 181. Fuck, R.A., Pimentel, M.M.& Silva, D.H.D. 1994. Compartimentação tectônica da porção oriental da Província Tocantins. In : SBG, 38 ƒ Cong. Bras. Geol., Anais, 1, p. 215 - 216. Fundação Luis Englert – FLE, Avaliação dos documentos relativos ao assunto geotécnico e geomecânico do projeto Almas – TO, empresa Rio Novo Mineração, Porto Alegre, May 07, 2012. GeoSafe (GeoSafe). 2025. Balanco Hídrico – Barragen de Almas (LOM10A). Projeto Detalhado – Projeto Almas. ALM - D - RL - 6000 - GSF - B - 0044. December 2025. GeoSafe. 2025a. Projecto Detalhado – Projeto Almas. Relatorio Tecnico – Infraestrutura. Inspeção de Segurança Regular - Barragem de Rejeito Almas. El.378.5m. Consultant’s report no. AUR - GSF020C - 0336.1 - RT - 001. September, 2025 24 - 2

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Ghazanfari, F., Hennessey, B. T., Pignatari, L., Raponi, T. R., Dymov, I., Rodriguez, P. C., and Wheeler, A. 2021. Updated Feasibility Study Technical Report (NI 43 - 101) for the Almas Gold Project, Almas Municipality, Tocantins, Brazil. Prepared for Aura Minerals. March 10, 2021. Hasui, Yociteru; Tassinari, Colombo C. G.; Siga Junior, Oswaldo; Teixeira, Wilson; Almeida, Fernando F. M. de; Kawashita, Koji. 1980. Datações Rb - Sr e K - Ar no centro - norte do Brasil e seu significado geológico - geotectônico. In: CONGRESSO BRASILEIRO DE GEOLOGIA, 31., Balneário de Camboriú, SC. Anais [...].Balneário de Camboriú, SC: SBG, 1980. p. 669 - 676.LICMBio. 2014. Plano de Manejo, Estação Ecológica Serra Geral do Tocantins. Instituto Chico Mendes de Conservação da Biodiversidade (ICMBio). Brasília, 2014. Available at https://www.gov.br/icmbio/pt - br/assuntos/biodiversidade/unidade - de - conservacao/unidades - de - biomas/cerrado/lista - de - ucs/esec - serra - geral - do - tocantins . LKing, L. C. A. 1956. Geomorfologia do Brasil Oriental. Revista Brasileira de Geografia, Rio de Janeiro, v. 18, pp. 147 - 254. LKumi, 2024. Almas, Brazil. Site Visit Report. June, 2024. Kuyumjian, R.M., and Araújo Filho, J.O. 2005. Depósitos e ocorrências de ouro no terreno arqueanopaleoproterozoico de Almas - Dianópolis (TO): evidências da importância metalogenética do evento 55 Brasiliano. Rev. Bras. Geoc., 35(4):611 - 614. Kuyumjian, R.M.; Cruz, E.L.C.C.; Araújo Filho, J.O.; Moura, M.A.; Guimarães, E.M.; Pereira, K.M.S. 2012. Geologia e ocorrências de ouro do Terreno Granito - Greenstone do Tocantins, TO: síntese do conhecimento e parâmetros para exploração mineral. Revista Brasileira de Geociências 42 (1), 213 - 228. Mantovani, M.S.M. and Brito Neves, B.B. 2005. The Paranapanema lithospheric block: its importance for proterozoic (Rodinia, Gondwana) supercontinente theories. Gondwana Research , 103 :147 - 173. MDGEO. 2024. Estudo Geológico para Rebaixamento da Mina Paiol - Aura Mining (Almas - To). Consultant’s report prepared for Aura Minerals by MDGEO. June, 2022. MEEA. 2022. Plano de Fechamento de Mina. Processos ANM Nº 860.128/1983 e 862.224/1980. Consultant’s report prepared for Aura Minerals by Mineral Engenharia e Meio Ambiente. Rev02. November, 2022. Metso:Outotec – Comminution tests report, October 26, 2020 Mineral Engenharia e Meio Ambiente. 2025. Plano de Fechamento de Mina. Projeto Vira Saia. November 2025 Mineral Engenharia e Meio Ambiente. 2026. Plano de Fechamento de Mina. Projeto Depósitos Paiol e Cata Funda, January 2026. MinPro Solutions - Comminution Process Simulation – Report Aura 01 - 20, Rev 0 03, September 2020 Pimentel, M.M, Fuck, R.A., Jost, H., Ferreira Filho, C.F & Araújo, S.M. 2000. The basement of the Brasília fold belt and the Goiás Magmatic Arc . In : U.G. Cordani, E. G. Milani, A. Thomaz Filho e D.A. Campos (eds.) Tectonic evolution of South America 31st International Geological Congress, Rio de Janeiro, p. 195 - 229. Ramsay, J.G. (Eds.) 1967. Folding and Fraturing of Rocks. McGraw - Hill Book Company, New York, 568 p. 24 - 3

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 Runge Pincock Minarco (RPM). 2016. Updated Feasibility Study Technical Report for the Almas Project Almas Municipality, Tocantins State, Brazil. Prepared for Rio Novo. August 9, 2016. Sabóia, A. M., and Meneghini, P. F. V. 2019. Geoogia e Recursos Minerais da Folha Dianópolis - SC.23 - Y - C: Escala 1:250.000, Projeto Sudeste do Tocantins, estado do Tocantins, CPRM.lSgarbi, G.N.C., Sgarbi P.B.A., Campos, J.E.G., Dardenne, MA. & Penha U.C. 2001. Bacia Sanfranciscana: O registro fanerozóico da Bacia do São Francisco. In : Pinto, C.P. & Martins - Neto, M.A. (Eds.) Bacia do São Francisco: Geologia e Recursos Naturais, SBG/MG, pp. 93 - 138. lSGS Geosol laboratory. 2019. Metallurgical study report - Project 3965 - 1801 - Final Report - Gravity Separation, Flotation and Leaching Test work on Gold Ore Samples from the Almas Deposit, prepared for Aura Minerals. September 20, 2019. lSGS Geosol laboratory - certificates of chemical analysis SGS Minerals Services, Lakefield. 2019. Mineralogy study report - Project 17013 - 01, MI5030 - OCT18 – Final Report – An Investigation by High Definition Mineralogy into the Mineralogical Characteristics of Nine Composite Samples from the Almas and Matupa Gold Projects, Brazil, prepared for Aura Minerals. February 7, 2019. SGS Minerals Services, Lakefield. 2018. Trip Report Summary, SGS Geosol laboratory (on - site) – Project 17029 - 01A, prepared for Aura Minerals. October 17, 2018. SLR Consulting . 2025 . S - K 1300 Technical Report Summary for the Almas Project, Tocantins State, Brazil, prepared for Aura Minerals Inc . April 10 , 2025 . Effective date : December 31 , 2024 . Testwork Process Development Laboratory – test work results and test details Trompette R . R . 1994 . Geology of Western Gondwana ( 2000 - 500 Ma) . Pan - African - Brasiliano aggregation of South America and Africa . A . A . Balkema, Rotterdam . Unrug, R . 1996 . The assembly of Gondowanaland . Episodes , 19 ( 1 / 2 ) : 11 - 20 . US Securities and Exchange Commission . 2018 . Regulation S - K, Subpart 229 . 1300 , Item 1300 Disclosure by Registrants Engaged in Mining Operations and Item 601 (b)(96) Technical Report Summary . Valeriano, C.M., Dardenne M.A., Fonseca, M.A., Simões, L.S.A. & Seer, H.J. 2004. A Evolução Tectônica da Faixa Brasília. In : Mantesso Neto, V., Bartorelli, A., Carneiro, C.D.R. & Brito Neves B.B. (Eds). Geologia do Continente Sul - Americano – Evolução da obra de Fernando Flávio Marques de Almeida . Beca, São Paulo, pp. 575 - 592. 24 - 4

Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary March 30, 2026 SLR Project No.: 305.012406.00001 1. Reliance on Information Provided by the Registrant This TRS has been prepared by SLR for Aura. The information, conclusions, opinions, and estimates contained herein are based on:  Information available to SLR at the time of preparation of this TRS.  Assumptions, conditions, and qualifications as set forth in this TRS.  Data, reports, and other information supplied by Aura. For the purpose of this TRS, SLR has relied on ownership information provided by Aura in a legal opinion by Rodrigo Velazquez Rosales entitled Head of Legal (North America) and Head of Compliance, dated March 2025. SLR relied on this information in the Executive Summary and Section 3. SLR has not researched property title or mineral rights for the Almas, as we consider it reasonable to rely on Aura’s legal counsel, who is responsible for maintaining this information. Aura also provided subsequent minor updates to certain legal and permitting aspects after the date of the 2025 legal opinion. These updates were reviewed for consistency with existing documentation, but were not accompanied by a new or updated legal opinion. SLR considers the updates reasonable and not material to the conclusions of this TRS. SLR has relied on Aura for guidance on applicable taxes, royalties, and other government levies or interests applicable to revenue or income from Almas in the Executive Summary and Section 19. As Almas has been in operation, Aura Minerals has experience in this area. The Qualified Persons have taken all appropriate steps, in their professional opinion, to ensure that the above information from Aura is sound. Except as provided by applicable laws, any use of this TRS by any third party is at that party’s sole risk. 25 - 1

March 30, 2026 SLR Project No.: 305.012406.00001 Aura Minerals Inc. | Almas Project S - K 1300 Technical Report Summary 26.0 Date and Signature Page This report titled “S - K 1300 Technical Report Summary, Almas Project, Tocantins State, Brazil” with an effective date of December 31, 2025 was prepared and signed by: /s/ SLR Advisory do Brasil Ltda 26 - 1 Dated at Toronto, ON March 30, 2026 SLR Advisory do Brasil Ltda

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